Exhibit 20

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐    Confidential, For Use of the
        Commission Only (as permitted by
        Rule 14a-6(e)(2))
☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Materials Under Rule 14a-12

CytRx Corporation

—————————————————————————————-
(Name of Registrant as Specified in its Charter)

——————————————————————————————-
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

154 Technology Parkway
Suite 200
Norcross, Georgia 30092

June 13, 2002

Dear CytRx Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of CytRx Corporation. The meeting will be held at the Riviera Country Club, 1250 Capri Drive, Pacific Palisades, California. It will begin at 9:00 a.m. local time on July 16, 2002.

I hope you are planning to attend the Annual Meeting. The items of business that will be considered and voted upon this year are explained in the accompanying proxy statement.

One of the items that you will be asked to approve at the Annual Meeting is the issuance of approximately 9,963,000 shares of CytRx common stock to the shareholders of Global Genomics Capital, Inc. in the pending acquisition of Global Genomics Capital by means of a merger of a wholly owned subsidiary of CytRx into Global Genomics Capital.

The rules of Nasdaq require CytRx stockholder approval of the issuance of those shares in the merger. That approval requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present. Only stockholders who held shares of CytRx common stock at the close of business on June 12, 2002 will be entitled to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting. The CytRx board of directors carefully considered and approved the merger and recommends that the CytRx stockholders vote in favor of the issuance of the shares of CytRx common stock in the merger.

We are excited about the opportunities for the combined company. The accompanying proxy statement provides detailed information about CytRx, Global Genomics Capital, the merger and the other items to be voted upon by CytRx stockholders. Please give all of this information your careful attention.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. You are urged to complete, sign, date and return the enclosed proxy card (or use the telephone or internet voting procedures, if offered by your broker), even if you plan to attend the meeting.

Sincerely,

Jack J. Luchese
President and Chief Executive Officer

154 Technology Parkway
Suite 200
Norcross, Georgia 30092

NOTICE TO THE HOLDERS OF COMMON STOCK
OF ANNUAL MEETING OF STOCKHOLDERS
to be held on July 16, 2002

To the Stockholders of CytRx:

Notice is hereby given to the holders of the $.001 par value per share common stock of CytRx Corporation that the Annual Meeting of Stockholders of CytRx will be held at the Riviera Country Club, 1250 Capri Drive, Pacific Palisades, California, on July 16, 2002, at 9:00 a.m., local time, for the following purposes:

(1)	To approve the issuance of shares of CytRx common stock in the acquisition of Global Genomics Capital by means of the merger of a wholly owned subsidiary of CytRx into Global Genomics Capital, Inc.;

(2)	To approve an amendment to CytRx’s certificate of incorporation to change CytRx’s name to “Global Therapeutics, Inc.”, if the merger closes;

(3)	To elect two Class II directors to serve until the 2005 Annual Meeting of Stockholders;

(4)
To approve two amendments to the CytRx Corporation 2000 Long-Term Incentive Plan, one which increases the number of shares of common stock available for awards from one million to three million and the other which removes or changes some limitations on awards granted under the plan;

(5)	To ratify the selection of Ernst & Young LLP as CytRx’s independent auditors for the fiscal year ending December 31, 2002; and

(6)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Each of the foregoing items of business is more fully described in the proxy statement, which we urge you to read carefully.

Only those stockholders of record at the close of business on June 12, 2002 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. CytRx’s transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the Board of Directors,

Mark W. Reynolds
Vice President, Finance and Secretary
June 13, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

154 Technology Parkway
Suite 200
Norcross, Georgia 30092

June 13, 2002

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to holders of the $.001 par value per share common stock of CytRx Corporation, a Delaware corporation, in connection with the solicitation of proxies by our board of directors from holders of the outstanding shares of common stock for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, at the Riviera Country Club, 1250 Capri Drive, Pacific Palisades, California, on July 16, 2002, and at any postponements or adjournments thereof.

At the Annual Meeting, you will vote upon the following proposals:

(1)
to approve the issuance of shares of CytRx common stock in the acquisition of Global Genomics Capital, Inc. by means of the merger of a wholly owned subsidiary of CytRx into Global Genomics Capital, Inc.;

(2)	to approve an amendment to CytRx’s certificate of incorporation to change CytRx’s name to “Global Therapeutics, Inc.”, if the merger closes;

(3)	to elect two Class II directors to serve until the 2005 Annual Meeting of Stockholders;

(4)	to approve two amendments to the CytRx Corporation 2000 Long-Term Incentive Plan;

(5)	to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

(6)	such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our mailing address and the location of our principal executive offices are 154 Technology Parkway, Suite 200, Norcross, Georgia 30092. This proxy statement and the accompanying proxy are first being mailed to our stockholders on or about June 13, 2002.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement references important business and financial information about CytRx that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain free copies of this information by requesting them in writing or by telephone from CytRx at the following address and telephone number:

CytRx Corporation
154 Technology Parkway
Suite 200
Norcross, Georgia 30092
Attention: Mark W. Reynolds
(770) 368-9500

In order to obtain timely delivery of the documents, you must request the information on or before June 30, 2002. Please also see “Where You Can Find More Information” on page 85 to obtain further information and learn about other ways that you can get this information.

PROXY STATEMENT

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QUESTIONS AND ANSWERS ABOUT THE MERGER
AND OTHER MATTERS ON WHICH YOU MAY VOTE

Q:	Why are we proposing the merger?

A:	We are proposing the merger because we believe it will result in several potential benefits, including the following:

•	Expansion of CytRx’s business model into the genomics field;

•	Improvement of investment interest in CytRx;

•	Addition of new management and board members with contacts and experience in pharmaceutical and genomics fields; and

•	Diversification of product and technology base and development.

Q:	Why is Global Genomics Capital proposing the merger?

A:	Global Genomics Capital is proposing the merger because it believes the proposed merger will result in several potential benefits, including the following:

•	Combination with CytRx results in a stronger and more competitive pharmaceutical and genomics company than Global Genomics Capital alone;

•	Creation of opportunity for Global Genomics Capital shareholders to participate in a larger, more diversified company; and

•	Improvement of long-term financial prospects of the combined company may enable opportunities for more favorable corporate partnerships and licensing transactions.

Q:	How will these two companies merge?

A:	A wholly owned subsidiary of CytRx will merge with and into Global Genomics Capital. Following the merger, Global Genomics Capital will be a wholly owned subsidiary of CytRx.

Q:	What will Global Genomics Capital shareholders and holders of warrants receive in the merger?

A:
If the merger is completed, a total of 9,962,881 shares of CytRx common stock will be (1) issued to holders of shares of Global Genomics Capital stock and (2) issuable upon the exercise of outstanding warrants to purchase Global Genomics Capital stock that are converted into warrants to purchase CytRx common stock. As of the date of this proxy statement, there are 11,593,076 shares of Global Genomics Capital stock outstanding and warrants to purchase 1,324,701 shares of Global Genomics Capital stock. The foregoing numbers assume that certain promissory notes made by Global Genomics Capital will fully convert into shares of Global Genomics Capital common stock immediately prior to the effective time of the merger. If those numbers do not change before the effective time of the merger, at the effective time of the merger CytRx will:

•
issue 8,941,201 shares of CytRx common stock to the holders of outstanding shares of Global Genomics Capital common stock, which represent approximately 42.3% of the outstanding shares of CytRx common stock immediately after the merger, excluding the dilutive effect of options and warrants; and

•	reserve the remaining 1,021,680 shares of CytRx common stock for issuance upon exercise of the converted warrants.

The total number of shares issuable in the merger to the Global Genomics Capital shareholders and warrant holders will be reduced if Global Genomics Capital has any liabilities at the closing of the merger other than certain liabilities CytRx has agreed to pay.

Q:	Will CytRx stockholders receive any shares as a result of the merger?

A:	No. CytRx stockholders will continue to hold the CytRx shares they own at the time of the merger.

Q:	Why is CytRx seeking stockholder approval of the merger?

A:
Approval of the merger by CytRx stockholders is not required under Delaware or other applicable law, or by CytRx’s certificate of incorporation or bylaws. Nasdaq rules require approval of any transaction conducted by a company listed on Nasdaq in which that company issues a number of shares that exceeds 20% of the shares of stock outstanding before the transaction. Such approval requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present.

Q:	Will CytRx complete the merger if its stockholders do not approve the issuance of the shares in the merger?

A:
It depends. If the CytRx stockholders do not approve the issuance of the shares in the merger, CytRx may still complete the merger if its board of directors determines that proceeding with the merger is still in the best interests of CytRx and its stockholders and, at that time:

•	CytRx common stock is no longer listed on either the Nasdaq National Market or the Nasdaq SmallCap Market;

•	CytRx common stock no longer qualifies for listing on either the Nasdaq National Market or the Nasdaq SmallCap Market and CytRx believes such common stock will be delisted; or

•	CytRx’s board of directors otherwise has reasonable justification to proceed with the merger.

Q:	Is Global Genomics Capital shareholder approval required to complete the merger?

A:
Yes. The affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the merger. Global Genomics Capital shareholders owning approximately 85% of the outstanding common stock of Global Genomics Capital as of the date of this proxy statement have entered into voting agreements with CytRx under which such shareholders have agreed to vote in favor of the merger and have granted irrevocable proxies to vote in favor of the merger to Jack J. Luchese and Mark W. Reynolds of CytRx.

Q:	When do CytRx and Global Genomics Capital expect to complete the merger?

A:	CytRx and Global Genomics Capital are working to complete the merger as quickly as possible. They expect to complete the merger in July 2002.

Q:	What are the federal income tax consequences of the merger?

A:
The parties believe the merger qualifies as a tax-free reorganization for federal income tax purposes. If the merger qualifies as a tax-free reorganization, a shareholder of Global Genomics Capital who exchanges his or her shares of Global Genomics Capital common stock for CytRx common stock will not recognize any gain or loss to the extent of the receipt of CytRx common stock in the merger. A shareholder of Global Genomics Capital who receives cash as the result of the exercise of dissenters’ rights will have gain or loss to the extent of the receipt of such cash. There are no direct tax consequences to CytRx stockholders in the merger. We urge Global Genomics Capital shareholders and holders of warrants to purchase Global Genomics Capital stock to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the merger to them.

Q:	Does the CytRx board of directors recommend approval of the issuance of the shares of CytRx common stock in the merger?

A:	Yes. After careful consideration, the CytRx board of directors recommends that its stockholders vote in favor of the issuance of the shares of CytRx common stock in the merger.

Q:	What other matters will be voted on at the Annual Meeting?

A:
In addition to the issuance of shares in the merger, CytRx stockholders will be asked to approve an amendment to CytRx’s certificate of incorporation, to elect two directors, to approve two amendments to the CytRx Corporation 2000 Long-Term Incentive Plan and to ratify the selection of Ernst & Young LLP as CytRx’s independent auditors for 2002. The CytRx board of directors recommends that its stockholders vote in favor of the above matters.

If the merger closes, CytRx’s board of directors will consist of seven directors, four designated by CytRx and three designated by Global Genomics Capital. The four CytRx directors are Alexander L. Cappello, Raymond C. Carnahan, Jr., Max Link and Herbert H. McDade, Jr. and the three Global Genomics Capital directors are Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D.

Q:	What do I need to do now?

A:
CytRx urges you to read carefully this proxy statement, including its annexes, and to consider how the merger will affect you as a stockholder of CytRx. You also may want to review the documents referenced under “Where You Can Find More Information” on page 85. After you carefully consider those materials, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the Annual Meeting.

Q:	How do CytRx stockholders vote?

A:
As a CytRx stockholder, you may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Annual Meeting. CytRx stockholders also may attend the Annual Meeting and vote in person instead of submitting a proxy. If you fail either to return a proxy card or to vote in person at the Annual Meeting, or mark a proxy card “abstain,” there will be no effect on the approval of the issuance of the shares of CytRx common stock in the merger or any other item described in the proxy statement, except that an abstention on Proposal 2 will have the effect of a vote “against” that proposal. If you sign and send in your proxy without indicating how you want to vote, the proxy will be counted as a vote “for” each proposal, unless your shares are held in a brokerage account and your broker does not have discretionary authority to vote your shares on a particular proposal.

Q:	If shares of CytRx common stock are held in a brokerage account, will the broker vote such shares for the CytRx stockholder?

A:
A broker will not be able to vote a CytRx stockholder’s shares on the proposal to issue shares in the merger without instructions from that stockholder on how to vote. Therefore, it is important that CytRx stockholders follow the directions provided by their brokers regarding how to instruct such brokers to vote their shares. If a CytRx stockholder fails to provide his/her broker with instructions, there will be no effect on the approval of the issuance of shares of CytRx common stock in the merger.

Q:	Can I change my vote after I mail in a signed proxy card?

A:
Yes. You may change your vote at any time before the vote takes place at the Annual Meeting. To do so, you may either complete and submit a later dated proxy card or send a written notice to CytRx’s secretary stating that you would like to revoke your proxy. In addition, you may attend the Annual Meeting and vote in person. However, if you elect to vote in person at the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Q:	When and where is the CytRx Annual Meeting of Stockholders?

A:	The Annual Meeting will be held at 9:00 a.m., local time, on July 16, 2002 at the Riviera Country Club, 1250 Capri Drive, Pacific Palisades, California.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:
No. CytRx stockholders are not entitled to appraisal rights in connection with the merger. Under California law, each shareholder of Global Genomics Capital entitled to vote on the merger may require Global Genomics Capital to purchase for cash at their fair market value the shares owned by such shareholder that were not voted in favor of the merger.

Q:	Who may I contact with any additional questions?

A:	You may call Mark W. Reynolds, CytRx’s Vice President, Finance and Secretary, at (770) 368-9500.

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SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this proxy statement. These documents will give you a more complete description of the transaction we are proposing. For more information, see “Where You Can Find More Information” on page 85. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized.

The Merger (See page 9)

Under the terms of the merger agreement, a wholly owned subsidiary of CytRx will merge with and into Global Genomics Capital, which will survive the merger as a wholly owned subsidiary of CytRx. If the merger is completed, a total of 9,962,881 shares of CytRx common stock will be (1) issued to holders of shares of Global Genomics Capital stock and (2) issuable upon the exercise of outstanding warrants to purchase Global Genomics Capital stock that are converted into warrants to purchase CytRx common stock. The total number of shares issuable in the merger to the Global Genomics Capital shareholders will be reduced if Global Genomics Capital has any outstanding liabilities at the closing of the merger other than certain liabilities CytRx has agreed to pay.

If the merger is completed, Global Genomics Capital will change its name to “GGC, Inc.” and, subject to stockholder approval, CytRx will change its name to “Global Therapeutics, Inc.”

Five percent of the total number of shares of CytRx common stock issuable in the merger will be held in escrow by CytRx, as the escrow agent, to satisfy any indemnification claims that may be made by CytRx against Global Genomics Capital pursuant to the merger agreement.

Who is Global Genomics Capital (See page 73)

Global Genomics Capital is a development stage company incorporated in California that is principally engaged in investing in or acquiring companies that develop and commercialize healthcare products driven by genomics technologies. Global Genomics Capital’s primary assets are a 40% equity interest in Blizzard Genomics, Inc., which is involved in the development of instrumentation software and consumable supplies for the genomics industry, and a 5% equity interest in Psynomics, Inc., which is an early stage psychiatric genomics company.

Recommendation of the Board of Directors of CytRx and Opinion of Financial Advisor (See page 10)

Board of Directors

After careful consideration, the CytRx board of directors has determined that the merger is fair to, and in the best interests of, CytRx and its stockholders. Accordingly, the CytRx board of directors approved the merger agreement and the merger and recommends that CytRx stockholders vote for approval of the issuance of the shares of CytRx common stock in the merger.

Opinion of Financial Advisor

In connection with the merger, the board of directors of CytRx received a written opinion from Sanli Pastore & Hill, Inc., CytRx’s financial advisor with respect to the merger, that, based upon and subject to certain matters stated in its fairness opinion, the proposed merger is fair, from a financial point of view, to CytRx stockholders.

Some CytRx Directors and Executive Officers Have Interests in the Merger (See page 18)

Some of the directors and executive officers of CytRx have personal interests in the merger that are different from the interests of other CytRx stockholders. These interests include severance payments, pre-merger stay bonuses and the acceleration of options and warrants granted to directors and executive officers of CytRx. In addition, a director of CytRx is an affiliate of a financial advisor of CytRx that will receive a fee in connection with the merger.

Directors and Executive Officers of CytRx Following the Merger (See page 57)

If the merger is completed, Jack J. Luchese will be succeeded by Steven A. Kriegsman as Chief Executive Officer of CytRx. In addition, it is anticipated that the employment of the remaining four executive officers of CytRx will be terminated as of the effective time of the merger.

After the merger, Jack J. Luchese will resign as a director of CytRx, the size of the board will be increased to seven members and Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D. will be appointed as directors to fill the vacancies.

If the merger closes, assuming an exchange ratio of 0.771254, immediately after the closing of the merger Steven A. Kriegsman will beneficially own 4,141,401 shares of CytRx common stock, which will represent approximately 19% of the outstanding common stock of CytRx immediately after the effective time of the merger.

What is Needed to Complete the Merger (See page 28)

Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

•	Receipt of approval from the CytRx stockholders of the issuance of shares of CytRx common stock in the merger;

•	Less than 5% of all shares of Global Genomics Capital common stock outstanding immediately prior to the effective time of the merger shall have dissented to the merger;

•
Full conversion of certain promissory notes made by Global Genomics Capital into shares of Global Genomics Capital common stock, or payment in full by Global Genomics Capital of all principal and accrued but unpaid interest under such notes;

•	All required consents of, filings and registrations with, and notifications to all regulatory authorities shall have been filed, occurred or obtained;

•	Absence of any law or order making the merger illegal or otherwise restricting the merger;

•
Absence of any action taken, or statute, regulation or order enacted or enforced, in connection with the grant of any required regulatory approval that would materially adversely impact the economic or business benefits of the merger or would require CytRx to dispose of any material asset prior to the completion of the merger;

•	Accuracy of each party’s respective representations and warranties in the merger agreement in all material respects;

•	Material compliance by each party with its covenants in the merger agreement; and

•	Absence of a material adverse effect on CytRx or Global Genomics Capital from February 11, 2002 to the completion of the merger.

CytRx and Global Genomics Capital May Terminate the Merger Agreement Under Specified Circumstances (See page 29)

Under circumstances specified in the merger agreement, either CytRx or Global Genomics Capital may terminate the merger agreement. These circumstances generally include if:

•	The merger is not completed by September 30, 2002;

•	The approval of CytRx stockholders of the issuance of shares of CytRx common stock in the merger has not been obtained at the Annual Meeting of CytRx stockholders;

•	A final, non-appealable order of a court or other action of any governmental authority has the effect of permanently prohibiting completion of the merger;

•	The consent of any governmental authority required to complete the merger has been denied by final non-appealable action;

•
The other party materially breaches it representations, warranties or covenants in the merger agreement such that the conditions to the merger would be incapable of being satisfied by September 30, 2002; or

•	The other party consents to termination.

Appraisal Rights (See page 21)

CytRx stockholders are not entitled to appraisal rights in connection with the merger. Under California law, each shareholder of Global Genomics Capital entitled to vote on the merger is entitled to appraisal rights.

Voting Agreements With Global Genomics Capital Shareholders (See page 33)

CytRx has entered into voting agreements with Global Genomics Capital shareholders owning approximately 85% of the outstanding common stock of Global Genomics Capital as of the date of this proxy statement under which such shareholders have agreed to vote in favor of the merger and have granted irrevocable proxies to vote in favor of the merger to Jack J. Luchese and Mark W. Reynolds of CytRx.

Additional Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, in addition to voting on the issuance of shares of CytRx common stock in the merger with Global Genomics Capital, you will vote upon the following proposals:

•	to approve an amendment to CytRx’s certificate of incorporation to change CytRx’s name to “Global Therapeutics, Inc.”, if the merger closes;

•	to elect two Class II directors to serve until the 2005 Annual Meeting of Stockholders;

•	to approve two amendments to the CytRx Corporation 2000 Long-Term Incentive Plan;

•	to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

•	such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CYTRX

The following table sets forth a summary of selected historical consolidated financial data of CytRx. The selected consolidated statements of operations for the three month periods ended March 31, 2002 and 2001 and the selected consolidated balance sheet data as of March 31, 2002 have been derived from CytRx’s unaudited consolidated financial statements included in another part of this proxy statement, which, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation in all material respects of such information. The selected consolidated balance sheet data as of March 31, 2001 has been derived from CytRx’s unaudited consolidated financial statements for such period, which, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation in all material respects of such information. The selected consolidated statements of operations for each of the three years ended December 31, 2001, 2000 and 1999 and the selected consolidated balance sheet data as of December 31, 2001 and December 31, 2000 have been derived from CytRx’s audited consolidated financial statements also included in another part of this proxy statement. The selected consolidated statement of operations data for the years ended December 31, 1998 and 1997 and the selected consolidated balance sheet data as of December 31, 1999, December 31, 1998 and December 31, 1997 have been derived from CytRx’s audited financial statements for those periods.

The selected financial data set forth below should be read in conjunction with the sections of this proxy statement entitled “The Merger” and “CytRx Management’s Discussion and Analysis of Financial Condition and Results of Operations,” CytRx’s financial statements and related notes and the other financial data included elsewhere in this proxy statement. Historical results are not necessarily indicative of results to be expected in the future.

	Years Ended December 31,					Three Months Ended March 31, (unaudited)
	2001	2000	1999	1998	1997	2002	2001
Statement of Operations Data:
Revenues:
Service revenues	$101,463	$451,031	$322,536	$350,789	$422,039	$22,453	$26,014
License fees	3,751,000	2,000,000	—	—	—	1,000,000	—
Interest and other income	546,947	876,827	1,068,924	1,762,747	1,381,306	118,567	156,780

Total revenues	4,399,410	3,327,858	1,391,460	2,113,536	1,803,345	1,141,020	182,794

Loss from continuing operations	(931,341)	(1,147,457)	(15,269,918)	(7,737,296)	(4,618,867)	(179,245)	(1,157,232)
Income (loss) from discontinued operations	—	799,355	240,627	2,943,937	(1,434,125)	—	—
Extraordinary item	—	—	—	(325,120)	—	—	—

Net loss	$(931,341)	$(348,102)	$(15,029,291)	$(5,118,479)	$(6,052,992)	$(179,245)	$(1,157,232)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.09)	$(0.12)	$(1.99)	$(1.01)	$(0.62)	$(0.02)	$(0.11)
Income (loss) from discontinued operations	—	0.08	0.03	0.38	(0.20)	—	—
Extraordinary item	—	—	—	(0.04)	—	—	—

Net loss	$(0.09)	$(0.04)	$(1.96)	$(0.67)	$(0.82)	$(0.02)	$(0.11)

Balance Sheet Data:
Total assets	$7,610,596	$6,859,238	$6,128,063	$16,641,568	$24,905,995	$7,604,428	$5,785,195
Long-term debt	—	—	650,000	—	—	—	—
Other long-term liabilities	—	—	1,693,638	—	—	—	—
Convertible debentures	—	—	—	—	2,000,000	—	—
Total stockholders’ equity	6,582,751	5,618,814	1,032,688	14,688,548	19,248,395	6,857,628	4,971,467

THE CYTRX ANNUAL MEETING OF STOCKHOLDERS

CytRx’s board of directors is furnishing this proxy statement to holders of CytRx common stock in connection with the solicitation of proxies by the CytRx board of directors for use at the Annual Meeting of Stockholders to be held on July 16, 2002, and any postponement or adjournment of the meeting.

Date, Time and Place

The Annual Meeting of Stockholders will be held on July 16, 2002 at 9:00 a.m., local time, at the Riviera Country Club, 1250 Capri Drive, Pacific Palisades, California.

Proposals to be Considered at the Annual Meeting

At the Annual Meeting, and any adjournment or postponement of the Annual Meeting, CytRx stockholders will be asked to vote upon the following proposals:

(1) to approve the issuance of shares of CytRx common stock in the merger of a wholly owned subsidiary of CytRx into Global Genomics Capital, Inc., as required by Nasdaq rules;

(2) to approve an amendment to CytRx’s certificate of incorporation to change CytRx’s name to “Global Therapeutics, Inc.”, if the merger closes;

(3) to elect two Class II directors to serve until the 2005 Annual Meeting of Stockholders;

(4) to approve two amendments to the CytRx Corporation 2000 Long-Term Incentive Plan;

(5) to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

(6) such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Stockholders Entitled to Vote

Only our stockholders of record at the close of business on June 12, 2002, also referred to in this proxy statement as the “record date”, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date. However, all votes must be cast in the names of stockholders of record on the record date.

On the record date, there were 11,714,779 shares of CytRx common stock issued and outstanding held by approximately 1,100 stockholders of record.

Voting and Revocation of Proxies

We request that CytRx stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope. Brokers holding shares in “street name” may vote the shares on certain matters only if the beneficial owner provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that CytRx receives prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted (1) for approval of Proposals 1, 2, 3, 4 and 5 and (2) as to any matters for which CytRx did not have notice on or before May 31, 2002 properly brought before the Annual Meeting, in the sole discretion of the proxies as to such matters. The CytRx board of directors does not currently intend to bring any other business before the Annual Meeting and, to the board’s knowledge, no other matters are to be brought before the Annual Meeting.

You may revoke your proxy at any time prior to its use:

•	by delivering to the secretary of CytRx a signed notice of revocation or a later-dated, signed proxy; or

•	by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting, without voting, is not sufficient to revoke a proxy. If you elect to vote in person at the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming beneficial ownership of the shares.

Quorum and Voting Requirements

Quorum

Our bylaws provide that the presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock shall constitute a quorum. Holders of common stock are entitled to one vote per share. For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” and broker non-votes will be counted as present.

Voting Requirements

Proposal 1—Issuance of Shares of CytRx Common Stock in the Merger

Nasdaq rules require stockholder approval of the issuance of the shares of CytRx common stock under the merger agreement. That approval requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Although considered present and entitled to vote at the Annual Meeting, abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the adoption of this proposal.

If CytRx stockholders do not approve the issuance of the shares under the merger agreement, CytRx may still elect to proceed with and close the merger if the CytRx board of directors determines that it is in the best interests of CytRx and its stockholders to proceed with the merger and:

•	CytRx common stock is no longer listed on either the Nasdaq National Market or the Nasdaq SmallCap Market at such time,

•	CytRx common stock no longer qualifies for listing on either the Nasdaq National Market or the Nasdaq SmallCap Market at such time, and CytRx believes its common stock will be delisted, or

•	CytRx’s board of directors otherwise has reasonable justification to proceed with the merger.

Effective on May 28, 2002, our common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. See “Information Regarding CytRx—Market for Registrant’s Common Equity and Related Stockholder Matters” on page 49. If our common stock is no longer listed on either the Nasdaq National Market or the Nasdaq SmallCap Market, an active trading market for our common stock may no longer exist. In such a case, our common stock may qualify for listing on the OTC Bulletin Board, assuming we meet the listing requirements for the OTC Bulletin Board and a market maker applies to quote our common stock on the OTC Bulletin Board.

Proposal 2—Amendment of CytRx’s Certificate of Incorporation

Approval of the amendment to CytRx’s certificate of incorporation requires the affirmative vote of a majority of the outstanding common stock entitled to vote on the amendment. Abstentions and broker non-votes will have the effect of a vote “against” this proposal.

Proposal 3—Election of Two Class II Directors

Approval of the election of two Class II directors requires the affirmative vote of a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Votes that are withheld will be excluded entirely from the vote and will have no effect on the adoption of this proposal. Abstentions and broker non-votes also will have no effect on the adoption of this proposal since approval by a percentage of the shares present or outstanding is not required.

If the merger closes, Jack J. Luchese will resign as a director of CytRx, the size of the board will be increased to seven members, and Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D. will be appointed as directors to fill the vacancies. See “CytRx Management—Global Genomics Capital Designees” on page 58.

Proposal 4—Amendments to the 2000 Long-Term Incentive Plan

Approval of the amendments to the CytRx Corporation 2000 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present. Although considered present and entitled to vote at the Annual Meeting, abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the adoption of this proposal.

Proposal 5—Ratification of Ernst & Young LLP as Auditors

Ratification of the selection of Ernst & Young LLP as CytRx’s independent auditors for the fiscal year ending December 31, 2002 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Although considered present and entitled to vote at the Annual Meeting, abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the adoption of this proposal.

Solicitation of Proxies; Expenses

In addition to solicitation by mail, the directors, officers and employees of CytRx may solicit proxies from CytRx stockholders by telephone, facsimile, e-mail or in person. CytRx has engaged Georgeson Shareholder Communications, Inc. to distribute proxy materials to brokers and banks for distribution to beneficial owners of CytRx common stock and to solicit proxies from brokerage firms, banks and institutional holders of shares. CytRx will pay Georgeson Shareholder Communications a fee of approximately $6,000 plus reimbursement of expenses for its services.

Board Recommendation

After careful consideration, the CytRx board of directors has determined that the merger is fair to, and in the best interests of, CytRx and its stockholders. Accordingly, the CytRx board of directors approved the merger agreement and the merger and recommends that CytRx stockholders vote for approval of the issuance of the shares of CytRx common stock in the merger. In considering the recommendation of the CytRx board of directors, CytRx stockholders should be aware that CytRx directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the CytRx stockholders. See “The Merger—Interests of Executive Officers and Directors” on page 18.

The CytRx board of directors also recommends a vote “for”

•	the approval of the amendment to CytRx’s certificate of incorporation,

•	the nominees for election as Class II directors,

•	the approval of the amendments to the CytRx Corporation 2000 Long-Term Incentive Plan, and

•	the ratification of Ernst & Young LLP as CytRx’s independent auditors for the fiscal year ending December 31, 2002.

The matters to be considered at the Annual Meeting are of great importance to CytRx. Accordingly, CytRx stockholders are urged to read and carefully consider the information presented in this proxy statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

PROPOSAL 1

THE MERGER

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of CytRx and Global Genomics Capital. The following is a brief discussion of the background of these negotiations, the merger and related transactions.

Since January 1, 2001, Cappello Capital Corp. has been engaged as CytRx’s exclusive financial advisor. The firm was engaged for the purpose of rendering corporate finance advisory services for the following types of transactions: a private placement, a strategic alliance, sale or merger of the company, a divestiture, recapitalization or an acquisition.

Beginning in January 2001, Cappello Capital engaged in numerous discussions and meetings with equity sources, including private equity funds and accredited individual investors, about partnering with other investment banks/equity sources in the biotechnology arena. Subsequent meetings with CytRx and these sources produced term sheets and early stage due diligence efforts, but ultimately did not generate an investment in CytRx.

During the course of 2001, Cappello Capital also introduced several private merger and/or acquisition candidates to CytRx. These included a private manufacturer of medical products and devices, a private acquiror of mature revenue generating pharmaceutical products, a private developer of a neurological treatment in Phase I, a public early stage drug development company for autoimmune diseases and a private acquiror/developer in the genomics field.

Cappello Capital introduced CytRx to Global Genomics Capital and Steven A. Kriegsman, the Chairman and largest shareholder of Global Genomics Capital, and the first discussions of a potential transaction between CytRx and Global Genomics Capital were held in late October 2001.

On November 2, 2001, Cappello Capital met with Elliott J. Cody, the Chief Financial Officer of Global Genomics Capital, in Los Angeles to share corporate profiles and selected financial information. Cappello Capital subsequently sent Global Genomics Capital’s business plan and financial data to CytRx for review. On November 15, 2001, Cappello Capital, CytRx and Global Genomics Capital had a conference call to discuss shared materials. Numerous discussions were held as well as several conference calls between the parties during the next two weeks. This led to an in-person meeting between the senior management of the two companies and Cappello Capital, which took place in Los Angeles on November 30, 2001.

On December 4, 2001, CytRx’s board of directors met by teleconference primarily to approve a license of CytRx’s TranzFect technology to Vical, Incorporated. Mr. Luchese also reported to the board about the meeting with Global Genomics Capital in Los Angeles and asked for and obtained approval to proceed with discussions and due diligence activities on this merger opportunity.

On December 5, 2001, CytRx and Global Genomics Capital signed a non-binding term sheet describing the basic framework of a potential merger.

On December 18, 2001, representatives of CytRx, Global Genomics Capital and Blizzard Genomics, Inc., a corporation in which Global Genomics Capital holds an approximate 40% interest (and which is Global Genomics Capital’s primary asset), met at the offices of Blizzard Genomics in Minneapolis, Minnesota for the purpose of reviewing products and technology being developed by Blizzard Genomics.

On December 19, 2001, CytRx’s board of directors met by teleconference to discuss the meeting with Global Genomics Capital and Blizzard Genomics in Minneapolis. Mr. Luchese described the relationship between Blizzard Genomics and Global Genomics Capital and CytRx’s recent discussions with Global Genomics Capital regarding a possible combination with CytRx. The board also discussed the status of CytRx’s other possibilities for strategic transactions. Based upon management’s initial positive review of the Blizzard Genomics technology, the apparent willingness of Global Genomics Capital management to proceed with negotiations and the board’s assessment of CytRx’s financial condition, prospects and the alternatives currently available to CytRx, the board of directors determined it to be in the best interests of CytRx and its stockholders for management to proceed with due diligence activities for a possible combination with Global Genomics Capital.

During January 2002, representatives of CytRx and Global Genomics Capital, and their respective legal advisors, met in person and by teleconference to negotiate the terms of a merger agreement and to carry out their respective due diligence reviews.

On January 21, 2002, CytRx engaged Sanli Pastore & Hill, Inc. to perform an analysis with respect to the proposed merger to determine if the terms of the transaction would be fair to CytRx stockholders from a financial point of view. Sanli Pastore & Hill’s initial report was delivered to CytRx on February 4, 2002, with a final report delivered and a presentation made by Sanli Pastore & Hill to the CytRx board of directors on February 8, 2002.

On February 8, 2002, CytRx’s board of directors held a meeting to consider the proposed merger. At this meeting, and prior to the vote by the board, Mr. Kriegsman gave a presentation on Global Genomics Capital and the board engaged in an extensive discussion with Mr. Kriegsman concerning his business experience and plans for the combined company should the proposed merger be approved. The board also discussed with Mr. Kriegsman his proposal for Global Genomics Capital’s appointees for the post-merger CytRx board of directors. Mr. Kriegsman left the meeting after this discussion. Before CytRx’s board of directors began its deliberations, CytRx’s legal counsel discussed with the board its fiduciary duties under Delaware law and addressed any potential conflicts of interest to the proposed transaction. After this discussion, it was determined that Mr. Cappello would abstain from the final vote. Sanli Pastore & Hill then made a presentation and delivered its opinion regarding the fairness of the proposed merger to the CytRx stockholders from a financial perspective. The board of directors considered the fairness opinion delivered by Sanli Pastore & Hill and discussed the opinion with representatives of Sanli Pastore & Hill by teleconference. The board also reviewed the history of CytRx’s attempts to obtain licensing and strategic partnerships over the past year and discussed alternatives reasonably available to CytRx at that time. The board also discussed the results of the business and legal diligence conducted by CytRx on Global Genomics Capital and Blizzard Genomics, Inc. After careful consideration of all of the above, the board of directors determined that it was in the best interests of CytRx and its stockholders to approve the merger agreement and the merger.

In connection with various discussions with the Nasdaq Stock Market between February 20, 2002 and May 10, 2002 regarding Nasdaq treatment of the merger under Nasdaq’s listing requirements, representatives of CytRx and Global Genomics Capital, and their respective legal advisors, met by teleconference to negotiate certain amendments to the merger agreement and the employment agreement between CytRx and Steven A. Kriegsman, both of which were executed on May 22, 2002. See “The Merger Agreement” below. During the same time period, representatives of CytRx and Global Genomics Capital, and their respective legal advisors, discussed via teleconference the conversion or repayment, prior to the effective time of the merger, of certain promissory notes made by Global Genomics Capital. See Note 8 to the Global Genomics Capital financial statements included in this proxy statement.

On June 4, 2002, CytRx and Global Genomics Capital agreed to change the name of the combined company to “Global Therapeutics, Inc.”, subject to the approval of our stockholders.

CytRx Reasons for the Merger

CytRx’s primary development efforts for the past few years have been with respect to its FLOCOR and TranzFect technologies. Our TranzFect technology has been licensed to two corporate partners, Merck and Vical, and is essentially fully licensed in most significant areas of use. Future benefits to CytRx are both medium-term and long-term and include potential milestone payments and future royalties on sales. FLOCOR has potential opportunity in a number of areas but CytRx lacks the capital to move forward with any major development effort. Our development efforts with FLOCOR with respect to sickle cell disease are primarily dependent upon the approval of two government grants, one for Acute Chest Syndrome and the other for Vaso-Occlusive Crisis. On June 3, 2002, CytRx was informed that the grant application for Vaso-Occlusive Crisis was not approved; however, CytRx plans to evaluate a possible resubmission of that grant application. We cannot assure you that we will be awarded any of these grants. Regardless of whether any grant is awarded, CytRx will have to raise additional capital before any further development work continues. Further sickle cell development efforts may be ceased unless and until CytRx receives additional capital and corporate sponsorship. All development efforts of FLOCOR outside of the sickle cell disease area are dependent on both infusions of more capital and corporate sponsorship.

Due to the financial condition and operational status of CytRx, for more than two years CytRx has been seeking to raise additional capital or combine with another company that may improve CytRx’s ability to raise capital and fund its operations.

The merger with Global Genomics Capital offers CytRx an opportunity to enter the field of genomics through Global Genomics Capital’s 40% equity ownership of Blizzard Genomics. Blizzard Genomics has a technology that allows for cheaper, faster and more portable analysis of DNA, through the use of its own readers and DNA chips, as compared to other currently available technology. Blizzard Genomics has plans to launch its first reader later this year with another launch of its “T-Chip” planned for next year. Global Genomics Capital also owns a small equity position in Psynomics, Inc., a start-up genomics company.

The combined company will expand CytRx’s business model to include investments in, and the acquisition and licensing of, technologies in the genomics field in addition to CytRx’s existing pharmaceutical and therapeutics business. Management believes that the “pharmagenomic” combination is a growing trend in the industry as evidenced by pharmaceutical acquisitions by a number of genomics companies. After the merger, CytRx intends to invest in or acquire new technologies and from time to time CytRx may sell such investments or the technologies it acquires in order to strengthen its balance sheet and finance other investments, acquisitions or operations.

The addition, after the merger closes, of:

•	Steven A. Kriegsman as a director and the Chief Executive Officer of CytRx, and

•	Louis Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D. as directors of CytRx,

provides CytRx with additional contacts and experience in the pharmaceutical and genomics fields, which may assist CytRx in developing corporate partnerships and acquisition, investment and financing opportunities not previously available to CytRx.

The expansion of CytRx’s business into the genomics field also diversifies CytRx’s product and technology base and development opportunities and may provide a better balance of technology risk in the future.

All of the above potential benefits may result in increased investor interest, which may help CytRx raise the capital it needs to fund the development and commercialization efforts for its products and technologies, and to strengthen CytRx’s financial condition in the future.

For the above reasons, the CytRx board of directors recommends that the CytRx stockholders vote in favor of the issuance of the shares of CytRx common stock in the merger.

CytRx cannot assure its stockholders that the merger will have a positive impact on CytRx, its financial condition or results of operations, or the trading price of CytRx common stock. The merger with Global Genomics Capital involves risks and assumptions made by CytRx management and may not result in any of the benefits anticipated by CytRx and its management. In addition, the merger does not materially change the risks associated with an investment in CytRx common stock as referenced in our annual report on Form 10-K for the year ended December 31, 2001.

Global Genomics Capital’s Reasons for the Merger

Global Genomics Capital is a holding company for investments in the genomics field. As of the date of this proxy statement, Global Genomics Capital holds a 40% equity interest in Blizzard Genomics, Inc. and a 5% equity interest in Psynomics, Inc., both of which are genomics companies. Global Genomics Capital management believes that the proposed merger with CytRx will result in a combined pharmaceutical and genomics company that will be stronger and more competitive than Global Genomics Capital as a stand-alone company. In addition, the combined company will have the advantages of being a public company with potentially improved access to capital. Global Genomics Capital also believes that the combined company creates an opportunity for its shareholders to participate in a larger, more diversified company with greater resources than Global Genomics Capital. Global Genomics Capital management anticipates that all of these benefits will result in the combined company having better long-term financial prospects than Global Genomics Capital as a stand-alone company, which may provide opportunities to enter into more favorable corporate partnerships and licensing transactions and may enhance Global Genomics Capital’s access to additional capital in the future.

Opinion of Financial Advisor to CytRx

On January 22, 2002, CytRx engaged Sanli Pastore & Hill, Inc. to act as its financial advisor for the purpose of rendering a fairness opinion, from a financial point of view, of the proposed merger between CytRx and Global Genomics Capital. Global Genomics Capital is a holding company focused on start-up genome biotechnology companies. Global Genomics Capital’s primary asset is a 40% equity interest in Blizzard Genomics, a privately held genome biotechnology company based in St. Paul, Minnesota. In addition, Global Genomics Capital owns a 5% equity interest in Psynomics, a company involved in central nervous system and bi-polar research.

Sanli Pastore & Hill is a business valuation firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes. Sanli Pastore & Hill is an independent third party with no ownership interests in any of the companies involved in the proposed merger. Sanli Pastore & Hill’s fees for rendering the fairness opinion are not contingent upon the outcome of the proposed merger. CytRx selected Sanli Pastore & Hill because of its expertise, reputation and familiarity with CytRx and the DNA Chip industry. CytRx determined the amount of consideration it would pay in the merger.

On February 8, 2002, Sanli Pastore & Hill participated in the meeting of the CytRx board of directors and rendered its written fairness opinion to CytRx’s board of directors. Sanli Pastore & Hill concluded that, as of such date and based upon and subject to certain matters stated in the fairness opinion, the proposed merger was fair, from a financial point of view, to CytRx stockholders.

The following is a summary of the Sanli Pastore & Hill fairness opinion and the methodology that Sanli Pastore & Hill used to render its fairness opinion. Sanli Pastore & Hill has consented to the reference to and description of its opinion in connection with this proxy statement.

Sanli Pastore & Hill’s advisory services and opinion were provided for the information and assistance of CytRx’s board of directors in connection with the proposed merger between CytRx and Global Genomics Capital. The Sanli Pastore & Hill opinion is not intended to be and does not constitute a recommendation to any stockholder of CytRx as to how such stockholder should vote on the issuance of shares in the proposed merger. Sanli Pastore & Hill was not requested to opine as to, and Sanli Pastore & Hill’s opinion does not address, CytRx’s underlying business decision to proceed with the proposed merger. In addition, Sanli Pastore & Hill was not requested to opine as to, and the Sanli Pastore & Hill opinion does not address, the prices at which the shares of common stock of CytRx will trade following the consummation of the proposed merger.

In arriving at its opinion, Sanli Pastore & Hill, among other things:

•	Reviewed CytRx’s Corporate Overview presentation dated September 21, 2001;

•	Reviewed CytRx’s Non-confidential Portfolio Overview of Key Technologies dated May 2000;

•	Reviewed CytRx’s U.S. corporation income tax returns for the years ended December 31, 1996 through 2000;

•	Reviewed CytRx’s Annual Reports for the years ended December 31, 1996 through 2000;

•	Reviewed CytRx’s U.S. growth projections from 2002 to 2011;

•	Reviewed CytRx’s public filings with the SEC, including reports on Forms 10-K, 10-Q and 8-K;

•	Reviewed CytRx’s license agreements;

•	Reviewed the historical market prices and trading volumes of the common stock of CytRx;

•	Engaged in conference calls with Jack J. Luchese, President, Chief Executive Officer and a director of CytRx, to discuss CytRx’s operations, historical financial statements, and future prospects;

•	Engaged in conference calls with Mark W. Reynolds, Vice President, Finance and Secretary of CytRx, to discuss CytRx’s operations, historical financial statements, and future prospects;

•
Interviewed Steven A. Kriegsman, Chairman of the Board and a director of Global Genomics Capital, to discuss Global Genomics Capital’s operations, historical financial statements, and future prospects;

•
Interviewed and engaged in conference calls with Elliott J. Cody, Chief Financial Officer of Global Genomics Capital, to discuss Global Genomics Capital’s operations, historical financial statements, and future prospects;

•
Engaged in a conference call with Leonard P. Ruiz, Jr., President, Chief Operating Officer and a director of Global Genomics Capital, to discuss Global Genomics Capital’s operations, historical financial statements, and future prospects;

•	Engaged in conference calls with James V. Adam, President of Blizzard Genomics, to discuss Blizzard Genomics’ operations, historical financial statements, and future prospects;

•
Engaged in conference calls with Martin Blumenfeld, Ph.D., Chief Executive Officer of Blizzard Genomics, to discuss the merits of Blizzard Genomics’ technology and to assist in Sanli Pastore & Hill’s competitive and industry analyses;

•
Reviewed publicly available financial data and stock market performance data of public companies that Sanli Pastore & Hill deemed generally comparable to CytRx, Global Genomics Capital and Blizzard Genomics;

•	Reviewed Business Overview for Global Genomics Capital, Inc. provided by Global Genomics Capital;

•
Reviewed and analyzed Blizzard Genomics’ projected income statements, balance sheets and tatements of cash flow for the years 2001 to 2006. These projections were performed by James V. Adam, President of Blizzard Genomics;

•	Reviewed List of Shareholders, Blizzard Genomics, dated January 18, 2002;

•	Reviewed Blizzard Genomics’ 2000 U.S. corporation income tax return;

•	Reviewed the articles of incorporation and internally prepared documents of Blizzard Genomics and Global Genomics Capital;

•	Reviewed Blizzard Genomics’ internally prepared balance sheet as of December 31, 2001 and internally prepared income statement for the twelve months ending December 31, 2001;

•	Reviewed Blizzard Genomics’ DNA Chip Reader Project History;

•
Reviewed various patents and patent applications filed by Martin Blumenfeld, Ph.D. and others. It is Sanli Pastore & Hill’s understanding that those patents and patent applications are the property of Mr. Blumenfeld and the University of Minnesota. However, the patents and patent applications have been exclusively licensed to Blizzard Genomics;

•	Reviewed Office Lease between Great Lakes REIT, L.P., Landlord, and Blizzard Genomics, Inc., Tenant;

•	Reviewed various consulting agreements between Blizzard Genomics and outside consultants;

•	Reviewed Stock Option Plan of Blizzard Genomics;

•	Reviewed and analyzed Global Genomics Capital’s unaudited income statements for 2001 and projected income statements for the years 2002 to 2006;

•
Reviewed and analyzed Global Genomics Capital’s unaudited income statements, balance sheets and statements of cash flow for the year ended December 31, 2000 and the eleven months ended November 30, 2001;

•	Reviewed and analyzed comparable private transactions in various databases, including Done Deals, Mergerstat, Pratt Stats, and Hambrecht & Quist;

•	Reviewed and analyzed publicly available financial data and stock market performance data for companies engaged in DNA analysis and/or DNA chip technology;

•	Reviewed and analyzed the following securities analysts’ reports:

•	Standard & Poor’s analyst report on CytRx, dated January 26, 2002;

•	Ford Investor Services, Inc.’s industry value graphs, including data for CytRx, dated January 25, 2002;

•	RBC Capital Markets analyst report on Affymetrix, Inc., dated December 24, 2001;

•	Robertson Stephens analyst report on Affymetrix, Inc., dated December 24, 2001;

•	RBC Capital Markets analyst report on Affymetrix, Inc., dated December 10, 2001;

•	Thomas Weisel Partners analyst report on Affymetrix, Inc., dated November 28, 2001;

•	Robertson Stephens analyst report on Affymetrix, Inc., dated November 14, 2001;

•	Robertson Stephens analyst report on Celera Genomics Group, dated December 20, 2001;

•	Robertson Stephens analyst report on Celera Genomics Group, dated December 14, 2001;

•	UBS Warburg analyst report on Celera Genomics Group, dated December 13, 2001;

•	Morgan Stanley analyst report on Celera Genomics Group, dated December 13, 2001;

•	RBC Capital Markets analyst report on Celera Genomics Group, dated December 13, 2001;

•	Baird analyst report on Gene Logic, Inc., dated January 2, 2002;

•	RBC Capital Markets analyst report on Gene Logic, Inc., dated December 31, 2001;

•	Robertson Stephens analyst report on Gene Logic, Inc., dated December 31, 2001;

•	Baird analyst report on Gene Logic, Inc., dated December 19, 2001;

•	Lehman Brothers analyst report on Human Genome Sciences, dated December 11, 2001;

•	Thomas Weisel Partners analyst report on Human Genome Sciences, dated December 10, 2001;

•	Robertson Stephens analyst report on Human Genome Sciences, dated December 10, 2001;

•	US Bancorp Piper Jaffray analyst report on Human Genome Sciences, dated December 10, 2001;

•	Wells Fargo Van Kasper analyst report on Incyte Genomics, Inc., dated December 24, 2001;

•	Wells Fargo Van Kasper analyst report on Incyte Genomics, Inc., dated November 27, 2001;

•	Deutsche Banc Alex Brown analyst report on Incyte Genomics, Inc., dated November 27, 2001;

•	Dain Rauscher Wessels analyst report on Incyte Genomics, Inc., dated September 17, 2001;

•	UBS Warburg analyst report on Sequenom Inc., dated November 20, 2001;

•	Robertson Stephens analyst report on Sequenom Inc., dated November 1, 2001;

•	Robertson Stephens analyst report on Sequenom Inc., dated October 25, 2001;

•	Conducted competitive analyses, industry analyses, economic and market analyses.

In addition, Sanli Pastore & Hill conducted other studies, analyses, inquiries, and investigations as Sanli Pastore & Hill deemed appropriate.

In arriving at its opinion, Sanli Pastore & Hill assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of CytRx, Global Genomics Capital and Blizzard Genomics that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projections of CytRx, Global Genomics Capital and Blizzard Genomics, Sanli Pastore & Hill assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of CytRx, Global Genomics Capital and Blizzard Genomics as to the future financial performance of those respective entities.

In arriving at its opinion, Sanli Pastore & Hill did not perform or obtain any valuations or appraisals of the assets or liabilities of CytRx, Global Genomics Capital or Blizzard Genomics. The Sanli Pastore & Hill opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

In connection with rendering its opinion, Sanli Pastore & Hill performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Sanli Pastore & Hill calculated a specific range of values for Global Genomics Capital that would be considered fair from a financial point of view to the stockholders of CytRx. Sanli Pastore & Hill made a determination of the fairness of the proposed merger on the basis of financial and comparative analyses as well as the research and analyses summarized above. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Sanli Pastore & Hill did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sanli Pastore & Hill believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Sanli Pastore & Hill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CytRx, Global Genomics Capital and Blizzard Genomics. CytRx, Global Genomics Capital, Blizzard Genomics and Sanli Pastore & Hill do not assume responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Sanli Pastore & Hill in connection with providing its opinion to CytRx’s board of directors.

Merger Terms

Upon consummation of the proposed merger, a total of 9,962,881 shares of CytRx common stock, or an approximate 36% equity interest in CytRx on a fully diluted basis, will be (1) issued to Global Genomics Capital’s common shareholders and (2) issuable upon the exercise of Global Genomics Capital’s warrants that are assumed by CytRx in the merger. This results in Global Genomics Capital common shareholders and warrant holders receiving consideration of $6,475,873, assuming a stock price equal to $0.65 per share (9,962,881 common shares multiplied by a share price of $0.65), which was the closing price of the CytRx common stock on February 6, 2002. The $0.65 share price is for illustrative purposes only. CytRx and Sanli Pastore & Hill cannot guarantee that CytRx’s common stock will be trading at $0.65 per share when it is issued to Global Genomics Capital’s common shareholders. The share price of CytRx stock is influenced by industry performance, general business and economic conditions, and other matters, many of which are beyond the control of CytRx.

Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies that are similar to Global Genomics Capital, Sanli Pastore & Hill reviewed and compared specific financial and operating data relating to Blizzard Genomics with selected companies that Sanli Pastore & Hill deemed comparable to the Blizzard Genomics business, including Affymetrix, Inc., Celera Genomics Group, Gene Logic, Inc., Human Genome Sciences, Incyte Genomics, and Sequenom Inc. Sanli Pastore & Hill used data from companies comparable to Blizzard Genomics because Global Genomics Capital has no revenues and its primary asset is its 40% interest in Blizzard Genomics. Using publicly available information, Sanli Pastore & Hill calculated and analyzed each comparable company’s current stock price to its historical and projected revenue per share (commonly referred to as a price to revenue ratio). The price to revenue ratio was the only comparable company valuation method analyzed since Blizzard Genomics did not project positive cash flow, net income, earnings before interest and taxes, commonly referred to as EBIT, or earnings before interest, taxes, depreciation, and amortization, commonly referred to as EBITDA, for 2002. Per various analyst reports mentioned above, the comparable companies’ revenue multiples ranged from 5.0x to 15.0x based upon projected 2002 revenues. The following chart presents Sanli Pastore & Hill’s revenue multiple analysis and results with respect to the 40% interest in Blizzard Genomics held by Global Genomics Capital:

	6.2x Multiple	7.8x Multiple	9.5x Multiple
Indicated Fair Value (Rounded)	$11,622,000	$15,267,000	$19,449,000

Furthermore to analyze the potential dilutive effects that derivative securities could have on Global Genomics Capital’s ownership in Blizzard Genomics, Sanli Pastore & Hill performed another analysis assuming all of Blizzard Genomics’ stock options and warrants were exercised as of February 8, 2002. Note that as of February 8, 2002, Blizzard Genomics had outstanding options and warrants to purchase 1,153,500 shares. However, Blizzard Genomics’ stock options and warrants cannot be exercised all at once due to vesting and strike price requirements. Per the various analyst reports noted above, comparable companies’ revenue multiples ranged from 5.0x to 15.0x based upon projected 2002 revenues. The following chart presents Sanli Pastore & Hill’s revenue multiple analysis and results with respect to the interest in Blizzard Genomics held by Global Genomics Capital under this assumption:

	6.2x Multiple	7.8x Multiple	9.5x Multiple
Indicated Fair Value (Rounded)	$7,717,000	$10,405,000	$13,490,000

Because of the inherent differences between the business, operations and prospects of Blizzard Genomics and the business, operations and prospects of the companies included in the comparable companies, Sanli Pastore & Hill believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Blizzard Genomics and the companies included in the comparable company analysis that would affect the public trading values of each.

Discounted Cash Flow Analysis

As part of its analysis, Sanli Pastore & Hill prepared various discounted after-tax cash flow models. The financial projections for fiscal years 2002 through 2006 were prepared by Blizzard Genomics’ management. The following table sets forth the various revenue scenarios and respective discount rates that Sanli Pastore & Hill analyzed:

	After-Tax Discount Rates
Revenue Sensitivity	High	Median	Low
100% of Blizzard Genomics’ Projections	50%	45%	40%
75% of Blizzard Genomics’ Projections	47%	42%	37%
50% of Blizzard Genomics’ Projections	44%	39%	34%
25% of Blizzard Genomics’ Projections	40%	35%	30%

Based on the various scenarios above and calculation of the respective terminal values, Sanli Pastore & Hill determined the following range of values for the purchase price of Global Genomics Capital, which are based on its 40% interest in Blizzard Genomics:

	Range of Values (Rounded)
Revenue Sensitivity	Low	Median	High
100% of Blizzard Genomics’ Projections	$8,146,000	$11,129,000	$15,539,000
75% of Blizzard Genomics’ Projections	$6,521,000	$9,298,000	$13,574,000
50% of Blizzard Genomics’ Projections	$4,233,000	$6,567,000	$10,354,000
25% of Blizzard Genomics’ Projections	$1,250,000	$2,886,000	$5,820,000

Furthermore, to analyze the potential dilutive effects that derivative securities could have on Global Genomics Capital’s ownership in Blizzard Genomics, Sanli Pastore & Hill performed another analysis assuming all of Blizzard Genomics’ stock options and warrants were exercised as of February 8, 2002. Note that as of February 8, 2002, Blizzard Genomics had outstanding stock options and warrants to purchase 1,153,500 shares. However, Blizzard Genomics’ stock options and warrants cannot be exercised all at once due to vesting and strike price requirements. Based on the same scenarios above and calculation of the respective terminal values,

Sanli Pastore & Hill determined the following range of values for the purchase price of Global Genomics Capital under this assumption:

	Range of Values (Rounded)
Revenue Sensitivity	Low	Median	High
100% of Blizzard Genomics’ Projections	$5,186,000	$7,353,000	$10,570,000
75% of Blizzard Genomics’ Projections	$3,968,000	$5,982,000	$9,099,000
50% of Blizzard Genomics’ Projections	$2,261,000	$3,947,000	$6,701,000
25% of Blizzard Genomics’ Projections	$33,000	$1,201,000	$3,324,000

Financial Advisor Compensation

As compensation for its services in connection with the fairness opinion, CytRx paid Sanli Pastore & Hill a fee of approximately $51,000. In addition, CytRx has agreed to reimburse Sanli Pastore & Hill for reasonable out-of-pocket expenses incurred in connection with its services and to indemnify Sanli Pastore & Hill for certain liabilities that may arise out of its engagement by CytRx and the rendering of Sanli Pastore & Hill’s opinion.

Interests of Executive Officers and Directors

In considering the recommendation of the CytRx board, you should be aware of the following interests that our executive officers and directors have in the merger, which interests are different from and in addition to the interests of the CytRx stockholders in the merger:

•
To the extent not already vested, all stock options and some warrants held by our executive officers and directors will fully accelerate and become immediately exercisable upon the closing of the merger, regardless of whether the merger constitutes a “change in control” under the terms of the option and the plan under which we granted such option, or under the terms of the warrant. The table set forth below summarizes the effects of the acceleration of the options and warrants on each executive officer and director:

Name	Number of Shares Subject to Accelerating Options	Weighted Average Exercise Price of Accelerating Option
Raymond C. Carnahan, Jr.	5,836	$0.96
Alexander L. Cappello	6,668	0.87
Max Link	5,836	0.96
Jack J. Luchese	275,000	0.96
Herbert H. McDade, Jr.	5,836	0.96
R. Martin Emanuele	90,959	0.99
William B. Fleck	13,334	0.93
J. Michael Grindel	39,584	0.98
Mark W. Reynolds	98,959	0.99

TOTAL	542,012

•
Under his employment agreement, Jack J. Luchese was entitled to a payment of $435,150 upon the execution of the merger agreement by CytRx and Global Genomics Capital and is entitled to an additional $435,150 upon the closing of the merger. In order to reduce the amount of cash that CytRx had to pay to Mr. Luchese, CytRx and Mr. Luchese agreed that approximately $325,200 of the first $435,150 payment would be satisfied by CytRx granting a stock award to Mr. Luchese under the CytRx Corporation 2000 Long-Term Incentive Plan under which CytRx would issue Mr. Luchese 558,060 shares of CytRx common stock. As an inducement for Mr. Luchese to accept shares of stock in lieu of cash, those shares of stock were issued at a value equal to 85% of the volume weighted average price of CytRx common stock for the 20 trading days prior to February 11, 2002. The remainder of the first payment was paid in cash. Upon the closing of the merger, Mr. Luchese also will receive a cash payment of approximately $45,000, which is approximately equal to the value of, and is being paid to Mr. Luchese in lieu of, medical and other similar benefits to which Mr. Luchese was entitled after his termination under the terms of his employment agreement.

•
Under executive involuntary termination agreements between each executive officer of CytRx, other than Jack J. Luchese, and CytRx, each such executive officer will be entitled to a cash payment upon his termination subsequent to the closing of the merger. The table below sets forth the approximate amounts to which each executive officer is entitled. Prior to the date of this proxy statement, CytRx advanced part of these amounts to Messrs. Fleck, Emanuele and Grindel. In order to reduce the amount of cash that CytRx will have to pay to these executive officers, they have been offered, subject to certain stockholder approval, stock awards in lieu of cash for all or any portion of the amounts set forth below that have not been previously advanced to them. If any officer accepts the offer and the stockholders approve the amendment to the 2000 Long-Term Incentive Plan increasing the number of shares subject to that plan, that officer will receive a stock award under which CytRx will issue him a number of shares that when multiplied by 85% of the volume weighted average price of CytRx common stock for the 20 trading days prior to February 11, 2002, equals the amount of cash that the officer has elected to forego. As an additional inducement for an executive officer to accept, in full or in part, this offer, CytRx has agreed to amend all outstanding options held by such officer to allow those options to be exercised for the entire remainder of their original terms.

Name	Approximate Amount of Termination Payment
R. Martin Emanuele	$190,000
William B. Fleck	133,500
J. Michael Grindel	208,300
Mark W. Reynolds	145,000

TOTAL	$676,800

•
In June 2001, the CytRx board of directors agreed to provide each executive officer of CytRx with a “stay bonus” in order to induce those executive officers to remain with CytRx until the closing of a merger resulting in a change of control of CytRx. Each officer’s stay bonus would be equal to two months of such officer’s current salary and would be payable upon the closing of such transaction, provided such employee remained with CytRx until the closing of that transaction. Our board has determined that the merger with Global Genomics Capital satisfies the conditions of the stay bonuses and such bonuses will be paid to each of the following executive officers in the amount beside such officer’s name:

Name	Approximate Amount of Stay Bonus
Jack J. Luchese	$60,000
R. Martin Emanuele	32,000
William B. Fleck	22,000
J. Michael Grindel	35,000
Mark W. Reynolds	24,000

TOTAL	$173,000

•
Upon the closing of the merger, CytRx will issue Cappello Capital Corp. 448,330 shares of CytRx common stock as Cappello Capital’s fee for the services it provided in connection with the merger. Alexander L. Cappello, a director of CytRx, is Chairman and Chief Executive Officer of Cappello Group, Inc., an affiliate of Cappello Capital Corp. Gerard K. Cappello, brother of Alexander L. Cappello, is Chief Executive Officer and President of Cappello Capital Corp. In addition, as contemplated in the merger agreement, Cappello Capital Corp. and CytRx have entered into an extension of their existing agreement, which will expire on the first anniversary of the date of the extension. See “CytRx Management—Certain Relationships and Related Transactions” on page 60.

In considering the fairness of the merger to CytRx stockholders, the CytRx board of directors took into account these interests. Alexander L. Cappello abstained from voting on the approval of the merger agreement and the merger.

Treatment of Global Genomics Capital Common Stock and Warrants in the Merger

In the merger, 9,962,881 shares of CytRx common stock will be (1) issued to the holders of all of the outstanding share of Global Genomics Capital common stock and (2) issuable upon the exercise of warrants to purchase shares of Global Genomics Capital stock that will convert in the merger into warrants to purchase shares of CytRx common stock. On the date of this proxy statement, Global Genomics Capital had 11,593,076 shares of common stock outstanding and outstanding warrants to purchase 1,324,701 shares of Global Genomics Capital stock with an exercise price of $0.01 per share. The foregoing numbers assume that certain promissory notes made by Global Genomics Capital will fully convert into shares of Global Genomics Capital common stock immediately prior to the effective time of the merger. See Note 8 to the Global Genomics Capital financial statements included in this proxy statement. Assuming that these numbers do not change prior to the effective time of the merger, at the effective time of the merger, CytRx would issue an aggregate of 8,941,201 shares of CytRx common stock to the Global Genomics Capital shareholders and reserve 1,021,680 shares for issuance upon the exercise of the converted warrants. The exercise price per share of the converted warrants would be $0.01 per share.

Accounting Treatment of the Merger

The merger will be accounted for as a purchase by CytRx of a group of assets of Global Genomics Capital in a transaction other than a business combination. Because the current activities of Global Genomics Capital are focused on the development of a business, rather than the operation of a business, and planned principal operations of Global Genomics Capital have not yet commenced, Global Genomics Capital is considered a development-stage company. As a result, the consolidated financial statements of CytRx after the transaction will reflect the assets and liabilities of CytRx at book value and will reflect the assets and liabilities of Global Genomics Capital based on the amount of purchase price allocated to such assets and liabilities, which allocation will be based on the relative fair values of the assets and liabilities acquired. The allocation of the total purchase price of the transaction to the assets and liabilities of Global Genomics Capital could result in acquired assets being valued in excess of or less than their individual fair values. No goodwill will be recognized as a result of the merger. For presentation of the anticipated effects of the accounting treatment on the consolidated financial position and results of operations of CytRx, unaudited pro forma combined financial statements are included in this proxy statement.

Regulatory Approvals

Other than filings with the Securities and Exchange Commission and state securities regulators, and the filing of the certificate of merger with the California Secretary of State, CytRx and Global Genomics Capital are not aware of any regulatory approvals that are required to be obtained in connection with the merger.

Material United States Federal Income Tax Consequences

The following summary discusses the material federal income tax consequences of the merger. Neither CytRx nor Global Genomics Capital has requested a ruling from the Internal Revenue Service or an opinion from counsel regarding the tax consequences of the merger and the summary below is not based on any such ruling or opinion. The summary is based on the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations under the Internal Revenue Code, administrative rulings and judicial authority, all as of the date of this proxy statement. All of the foregoing authorities are subject to change, and any changes could affect the continuing validity of this summary. The summary assumes that the holders of Global Genomics Capital common stock hold their shares as a capital asset. The summary does not address the tax consequences that may be applicable to particular Global Genomics Capital shareholders in light of their individual circumstances or to Global Genomics Capital shareholders who are subject to special tax rules, like tax-exempt organizations, dealers in securities, financial institutions, insurance companies, non-United States persons, shareholders who acquired shares of Global Genomics Capital common stock upon the exercise of options or otherwise as compensation or through a qualified retirement plan or as part of a straddle, hedge or conversion transaction. In addition, this summary does not address consequences to holders of warrants, options or other rights to acquire Global Genomics Capital common stock. Further, this summary does not address any issues related to intercompany transactions or changes in accounting methods that may result from the merger. This summary also does not address any consequence arising under the tax laws of any state, local or foreign jurisdiction.

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then:

(1) A Global Genomics Capital shareholder will recognize no gain or loss upon the exchange of Global Genomics Capital common stock for CytRx common stock in the merger;

(2) The tax basis of CytRx common stock to be received by Global Genomics Capital shareholders who exchange their shares of Global Genomics Capital common stock for CytRx common stock in the merger will be the same as the aggregate tax basis of Global Genomics Capital common stock surrendered in the exchange;

(3) The holding period of CytRx common stock received by a Global Genomics Capital shareholder in the merger will include the holding period of Global Genomics Capital common stock surrendered in the exchange;

(4) There will be no direct tax consequences to CytRx stockholders as a result of the merger;

(5) No gain or loss will be recognized by CytRx, Global Genomics Capital or GGC Merger Corporation; and

(6) A Global Genomics Capital shareholder will recognize gain or loss upon the receipt of cash upon the exercise of dissenters’ rights equal to the difference between the amount of cash received and the tax basis the Global Genomics Capital shareholder had in his or her shares of Global Genomics Capital common stock.

The Global Genomics Capital shareholders receiving CytRx common stock in the merger should file a statement with their United States federal income tax returns setting forth their adjusted tax basis in the Global Genomics Capital common stock exchanged in the merger and the fair market value of the CytRx common stock received in the merger. In addition, Global Genomics Capital shareholders will be required to retain records of the facts relating to the merger.

The summary above does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger. In addition, the discussion above does not address the tax consequences to holders of options, warrants or other rights with respect to Global Genomics Capital stock, or shareholders of Global Genomics Capital stock who received their shares of Global Genomics Capital stock as compensation, or persons who are deemed to own such shares outright in connection with their ownership of options, warrants or other rights with respect to Global Genomics Capital stock with excessively low exercise prices. The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential federal income tax consequences of the merger. Global Genomics Capital shareholders are urged to consult their tax advisors concerning the federal, state, local and foreign consequences of the merger to them.

Appraisal Rights

CytRx stockholders will not have appraisal rights under applicable law in connection with the merger. Under California law, each shareholder of Global Genomics Capital entitled to vote on the merger may require Global Genomics Capital to purchase for cash at their fair market value the shares owned by such shareholder that were not voted in favor of the merger.

THE MERGER AGREEMENT

The following information describes material aspects of the merger agreement and related agreements. This description does not provide a complete description of all the terms and conditions of the merger agreement and related agreements. It is qualified in its entirety by the copy of the merger agreement, as amended, attached as Annex A to this proxy statement. The merger agreement is incorporated herein by reference. You are urged to read Annex A in its entirety.

General

The merger agreement provides for the acquisition of Global Genomics Capital by CytRx pursuant to the merger of GGC Merger Corporation, a wholly owned subsidiary of CytRx, with and into Global Genomics Capital. Global Genomics Capital will be the surviving corporation resulting from the merger and will continue as a wholly owned subsidiary of CytRx. The articles of incorporation and bylaws of GGC Merger Corporation will be the articles of incorporation and bylaws of Global Genomics Capital after the merger and the directors and officers of Global Genomics Capital immediately prior to the effective time of the merger will continue to be the directors and officers of Global Genomics Capital after the merger. At the effective time of the merger, Global Genomics Capital will change its name to “GGC, Inc.” and, subject to stockholder approval, CytRx will change its name to “Global Therapeutics, Inc.”

At the effective time of the merger, Jack J. Luchese will be succeeded by Steven A. Kriegsman as Chief Executive Officer of CytRx. See “Other Agreements—Kriegsman Employment Agreement.” In addition, the employment of the remaining four executive officers of CytRx will be terminated as of the effective time of the merger and Mr. Luchese and such other executive officers will be entitled to receive termination payments, pre-merger stay bonuses and acceleration of their stock options and warrants. See “The Merger—Interests of Executive Officers and Directors” and “CytRx Management—Employment and Change in Control Agreements.”

The Exchange Ratio and Treatment of Global Genomics Capital Common Stock

If the merger is completed, each share of Global Genomics Capital common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by dissenting shareholders (see “The Merger—Appraisal Rights” on page 21), will be converted into the right to receive a number of shares of CytRx common stock equal to the exchange ratio. The exchange ratio will be calculated as of the effective time of the merger by dividing 9,962,881 by the sum of the number of shares of Global Genomics Capital common stock issued and outstanding at the effective time of the merger, plus the number of shares of Global Genomics Capital common stock issuable upon the exercise of any warrants or stock options for Global Genomics Capital common stock outstanding at the effective time of the merger.

In addition, all warrants and stock options to purchase Global Genomics Capital common stock outstanding at the effective time of the merger will be converted into and become a warrant or option to purchase CytRx common stock. The number of shares of CytRx common stock subject to each converting warrant or option will be equal to the number of shares of Global Genomics Capital common stock subject to such warrant or option multiplied by the exchange ratio. The per share exercise price under each such converting warrant or option will also be adjusted by dividing the per share exercise price under such warrant or option by the exchange ratio and rounding up to the nearest cent.

As of the date of this proxy statement, the total number of shares of Global Genomics Capital common stock issued and outstanding is 11,593,076 and the total number of shares of Global Genomics Capital common stock issuable upon the exercise of any warrants or stock options for Global Genomics Capital common stock is 1,324,701. The foregoing numbers assume that certain promissory notes made by Global Genomics Capital will fully convert into shares of Global Genomics Capital common stock immediately prior to the effective time of the merger. See Note 8 to the Global Genomics Capital financial statements included elsewhere in this proxy statement. For illustrative purposes only, if the merger were effective as of the date of this proxy statement and assuming the conversion of the foregoing notes, the exchange ratio would be equal to 0.771254, CytRx would issue 8,941,201 shares of CytRx common stock to the Global Genomics Capital shareholders and the Global Genomics Capital warrants would be converted into warrants to purchase 1,021,680 shares of CytRx common stock with an exercise price of $0.01 per share.

If the accrued but unpaid liabilities of Global Genomics Capital at the effective time of the merger, excluding certain legal and auditors’ fees, exceed $5,000, the number of shares issuable by CytRx in the merger (9,962,881) will be reduced by the number of shares that, when multiplied by $0.63755 (the average of the daily last sale prices for the shares of CytRx common stock on the Nasdaq National Market (as reported by Bloomberg’s Financial Services) for the 20 consecutive trading days prior to February 11, 2002), equals the amount of such accrued but unpaid liabilities. Such reduced number of shares (instead of 9,962,881) will then be used to determine the exchange ratio.

The total number of shares of CytRx common stock issued in the merger will not exceed 9,962,881, unless such number is increased as the result of an indemnification claim against CytRx. See “—Indemnification” below. Five percent (5%) of the CytRx common stock issuable in the merger will be held by CytRx in escrow to satisfy any indemnification claims that may be made by CytRx against Global Genomics Capital pursuant to the merger agreement. See “Other Agreements—Escrow Agreement” below.

No Fractional Shares

No fractional shares of CytRx common stock will be issued in connection with the merger. Each fractional share less than one-half of one share will be rounded down to the nearest whole share and each fractional share equal to or greater than one-half of one share will be rounded up to the nearest whole share.

Effective Time of the Merger

Unless the merger agreement is terminated, the closing of the merger will take place two business days following the satisfaction or waiver of all of the conditions to the merger provided in the merger agreement. On the closing date, a certificate of merger will be filed with the California Secretary of State and the merger will become effective on the date and at the time specified in the certificate of merger. CytRx and Global Genomics Capital currently anticipate that the merger will become effective in the third quarter of 2002.

We cannot assure you that the necessary shareholder approvals of the merger will be obtained or that other conditions for completion of the merger can or will be satisfied. Either CytRx or Global Genomics Capital may terminate the merger agreement if the merger is not completed by September 30, 2002, unless it is not completed because of a breach of the merger agreement by the party seeking termination. See “— Conditions to Completion of the Merger” and “—Termination” below.

Exchange of Certificates

The merger agreement provides that, as soon as reasonably practicable after the merger is completed, CytRx’s transfer agent will mail to each holder of record of shares of Global Genomics Capital common stock instructions for effecting the surrender of such holder’s share certificates in exchange for CytRx common stock. If any Global Genomics Capital shareholder’s share certificate has been lost, stolen or destroyed, such shareholder must submit an affidavit of loss in lieu of his/her share certificates and any other documents necessary to evidence and effect the exchange.

CytRx will not be obligated to deliver the merger consideration to any former Global Genomics Capital shareholder until such shareholder has surrendered such shareholder’s Global Genomics Capital share certificates or an affidavit of loss. Until surrendered for exchange, after the effective time of the merger each certificate representing shares of Global Genomics Capital common stock, other than dissenting shares to which statutory dissenters’ rights have been perfected, will represent only the right to receive the merger consideration discussed above.

Representations and Warranties

Global Genomics Capital, CytRx and GGC Merger Corporation have made customary representations and warranties relating to their businesses and the merger in the merger agreement. In addition, Global Genomics Capital has made certain knowledge-based representations and warranties with respect to the operations of Blizzard Genomics.

The representations and warranties of Global Genomics Capital are contained in Section 3.1 of the merger agreement, and the representations and warranties of CytRx and GGC Merger Corporation are contained in Section 3.2 of the merger agreement. The merger agreement, as amended, is attached as Annex A to this proxy statement.

Covenants Relating to the Conduct of Business

The merger agreement obligates Global Genomics Capital and CytRx to conduct their respective businesses only in the usual, regular and ordinary course before the merger becomes effective and imposes some limitations on their respective operations. These limitations generally include agreements by Global Genomics Capital and CytRx not to:

•	Enter into any new material line of business or incur or commit to any significant capital expenditure or other obligations or liabilities not previously disclosed;

•	Declare or pay dividends on or make any other distributions in respect of their respective capital stock;

•
Split, combine or reclassify any of their respective capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of their respective common stock;

•	Repurchase, redeem or otherwise acquire any shares, or any securities convertible into or exercisable for any shares, of their respective capital stock;

•
With some exceptions set forth in the merger agreement, including the issuance of Global Genomics Capital common stock pursuant to the exercise of warrants and stock options outstanding as of the date of the merger agreement, issue, deliver, sell or authorize or propose the issuance, delivery or sale of any additional shares of their respective common stock or any other rights, warrants or options to acquire any additional shares of their respective common stock;

•	Amend in any materially adverse way their respective articles or certificate of incorporation, bylaws or other governing instruments;

•	Acquire or agree to acquire by merger, consolidation or purchase of a substantial equity interest or a substantial portion of the assets of any corporation, partnership, association or other business;

•	Acquire or agree to acquire any material assets other than in the ordinary course of business;

•
Sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any assets (including, with respect to Global Genomics Capital, any shares of capital stock of Blizzard Genomics owned by Global Genomics Capital) outside the ordinary course of business, except as previously disclosed;

•
Incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire or guarantee any long-term debt securities or enter into or amend any contract or agreement with respect to the foregoing, except in replacement of existing or maturing debt or other borrowing under existing lines of credit;

•	Make any loans, advances or capital contributions to any person;

•
Take any action that would, or might reasonably be expected to, result in their respective representations and warranties becoming untrue in any material respect or any conditions to the merger not being satisfied or would adversely affect the ability of any of the parties to obtain any required regulatory approval;

•	Make changes in accounting methods, except, with respect to CytRx, changes required by GAAP concurred on by CytRx’s independent auditors;

•	Adopt any new employee benefit plan or make any material changes to any existing employee compensation or benefit plan;

•
Enter into or renew any agreement or arrangement with any director, officer or employee for compensation or benefits contingent upon the occurrence of any of the transactions contemplated by the merger agreement;

•	Make any material tax election or settle or compromise any material tax claim or liability or amend any previous tax return; or

•	With respect to Global Genomics Capital, acquire any shares of CytRx common stock prior to the effective time of the merger.

Additional Agreements

As promptly as practicable after the execution of the merger agreement, Global Genomics Capital will call a shareholders meeting for the purpose of voting on the merger and through its board of directors will recommend to its shareholders approval of the merger.

For a period of two years after the merger, CytRx will propose to its stockholders that the board of directors of CytRx consist of seven directors composed of:

•
four directors who were members of CytRx’s board of directors at any time during the three year period immediately preceding the effective time of the merger, who initially will be Max Link, Herbert H. McDade, Jr., Raymond C. Carnahan, Jr. and Alexander L. Cappello; and

•	three directors appointed by Global Genomics Capital, who initially will be Steven A. Kriegsman, Louis Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D.

The post-merger board of directors, in its sole discretion, will appoint a Chief Executive Officer to replace Steven A. Kriegsman, who will succeed Jack J. Luchese as Chief Executive Officer at the closing of the merger. See “Other Agreements—Kriegsman Employment Agreement.” However, the Global Genomics Capital designated directors acting in a majority may veto up to two candidates proposed by the board during the first year after the effective time of the merger, provided that the Global Genomics Capital designated directors have reasonable grounds for their objection.

Promptly after the execution of the merger agreement, CytRx and Global Genomics Capital will finalize and mutually agree upon a business plan for the combined companies, which shall be based substantially on the presentation made to the CytRx board of directors on February 8, 2002. After the effective time of the merger, the business plan may not be materially amended or deviated from without the approval of a majority of the CytRx designated directors, if any, then serving on the CytRx board of directors.

CytRx appointed Jack J. Luchese as agent and attorney-in-fact for CytRx with full authority to represent CytRx with respect to all indemnification matters arising under the merger agreement and the escrow agreement. See “Other Agreements—Escrow Agreement.”

CytRx and Global Genomics Capital have agreed that, after the effective time of the merger, neither party will amend the terms of any outstanding stock options or warrants to purchase CytRx common stock without the  prior written consent of the holder of such stock option or warrant, nor will either party take any action to withdraw the effectiveness of any registration statements effective as of the effective time of the merger that cover the issuance or resale of CytRx common stock issuable or issued upon the exercise of outstanding options and warrants to purchase CytRx common stock.

Immediately prior to the execution of the merger agreement, CytRx entered into voting agreements with certain Global Genomics Capital shareholders who collectively own approximately 85% of the issued and outstanding shares of Global Genomics Capital common stock as of the date of this proxy statement. Under these voting agreements, the Global Genomics Capital shareholders agreed to vote all of their shares in Global Genomics Capital in favor of the merger and against any competing proposal from a third party and have granted irrevocable proxies to vote in favor of the merger to Jack J. Luchese and Mark W. Reynolds of CytRx. See “Other Agreements—Voting Agreements.”

Concurrently with the execution of the merger agreement, CytRx entered into the following agreements, all of which will become effective as of the effective time of the merger:

•	An employment agreement with Steven A. Kriegsman;

•	Consulting agreements with each of Leonard P. Ruiz, Jr. and Elliott J. Cody;

•
A letter agreement with Global Genomics Capital and Wasserman, Comden, Casselman & Pearson LLP, pursuant to which Wasserman, Comden, Casselman & Pearson LLP has agreed to receive, promptly after the effective time of the merger, 100,000 shares of CytRx common stock in lieu of cash to satisfy all fees, expenses and costs owed to it by Global Genomics Capital at the effective time of the merger; and

•	A letter agreement with Kriegsman Capital Group, LLC regarding certain rent and other overhead expenses to be paid by CytRx after the merger.

At the effective time of the merger, the following agreements will be entered into among the parties listed beside such agreement:

•	A registration rights agreement among CytRx and the shareholders of Global Genomics Capital common stock (other than dissenting shareholders);

•	An escrow agreement among CytRx, as the escrow agent, and Dean Ader, as the Global Genomics Capital shareholder representative; and

•	An extension of the existing investment banking agreement between CytRx and Cappello Capital Corp.

Additional information about each of the agreements referenced above can be found under the heading “Other Agreements” below.

Director and Officer Indemnification and Insurance

The merger agreement provides that the articles of incorporation of Global Genomics Capital at the effective time of the merger will contain provisions with respect to indemnification that are no less favorable than are set forth in the articles of incorporation of Global Genomics Capital immediately prior to the effective time of the merger and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the effective time of the merger in any manner that would adversely affect individuals who at the effective time of the merger were directors or officers of Global Genomics Capital.

In addition, for a period of six years after the merger, CytRx will cause Global Genomics Capital to indemnify the directors and officers of Global Genomics Capital, and CytRx will indemnify the directors and officers of CytRx who held such positions immediately prior to the effective time of the merger, on terms no less favorable than those set forth in the certificate of incorporation of CytRx as of the effective time of the merger. The provisions of CytRx’s certificate of incorporation and bylaws with respect to indemnification of CytRx’s directors and officers may not be amended, repealed or otherwise modified for a period of six years after the effective time of the merger in any manner that would adversely affect individuals who at the effective time of the merger were directors or officers of Global Genomics Capital or who immediately prior to the effective time of the merger were directors or officers of CytRx.

The merger agreement also provides that, for three years after the completion of the merger, CytRx will maintain continuously in effect directors’ and officers’ liability insurance covering the directors and officers of CytRx who were directors and officers immediately prior to the effective time of the merger. The terms of such coverage in the aggregate will not be less favorable than the more favorable of the terms of CytRx’s current insurance coverage and the directors’ and officers’ liability insurance provided by CytRx after the effective time of the merger to directors and officers of CytRx who were not in such positions prior to the effective time of the merger. If at any time prior to the expiration of the three-year period CytRx elects to change its insurance carrier with respect to its directors’ and officers’ liability insurance, CytRx will be obligated to purchase tail insurance.

CytRx expects to purchase a six year tail coverage directors’ and officers’ liability policy to cover the individuals who are CytRx directors and officers at the effective time of the merger.

Indemnification

Each of CytRx and Global Genomics Capital will indemnify the other for any claims, losses or liabilities by reason of or resulting from such party’s breach of any representation, warranty, covenant or agreement of such party contained in the merger agreement or any certificate delivered pursuant thereto. In addition, Global Genomics Capital will indemnify CytRx for any claims, losses or liabilities by reason of or resulting from Global Genomics Capital’s termination of certain stock options prior to the closing of the merger.

Subject to limited exceptions specified in the merger agreement, the representations, warranties and covenants of the parties survive the closing of the merger until the first anniversary of the effective time of the merger. Any claim based on fraud in connection with the merger agreement or the merger must be brought before the second anniversary of the effective time of the merger.

No party may make a claim for indemnification until the total of all indemnifiable losses exceeds $25,000 and then such party may make a claim for the entire amount of all indemnifiable losses incurred by such party. In addition, the maximum amount for which either party may be obligated to indemnify the other is equal to the value of 5% of the CytRx common stock issued in the merger.

Although indemnification claims may be delivered at any time prior to the applicable expiration date, neither party may recover any damages until the first business day after the first anniversary of the effective time of the merger, or, if any indemnification claim is pending at such time, the first business day after final resolution of all pending indemnification claims. At such time, the amount of damages recoverable by each party pursuant to resolved indemnification claims will be aggregated and the party with the greater recoverable amount will be entitled to receive the amount by which such party’s recoverable amount exceeds the other party’s recoverable amount.

If CytRx has a greater recoverable amount, CytRx will cancel a number of shares of CytRx common stock issued in the merger and included in the escrow that, when multiplied by $0.63755 (the average of the daily last sale prices for the shares of CytRx common stock on the Nasdaq National Market for the 20 consecutive trading days prior to February 11, 2002), equals the amount by which CytRx’s recoverable amount exceeds Global Genomics Capital’s recoverable amount. All fractional shares of CytRx common stock will be rounded up to the nearest whole share.

If Global Genomics Capital has a greater recoverable amount, CytRx will issue a number of additional shares of CytRx common stock equal to the quotient of the amount by which Global Genomics Capital’s recoverable amount exceeds CytRx’s recoverable amount divided by $0.63755 (the average of the daily last sale prices for the shares of CytRx common stock on the Nasdaq National Market for the 20 consecutive trading days prior to February 11, 2002). All fractional shares of CytRx common stock will be rounded up to the nearest whole share.

Indemnification under the merger agreement is the sole and exclusive remedy of the parties for any claim, loss or liability arising under the merger agreement, except for equitable remedies and claims relating to actual fraud.

Conditions to Completion of the Merger

CytRx, GGC Merger Corporation and Global Genomics Capital are required to complete the merger only after the satisfaction of specified conditions. These conditions, among others, include:

•	The holders of CytRx common stock must approve the issuance of shares of CytRx common stock in the merger;

•
All consents of, filings and registrations with, and notifications to all regulatory authorities that are necessary for the consummation of the merger shall have been filed, occurred or obtained and all waiting periods required by law shall have expired;

•	The absence of any law or order or any action taken by any court, governmental or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

•
The representations and warranties of the other parties to the merger agreement as set forth in the merger agreement must be accurate in all material respects as of the date of the merger agreement and as of the date the merger becomes effective; and

•	The other parties to the merger agreement must perform all agreements and comply with all covenants set forth in the merger agreement.

In addition, CytRx is not required to complete the merger unless the following additional conditions are satisfied, or are waived by CytRx:

•
The number of shares of Global Genomics Capital dissenting to the merger must equal less than 5% of all shares of Global Genomics Capital outstanding immediately prior to the effective time of the merger;

•	Certain promissory notes made by Global Genomics Capital must be fully converted into shares of Global Genomics Capital common stock or repaid in full;

•
Global Genomics Capital must receive all other consents that may be required to complete the merger or to prevent any default under or breach of any contract of Global Genomics Capital that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Global Genomics Capital;

•
The absence of any action taken, or any statute, rule, regulation or order enacted or enforced by any regulatory authority in connection with the grant of any required regulatory approval that imposes any requirement on CytRx or Global Genomics Capital that would materially adversely impact the economic or business benefits of the merger as to render uneconomic the consummation of the merger, or would require CytRx to dispose of any asset that is material to CytRx prior to the effective time of the merger;

•
The absence of any events, facts or circumstances arising after the execution of the merger agreement that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on CytRx or Global Genomics Capital;

•
All proceedings to be taken by Global Genomics Capital in connection with the transactions contemplated by the merger agreement and all documents incidental to such proceedings must be reasonably satisfactory in form and substance to CytRx;

•
The absence of any action, suit or proceeding seeking to restrain or prohibit the consummation of the merger or to obtain from CytRx, GGC Merger Corporation or Global Genomics Capital any damages that would result in a material adverse effect; and

•	CytRx must have received the following:

•	an escrow agreement executed by Dean Ader, as the Global Genomics Capital shareholder representative;

•	a closing liabilities certificate;

•	a legal opinion of outside counsel to Global Genomics Capital; and

•	a copy of the business plan for the combined company.

Additionally, Global Genomics Capital is not required to complete the merger unless Global Genomics Capital receives a legal opinion of outside counsel to CytRx.

Except for shareholder approval and certain legal or regulatory requirements, these conditions may be waived by the beneficiary of such conditions, including in the case of CytRx, after stockholder approval.

CytRx cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before September 30, 2002, CytRx or Global Genomics Capital may terminate the merger agreement and abandon the merger, unless it is not completed because of a breach of the merger agreement by the party seeking termination. See “—Termination” below.

Termination

CytRx and/or Global Genomics Capital may terminate the merger agreement, whether before or after the CytRx stockholders have approved the issuance of the shares of CytRx common stock in the merger or the Global Genomics Capital shareholders have approved the merger, upon the occurrence of a number of events, including the following:

•	by the mutual written consent of CytRx and Global Genomics Capital;

•
by either CytRx or Global Genomics Capital if the other party materially breaches any representation, warranty or covenant in the merger agreement or any representation or warranty of the other party shall have become untrue such that the conditions to the merger would be incapable of being satisfied by September 30, 2002;

•
by either CytRx or Global Genomics Capital if any consent of any regulatory authority required to complete the merger or the other transactions contemplated by the merger agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

•
by either CytRx or Global Genomics Capital if any injunction or action by any regulatory authority permanently restraining, enjoining or otherwise preventing the completion of the merger becomes final and nonappealable;

•	by either CytRx or Global Genomics Capital if CytRx stockholders do not approve the issuance of the shares of CytRx common stock in the merger at the Annual Meeting of CytRx stockholders; or

•
by either CytRx or Global Genomics Capital if the merger is not completed by September 30, 2002, unless the merger is not completed because of a breach of the merger agreement by the party seeking termination.

Expenses

Each party under the merger agreement will pay its own expenses in connection with the merger, except that CytRx will pay up to $25,000 of the expenses incurred by Global Genomics Capital for any audit required to be conducted to prepare the Global Genomics Capital financial statements included in this proxy statement and

CytRx will issue 100,000 shares of its common stock to Wasserman, Comden, Casselman & Pearson LLP in satisfaction of all legal fees due to such firm from Global Genomics Capital. See “Other Agreements—Letter Agreements.”

Waiver and Amendment

Prior to the effective time of the merger, the merger agreement may be amended by a subsequent writing signed by each party without shareholder approval, whether before or after the CytRx stockholders have approved the issuance of the shares of CytRx common stock in the merger or the Global Genomics Capital shareholders have approved the merger, so long as the amendment does not adversely affect the holders of CytRx common stock with respect to the manner or basis in which shares of Global Genomics Capital common stock will be exchanged for shares of CytRx common stock nor materially reduces or modifies the consideration to be received by the holders of Global Genomics Capital common stock.

In addition, prior to the effective time of the merger, a party may, upon authorization of its board of directors, extend the time for performance of any obligation of the other parties or waive any default in the performance of any covenants or conditions or inaccuracies in the representations or warranties contained in the merger agreement with respect to the other parties. All waivers must be in writing and signed by the waiving party.

After the effective time of the merger, CytRx may not amend the merger agreement or take any action inconsistent with the merger agreement or extend the performance of any obligations of the other parties or waive any default in the performance of any covenants or conditions or inaccuracies in the representations or warranties contained in the merger agreement with respect to the other parties, unless a majority of the pre-merger CytRx directors then serving on the CytRx board of directors approves the amendment or action in advance.

OTHER AGREEMENTS

Kriegsman Employment Agreement

Concurrently with the execution of the merger agreement, CytRx entered into an employment agreement with Steven A. Kriegsman for the position of Chief Executive Officer of CytRx, which will become effective as of the effective time of the merger. Mr. Kriegsman’s employment agreement, as amended by the parties in May 2002, provides that:

•
The term of the employment agreement is one year and shall be renewed automatically for additional one year terms unless either party provides written notice to the other at least thirty days prior to the end of the current term;

•	Mr. Kriegsman’s engagement may be terminated as follows:

•	by CytRx with cause;

•	by CytRx without cause, in which case Mr. Kriegsman would be entitled to severance in the following amounts:

•	if Mr. Kriegsman is terminated during the first year of employment, Mr. Kriegsman would be entitled to his salary for the remainder of the first year and for 6 months thereafter; or

•	if Mr. Kriegsman is terminated after the first year of employment, Mr. Kriegsman would be entitled to his salary through the termination date and for 6 months thereafter;

•	by Mr. Kriegsman without cause;

•
In addition, after the effective time of the merger, CytRx and Mr. Kriegsman will search for a full-time Chief Executive Officer to replace Mr. Kriegsman. Upon finding such replacement, Mr. Kriegsman will resign his employment and will be entitled to his salary, as discussed above, as if he had been terminated by CytRx without cause;

•	Mr. Kriegsman will devote such time and efforts as are reasonably necessary to implement the business plan and discharge his duties;

•	Mr. Kriegsman’s compensation will be $240,000 per year, plus reasonable business expenses, and he will be eligible to receive a bonus and grants of stock options to purchase CytRx common stock; and

•
During the term of his employment, Mr. Kriegsman will provide CytRx with the first opportunity to take action with respect to any acquisition opportunity or any other potential transaction identified by Mr. Kriegsman within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by the CytRx board of directors.

Registration Rights Agreement

At the effective time of the merger, CytRx and the shareholders of Global Genomics Capital common stock (other than dissenting shareholders) will enter into a registration rights agreement. Under this agreement, these shareholders will have registration rights regarding shares of CytRx common stock received by such shareholder in the merger or issuable upon the exercise of options or warrants for CytRx common stock beneficially owned by such shareholder at the effective time of the merger.

At any time on or after the effective time of the merger and prior to the second anniversary of the merger, any holder or holders in the aggregate of not less than the greater of 30% of the shares of CytRx common stock issued in the merger and 100,000 shares of CytRx common stock may demand, with customary exceptions, that CytRx register the resale of all the registrable CytRx common stock held by such holder and any other party to the registration agreement who desires to participate in the registration.

In addition, if CytRx proposes to register any of its equity securities, CytRx must provide notice of such proposed registration to any shareholder entitled to registration rights under the registration rights agreement. Such shareholders will be permitted to include their registrable securities in such proposed registration, subject to customary underwriter cut-backs.

CytRx will pay all costs and expenses of any registration under the registration rights agreement, except for underwriters’ discounts and commissions.

Consulting Agreements

Concurrently with the execution of the merger agreement, CytRx entered into a consulting agreement with each of Leonard P. Ruiz, Jr. and Elliott J. Cody, each of which will become effective as of the effective time of the merger.

Mr. Ruiz’s consulting agreement provides for the following:

•	The term of the consulting agreement is one year;

•	Mr. Ruiz’s engagement may be terminated prior to the expiration of the one-year term:

•	upon the death or disability of Mr. Ruiz;

•	by Mr. Ruiz upon the dissolution of CytRx;

•	by CytRx for cause;

•	by CytRx upon material breach of the consulting agreement by Mr. Ruiz; and

•	by mutual agreement between CytRx and Mr. Ruiz;

•	Mr. Ruiz’s compensation will be $10,000 per month and he will be reimbursed up to $100 per month for expenses without CytRx’s prior written authorization;

•
Mr. Ruiz will be reimbursed $15,000 for expenses advanced to Global Genomics Capital during the one year period prior to the effective time of the merger and up to an additional $15,000 for services performed between the date of the merger agreement and the effective time of the merger;

•
Mr. Ruiz will be entitled to a finder’s fee for future transactions with CytRx in which Mr. Ruiz made the initial introduction. The finder’s fee will be equal to five percent of the first $5 million transaction value and two percent of any transaction value over $5 million. The finder’s fee will be payable in shares of CytRx common stock.

Mr. Cody’s consulting agreement provides for the following:

•	The term of the consulting agreement is seven months;

•	Mr. Cody’s engagement may be terminated prior to the expiration of its term:

•	upon the death or disability of Mr. Cody;

•	by Mr. Cody upon the dissolution of CytRx;

•	by CytRx for cause;

•	by CytRx upon material breach of the consulting agreement by Mr. Cody; and

•	by mutual agreement between CytRx and Mr. Cody;

•	Mr. Cody’s compensation will be $7,500 per month and he will be reimbursed for expenses up to $100 per month without CytRx’s prior written authorization;

•	At the effective time of the merger, CytRx will pay Mr. Cody $7,500 for all services rendered by Mr. Cody to Global Genomics Capital from December 1, 2001 until the closing of the merger.

Escrow Agreement

At the effective time of the merger, CytRx will enter into an escrow agreement with Dean Ader, as the Global Genomics Capital shareholder representative. Promptly after the closing of the merger, CytRx’s transfer agent will issue and deliver to CytRx, as the escrow agent, a stock certificate representing 5% of the CytRx common stock issuable in the merger. CytRx will hold such shares on behalf of the Global Genomics Capital shareholders to satisfy any indemnification claims made by CytRx pursuant to the merger agreement. See “The Merger Agreement—Indemnification.”

Any shares of CytRx common stock remaining in escrow after expiration of the indemnification period and resolution of any pending indemnification claims will be distributed to the former Global Genomics Capital shareholders in accordance with each former shareholder’s percentage ownership interest in Global Genomics Capital immediately prior to the effective time of the merger.

Extension to Investment Banking Agreement with Cappello Capital

Concurrently with the execution of the merger agreement, CytRx extended its current agreement with Cappello Capital to serve as CytRx’s exclusive financial advisor for a period of twelve months after the execution of the extension. CytRx initially entered into an agreement with Cappello Capital effective January 2, 2001, pursuant to which Cappello Capital agreed to assist CytRx with analysis of potential transactions and strategic alternatives. The types of transactions with which Cappello Capital may assist CytRx include private placements of equity, debt or convertible securities, strategic alliances, sale of all or a portion of CytRx, recapitalization or strategic acquisitions.

As compensation for its services, CytRx granted Cappello Capital a ten-year warrant to purchase 1,272,492 shares of CytRx common stock, subject to downward adjustment under certain conditions, with an exercise price of $1.00 per share. Additionally, if CytRx proceeds with any of the transactions described in the agreement, CytRx will pay Cappello Capital a fee of between 3% and 7.5%, depending upon the nature of the transaction and the dollar amount involved. The agreement also provides for a fee of $150,000 to be paid to Cappello Capital if CytRx independently proceeds with a transaction on substantially similar terms to those proposed by Cappello Capital. If the merger with Global Genomics Capital closes, CytRx will pay Cappello Capital a fee of 448,330 shares of CytRx common stock, or 4.5% of the shares issuable in the merger.

Other than CytRx’s agreement to pay Cappello Capital a monthly retainer of $10,000 for the six-month period ending on June 30, 2002, all other terms and provisions of the agreement will remain unchanged.

Letter Agreements

Concurrently with the execution of the merger agreement, CytRx entered into a letter agreement with Kriegsman Capital Group, LLC, which provides that CytRx will pay Kriegsman Capital Group rent and other expenses related to Steven A. Kriegsman’s employment with CytRx. The amount of the rent and other expenses will be determined by the CytRx board of directors. The letter agreement will become effective as of the effective time of the merger.

Simultaneously with the execution of the merger agreement, CytRx entered into a letter agreement with Wasserman, Comden, Casselman & Pearson LLP pursuant to which CytRx will issue 100,000 shares of CytRx common stock to satisfy in full all legal fees due to Wasserman, Comden, Casselman & Pearson from Global Genomics Capital as of the effective time of the merger. The letter agreement will become effective as of the effective time of the merger.

Voting Agreements

Immediately prior to the execution of the merger agreement, CytRx entered into voting agreements with certain Global Genomics Capital shareholders who collectively own approximately 85% of the issued and outstanding shares of Global Genomics Capital common stock as of the date of this proxy statement.

The voting agreements prohibit such Global Genomics Capital shareholders from transferring their shares and voting rights in Global Genomics Capital common stock and obligates such shareholders to cause their shares in Global Genomics Capital to be voted:

•	in favor of the approval and adoption of the merger agreement and in favor of approval of the merger;

•
in favor of adjournment or postponement of any meeting of the shareholders of Global Genomics Capital if a quorum is not present until such time as a quorum is present or, if sufficient votes have not been cast in favor of the approval and adoption of the merger agreement and approval of the merger, until such time as there are sufficient votes to approve and adopt such matters;

•	against the approval or adoption of any proposal made in opposition to, or in competition with, the merger agreement and consummation of the merger; and

•	against any of the following:

•	any merger, consolidation or business combination involving Global Genomics Capital;

•	any sale, lease or transfer of any significant portion of the assets of Global Genomics Capital or any of its subsidiaries;

•	any sale, lease or transfer of any of the shares of capital stock of Blizzard Genomics, Inc. owned by Global Genomics Capital;

•	any reorganization, recapitalization, dissolution, liquidation or winding up of Global Genomics Capital or any of its subsidiaries;

•	any material change in the capitalization of Global Genomics Capital or the corporate structure of Global Genomics Capital; or

•	any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger.

In addition, each such Global Genomics Capital shareholder irrevocably appointed Jack J. Luchese, President and Chief Executive Officer of CytRx, and Mark W. Reynolds, Vice President, Finance and Secretary of CytRx, as the sole and exclusive attorneys and proxies of such shareholder, with full power of substitution and resubstitution to vote and exercise all voting and related rights with respect to all of the shares of capital stock of Global Genomics Capital beneficially owned by such shareholder.

Amendment to Shareholder Protection Rights Agreement

In connection with the execution of the merger agreement, CytRx and American Stock Transfer & Trust Company amended CytRx’s shareholder protection rights agreement to exempt the merger from triggering the separation of the rights under that agreement.

THE CYTRX BOARD OF DIRECTORS RECOMMENDS THAT CYTRX STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE SHARES OF CYTRX COMMON STOCK UNDER THE MERGER AGREEMENT.

IF THE CYTRX STOCKHOLDERS DO NOT APPROVE THE ISSUANCE OF THE SHARES OF CYTRX COMMON STOCK IN THE MERGER, CYTRX MAY STILL ELECT TO PROCEED WITH AND CLOSE THE MERGER IF THE BOARD DETERMINES THAT PROCEEDING WITH THE MERGER IS IN THE BEST INTERESTS OF CYTRX AND ITS STOCKHOLDERS AND IF (1) CYTRX COMMON STOCK IS NO LONGER LISTED ON EITHER THE NASDAQ NATIONAL MARKET OR THE NASDAQ SMALLCAP MARKET AT SUCH TIME, (2) CYTRX COMMON STOCK NO LONGER QUALIFIES FOR LISTING ON EITHER THE NASDAQ NATIONAL MARKET OR THE NASDAQ SMALLCAP MARKET AT SUCH TIME AND CYTRX BELIEVES SUCH COMMON STOCK WILL BE DELISTED OR (3) THE BOARD OTHERWISE HAS REASONABLE JUSTIFICATION TO PROCEED WITH THE MERGER.

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA OF CYTRX  AND GLOBAL GENOMICS CAPITAL

The following table sets forth unaudited pro forma selected combined financial information for the year ended December 31, 2001, and the three months ended March 31, 2002, giving effect to the proposed merger of CytRx with Global Genomics Capital and the proposed conversion immediately prior to the merger of certain notes payable issued by Global Genomics Capital. This pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the merger been consummated at the beginning of the periods presented or of future results. The pro forma selected combined statements of operations for the year ended December 31, 2001, and the three months ended March 31, 2002, and the pro forma selected combined balance sheet data as of March 31, 2002, have been derived from the pro forma condensed combined financial information appearing elsewhere in this proxy statement. This information should be read in conjunction with the historical financial statements of CytRx and Global Genomics Capital, including the respective notes thereto, included herein, and the unaudited pro forma financial information, including notes thereto, appearing elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	Year Ended December 31, 2001	Three Months Ended March 31, 2002
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues:
Net service revenues	$101,463	$22,453
License fees	3,751,000	1,000,000
Interest and other income	546,984	118,567

Total revenues	4,399,447	1,141,020

Loss from continuing operations	(3,023,500)	(494,597)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.16)	$(0.02)

Balance Sheet Data:
Total assets		$14,519,374
Long-term debt		—
Other long-term liabilities		—
Convertible debentures		—
Total stockholders’ equity		13,184,847

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2002 and the related unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and for the three months ended March 31, 2002 give effect to (a) the proposed merger of CytRx with Global Genomics Capital and (b) the proposed conversion immediately prior to the merger of certain notes payable issued by Global Genomics Capital. Assuming that the total number of shares of Global Genomics Capital common stock issued and outstanding, or issuable upon the exercise of any warrants or stock options for Global Genomics Capital common stock, does not change after the date of this proxy statement, CytRx intends to complete the merger through (1) the issuance of 8,941,201 shares of CytRx common stock in exchange for all of the outstanding shares of Global Genomics Capital capital stock and (2) the conversion of outstanding warrants to purchase Global Genomics Capital stock into warrants to purchase 1,021,680 shares of CytRx common stock. For purposes of this pro forma information, the calculated purchase price has been allocated to the assets and liabilities of Global Genomics Capital based on the relative fair value of such assets and liabilities. Since the merger will be accounted for as a purchase by CytRx of a group of assets of Global Genomics Capital in a transaction other than a business combination, the allocation of the total purchase price of the transaction to the assets and liabilities of Global Genomics Capital could result in acquired assets being valued in excess of or less than their individual fair values. No goodwill will be recognized as a result of the merger. The final allocation may differ from that used in the pro forma condensed combined financial statements.

The pro forma adjustments assume that this transaction had occurred as of March 31, 2002 in the case of the pro forma condensed combined balance sheet and January 1, 2001 in the case of the pro forma condensed combined statement of operations for the year ended December 31, 2001 and the three months ended March 31, 2002.

These pro forma financial statements and the notes thereto have been prepared by management of CytRx and should be read in conjunction with the historical financial statements and notes of CytRx and Global Genomics Capital, which are included elsewhere in this proxy statement. The historical balances represent the financial position and results of operations for each company and have been prepared in accordance with generally accepted accounting principles. The pro forma statements have been prepared in accordance with rules and regulations established by the Securities and Exchange Commission and are based on certain assumptions and estimates set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. These statements do not purport to be indicative of the financial position or results of operations that might have occurred, nor are they necessarily indicative of future results.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2002
(Unaudited)

		Note Conversions					Merger
	Historical Global Genomics Capital	Pro Forma Adjustments		Ref	Pro Forma Global Genomics Capital	Historical CytRx	Pro Forma Adjustments		Ref	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$15,777	$			$15,777	$4,988,697	$			$5,004,474
Accounts receivable, net	—				—	18,610				18,610
Current portion of note receivable	—				—	125,555				125,555
Other current assets	—				—	128,914				128,914

Total current assets	15,777		—		15,777	5,261,776		—		5,277,553
Property and equipment, net	—				—	1,599,508				1,599,508
Other assets
Note receivable	—				—	332,678				332,678
Investment in Blizzard and others	1,195,427				1,195,427	—		6,061,208	(2)	7,256,635
Deferred transaction costs	—				—	357,466		(357,466)	(3)	—
Other assets	—				—	53,000				53,000

Total other assets	1,195,427		—		1,195,427	743,144		5,703,742		7,642,313

Total assets	$1,211,204		$—		$1,211,204	$7,604,428		$5,703,742		$14,519,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$95,986		$(50,793)	(1)	$45,193	$746,800		$542,534	(3)	$1,334,527
Notes payable	875,000		(875,000)	(1)	—	—				—

Total current liabilities	970,986		(925,793)		45,193	746,800		542,534		1,334,527
Stockholders’ Equity
Common stock	1,392,058		925,793	(1)	2,317,851	12,199		(2,317,851)	(2)	21,140
								8,941	(2)
Additional paid-in capital	841,553				841,553	75,085,674		(841,553)	(2)	81,468,952
								6,383,278	(2)
Treasury stock	—				—	(2,279,238)				(2,279,238)
Accumulated deficit	(1,993,393)				(1,993,393)	(65,961,007)		1,993,393	(2)	(66,026,007)
								(65,000)	(2)

Total stockholders’ equity	240,218		925,793		1,166,011	6,857,628		5,161,208		13,184,847

Total liabilities and stockholders’ equity	$1,211,204		$—		$1,211,204	$7,604,428		$5,703,742		$14,519,374

(1)	To reflect the conversion of notes payable and accrued interest into shares of Global Genomics Capital common stock immediately prior to the merger.
(2)	To reflect the issuance of 8,941,201 shares of CytRx common stock, elimination of Global Genomics Capital equity accounts, and allocation of the purchase price.
(3)	To record the estimated remaining transaction costs and reclassification of amounts capitalized by CytRx as deferred transaction costs.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
Year Ended December 31, 2001
(Unaudited)

		Note Conversions				Merger
	Historical Global Genomics Capital	Pro Forma Adjustments	Ref	Pro Forma Global Genomics Capital	Historical CytRx	Pro Forma Adjustments	Ref	Pro Forma Combined
Revenues:
Service revenues	$—			—	101,463			$101,463
License fees	—			—	3,751,000			3,751,000
Interest income	37			37	162,284			162,321
Grant revenue	—			—	156,729			156,729
Other	—			—	227,934			227,934

	37	—		37	4,399,410	—		4,399,447
Expenses:
Cost of service revenues	—			—	70,501			70,501
Research and development	—			—	1,844,038			1,844,038
Selling, general and administrative	1,268,435	(33,347)	(1)	1,235,088	3,416,212	562,606	(2)	5,213,906
Equity in loss of investee	294,502			294,502	—			294,502

	1,562,937	(33,347)		1,529,590	5,330,751	562,606		7,422,947

Loss from continuing operations	$(1,562,900)	33,347		(1,529,553)	(931,341)	(562,606)		$(3,023,500)

Basic and diluted loss per common Share from continuing operations					$(0.09)			$(0.16)

Basic and diluted weighted average shares outstanding					10,358,381	8,941,201		19,299,582

(1)	To eliminate expense on notes payable assumed converted into Global Genomics Capital common stock.
(2)	To record amortization of acquired developed technology using a ten year useful life.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2002
(Unaudited)

		Note Conversions				Merger
	Historical Global Genomics Capital	Pro Forma Adjustments	Ref	Pro Forma Global Genomics Capital	Historical CytRx	Pro Forma Adjustments	Ref	Pro Forma Combined
Revenues:
Service revenues	$—			—	22,453			$22,453
License fees	—			—	1,000,000			1,000,000
Interest income	—			—	32,117			32,117
Grant revenue	—			—	31,313			31,313
Other	—			—	55,137			55,137

	—	—		—	1,141,020	—		1,141,020
Expenses:
Cost of service revenues	—			—	11,287			11,287
Research and development	—			—	318,801			318,801
Selling, general and administrative	36,015	(10,225)	(1)	25,790	990,177	148,014	(2)	1,163,981
Equity in loss of investee	141,548			141,548	—			141,548

	177,563	(10,225)		167,338	1,320,265	148,014		1,635,617

Loss from continuing operations	$(177,563)	(10,225)		(167,338)	(179,245)	(148,014)		$(494,597)

Basic and diluted loss per common Share from continuing operations					(0.02)			(0.02)

Basic and diluted weighted average shares outstanding					11,091,535	8,941,201		20,032,736

(1)	To eliminate expense on notes payable assumed converted into Global Genomics Capital common stock.
(2)	To record amortization of acquired developed technology using a useful life of ten years.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.    Determination of Purchase Price

The purchase price for Global Genomics Capital was determined in accordance with Statement of Financial Accounting Standards No. 141—Business Combinations (“FAS 141”) and Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets (“FAS 142”). FAS 141 states that the cost of an acquired company is measured by the fair value of the consideration received. Paragraph 22 of FAS 141 states that “the market price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced should be considered in determining the fair value of securities issued.” Based on this guidance, CytRx determined the fair value of the securities issued by CytRx to be $0.6475 per share, which is the average closing price as reported by Nasdaq for the period February 7 through February 12, 2002.

2.    Accounting for Merger and Allocation of Purchase Price

The merger will be accounted for as a purchase by CytRx of a group of assets of Global Genomics Capital in a transaction other than a business combination. Because the current activities of Global Genomics Capital are focused on the development of a business rather than the operation of a business and planned principal operations of Global Genomics Capital have not yet commenced, Global Genomics Capital is considered a development-stage company. As a result, the consolidated financial statements of CytRx after the transaction will reflect the assets and liabilities of CytRx at book value and will reflect the assets and liabilities of Global Genomics Capital based on the amount of purchase price allocated to such assets and liabilities, which allocation is based on the relative fair values of the assets and liabilities acquired. The allocation of the total purchase price of the transaction to the assets and liabilities of Global Genomics Capital could result in acquired assets being valued in excess of or less than their individual fair values. No goodwill will be recognized as a result of the merger. The total estimated purchase price of $7,292,219 has been allocated based on the relative fair market values of the assets acquired and the liabilities assumed. The pro forma allocation of the purchase price is based upon information available at the date of preparation of the pro forma financial statements and is subject to change, although this preliminary allocation is not expected to materially differ from the final allocation.

Global Genomics Capital is considered a development stage company. Therefore, in accordance with the guidance outlined in Emerging Issues Task Force Issue No. 98-3 (“EITF 98-3”), “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” Global Genomics Capital does not constitute a business as defined in FAS 141. Therefore, the Company will allocate the purchase price in accordance with the provisions of FAS 142 related to the purchase of a group of assets. FAS 142 provides that the cost of a group of assets acquired in a transaction other than a business combination shall be allocated to the individual assets acquired based on their relative fair values and shall not give rise to goodwill. In accordance with the provisions of FAS 141 and 142, all identifiable assets acquired, including identifiable intangible assets, were assigned a portion of the purchase price of the basis of their relative fair values. To this end, an independent valuation of Global Genomics Capital’s assets was used as an aid in determining the fair value of the identifiable assets, including identified intangible assets, in allocating the purchase price among the acquired assets. Since Global Genomics Capital is a development stage company, the assets and liabilities actually acquired and the fair market values of the assets will change prior to the completion of the transaction. Also, as discussed previously in this document, the existence of certain liabilities as of the closing date of the merger may reduce the total number of CytRx shares issued to Global Genomics Capital shareholders. As a result, the final allocation of the purchase price will be determined after the transaction is completed.

A summary of the determination of the preliminary purchase price is as follows:

Issuance of 8,941,201 shares of CytRx common stock at $0.6475 per share	$5,789,428
Fair value of 1,021,680 vested warrants issued to purchase CytRx common stock	602,791
Estimated transaction costs	900,000

Total preliminary purchase price	$7,292,219

A summary of the allocation of the preliminary purchase price to the acquired assets is as follows:

Net tangible assets, less outstanding liabilities	$(29,416)
Acquired developed technology	7,256,635
Acquired in-process research and development (charged to accumulated deficit)	65,000

$7,292,219

3.    Conversion of Notes Payable

At March 31, 2002, Global Genomics Capital had notes payable outstanding in the aggregate principal amount of $875,000. In April 2002, the company entered into agreements with each of the holders of the notes whereby, if such notes are outstanding immediately prior to the effective time of the merger, all outstanding principal and accrued interest will convert into shares of Global Genomics Capital common stock. These transactions will have no effect on the total number of shares issuable by CytRx in the merger.

4.    Additional Information

CytRx expects that it may terminate the employment of all of its current employees immediately after the merger. The effect of these terminations and resulting liabilities for severance payments are not reflected in the accompanying pro forma financial statements, since it is not directly attributable to the transaction. CytRx expects that its total liability for these severance payments will not exceed $1.2 million. Additionally, subject to stockholder approval, CytRx expects that approximately $145,000 of this liability may be satisfied through the issuance of shares of CytRx common stock to the affected individuals.

CytRx expects that some of the transaction costs included in accrued liabilities in the accompanying Pro Forma Condensed Combined Balance Sheet will be satisfied through the issuance of shares of CytRx common stock.

COMPARATIVE PER SHARE DATA
(Unaudited)

The following table compares historical and pro forma earnings (loss) per share and book value per share information for CytRx and Global Genomics Capital. You should read the table together with the financial information for CytRx and Global Genomics Capital included in this proxy statement. You should not rely on the pro forma financial information as an indication of the results that CytRx would have achieved if the merger had taken place earlier or of the results of CytRx after the merger.

	CytRx Corporation		Global Genomics Capital
	Historical	Pro Forma (1)	Historical	Equivalent Pro Forma (2)
Book value per share:
As of March 31, 2002	$0.59	$0.64	$0.02	$0.83

Loss per share from continuing operations:
For the year ended December 31, 2001	(0.09)	(0.16)	(0.16)	(0.21)
For the quarter ended March 31, 2002	(0.02)	(0.02)	(0.02)	(0.03)

Cash dividends per share:
For the year ended December 31, 2001	—	—	—	—
For the quarter ended March 31, 2002	—	—	—	—

(1)	The pro forma per share data for CytRx is computed as follows:

(a)
In the case of pro forma book value per share, pro forma stockholders’ equity is divided by the pro forma number of common shares of CytRx outstanding as March 31, 2002, assuming the merger had occurred as of that date.

(b)
In the case of pro forma loss per share, pro forma net loss is divided by the pro forma weighted average number of common shares of CytRx outstanding during each period, assuming the merger occurred as of January 1, 2001.

(2)
The equivalent pro forma per share data for Global Genomics Capital is computed by dividing CytRx’s pro forma per share information by the assumed exchange ratio of 0.771254 shares of CytRx common stock for each share of Global Genomics Capital common stock. The assumed exchange ratio may change between the date of this proxy statement and the effective time of the merger, however, the total number of shares of CytRx common stock issuable in the merger will not change.

INFORMATION REGARDING CYTRX

CytRx Business

General

We are a Delaware corporation that was incorporated in 1985, and are engaged in the development and commercialization of pharmaceutical products. Our current research and development activities include FLOCOR, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA-based vaccines. We also have a research pipeline with potential opportunities in the areas of muscular dystrophy, cancer, spinal cord injury, vaccine delivery and gene therapy. See “Product Development” below.

Certain financial information concerning the industry segments in which we operate can be found in Note 14 to our consolidated financial statements included in this proxy statement.

Product Development

Therapeutic Copolymer Programs

General.    Our primary focus is on CRL-5861 (purified poloxamer 188), also called FLOCOR, a novel, intra-vascular agent with pharmacological properties that can be characterized as rheologic, cytoprotective and anti-adhesive / anti-thrombotic. CRL-5861 is an intravenous solution that has the unique property of improving micro-vascular blood flow. Extensive preclinical and clinical studies suggest CRL-5861 may be of significant benefit in acute ischemic vascular disorders such as stroke, heart attack, and vaso-occlusive crisis of sickle cell disease. CRL-5861 may also provide benefit in cancer when used in combination with radiation or cytotoxic drugs. Through its effect on increasing blood flow, CRL-5861 is thought to (1) increase delivery of cytotoxic drugs to ischemic portions of tumors, and (2) increase oxygen delivery, thus increasing the sensitivity of tumor cells to drug and radiation therapy.

The safety profile of CRL-5861 is well established. It has been investigated in over 17 clinical studies representing administration to approximately 4,000 patients and healthy volunteers.

Sickle Cell Disease.    We believe CRL-5861 has significant potential in treating a variety of vascular-occlusive diseases, including sickle cell disease, spinal cord compression injury, muscular dystrophy and delivery of anti-cancer agents. For purposes of our sickle cell disease development program, we refer to CRL-5861 as “FLOCOR”.

Sickle cell disease is a devastating disorder originating from an inherited abnormality of hemoglobin, the oxygen-carrying molecule in red blood cells, which is typically seen in African-Americans and others of African descent. Under conditions of low blood oxygen, which is generally caused by dehydration or stress, the sickle cell victim’s hemoglobin becomes rigid causing red blood cells to become rough, sticky and irregularly shaped, often looking like sickles, which gives the disease its name. Estimates place the number of persons suffering from sickle cell anemia in the U.S. at about 80,000, or roughly one in 500 African-Americans. It is also estimated that complications from sickle cell disease result in healthcare expenditures of $1.0 to $1.5 billion annually in the U.S.

The most common problem sickle cell patients face is episodic pain (also referred to as vaso-occlusive crisis, or VOC). These episodes can last anywhere from days to weeks, and can vary significantly in their severity. The deformed sickle cells cannot easily flow through the smaller blood vessels of the body and tend to clump together, forming occlusions which impede blood flow. The occlusions deprive tissues of vital oxygen that can result in tissue death, inflammation and intense throbbing pain. Aside from causing considerable pain and suffering, these crisis episodes slowly destroy vital organs as they are deprived of oxygen. As a result, the life expectancy of sickle cell victims is about twenty years shorter than those without the disease. Patients suffering from sickle cell disease may experience several crisis episodes each year. Hospitalization is required when pain becomes too much to bear. There are about 75,000 hospital admissions annually to treat sickle cell patients undergoing acute vascular-occlusive crisis caused by the disease. On average, these patients require in-patient treatment for four to seven days. Currently there is no disease modifying treatment for acute crisis of sickle cell disease and treatment is limited to narcotics, fluids, and bed rest.

In sickle cell disease, the application of FLOCOR can best be described as an intravenous blood “lubricant”. FLOCOR’s unique surface-active properties decrease blood viscosity and enable the rigid sickled cells to become more flexible, thus allowing easier passage of blood cells through narrow blood vessels. We believe FLOCOR can shorten the episodes of vaso-occlusive crises and, most importantly, preserve organ function.

On December 21, 1999, we reported results from a Phase III clinical study of FLOCOR for treatment of acute sickle cell crisis. Although the study did not demonstrate statistical significance in the primary endpoint, statistically significant and clinically important benefits associated with FLOCOR were observed in certain subgroups. In addition, among the entire patient population, treatment with FLOCOR resulted in a statistically significant increase in the percentage of patients achieving resolution of their crisis. The Phase III study also demonstrated that FLOCOR is well tolerated. Based on the encouraging efficacy results and a good safety profile, our independent Data and Safety Monitoring Board (DSMB) and other thought leaders in the area of sickle cell disease recommended that we continue with clinical development of FLOCOR in sickle cell disease. We presented the results of the Phase III trial at the 24th Annual Meeting of the National Sickle Cell Disease Program in Philadelphia on April 12, 2000, and published the results in the Journal of the American Medical Association (2001, vol. 286).

Based on our conversations with the United States Food and Drug Administration (FDA), it is likely that either two small additional pivotal trials or one large trial will be required for FLOCOR’s approval, along with one to two additional safety studies. We have collaborated with a consortium of pediatric hematology centers, led by Johns Hopkins University School of Medicine, to design a follow-up Phase III trial to further investigate FLOCOR in children with sickle cell crisis. Johns Hopkins University School of Medicine, in cooperation with the Maryland Medical Research Institute, has submitted grant applications to the National Heart, Lung and Blood Institute of the National Institutes of Health for financial support of the trial. On June 3, 2002, CytRx was informed the grant to fund the Phase III trial to further investigate FLOCOR was not approved.

CytRx plans to meet with representatives of Johns Hopkins University School of Medicine and CytRx’s technical advisers to discuss a possible resubmission of the grant application for consideration by the National Heart, Lung and Blood Institute during its next grant review cycle. There is, however, no guarantee that such a submission will occur. Further, even if the grant application is resubmitted, there can be no assurance that we will be awarded any grant, or that, if awarded, such grant will provide adequate funding to complete the required testing and development. The additional studies would take approximately three years to complete patient enrollment, which would not begin until a grant is awarded. Regardless of whether any grant is awarded, CytRx will have to raise additional capital in order to complete the required testing and development of FLOCOR in the sickle cell area. If we are unable to raise such capital, and/or unable to secure the grants discussed above, we may have to cease further development of FLOCOR.

FLOCOR has been granted “Orphan Drug” designation by the FDA for the treatment of sickle cell crisis. The Orphan Drug Act of 1983, as amended, provides incentives to drug manufacturers to develop drugs for the treatment of rare diseases (for example, diseases that affect less than 200,000 individuals in the United States, or diseases that affect more than 200,000 individuals in the United States where the sponsor does not reasonably anticipate that its product will become profitable). As a result of the designation of FLOCOR as an Orphan Drug, if we are the first manufacturer to obtain FDA approval to market FLOCOR for treatment of sickle cell crisis, we will obtain a seven-year period of marketing exclusivity beginning from the date of FLOCOR’s approval. During this period, the FDA may not approve the same drug for the same use from another sponsor.

Cancer.    Cancer is the second leading cause of death in the United States. Chemotherapy and/or radiation treatments have highly variable results and improvements to these standard regimens are drastically needed. CRL-5861 possesses properties that appear to increase blood flow to poorly perfused areas of tumors, thus allowing chemotherapeutic agents to treat such areas more effectively. By increasing blood flow, the tumors become more active and sensitive to chemotherapy or radiation. Early preclinical studies have shown promising results of CRL-5861’s activity.

Muscular Dystrophy.    Duchenne muscular dystrophy (DMD) is an inherited disorder caused by an abnormal gene for a muscle protein known as dystrophin. Muscles deficient in dystrophin break down under normal muscular activity and the disease results in progressive muscle wasting, paralysis, and death often by age 20. There is no treatment that is effective in preventing the progressive muscle destruction of this devastating disorder. Several years ago, we began collaborating with researchers at the University of Cincinnati Medical Center to study CRL-5861 in the treatment of DMD. Recently, the collaboration was awarded a research grant from the Muscular Dystrophy Association for further studies in animal models. If these laboratory studies suggest CRL-5861 can protect dystrophin deficient mice, it may work similarly in humans with DMD.

Spinal Cord Injury.    Traumatic spinal cord damage is one of the most devastating injuries imaginable, and unfortunately occurs primarily in young people, often resulting in complete paralysis. Researchers believe that a significant portion of spinal cord damage results from a secondary progression of damage after the initial injury. This secondary injury results from membrane injury to nerve cells, causing them to lose function over time.

We are currently testing CRL-5861 for its ability to interact with damaged nerve membranes in such a way as to “seal” the damage and restore membrane integrity. If successful, this treatment could limit the progression of secondary, post-injury damage, thereby maintaining or restoring spinal cord function. Based on the successful outcome of these studies, we believe we can proceed very quickly with the clinical development of this agent since the program will benefit from the existing safety and manufacturing capabilities already in place for our FLOCOR program.

Vaccine Enhancement and Gene Therapy

DNA Vaccines & Gene Therapy.    Gene therapy and/or gene based vaccines are mediated through the delivery of DNA containing selected genes into cells by a process known as transfection. We refer to our gene delivery technology as TranzFect. A common class of materials used to enhance the transfection process are known as cationic lipids. This type of lipid can associate with and alter the integrity of a cell membrane, thus increasing the uptake of the complexed DNA. Unfortunately, cationic lipids are toxic to cells and are readily metabolized. Thus the effect of these agents in transfection protocols is not readily reproducible when used in vivo.

We have identified a series of non-ionic block copolymers known as poloxamers that share several physico-chemical traits with the cationic lipids in that they associate with DNA and cell membranes. However, the block copolymers are significantly less toxic than the cationic lipids and are not metabolized in vivo. In addition, the poloxamer family of non-ionic block copolymers have a significant history of being safely used in a wide variety of oral, injectable, and topical pharmaceutical products. Importantly, a poloxamer known as CRL-1005, which is among the most active in transfection protocols and is adjuvant active, has been studied in a Phase I clinical trial. In that trial, CRL-1005 was well tolerated at doses significantly higher than those anticipated to be useful in gene therapy or DNA vaccine studies.

In addition to the ability of poloxamers to enhance transfection, these compounds have significant immuno-adjuvant activity. Accordingly, we believe that an optimal application for this technology may be in the field of DNA vaccines. We believe that in this application, the activity of poloxamers will be two-fold. First, the poloxamers will act as delivery/transfection agents to facilitate the intracellular delivery and protection of the DNA from enzymatic digestion. Second, the poloxamer will act as an immuno-adjuvant. Since the poloxamer is not metabolized and has surface active properties, it is likely to remain on the surface of the transfected cell awaiting expression of the gene. When the gene product is excreted from the cell, the poloxamer is likely to associate with the antigen and exert immuno-adjuvant actions. Numerous preclinical and clinical studies have demonstrated that conventional vaccines adjuvanted with poloxamers are well tolerated and result in significantly enhanced antibody and cellular immune responses.

A large majority of CytRx’s revenues over the past two years has been generated from license fees paid to CytRx with respect to its TranzFect technology.

Merck License.    In November 2000, we entered into an exclusive, worldwide license agreement with Merck & Co., Inc. whereby we granted Merck the right to use our TranzFect technology in DNA-based vaccines targeted to four infectious diseases, one of which is HIV.

In November 2000, Merck paid us a signature payment of $2 million and in February 2002, Merck paid us an additional $1 million milestone fee related to the commencement by Merck of the first FDA Phase I Study for the first product incorporating TranzFect designed for the prevention and treatment of HIV. Merck will also pay us up to $3 million in $1 million increments within 30 days of the occurrence of each of the following: (1) the commencement by Merck of the earlier of the first FDA Phase IIb Study or Phase III Study for such HIV product; (2) the filing by Merck of the first U.S. Public Health Service Act Product License Application in one of the countries mentioned below for such HIV product; and (3) notification from a regulatory authority in the United States, Canada, France, Germany, Italy, Spain, the United Kingdom, or Japan that all approvals for the marketing of such HIV product, including pricing approvals, have been granted. Merck will also pay us an annual fee of $50,000 the first year, $75,000 the second year, and $100,000 the third year and each additional year thereafter until Merck receives notification from a regulatory authority as mentioned above.

For the products incorporating TranzFect targeting the other diseases, Merck will pay us milestone payments of up to $2,850,000 in the following increments: (1) $100,000 for the commencement by Merck of the first FDA Phase I Study; (2) $250,000 for the commencement by Merck of the earlier of the first FDA Phase IIb Study or Phase III Study; (3) $500,000 for the filing by Merck of the first U.S. Public Health Service Act Product License Application in one of the countries mentioned below; and (4) $2 million for notification from a regulatory authority in the United States, Canada, France, Germany, Italy, Spain, the United Kingdom, or Japan that all approvals for the marketing of such product, including pricing approvals, have been granted.

Merck also will pay to us royalties of between 2% and 4%, on a country-by-country basis, based on net sales. Merck will pay an additional 1% royalty on net sales if certain conditions are met regarding patent protection and Merck’s competitive position. The royalty payments are subject to certain reductions.

This agreement remains effective unless terminated according to its terms by either party or until the expiration of all royalty obligations thereunder. Merck may terminate this agreement at any time in its sole discretion by giving 90 days written notice. Upon termination by Merck, the rights and obligations under the agreement, including any licenses and payment obligations not yet due, also terminate. The agreement may also be terminated for cause by either party. All amounts paid to us are non-refundable upon termination of the agreement.

Restrictions in the Merck license prevent us from disclosing certain of its terms, including some of the specific disease targets covered. We have applied with the SEC for and have received confidential treatment for certain portions of the agreement, which have been omitted from the exhibit filed with the SEC.

Vical License.    On December 7, 2001, CytRx entered into a license agreement with Vical Incorporated granting Vical exclusive, worldwide rights to use or sublicense CytRx’s TranzFect poloxamer technology to enhance viral or non-viral delivery of polynucleotides (such as DNA and RNA) in all preventive and therapeutic human and animal health applications, except for (1) four infectious disease vaccine targets previously licensed by CytRx to Merck, and (2) DNA vaccines or therapeutics based on prostate-specific membrane antigen (PSMA). In addition, the Vical license permits Vical to use TranzFect poloxamer technology to enhance the delivery of proteins in prime-boost vaccine applications that involve the use of polynucleotides.

Under the Vical license, CytRx received a non-refundable up-front payment of $3,750,000 and has the potential to receive milestone and royalty payments in the future based on criteria described in the agreement. All amounts paid to us are non-refundable upon termination and require no additional effort on our part. Restrictions in the Vical license prevent us from disclosing certain of its terms, including some of the specific terms of the potential milestone and royalty payments. We have applied with the SEC for confidential treatment for certain portions of the agreement, which have been omitted from the exhibit filed with the SEC.

Conventional Vaccines.    As part of our TranzFect program, we have developed a library of compounds, many of which have been shown to enhance the activity of conventional vaccines. We refer to this program as Optivax. Other companies are currently evaluating the Optivax compounds for possible license.

Other Product Development Efforts

Food Animal Growth Promotant.    The FDA has expressed a growing concern about the use of low level antibiotics in animal feed and the possibility of resultant antibiotic resistance in human pathogens. Pending regulations at the FDA could suspend farmers’ use of any antibiotics found to promote the spread of resistant human pathogens. In experimental studies, our compound, CRL-8761, has been shown to have a consistent effect to improve the rate of weight gain and feed efficiency in well-controlled studies in poultry and swine. CRL-8761 consistently provides the same growth performance benefits as antibiotics but, since it has no antibiotic activity, it is free from human health concerns over the use of antibiotics.

In February 2001, we entered into a license agreement with Ivy Animal Health, Inc. under which we granted Ivy a worldwide exclusive license to CRL-8761. As part of the license, we received a nominal up-front payment, and will receive a milestone fee upon regulatory approval in the United States and a future royalty equal to 5% of net sales.

Research and Development Expenditures

Expenditures for research and development activities related to continuing operations were $1.8 million, $2.0 million and $12.8 million during the years ended December 31, 2001, 2000 and 1999, respectively, and $319,000 for the three months ended March 31, 2002.

Manufacturing

We require three suppliers of materials or services to manufacture CRL-5861: (i) a supplier of the raw drug substance, (ii) a supplier of the purified drug which is refined from the raw drug substance and (iii) a manufacturer who can formulate and sterile fill the purified drug substance into the finished drug product. The raw drug substance is currently widely available at commercial scales from numerous manufacturers. We have not entered into a formal agreement with any supplier for the raw drug substance because of its wide availability. In August 1999, we entered into a commercial supply contract with Organichem, Corp., located in Rennselaer, New York, for production of the purified drug substance. In April 2002, Organichem delivered a notice of termination of this contract based on an alleged breach by us. We believe that we are in full compliance with our contract with Organichem, and Organichem recently rescinded its notice of termination. However, Organichem has advised us that it intends to exercise its right to terminate the contract effective at the end of the initial four year term under a one-year notice provision, which notice Organichem may deliver no earlier than January 2003. There can be no assurance that Organichem will agree to any extension of our existing contract beyond December 31, 2003 or be willing to enter into a new supply contract with us. Moreover, should Organichem successfully assert a breach of our contract in the future that results in a termination of the contract before December 2003, we could be required to accelerate the write off of certain of our depreciable assets associated with this contract (currently valued at approximately $1,300,000), which could adversely affect our net worth. Any cancellation of our existing contract with Organichem or Organichem’s unwillingness to enter into a new agreement with us could have an adverse impact upon our ability to obtain additional purified drug substance if our then current supply were to be inadequate. Such inability to obtain additional purified drug substance in amounts and at prices acceptable to the Company could have a material adverse effect on our business. To meet the need for manufacture of our finished drug product, we have entered into a supply agreement with the Hospital Products Division of Abbott Laboratories. Our inability to maintain such relationship on terms acceptable to us could have a material adverse effect on our business.

If we modify our manufacturing process or change the source or location of product supply, regulatory authorities will require us to demonstrate that the material produced from the modified or new process or facility is equivalent to the material used in our clinical trials. Further, any manufacturing facility and the quality control and manufacturing procedures used by us for the commercial supply of a product must comply with applicable Occupational Safety and Health Administration, Environmental Protection Agency, and FDA standards, including Good Manufacturing Practice regulations. See “Government Regulation” below.

Patents and Proprietary Technology

We actively seek patent protection for our technologies, processes, uses, and ongoing improvements and consider our patents and other intellectual property to be critical to our business.

We continually evaluate the patentability of new inventions and improvements developed by our employees and collaborators. Whenever appropriate, we will endeavor to file United States and international patent applications to protect these new inventions and improvements. However, there can be no assurance that any of the current pending patent applications or any new patent applications that may be filed will ever be issued in the United States or any other country.

We also attempt to protect our proprietary products, processes and other information by relying on trade secrets and non-disclosure agreements with our employees, consultants and certain other persons who have access to such products, processes and information. Under the agreements, all inventions conceived by employees are our exclusive property. Nevertheless, there can be no assurance that these agreements will afford significant protection against misappropriation or unauthorized disclosure of our trade secrets and confidential information.

We believe we have worldwide comprehensive intellectual property covering the use of poloxamers in a number of therapeutic areas. We have patents claiming broad areas of the use of these compounds currently pending or issued in Canada, Japan, South Korea, the European Patent Office and the United States. On November 23, 1999, the U.S. Patent Office issued patent No. 5,990,241 “Polyoxypropylene/Polyoxyethylene Copolymers With Improved Biological Activity” to us. We believe the issue of this patent provides important exclusivity since it contains composition of matter claims for purified poloxamers used in our products and technologies, including purified poloxamer 188, the active ingredient in CRL-5861. This patent will expire in 2017. We also own a comprehensive group of patents that broadly claim the use of poloxamers as vaccine adjuvants that will provide additional coverage for DNA vaccines.

Competition

Many companies, including large pharmaceutical, chemical and biotechnology firms with financial resources, research and development staffs and facilities that are substantially greater than ours, are engaged in the research and development of pharmaceutical products that could compete with products under development by us. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and/or such products may be more effective than those under development by us or our licensees and corporate partners.

Government Regulation

The marketing of pharmaceutical products requires the approval of the FDA and comparable regulatory authorities in foreign countries. The FDA has established guidelines and safety standards that apply to the pre-clinical evaluation, clinical testing, manufacture and marketing of pharmaceutical products. The process of obtaining FDA approval for a new therapeutic product (drug) generally takes several years and involves the expenditure of substantial resources. The steps required before such a product can be produced and marketed for human use in the United States include preclinical studies in animal models, the filing of an Investigational New Drug (“IND”) application, human clinical trials and the submission and approval of a New Drug Application (“NDA”). The NDA involves considerable data collection, verification and analysis, as well as the preparation of summaries of the manufacturing and testing processes, preclinical studies, and clinical trials. The FDA must approve the NDA before the drug may be marketed. There can be no assurance that we will be able to obtain the required FDA approvals for any of our products.

The manufacturing facilities and processes for our products, whether manufactured directly by us or by a third party, will be subject to rigorous regulation, including the need to comply with Federal Good Manufacturing Practice regulations. We are also subject to regulation under the Occupational Safety and Health

Act, the Environmental Protection Act, the Nuclear Energy and Radiation Control Act, the Toxic Substance Control Act and the Resource Conservation and Recovery Act.

Employees

As of March 31, 2002, we had four full-time employees and one part-time employee.

Properties

We currently lease administrative office space at 154 Technology Parkway, Norcross, Georgia. These facilities are in satisfactory condition and suitable for our purposes and present operations. We also use contract lab facilities for research and development purposes.

Legal Proceedings

We are not a party to any material litigation. We are occasionally involved in other claims arising out of our operations in the normal course of business, none of which are expected, individually or in the aggregate, to have a material adverse affect on us.

Market for Registrant’s Common Equity and Related Stockholder Matters

Due to our inability to comply with the $1.00 per share closing bid requirement of the Nasdaq National Market, on May 14, 2002, CytRx applied to transfer its common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. Nasdaq approved the transfer to the Nasdaq SmallCap Market effective as of May 28, 2002. The Nasdaq SmallCap Market has the same $1.00 per share closing bid requirement, but CytRx has until at least August 13, 2002 to demonstrate compliance with such requirement under Nasdaq SmallCap Market rules for a period of at least ten consecutive trading days. If we fail to demonstrate such compliance by such date, Nasdaq may delist our common stock. On June 5, 2002, the closing bid for our common stock was $0.70. Our common stock continues to be traded under the symbol “CYTR.”

The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported by the Nasdaq National Market. Such prices represent prices between dealers without adjustment for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	High	Low
COMMON STOCK:
2002
First Quarter	1.00	.56
2001
Fourth Quarter	.94	.45
Third Quarter	1.12	.61
Second Quarter	1.35	.79
First Quarter	1.22	.75
2000
Fourth Quarter	1.56	.47
Third Quarter	1.63	.81
Second Quarter	2.88	.81
First Quarter	6.44	.91

On June 5, 2002, the closing price of our common stock as reported on the Nasdaq National Market was $0.70 and there were approximately 1,100 holders of record of our Company’s common stock. The number of record holders does not reflect the number of beneficial owners of our common stock for whom shares are held by brokerage firms and other institutions. We have not paid any dividends since our inception and do not contemplate payment of dividends in the foreseeable future.

CYTRX SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of CytRx. The selected consolidated statements of operations for the three month periods ended March 31, 2002 and 2001 and the selected consolidated balance sheet data as of March 31, 2002 have been derived from CytRx’s unaudited consolidated financial statements included in another part of this proxy statement, which, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation in all material respects of such information. The selected consolidated balance sheet data as of March 31, 2001 has been derived from CytRx’s unaudited consolidated financial statements for such period, which, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation in all material respects of such information. The selected consolidated statements of operations for each of the three years ended December 31, 2001, 2000 and 1999 and the selected consolidated balance sheet data as of December 31, 2001 and December 31, 2000 have been derived from CytRx’s audited consolidated financial statements also included in another part of this proxy statement. The selected consolidated statement of operations data for the years ended December 31, 1998 and 1997 and the selected consolidated balance sheet data as of December 31, 1999, December 31, 1998 and December 31, 1997 have been derived from CytRx’s audited financial statements for those periods.

The selected financial data set forth below should be read in conjunction with the sections of this proxy statement entitled “The Merger” and “CytRx Management’s Discussion and Analysis of Financial Condition and Results of Operations,” CytRx’s financial statements and related notes and the other financial data included elsewhere in this proxy statement. Historical results are not necessarily indicative of results to be expected in the future.

	Years Ended December 31,					Three Months Ended March 31,
	2001	2000	1999	1998	1997	2002	2001
						(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues:
Service revenues	$101,463	$451,031	$322,536	$350,789	$422,039	$22,453	$26,014
License fees	3,751,000	2,000,000	—	—	—	1,000,000	—
Interest and other income	546,947	876,827	1,068,924	1,762,747	1,381,306	118,567	156,780

Total revenues	4,399,410	3,327,858	1,391,460	2,113,536	1,803,345	1,141,020	182,794

Loss from continuing operations	(931,341)	(1,147,457)	(15,269,918)	(7,737,296)	(4,618,867)	(179,245)	(1,157,232)
Income (loss) from discontinued operations	—	799,355	240,627	2,943,937	(1,434,125)	—	—
Extraordinary item	—	—	—	(325,120)	—	—	—

Net loss	$(931,341)	$(348,102)	$(15,029,291)	$(5,118,479)	$(6,052,992)	$(179,245)	$(1,157,232)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.09)	$(0.12)	$(1.99)	$(1.01)	$(0.62)	$(0.02)	$(0.11)
Income (loss) from discontinued operations	—	0.08	0.03	0.38	(0.20)	—	—
Extraordinary item	—	—	—	(0.04)	—	—	—
Net loss	$(0.09)	$(0.04)	$(1.96)	$(0.67)	$(0.82)	$(0.02)	$(0.11)

Balance Sheet Data:
Total assets	$7,610,596	$6,859,238	$6,128,063	$16,641,568	$24,905,995	$7,604,428	$5,785,195
Long-term debt	—	—	650,000	—	—	—	—
Other long-term liabilities	—	—	1,693,638	—	—	—	—
Convertible debentures	—	—	—	—	2,000,000	—	—
Total stockholders’ equity	6,582,751	5,618,814	1,032,688	14,688,548	19,248,395	6,857,628	4,971,467

CYTRX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes “forward looking” statements that reflect our current views with respect to future events and financial performance. Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in our annual report on Form 10-K for the year ended December 31, 2001, and should not unduly rely on these forward looking statements. We undertake no duty to update the information in this discussion.

The following should be read in conjunction with selected financial data, the audited consolidated financial statements of CytRx included in this proxy statement, and other financial information appearing elsewhere in this proxy statement.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of its financial condition and results of operation are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates its estimates, including those related to revenue recognition, bad debts, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Service revenues are recognized at the time services are rendered. CytRx does not require collateral or other securities for sales made on credit. Revenues from collaborative research arrangements and grants are generally recorded as the related costs are incurred. The costs incurred under such arrangements are recorded as research and development expense and approximate the revenues reported in the accompanying statements of operations. Non-refundable license fee revenue is recognized upon receipt when no continuing involvement of CytRx is required and payment of the license fee represents the culmination of the earnings process. Non-refundable license fees received subject to future performance by CytRx or that are credited against future payments due to CytRx are deferred until services are performed, future payments are received or termination of the agreement, whichever is earlier.

Stock-based Compensation

CytRx grants stock options and warrants for a fixed number of shares to key employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. CytRx accounts for stock option grants and warrants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, and, accordingly, recognizes no compensation expense for the stock option grants and warrants for which the terms are fixed. For stock option grants and warrants which vest based on certain corporate performance criteria, compensation expense is recognized to the extent that the quoted market price per share exceeds the exercise price on the date such criteria are achieved or are probable. At each reporting period end, CytRx must estimate the probability of the criteria specified in the stock based awards being met. Different assumptions in assessing this probability could result in additional compensation expense being recognized. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. However, CytRx has continued to account for stock-based compensation in accordance with APB 25 (see Note 8 to CytRx’s consolidated financial statements included elsewhere in this proxy statement). CytRx has also granted stock options and warrants to certain consultants and other third parties. Stock options and warrants granted to consultants and other third parties are accounted for in accordance with Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued for Sales of Goods and Services to Other Than Employees, and are valued at the fair market value of the options and warrants granted or the services received, whichever is more reliably measurable. Expense is recognized in the period in which a performance commitment exists or the period in which the services are received, whichever is earlier.

Quarterly Financial Data

The following table sets forth unaudited statement of operations data for our nine most recent quarters. This quarterly information has been derived from our unaudited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Quarter Ended
Statement of Operations Data	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002
	(in thousands, except for per share data)
Service Revenues	$100	$85	$168	$98	$26	$10	$28	$37	$22
Gross profit	48	41	86	8	13	3	7	7	11
Income (loss) from continuing operations	(940)	(762)	(606)	1,161	(1,157)	(1,220)	(1,002)	2,448	(179)
Income from discontinued operations	40	759	—	—	—	—	—	—	—
Net income (loss)	(900)	(3)	(606)	1,161	(1,157)	(1,220)	(1,002)	2,448	(179)
Basic and diluted income (loss) per common share:
Continuing operations	(0.12)	(0.08)	(0.06)	0.11	(0.11)	(0.12)	(0.10)	0.23	(0.02)
Discontinued operations	0.01	0.08	—	—	—	—	—	—	—
Net income (loss)	(0.11)	(0.00)	(0.06)	0.11	(0.11)	(0.12)	(0.10)	0.23	(0.02)

Liquidity and Capital Resources

At March 31, 2002, we had cash and cash equivalents of $5.0 million and net assets of $6.9 million, compared to $5.3 million and $6.6 million, respectively, at December 31, 2001, and $3.8 million and $5.6 million, respectively, at December 31, 2000. Working capital totaled $4.5 million at March 31, 2002, compared to $4.4 million at December 31, 2001 and $2.7 million at December 31, 2000.

On December 7, 2001, CytRx entered into a license agreement with Vical Incorporated granting Vical exclusive, worldwide rights to use or sublicense CytRx’s TranzFect poloxamer technology to enhance viral or non-viral delivery of polynucleotides (such as DNA and RNA) in all preventive and therapeutic human and animal health applications, except for (1) four infectious disease vaccine targets previously licensed by CytRx to Merck, and (2) DNA vaccines or therapeutics based on prostate-specific membrane antigen (PSMA). In addition, the Vical license permits Vical to use TranzFect poloxamer technology to enhance the delivery of proteins in prime-boost vaccine applications that involve the use of polynucleotides. Under the Vical license, CytRx received an up-front payment of $3,750,000 and has the potential to receive milestone and royalty payments in the future based on criteria described in the agreement. Restrictions in the Vical license prevent us from disclosing certain of its terms, including some of the specific terms of the potential milestone and royalty payments. All amounts paid to us are non-refundable upon termination and require no additional effort on our part.

In November 2000, we entered into an exclusive, worldwide license agreement with Merck & Co., Inc. whereby we granted to Merck the right to use our TranzFect technology in DNA-based vaccines targeted to four infectious diseases, one of which is HIV. For the license to the TranzFect technology to treat the first disease target, Merck has paid us a signature payment of $2 million. In addition, in February 2002, Merck paid us a $1 million milestone fee related to the commencement by Merck of the first U.S. Food and Drug Administration Phase I Study for the first product incorporating TranzFect designed for the prevention and treatment of HIV. Merck may pay us additional milestone and product approval payments in the future of up to $3 million as they develop the product. Additionally, if certain conditions are met regarding patent protection and Merck’s competitive position, Merck may pay a royalty to us of 1% on net sales of products incorporating TranzFect for the first disease target. For each of the licenses to the TranzFect technology to treat the three additional disease targets, Merck will make a series of milestone and product approval payments to us totaling up to $2,850,000 each. If and when sales of products incorporating TranzFect for the three additional disease targets commence, we will receive royalties of between 2 and 4% of the net sales from such products. Additionally, if certain conditions are met regarding patent protection and Merck’s competitive position, Merck may pay an additional royalty of 1% on net sales of products incorporating TranzFect for these additional disease targets. Merck will also pay an annual fee of between $50,000 and $100,000 until the first product approval for one of the three additional disease targets. Merck may terminate the license at any time, upon 90 days written notice. All amounts paid to us are non-refundable upon termination and require no additional effort on our part.

In April 2000, we entered into a private equity line of credit agreement whereby we have the right to put shares of our common stock to an investor from time to time to raise up to $5,000,000, subject to the conditions and restrictions included in the agreement. Our ability to raise significant funds through this mechanism is subject to a number of risks and uncertainties, including stock market conditions and our ability to obtain and maintain an effective registration of the related shares with the Securities and Exchange Commission. To date, we have not exercised our right to sell shares under this agreement.

We are seeking government support for additional clinical studies of CRL-5861 (FLOCOR) in sickle cell disease. Based on the encouraging results we observed in children in the previous Phase III clinical study of CRL-5861, we have collaborated with a consortium of pediatric hematology centers led by Johns Hopkins University School of Medicine to design a follow-up Phase III trial to further investigate CRL-5861 in children with sickle cell crisis. Johns Hopkins University School of Medicine, in cooperation with the Maryland Medical Research Institute, submitted grant applications to the National Heart, Lung and Blood Institute of the National Institutes of Health (NHLBI) for financial support of the trial. On June 3, 2002, CytRx was informed the grant to fund the Phase III trial to further investigate CRL-5861 was not approved. We plan to meet with representatives of Johns Hopkins and our technical advisers to discuss a possible resubmission of the grant application for consideration by the NHLBI during its next grant review cycle. There is no guarantee that such submission will occur. Further, even if the grant application is resubmitted, there can be no assurance that we will be awarded any grant, or that if awarded, such grant will provide adequate funding to complete the required testing and development. Regardless of whether any grant is awarded, we will have to raise additional capital in order to complete the required testing and development of CRL-5861 in the sickle cell area. If we are unable to raise such capital and/or unable to secure any grants, we may have to cease further development of CRL-5861. We also continue to engage in discussions with third parties for the possible license of CRL-5861. We cannot assure you that we will enter into any license of CRL-5861 with a third party.

On February 11, 2002, we entered into an agreement whereby CytRx will acquire Global Genomics Capital, Inc., a privately held genomics holding company, by merging a wholly owned subsidiary of CytRx with and into Global Genomics Capital. The closing of the merger is anticipated in July 2002, and is contingent upon approval by the shareholders of each company and other customary closing conditions. If our proposed merger with Global Genomics Capital is completed, we will become obligated under contracts with our Chief Executive Officer and other officers to make cash payments to such officers of up to $1.2 million in the aggregate.

We will need additional funds to advance any of our technologies under development. Some of our additional capital requirements may be provided by the equity line of credit agreement or by potential milestone payments pursuant to the Merck and Vical licenses, but we also will pursue other sources of equity capital. The results of our technology licensing efforts and/or the actual proceeds of any fund-raising activities will determine our ongoing ability to operate as a going concern with the current portfolio of technologies under development. These efforts are subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us. There is no assurance that such funding will be available to finance our operations on acceptable terms, if at all. Insufficient funding may require us to delay, reduce or eliminate some or all of our research and development activities, planned clinical trials and administrative programs.

At December 31, 2001, we had consolidated net operating loss carryforwards for income tax purposes of approximately $54.1 million, which will expire in 2003 through 2020 if not utilized. We also have research and development tax credits and orphan drug tax credits available to reduce income taxes, if any, of approximately $6.7 million, which will expire in 2003 through 2021 if not utilized. Based on an assessment of all available evidence including, but not limited to, our limited operating history and lack of profitability, uncertainties of the commercial viability of our technology, the impact of government regulation and healthcare reform initiatives, and other risks normally associated with biotechnology companies, we have concluded that it is more likely than not that these net operating loss carryforwards and credits will not be realized and, as a result, a 100% deferred tax valuation allowance has been recorded against these assets.

The above statements regarding our plans and expectations for future financing are forward-looking statements that are subject to a number of risks and uncertainties. Our ability to obtain future financings through joint ventures, product licensing arrangements, equity financings or otherwise is subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us. There can be no assurance that we will be able to obtain future financing from these sources. Additionally, depending upon the outcome of our fund raising efforts, the accompanying financial information may not necessarily be indicative of future operating results or future financial condition.

Results of Operations for Years Ended December 31, 2001, 2000 and 1999

We recorded a net loss of $931,000 for the year ended December 31, 2001 as compared to net losses of $348,000 for 2000 and $15,029,000 for 1999. Loss from continuing operations was $931,000, $1,147,000 and $15,270,000 in 2001, 2000 and 1999, respectively.

Since 1996 we have marketed the services of a small group of human resource professionals to third parties under the name of Spectrum Recruitment Research as a way of offsetting our cost of maintaining this function. Service revenues related to Spectrum were $101,000 in 2001, $451,000 in 2000 and $323,000 in 1999. Cost of service revenues was $71,000 in 2001, $268,000 in 2000 and $240,000 in 1999, or 70%, 59% and 74% of service revenues, respectively. As more thoroughly discussed in Note 16 to CytRx’s consolidated financial statements included elsewhere in this proxy statement, the operations of Spectrum were terminated in February 2002.

Interest income was $162,000 in 2001 as compared to $170,000 in 2000 and $463,000 in 1999. The variance between years is attributable primarily to fluctuating cash balances. License fee income of $3,751,000 in 2001 and $2,000,000 in 2000 relates to our licenses of TranzFect to Vical and Merck, respectively (see Note 12 to CytRx’s consolidated financial statements included elsewhere in this proxy statement). Grant income was $157,000 in 2001 versus $349,000 in 2000 and $464,000 in 1999; the higher amount during 1999 is primarily due to a $445,000 grant from the U.S. Food and Drug Administration’s Division of Orphan Drug Development to support our Phase III clinical trial of FLOCOR during 1998 and 1999. Other income was $228,000, $358,000 and

$142,000 in 2001, 2000 and 1999, respectively. Other income for 2000 includes $225,000 in fees paid to us by Merck pursuant to an evaluation agreement for our TranzFect technology and pursuant to a fee for service agreement whereby we provided certain chemistry services to Merck.

Research and development expenses during 2001 were $1,844,000 versus $1,962,000 in 2000 and $12,812,000 in 1999. Research and development expenses were higher in 1999 primarily due to our clinical development activities for CRL-5861 (FLOCOR). In March 1998, we began a Phase III trial of CRL-5861 for treatment of acute sickle cell crisis, which was completed in December 1999. During 1999, we also continued our Phase I trial of CRL-5861 for treatment of Acute Chest Syndrome in sickle cell patients and initiated two additional clinical trials of CRL-5861–a Phase III study investigated repeat use of FLOCOR in patients with acute sickle cell crisis and a Phase I/II study for treatment of Acute Lung Injury. Subsequent to the completion of the Phase III trial, we reduced our clinical development activities for CRL-5861 pending further analysis of the Phase III results. Our development activities during 2000 and 2001 have consisted primarily of analysis of the Phase III results, consultation with our scientific and regulatory advisors and meetings with regulatory authorities regarding preparation for the next clinical activities for CRL-5861. The Phase III study did not achieve the high level of statistical significance required by the FDA for the study as a whole; the results in children, however, were statistically significant and our planned future studies will focus on the pediatric sickle cell population. Based on our recent conversations with the FDA, it is likely that either two small additional pivotal trials or one large trial will be required for approval, along with one to two additional safety studies. During 2001 we also initiated additional preclinical studies investigating the use of CRL-5861 in the areas of cancer and spinal cord injury.

Selling, general and administrative expenses during 2001 were $3,416,000 as compared to $2,245,000 in 2000 and $3,610,000 in 1999. We recorded non-cash charges of $1,441,000, $365,000 and $1,043,000 during 2001, 2000 and 1999, respectively, related to the issuance of stock warrants to certain consultants and certain vesting events for management stock options. Excluding these charges, selling, general and administrative expenses were $1,975,000, $1,880,000 and $2,567,000 during 2001, 2000 and 1999, respectively. The decrease from 1999 to 2000 reflects staff reductions and other measures we took during the first quarter of 2000 to reduce our expenses and conserve cash resources.

Discontinued Operations

Net income (loss) from the discontinued operations of Titermax and Vaxcel (net of minority interest) was $-0-, $799,000 and $241,000 in 2001, 2000 and 1999. See Note 13 to CytRx’s consolidated financial statements included elsewhere in this proxy statement. The following table presents the breakdown of net income (loss) from discontinued operations.

	2001	2000	1999
Titermax:
Operations	—	119,000	281,000
Gain on sale of business	—	680,000	—

	—	799,000	281,000
Vaxcel:
Operations	—	—	(44,000)
Minority interest	—	—	4,000

	—	—	(40,000)

Net income from discontinued operations	$—	$799,000	$241,000

Results of Operations for the Three Months Ended March 31, 2002 and 2001

We recorded a net loss of $179,000 for the three month period ended March 31, 2002 as compared to $1,157,000 for 2001.

Since 1996 we have marketed the services of a small group of human resource professionals to third parties under the name of Spectrum Recruitment Research (“Spectrum”) as a way of offsetting our cost of maintaining this function. Service revenues related to Spectrum were $22,000 and $26,000 during the three months ended March 31, 2002 and 2001, respectively. Cost of service revenues was $11,000 in 2002 versus $13,000 in 2001. In February 2002, CytRx terminated the operations of Spectrum and transferred the rights to use the Spectrum trade names to Albert, Isaac & Alexander, Inc., a consulting firm comprised of former CytRx (Spectrum) employees.

License fee income was $1,000,000 and $-0- during the three months ended March 31, 2002 and 2001, respectively. License fees for 2002 consist of a milestone fee received from Merck & Co., Inc. related to the commencement by Merck of a Phase I human clinical trial incorporating our TranzFect technology. Interest income was $32,000 in 2002 versus $61,000 in 2001. The variance between years generally corresponds to fluctuating cash and investment balances. Grant income was $31,000 in 2002 versus $46,000 in 2001. Costs related to grant income are included in research and development expense and generally approximate the amount of revenue recognized. Other income was $55,000 in 2002 versus $50,000 in 2001. Other income primarily consists of subrental fees.

Research and development expenses were $319,000 and $449,000 during the three months ended March 31, 2002 and 2001, respectively. Research and development expenditures for both periods primarily relate to our development activities for CRL-5861. During the first quarter of 2002, we conducted limited activities, pending a funding decision from the NHLBI relative to our previous grant submissions. Higher expenses during the first quarter of 2001 relate to our initiation of preclinical studies of CRL-5861 for the treatment of spinal cord injury and cancer.

Selling, general and administrative expenditures were $990,000 and $879,000 during the three months ended March 31, 2002 and 2001, respectively. During the first quarter of 2002 and 2001, we recognized non-cash charges of $89,000 and $479,000, respectively, related to the issuance of stock purchase warrants to certain consultants. Additionally, during the first quarter of 2002, as a result of our agreement to merge with Global Genomics Capital, Inc., we paid Jack Luchese, our President and Chief Executive Officer, a “Success Bonus” of approximately $435,000 pursuant to his employment agreement. In order to conserve the Company’s cash resources, Mr. Luchese agreed to accept $325,000 of the amount in CytRx stock rather than cash. As an inducement for Mr. Luchese to accept shares of stock in lieu of cash, these shares were issued at a value equal to 85% of the volume weighted average price of CytRx common stock for the 20 trading days prior to February 11, 2002. The total expense we recorded was approximately $428,000. Excluding these one-time charges, selling, general and administrative expenditures were $473,000 and $400,000 during the three months ended March 31, 2002 and 2001, respectively.

CYTRX QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our financial instruments that are sensitive to changes in interest rates are our investments. As of March 31, 2002, we held no investments other than amounts invested in money market accounts. We are not subject to any other material market risks.

CYTRX MANAGEMENT

Pursuant to our bylaws, our board of directors has set the number of directors of CytRx at five. Our certificate of incorporation and bylaws provide that the members of our board of directors are divided into three classes, one class to be elected at each annual meeting of stockholders and to serve for a term of three years.

Our board of directors has nominated each of Raymond C. Carnahan, Jr. and Herbert H. McDade, Jr. for election as a Class II director to serve until the earliest of:

•	CytRx’s 2005 annual meeting of stockholders,

•	his successor is elected and qualified, or

•	his death, resignation or removal for cause.

If the merger closes, Jack J. Luchese will resign as a director, the board will increase the size of the board to seven members, and the board will appoint Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D. to fill the vacancies.

The following is information concerning the nominees for election as well as the directors whose terms of office will continue after the Annual Meeting, which information includes each directors age in parentheses after his name. For information about the three individuals who will become directors of CytRx if the merger closes, see “—Global Genomics Capital Designees” below.

Current Nominees

Class II—Nominees to Serve as Directors Until the 2005 Annual Meeting

Raymond C. Carnahan, Jr. (76) first became a director of CytRx in 1991. Mr. Carnahan has over 39 years of experience in cost controls and operational systems in a variety of industries. Prior to his retirement in 1991, Mr. Carnahan served as Manager, International Cost Analysis planning for Johnson & Johnson International from 1974 to 1991. Mr. Carnahan has provided consulting services to Waterford-Wedgewood Corporation in England and to Torf Pharmaceutical Corporation in Poland and serves as President for the Morristown Memorial Hospital Chaplaincy Service in Morristown, New Jersey.

Herbert H. McDade, Jr. (75) first became a director of CytRx in 1990. Mr. McDade has been retired from business since 1996. From 1989 to 1996 Mr. McDade served as Chairman, President and Chief Executive Officer of Chemex Pharmaceuticals, Inc. (now Access Pharmaceuticals, Inc.). From 1986 to 1989 he was Chairman and President of Armour Pharmaceutical Corporation, a wholly owned subsidiary of Rorer Group, Inc. (now Rhone-Poulenc Rorer). Prior to 1986, Mr. McDade served as Vice President of the Revlon Corporation. Mr. McDade serves as a director of Access Pharmaceuticals, Inc., Discovery Laboratories, Inc. and CellPath, Inc.

The persons designated as proxies intend to vote the shares represented thereby in favor of the election to the board of directors of the nominees, unless either authority to vote for any nominee is withheld or such proxy has previously been revoked. We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person as they may select. We anticipate that management stockholders of CytRx will vote for the election of the nominees.

The Board of Directors recommends a vote FOR the nominees for election as directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting at which a quorum is present is required for the election of the nominees.

Continuing Directors

The following directors will continue to serve after the Annual Meeting, unless the merger closes. If the merger closes, Jack J. Luchese will resign as a director, the board will increase the size of the board to seven members and three individuals designated by Global Genomics Capital will be appointed to fill the vacancies. See “—Global Genomics Capital Designees” below.

Class I – Term Expiring at the 2004 Annual Meeting

Jack J. Luchese (53) has been President and Chief Executive Officer and a director of CytRx since March 1989. Prior to joining CytRx, Mr. Luchese served as Vice President and General Manager of the Armour Pharmaceutical Corporation, and as Vice President, Corporate Business Development and a member of the Management Committee of Rorer Group, Inc. (now Rhone-Poulenc Rorer). Prior to joining Rorer Group, Inc., Mr. Luchese was with Johnson & Johnson for 15 years where he held various positions in business development, field sales, new product marketing and finance. Mr. Luchese also serves as a director of DNAprint Genomics, Inc.

Class III – Term Expiring at the 2003 Annual Meeting

Max Link (61) first became a director of CytRx in 1996. Dr. Link has been retired from business since 1994. From May 1993 to June 1994, Dr. Link served as the Chief Executive Officer of Corange U.S. Holdings, Inc. (the holding company for Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy International). From 1992 to 1993, Dr. Link was Chairman of Sandoz Pharma. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma, Ltd. and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including President and Chief Executive Officer. Dr. Link also serves as a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., Cell Therapeutics, Inc., Celsion Corporation, Columbia Laboratories, Inc., Discovery Laboratories, Inc., Human Genome Sciences, Inc., Protein Design Laboratories, Inc. and Sulzer Medica, Ltd.

Alexander L. Cappello (46) first became a director of CytRx in January 2001. Since 1981, Mr. Cappello has served as Chairman of Cappello Group, Inc. Mr. Cappello has been active in the investment banking, merchant banking, project finance and venture capital arena since 1975. Prior to his current role with Cappello Group Inc., he was the founder of both Swiss American Financial and Euro American Financial Corp., two merchant and investment banking firms that progressively expanded operations throughout North America and Europe. Mr. Cappello’s early career experience was in sales with IBM and corporate finance with Union Bank of California. Mr. Cappello also serves as a director of Advanced Biotherapy, Inc.

Global Genomics Capital Designees

If the merger closes, the following individuals will be appointed as members of the CytRx board of directors:

Steven A. Kriegsman (60) has served as a director and the Chairman of Global Genomics Capital since June 14, 2000. Mr. Kriegsman is President and founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies. Mr. Kriegsman has advised such companies as Closure Medical Corporation, Novoste Corporation, Advanced Tissue Sciences, Inc., Miravant Medical Technologies and Maxim Pharmaceuticals. Mr. Kriegsman has a B.S. degree from New York University in accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman serves as a member of the board of directors of AuthentiDate Holdings Corp.

Louis Ignarro, Ph.D. (60) has served as a director of Global Genomics Capital since November 20, 2000. Dr. Ignarro serves as the Jerome J. Bezler, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota.

Joseph Rubinfeld, Ph.D. (69) co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld is a member of the board of directors of AVI BioPharma, Inc. and NeoTherapeutics, Inc. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and a M.A. and Ph.D. in chemistry from Columbia University.

Meetings of the Board of Directors and Committees

Board of Directors.    The property, affairs and business of CytRx are under the general management of our board of directors as provided by the laws of Delaware and our bylaws. CytRx has standing audit and compensation committees of the board of directors. CytRx does not have a nominating committee.

Our board of directors held seven meetings during 2001. Each director attended at least 75% of the total meetings of the board and the committees on which he served during 2001, except for Max Link and Alexander L. Cappello.

Audit Committee.    The audit committee makes recommendations concerning the engagement of outside auditors, reviews with the outside auditors the plans and results of the audit engagement, approves professional services provided by the outside auditors, reviews the independence of the outside auditors, considers the range of audit and non-audit fees and reviews the adequacy of CytRx’s internal accounting controls. The audit committee has discussed with the outside auditors the auditors’ independence from management and CytRx, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The board of directors has adopted a written charter for the audit committee. The current members of the audit committee are Raymond C. Carnahan, Jr. (Chairman), Max Link and Herbert H. McDade, Jr. The audit committee held one meeting during 2001.

Compensation Committee.    The compensation committee is authorized to review annual salaries and bonuses and has the authority to determine the recipients of stock options, the time or times at which options shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option. The compensation committee is also authorized to interpret the CytRx Corporation 1986, 1994 and 1995 Stock Option Plans and the CytRx Corporation 1998 and 2000 Long-Term Incentive Plans to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. Its current members are Herbert H. McDade, Jr. (Chairman), Raymond C. Carnahan, Jr. and Max Link. The compensation committee held four meetings during 2001.

Compensation of Directors

Periodically, CytRx’s board of directors reviews the then-current director compensation policies and from time to time makes changes to such policies based on various criteria the board deems relevant. Directors who are employees of CytRx receive no compensation for their service as directors or as members of committees. Non-employee directors receive a fee of $2,000 for each board meeting attended ($750 for meetings attended by teleconference) and $500 for each committee meeting attended. Non-employee directors who chair a board committee receive an additional $250 for each committee meeting attended.

Each non-employee director receives an initial stock option grant to purchase 5,000 shares upon the date he or she first becomes a member of the board. Options to purchase 5,000 shares of common stock are granted to each non-employee director annually. Stock option grants to directors pursuant to the plans discussed above contain the same terms and provisions as stock option grants to employees, except that options granted to directors are considered non-qualified stock options for income tax reporting purposes.

Beneficial Owners of More Than Five Percent of CytRx’s Common Stock; Shares Held by Directors and Executive Officers

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of June 6, 2002 by (1) each person who is known by us to beneficially own more than five percent of the common stock; (2) each director and nominee for director; (3) each of the named executive officers listed in “—Executive Compensation” below; and (4) all executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares of Common Stock
Name of Beneficial Owner	Number	Percentage
Alexander L. Cappello (1)	438,334	3.7%
Raymond C. Carnahan, Jr. (2)	25,465	*
R. Martin Emanuele (3)	215,604	1.8%
J. Michael Grindel (4)	162,690	1.4%
Max Link (5)	32,914	*
Jack J. Luchese (6)	2,262,005	17.0%
Herbert H. McDade, Jr. (7)	34,095	*
Mark W. Reynolds (8)	177,430	1.5%
All executive officers and directors as a group (9 persons) (9)	3,497,365	25.0%

*	Less than 1%.
(1)	Consists of 438,334 shares subject to options and warrants exercisable within 60 days.
(2)	Includes 25,215 shares subject to options exercisable within 60 days.
(3)	Includes 195,639 shares subject to options exercisable within 60 days.
(4)	Includes 153,416 shares subject to options exercisable within 60 days.
(5)	Includes 15,373 shares subject to options exercisable within 60 days.
(6)	Includes 1,582,427 shares subject to options and warrants exercisable within 60 days. Mr. Luchese’s business address is ^ CytRx Corporation, 154 Technology Parkway, Norcross, GA 30092.
(7)	Includes 33,095 shares subject to options exercisable within 60 days.
(8)	Includes 151,959 shares subject to options exercisable within 60 days.
(9)	Includes 2,719,286 shares subject to options and warrants exercisable within 60 days.

If the merger closes, assuming an exchange ratio of 0.771254, immediately after the closing of the merger Steven A. Kriegsman will beneficially own 4,141,401 shares of CytRx common stock, which will represent approximately 19% of the outstanding common stock immediately after the effective time of the merger.

Certain Relationships and Related Transactions

Effective January 1, 2001, CytRx entered into an agreement with Cappello Capital Corp. in which Cappello Capital serves as our exclusive financial advisor. The initial term of such agreement was for a period of twelve months, but concurrently with the execution of the merger agreement, this agreement was extended until the one year anniversary of the execution of the extension. Under the agreement, Cappello Capital assists us with analysis of potential transactions and strategic alternatives. The types of transactions that Cappello Capital may assist us with include private placements of equity, debt or convertible securities, strategic alliances, sale of all or a portion of CytRx, recapitalization or strategic acquisitions. As compensation for its services, we granted Cappello Capital a ten-year warrant to purchase 1,272,492 shares of our common stock (subject to downward adjustment under certain conditions) with an exercise price of $1.00 per share. Additionally, if we proceed with any of the transactions described in the agreement, we pay Cappello Capital a fee of between 3% and 7.5%, depending upon the nature of the transaction and the dollar amount involved. The fee payable to Cappello Capital if the merger closes will be 448,330 shares of CytRx common stock, or 4.5% of the shares issuable in the merger. Under the terms of the extension, CytRx will pay Cappello Capital a monthly retainer fee of $10,000 for the six-month period ending on June 30, 2002. Alexander L. Cappello, one of our directors, is Chairman and Chief Executive Officer of Cappello Group, Inc., an affiliate of Cappello Capital.

Under his employment agreement, Jack J. Luchese was entitled to a payment of $435,150 upon the execution of the merger agreement by CytRx and Global Genomics Capital and is entitled to an additional $435,150 upon the closing of the merger. In order to reduce the amount of cash that CytRx had to pay to Mr. Luchese, CytRx and Mr. Luchese agreed that approximately $325,200 of the first $435,150 payment would be satisfied by CytRx granting a stock award to Mr. Luchese under the CytRx Corporation 2000 Long-Term Incentive Plan under which CytRx would issue Mr. Luchese 558,060 shares of CytRx common stock. As an inducement for Mr. Luchese to accept shares of stock in lieu of cash, those shares were issued at a value equal to 85% of the volume weighted average price of CytRx common stock for the 20 trading days ended on February 8, 2002. The remainder of the first $435,150 payment was paid in cash. Upon the closing of the merger, Mr. Luchese also will receive a cash payout of approximately $45,000, which is approximately equal to the value of, and is being paid to Mr. Luchese in lieu of, medical and other similar benefits to which Mr. Luchese was entitled after his termination under the terms of his employment agreement.

Under agreements between each executive officer of CytRx, other than Jack J. Luchese, and CytRx, each executive officer of CytRx will be entitled to a cash payment upon his termination subsequent to the closing of the merger. In order to reduce the amount of cash that CytRx will have to pay to these executive officers, they have been offered, subject to certain stockholder approval, stock awards in lieu of cash for all or any portion of the amounts to which they are entitled. If any officer accepts the offer and the stockholders approve the amendment to the 2000 Long-Term Incentive Plan increasing the number of shares subject to that plan, that officer will receive a stock award under which CytRx will issue that officer a number of shares that when multiplied by 85% of the volume weighted average price of CytRx common stock for the 20 trading days prior to February 11, 2002, equals the amount of cash that the officer has elected to forego. In addition, as an additional inducement for an executive officer to accept, in full or in part, this offer, CytRx has agreed to amend all outstanding options held by such officer to allow those options to be exercised for the entire remainder of their original terms. For additional information, see “The Merger—Interests of Executive Officers and Directors” on page 18.

In June 2001, the CytRx board of directors agreed to provide each executive officer of CytRx with a stay bonus equal to approximately two months of such officer’s current salary, which bonus is payable upon the closing of the merger. For additional information, see “The Merger—Interests of Executive Officers and Directors” on page 18.

Executive Officers of CytRx

Except for Jack J. Luchese, whose background is discussed above in “—Continuing Directors”, set forth below is information regarding CytRx’s executive officers, including their ages, positions with CytRx and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of common stock, see “—Beneficial Owners of More Than Five Percent of CytRx’s Common Stock; Shares Held by Directors and Executive Officers” above.

R. Martin Emanuele, PH.D. (47) joined CytRx in 1988 as the project director for CytRx’s RheothRx project (now FLOCOR). Dr. Emanuele assumed the duties of Vice President, Preclinical Development in June 1990 and became Vice President, Research and Business Development in October 1997. Before joining CytRx, he worked as a clinical research scientist at DuPont Critical Care and as a visiting scientist at Institute Choay.

William B. Fleck (44) joined CytRx in April 1993 as Vice President, Human Resources. Since 1996, Mr. Fleck has devoted a substantial portion of his time toward managing CytRx’s Spectrum Recruitment Research division. From 1992 to 1993 Mr. Fleck served as Director, Human Resources and Training for Central Health Services (CHS). During 1991, he was Director, Human Resources for Knowledgeware, Inc. Prior to joining Knowledgeware, Mr. Fleck held senior human resources management positions with MCI Communications from 1989 to 1991 and Harris/3M from 1984 to 1989.

J. Michael Grindel, PH.D. (55) joined CytRx in October 1997 as Vice President, Drug Development. From 1994 to 1997 Dr. Grindel served as Vice President, Preclinical Development for Hybridon, Inc. in Cambridge, MA. From 1989 to 1994 Dr. Grindel was Vice President for Project Planning and Management at the R. W. Johnson Pharmaceutical Research Institute (a subsidiary of Johnson & Johnson) in Raritan, NJ. Prior to that Dr. Grindel served in various research and development management positions with McNeil Pharmaceutical from 1976 to 1989 and the Walter Reed Army Institute of Research from 1973 to 1976.

Mark W. Reynolds (40) joined CytRx in 1988 as Controller, becoming Chief Financial Officer and Corporate Secretary in 1996 and Vice President, Finance in 1999. Prior to joining CytRx, Mr. Reynolds was employed as a certified public accountant with Arthur Andersen LLP in Atlanta, Georgia.

Executive Compensation

The following table presents summary information concerning compensation paid or accrued by CytRx for services rendered in all capacities during the fiscal years ended December 31, 1999, 2000 and 2001 for (i) our President and Chief Executive Officer; and (ii) each of our three other most highly compensated executive officers whose total salary and bonus exceeded $100,000 (determined as of December 31, 2001).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)		All Other Compensation ($)
Jack J. Luchese	2001	$360,150	$55,250	(1)	550,000	(2)	$—
President and Chief Executive Officer	2000	350,000	17,500		100,000		—
	1999	342,125	75,000		500,000		5,000	(6)

R. Martin Emanuele	2001	185,500	30,250	(1)	32,500	(3)	—
Vice President, Research and Business	2000	181,000	7,500		111,250		—
Development	1999	174,200	15,000		32,500		5,000	(6)

J. Michael Grindel	2001	208,300	17,750	(1)	20,000	(4)	—
Vice President, Drug Development	2000	203,300	5,000		—		—
	1999	199,150	30,000		20,000		5,000	(6)

Mark W. Reynolds	2001	136,250	17,750	(1)	32,500	(5)	—
Vice President, Finance and Secretary	2000	125,000	12,500		105,250		—
	1999	115,000	20,000		32,500		5,000	(6)

(1)	Bonuses for 2001 were paid in January 2002.
(2)	Includes 500,000 shares underlying previously issued warrants that were repriced during 2001. See “Ten Year Option Repricings.”
(3)	Consists of 32,500 shares underlying previously issued options that were repriced during 2001. See “Ten Year Option Repricings.”
(4)	Consists of 20,000 shares underlying previously issued options that were repriced during 2001. See “Ten Year Option Repricings.”
(5)	Consists of 32,500 shares underlying previously issued options that were repriced during 2001. See “Ten Year Option Repricings.”
(6)	Represents matching contributions by CytRx under its 401(k) profit sharing plan.

Option Grants in Last Fiscal Year

The following table summarizes the stock options and warrants granted during the fiscal year ended December 31, 2001 to each of the executive officers listed in the Summary Compensation Table above.
						Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%	10%
Jack J. Luchese	50,000	(2)	7.6%	$1.00	2/22/03	$5,125	$10,500
	500,000	(1)(3)	75.8	0.93	6/7/11	292,436	741,090
R. Martin Emanuele	32,500	(1)(4)	4.9	0.93	6/7/11	19,008	48,171
J. Michael Grindel	20,000	(1)(5)	3.0	0.93	6/7/11	11,697	29,644
Mark W. Reynolds	32,500	(1)(6)	4.9	0.93	6/7/11	19,008	48,171

(1)	These are previously issued options or warrants which were repriced on June 7, 2001. See “Ten Year Option Repricings” below.
(2)	100% vested upon grant date.
(3)
Warrants as to 250,000 shares vest at the rate of 25,000 per calendar quarter, beginning March 31, 2000. The remaining warrants vest upon the achievement of Company performance criteria. As of December 31, 2001, 225,000 of the warrants are vested.

(4)
Options as to 13,000 shares vest over a three year period from the original date of grant (9/1/99). The remaining options vest upon the achievement of Company performance criteria. As of December 31, 2001, 13,541 of the options are vested.

(5)
Options as to 13,000 shares vest over a three year period from the original date of grant (9/1/99). The remaining options vest upon the achievement of Company performance criteria. As of December 31, 2001, 10,416 of the options are vested.

(6)
Options as to 13,000 shares vest over a three year period from the original date of grant (9/1/99). The remaining options vest upon the achievement of Company performance criteria. As of December 31, 2001, 13,541 of the options are vested.

Option Values at December 31, 2001

The following table sets forth the number and total value of unexercised in-the-money options at December 31, 2001 for each of our executive officers named in the Summary Compensation Table above, using the price per share of the common stock of $0.65 on December 31, 2001. No stock options were exercised during 2001 by any of the executive officers listed in the Summary Compensation Table above.

	Number of Securities Underlying Unexercised Options at December 31, 2001 (#)		Value of Unexercised In-the-Money Options at December 31, 2001 ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Jack J. Luchese	1,532,427	325,000	$—	$—
R. Martin Emanuele	167,639	118,959	—	—
J. Michael Grindel	135,916	57,084	—	—
Mark W. Reynolds	131,959	118,959	—	—

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2001 regarding securities authorized for issuance under our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Equity compensation plans approved by security holders:
1986 Stock Option Plan	56,093	$1.00	—
1994 Stock Option Plan	273,823	$1.12	32,850
1995 Stock Option Plan	25,000	$1.00	22,107
1998 CytRx Corporation Long-Term Incentive Plan	431,535	$0.99	17,017
2000 CytRx Corporation Long-Term Incentive Plan	385,417	$1.00	None	(1)

Equity compensation plans not approved by security holders:
Other plans(2)	1,707,427	$0.98	N/A

Total	2,879,295	$1.00	71,974

(1)	Subject to stockholder approval of Proposal 4, the number of securities available for future issuance will be 2,000,000 shares.
(2)	Represents warrants to purchase shares of our common stock we have granted to Mr. Luchese pursuant to his employment agreement.

Mr. Luchese holds warrants to purchase an aggregate of 1,707,427 shares at a weighted-average exercise price of $0.98 per share. Each of the warrants is exercisable for a term of ten years after the grant date and generally includes a combination of tenure-based vesting as well as vesting upon the achievement of corporate objectives. See “—Executive Compensation” and “—Compensation Committee Report on Executive Compensation.”

Ten Year Option Repricings

On June 7, 2001, our board of directors approved a repricing plan whereby certain options and warrants held by employees were repriced, based on the market price of CytRx’s common stock on the date of board approval ($0.93). The following table sets forth certain information with respect to adjustments to the exercise price of stock options or warrants previously awarded to any executive officer during the last ten fiscal years.

Name	Date	Number of Securities Underlying Options Repriced (#)	Market Price of Stock at Time of Repricing ($)	Exercise Price at Time of Repricing ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing
Jack J. Luchese, President and Chief Executive Officer	6/7/01 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 1/1/95 1/1/95 1/1/95	500,000 450,000 50,000 200,000 100,000 32,427 50,000 500,000 32,427 75,000	$0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 5.25 5.25	$2.13 2.94 4.13 3.69 7.00 7.00 4.50 4.50 17.00 16.00	$0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 7.00 7.00	8.2 yrs 9.6 yrs 8.7 yrs 7.5 yrs 6.3 yrs 4.5 yrs 2.4 yrs 6.3 yrs 8.2 yrs 9.5 yrs

R. Martin Emanuele, Vice President, Research and Business Development
6/7/01 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 1/1/95 1/1/95 1/1/95 1/1/95 1/1/95 1/1/95 1/1/95
		32,500 50,000 5,000 5,000 3,750 12,500 2,500 833 2,500 13,125 6,250 2,297 1,303 1,665 4,375 18,750 3,750 2,500 3,750 1,250 1,250 3,750 18,750 4,375 1,665 1,303 2,297	0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 5.25 5.25 5.25 5.25 5.25 5.25 5.25	2.13 2.94 4.06 3.63 4.00 2.75 3.75 4.52 4.52 7.00 7.00 7.00 7.00 7.00 7.00 7.00 4.00 4.13 7.00 7.00 9.50 11.63 7.88 17.50 23.00 17.63 20.00	0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 7.00 7.00 7.00 7.00 7.00 7.00 7.00
8.2 yrs 9.6 yrs 9.2 yrs 8.2 yrs 7.2 yrs 6.5 yrs 6.5 yrs 6.5 yrs 6.5 yrs 6.5 yrs 6.2 yrs 5.2 yrs 4.5 yrs 4.2 yrs 3.2 yrs 2.7 yrs 2.2 yrs 2.1 yrs 1.6 yrs 1.4 yrs 5.1 yrs 5.3 yrs 6.4 yrs 6.9 yrs 7.9 yrs 8.2 yrs 8.9 yrs

Name	Date	Number of Securities Underlying Options Repriced (#)	Market Price of Stock at Time of Repricing ($)	Exercise Price at Time of Repricing ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing
William B. Fleck, Vice President, Human Resources	6/7/01 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 1/1/95 1/1/95 1/1/95	25,000 50,000 7,500 20,000 3,750 3,750 2,297 1,656 10,209 10,209 1,656 2,297	0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 5.25 5.25 5.25	2.13 2.94 4.06 3.63 4.00 7.00 7.00 7.00 7.00 15.00 18.50 20.00	0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 7.00 7.00 7.00	8.2 yrs 9.6 yrs 9.2 yrs 8.2 yrs 7.2 yrs 6.2 yrs 5.2 yrs 4.9 yrs 4.6 yrs 8.3 yrs 8.6 yrs 8.9 yrs

J. Michael Grindel, Vice President, Drug Development	6/7/01 9/15/98 9/15/98	20,000 6,000 100,000	0.93 1.00 1.00	2.13 2.94 4.81	0.93 1.00 1.00	8.2 yrs 9.6 yrs 9.1 yrs

Mark W. Reynolds, Vice President, Finance and Secretary	6/7/01 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 9/15/98 1/1/95 1/1/95 1/1/95 1/1/95 1/1/95	32,500 50,000 7,500 20,000 5,000 1,875 3,750 1,250 1,667 1,875 460 666 2,625 3,750 2,500 2,500 1,250 3,750 3,750 1,250 750	0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 5.25 5.25 5.25 5.25 5.25	2.13 2.94 4.06 3.63 4.00 4.00 7.00 7.00 4.52 7.00 7.00 7.00 7.00 6.75 4.00 4.13 9.50 11.63 17.50 23.00 20.00	0.93 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 7.00 7.00 7.00 7.00 7.00	8.2 yrs 9.6 yrs 9.2 yrs 8.2 yrs 8.1 yrs 7.2 yrs 6.5 yrs 6.5 yrs 6.5 yrs 6.2 yrs 5.2 yrs 4.2 yrs 3.2 yrs 2.8 yrs 2.2 yrs 2.1 yrs .1 yrs .3 yrs 6.9 yrs 7.9 yrs 8.9 yrs

Employment and Change in Control Agreements

Employment Agreement.    Jack J. Luchese was named our President and Chief Executive Officer in March 1989. His employment agreement with us was amended and restated as of September 1, 1999 and was further amended as of January 1, 2002. Mr. Luchese’s employment agreement expires on December 31, 2002. Under the agreement, Mr. Luchese is paid an annual base salary, which currently is $360,150. The base salary will be reviewed no less than once each 18 months and will be adjusted from time to time consistent with average overall merit increases for all other employees. In addition to his annual base salary, Mr. Luchese is eligible to receive cash bonuses with respect to each calendar year during the term of the agreement as determined from time to time by the compensation committee of our board of directors, in its sole discretion. The employment agreement provides that Mr. Luchese will be entitled to a success bonus of $435,150 if, during the term of the agreement, we execute a definitive agreement for a transaction that would constitute a change in control or if we execute a FLOCOR license agreement. In connection with the execution of the merger agreement on February

11, 2002, CytRx became obligated to pay Mr. Luchese the success bonus. See “The Merger—Interests of Executive Officers and Directors.” The agreement also provides that Mr. Luchese will be entitled to a change in control payment if, during the term of the agreement, our stockholders approve a transaction that would constitute a change in control or if a change in control otherwise occurs. The amount of the change in control payment is (1) the higher of $870,300 or an amount equal to two times his then-current salary and highest annual bonus for the last three years, minus (2) the amount of the success bonus, if any, previously paid to him. The agreement also contains confidentiality and non-competition provisions. Mr. Luchese would be required to forfeit the success bonus and change in control payment if he violated the confidentiality and non-competition provisions in the employment agreement.

Pursuant to the employment agreement, Mr. Luchese has been granted options and warrants to purchase an aggregate of 1,857,427 shares of common stock. Warrants to purchase 1,257,427 shares have an exercise price of $1.00, warrants as to 500,000 shares have an exercise price of $0.93 and options as to 100,000 shares have an exercise price of $1.03125. The vesting criteria of such options and warrants include a combination of tenure and achievement of defined corporate objectives. As of December 31, 2001, 1,532,427 of the 1,857,427 shares subject to options and warrants held by Mr. Luchese are vested. The shares of stock that may be acquired upon exercise of warrants and options held by Mr. Luchese have been or will be registered by us under the Securities Act of 1933, as amended. The warrants and options contain certain anti-dilution provisions and provide for accelerated vesting in the event that Mr. Luchese’s employment is terminated by the board of directors without cause, in the event of his death or disability or in the event of a change of control.

Change in Control Agreement.    In April 1997, we entered into a separate change in control agreement with Mr. Luchese, which was amended and restated in September 1999 and further amended as of January 1, 2002. The change in control agreement has a renewing three-year term. If a change in control occurs during the term of the change in control agreement, or if Mr. Luchese’s employment is terminated in connection with or in anticipation of a change of control, the change in control agreement would become a new two-year employment agreement that automatically replaces and supercedes Mr. Luchese’s pre-change in control employment agreement, described above.

The change in control agreement provides that, to the extent that Mr. Luchese had not previously received the success bonus or the change in control payment described above under his pre-change in control employment agreement, he will be entitled to the success bonus and change in control payments if the triggering events occur during the employment period under the change in control agreement. The change in control agreement also contains confidentiality and non-competition provisions. Mr. Luchese would be required to forfeit the success bonus and change in control payment if he violated the non-competition provisions in the change in control agreement.

Mr. Luchese’s employment period under the change in control agreement begins on the effective date of a change in control and continues for two years. During the employment period, Mr. Luchese’s position, authority, duties and responsibilities will be at least commensurate in all material respects with those held by him during the 120-day period prior to the change in control and he will receive:

•	a monthly base salary equal to or greater than the highest monthly base salary paid to him by us during the previous year;

•	an annual cash bonus at least equal to the highest bonus paid to him in any of the three fiscal years prior to the effective date of the change in control; and

•	the ability to participate in all of the incentive, savings, welfare benefit, fringe benefit and retirement plans of CytRx.

If Mr. Luchese’s employment terminates during the employment period he will receive certain severance benefits. If his employment terminates by reason of his death or disability, he will receive certain obligations accrued through the date of termination, plus the normal death and disability benefits, if any, to which he is otherwise entitled. If he is terminated by us for cause, or if he voluntarily resigns without good reason other than during the 30-day period beginning on the first anniversary of the effective date of the change in control, he will receive only his accrued benefits through the termination date and any previously-deferred benefits, plus any other post-termination benefits, if any, to which he is otherwise entitled. If he:

•	is terminated by us without cause,

•	resigns voluntarily with good reason, or

•	resigns for any reason during the 30-day period beginning on the first anniversary of the effective date of the change in control, he will receive a lump sum cash payment equal to:

•	his base salary through the date of termination,

•	a pro rata bonus for the year of termination, based upon his actual bonus earned in the prior year,

•	any earned but unpaid amount of the success bonus and change in control payment, and

•	any unpaid deferred compensation and vacation pay.

In addition, Mr. Luchese would be entitled to continued employee welfare benefits for two years after the date of termination, and a lump sum payment equal to the actuarial value of the service and compensation credit under our qualified and supplemental retirement plans that he would have received had he remained employed for two years after the date of his termination. In lieu of receiving the employee welfare benefits, upon the closing of the merger with Global Genomics Capital and Mr. Luchese’s termination, CytRx has agreed to pay Mr. Luchese a cash payment of approximately $45,000, which is approximately equal to the value of such benefits.

If the total payments to Mr. Luchese under the employment agreement or change in control agreement and from any other source would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the payments will be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a net after-tax benefit to Mr. Luchese. The change in control agreement further provides that Mr. Luchese has no obligation to mitigate severance payments, we will reimburse Mr. Luchese for all legal fees incurred in enforcing or contesting the change in control agreement, and Mr. Luchese will hold for the benefit of us all confidential information concerning us obtained over the course of this employment. We will require its successors to expressly assume its obligations under the change in control agreement.

Executive Involuntary Termination Agreements.    CytRx and each executive officer, other than Jack J. Luchese, entered into executive involuntary termination agreements. Under these agreements, if within 24 months after a change in control of CytRx an executive officer is terminated or is required to relocate greater than 35 miles from CytRx’s current headquarters in Norcross, Georgia, such executive officer will receive a severance payment equal to one year of that officer’s current salary. If an executive officer is terminated without cause and not within 24 months after a change in control of CytRx, such officer will receive six months base salary. If an executive officer is terminated for cause, that officer will receive an amount of severance determined by CytRx’s Chief Executive Officer that may be no greater than three months of pay at the officer’s salary as in effect on the termination date. In exchange for entering into these agreements, the executive officers agreed to release CytRx from all claims that such officer may have against CytRx as of the date such officer executed the agreement. For additional information about the amounts that will be paid by CytRx to the executive officers under these agreements in connection with the merger, see “The Merger—Interests of Executive Officers and Directors” on page 18.

Compensation Committee Report On Executive Compensation

The following report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CytRx specifically incorporates this information by reference, and shall not otherwise be deemed filed under either those acts.

The compensation committee of the board of directors establishes our general compensation practices, establishes the compensation plans and specific compensation levels for executive officers and administers our stock option plans.

The compensation committee believes that the chief executive officer’s compensation should be influenced by the company’s performance, although “performance” for a company engaged in pharmaceutical research and development does not necessarily correlate to profits. The committee considers “performance” to include achievement of product development targets and milestones, effective fund-raising efforts, effective management of personnel and capital resources, and consummation of acquisitions and dispositions, among other criteria. The committee also reviews the chief executive officer’s compensation in light of the level of similar executive compensation arrangements within the biopharmaceutical industry.

The specific terms of Mr. Luchese’s employment agreement are discussed under “—Employment and Change in Control Agreements” above. Under his employment agreement, Mr. Luchese is eligible for annual salary increases based upon the overall company average merit increases. Mr. Luchese is also eligible to be considered for an annual cash bonus, which is solely at the discretion of the committee based upon such factors as the committee deems appropriate. Mr. Luchese’s performance period for purposes of this report is January 1, 2001 through December 31, 2001. Based on its assessment of Mr. Luchese’s effectiveness in attaining corporate objectives, the compensation committee awarded Mr. Luchese a cash bonus of $55,250 for 2001 (which was paid in January 2002), or approximately 15% of his base salary for such year.

The compensation committee also believes that stock options should be granted to the chief executive officer, as well as to other executives, primarily based on the executive’s ability to influence CytRx’s long-term growth and profitability. As such, over the course of his employment, Mr. Luchese has been granted options and warrants to purchase an aggregate of 1,857,427 shares of CytRx common stock. These options and warrants include a combination of tenure-based vesting as well as vesting upon the achievement of corporate objectives. The committee believes that this arrangement provides Mr. Luchese with the greatest incentive to accelerate achievement of corporate objectives and thereby enhance long-term shareholder value.

The committee has adopted similar practices with respect to compensation of other executive officers of CytRx. In establishing base salaries and cash bonuses for executive officers, the compensation committee considers relative company performance, the individual’s past performance and future potential, and compensation for persons holding similarly responsible positions at other companies in the pharmaceutical and biotechnology industries. The relative importance of these factors varies depending upon the individual’s responsibilities; all facts are considered in establishing both base salaries and cash bonuses. When making comparison to other companies, the committee generally considers those companies included in the Nasdaq Pharmaceutical Index.

The committee, in conjunction with the chief executive officer, has also established a model composed of salary categories with specified percentages to be applied to the overall level of employees’ salaries (including executive officers) to provide a guideline for annual cash bonuses and the number of stock options to be granted. This model is used only as a guideline, as some subjectivity must be applied in evaluating each individual’s performance. As with the chief executive officer, the number of options granted is determined by the evaluation of the executive’s ability to influence CytRx’s long-term growth and profitability. The committee also considers the aggregate number of options granted in past years. All options are granted at the current market price. Because the value of an option bears a direct relationship to CytRx’s stock price, it is an effective incentive for executives to create value for stockholders. The committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

Stock Option Repricing—CytRx uses stock options in its compensation program to provide the incentive and motivation for employees to work harder, to retain valuable employees and to align the interests of employees and stockholders. As CytRx’s stock price falls below the employee’s stock option exercise price, the options may lose their motivational and retentive value. This situation occurred at CytRx during 2001. In order to restore the motivational and retentive value of existing employee stock options, on June 7, 2001 the committee approved a repricing program whereby all outstanding options and warrants with exercise prices in excess of $2.00 per share held by current employees were repriced to $0.93 per share, the market value of CytRx’s common stock at that date.

For 2001, the committee considered Section 162(m), which limits tax deductions of public companies on compensation to certain executive officers in excess of $1 million, along with other factors in determining executive compensation. The committee will continue to consider the effect of Section 162(m) on its compensation decisions, but has no formal policy to structure executive compensation so that it complies with the requirements of Section 162(m).

Respectfully submitted,

Compensation Committee:
Herbert H. McDade, Jr., Chairman
Raymond C. Carnahan, Jr.
Max Link

Compensation Committee Interlocks and Insider Participation

There are no “interlocks,” as defined by the Securities and Exchange Commission, with respect to any member of the compensation committee. Raymond C. Carnahan, Jr., Max Link and Herbert H. McDade, Jr. are the current members of the compensation committee.

Report of the Audit Committee

The audit committee oversees CytRx’s financial reporting process on behalf of the board of directors. The audit committee operates under a written charter adopted by the board of directors on June 5, 2000.

The audit committee is composed solely of independent directors, as that term is defined by the National Association of Securities Dealers, Inc. None of the committee members is or has been an officer or employee of CytRx or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with CytRx or any of its subsidiaries or affiliates.

CytRx management has the primary responsibility for CytRx’s financial statements and reporting process, including the systems of internal controls. CytRx’s outside auditors are responsible for performing an independent audit of CytRx’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes and to recommend annually to the board of directors the accountants to serve as CytRx’s independent auditors for the coming year.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the audit committee’s charter. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in CytRx’s Annual Report on Form 10-K for 2001, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee also reviewed with CytRx’s independent auditors, Ernst & Young LLP, their judgments as to the quality (rather than just the acceptability) of CytRx’s accounting principles and such other matters as are required to be discussed with the audit committee under Statements on Auditing Standards No. 61, Communication with Audit Committees. In addition, the audit committee accepted and reviewed a letter from Ernst & Young LLP containing the written disclosures required of Ernst & Young LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with Ernst & Young LLP its independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in CytRx’s Annual Report on Form 10-K for 2001 for filing with the Securities and Exchange Commission. The audit committee also recommended to the board of directors that CytRx retain Ernst & Young LLP as CytRx’s independent auditors for 2002.

Respectfully submitted,

Audit Committee:
Raymond C. Carnahan, Jr., Chairman
Max Link
Herbert H. McDade, Jr.

Stockholder Return Comparison

The following line graph presentation compares cumulative total stockholder returns of the Company with the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index, also called the Peer Index, for the five year period from December 31, 1996 to December 31, 2001. The graph and table assume that $100 was invested in each of CytRx’s common stock, the Nasdaq Stock Market Index and the Peer Index on December 31, 1996 and that all dividends were reinvested. This data was furnished by the Center for Research in Security Prices, The University of Chicago.

Comparison of Cumulative Total Returns

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the registrant. Directors, executive officers and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001 all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

INFORMATION REGARDING GLOBAL GENOMICS CAPITAL

Global Genomics Capital Business

Global Genomics Capital is a California corporation formed on May 23, 2000. Global Genomics Capital’s offices are located at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049 and its telephone number is (310) 826-5648.

Global Genomics Capital’s strategy is to invest in or acquire companies that focus on the development and commercialization of healthcare products driven by genomics technologies. In certain cases, Global Genomics Capital also may acquire the underlying technology by license or otherwise. Global Genomics Capital views the genomics field as presenting a significant opportunity as the markets for genomic related products in the areas of (1) analytical equipment and supplies, (2) bioinformatics and (3) pharmacogenomics are projected to be $600 million, $2 billion and $800 million, respectively, by 2005.

Global Genomics Capital has raised approximately $1,850,000 in equity since its inception, which has been used for investment activities and working capital to date.

To date, Global Genomics Capital has made investments in the following genomics companies:

•
Blizzard Genomics, Inc.    Global Genomics Capital holds 40% of the capital stock of Blizzard Genomics outstanding as of the date of this proxy statement. Blizzard Genomics is developing instrumentation, software and consumable supplies for the growing genomics industry. Blizzard Genomics has a technology that allows for cheaper, faster and more portable analysis of DNA, through the use of its own readers and DNA chips, as compared to other currently available technology. Blizzard Genomics has plans to launch its first reader later this year with another launch of its “T-Chip” planned for next year.

•
Psynomics, Inc.    Global Genomics Capital holds approximately 5% of the capital stock of Psynomics outstanding as of the date of this proxy statement. Psynomics is an early stage psychiatric genomics company. Psynomics’ short-term goal is to identify the genes that cause common neuropsychiatric diseases such as bipolar disorder, schizophrenia and depression and to develop diagnostic tests for these diseases. Psynomics’ long-term goal is to provide the tools to the pharmaceutical industry to develop novel drug and gene therapy products for neuropsychiatric diseases.

GLOBAL GENOMICS CAPITAL SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of Global Genomics Capital. The selected consolidated statements of operations for the three month periods ended March 31, 2002 and 2001 and the selected consolidated balance sheet data as of March 31, 2002 have been derived from Global Genomics Capital’s unaudited consolidated financial statements included in another part of this proxy statement, which, in the opinion of its management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation in all material respects of such information. The selected consolidated balance sheet data as of March 31, 2001 has been derived from Global Genomics Capital’s unaudited consolidated financial statements for such period, which, in the opinion of its management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation in all material respects of such information. The selected consolidated statements of operations for each of the years ended December 31, 2001 and 2000 and the selected consolidated balance sheet data as of December 31, 2001 and December 31, 2000 have been derived from Global Genomics Capital’s audited consolidated financial statements also included in another part of this proxy statement.

The selected financial data set forth below should be read in conjunction with the sections of this proxy statement entitled “The Merger” and “Global Genomics Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Global Genomics Capital’s financial statements and related notes and the other financial data included elsewhere in this proxy statement. Historical results are not necessarily indicative of results to be expected in the future.

	Year Ended December 31,		Three Months Ended March 31,
	2001	2000	2002	2001
			(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	—	—	—	—
Loss from operations	$(1,235,088)	$(253,982)	$(36,015)	$(319,028)
Net loss	(1,562,900)	(252,930)	(177,563)	(332,510)
Net loss per share	(0.16)	(0.05)	(0.02)	(0.04)

Balance Sheet Data:
Total assets	$1,337,075	$1,682,464	$1,211,204	$1,667,347
Notes payable (including accrued interest)	915,568	632,121	925,793	625,000
Total shareholders’ equity	392,781	932,643	240,218	640,133

GLOBAL GENOMICS CAPITAL MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Global Genomics Capital’s financial statements and related notes included elsewhere in this proxy statement. In addition, you should read the financial statements and related notes that are included in this proxy statement for Blizzard Genomics, Inc., in which Global Genomics Capital holds a 40% interest that is accounted for under the equity method. This discussion contains forward-looking statements that involve risks and uncertainties. Global Genomics Capital’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, many of which are beyond the control of Global Genomics Capital.

Global Genomics Capital is a development stage enterprise that is principally engaged in investing in or acquiring companies that focus on the development and commercialization of healthcare products driven by genomics technologies.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of its financial condition and results of operation are based on Global Genomics Capital’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Global Genomics Capital management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Global Genomics Capital management evaluates its estimates, including those related to accrued liabilities and certain expenses. Global Genomics Capital bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions. Global Genomics Capital’s significant accounting policies are summarized in Note 1 to its financial statements.

Results of Operations

Global Genomics Capital has generated no revenues since its inception, May 23, 2000. During the period from inception through December 31, 2000, Global Genomics Capital incurred losses of approximately $253,000. These losses primarily consisted of salary expenses and approximately $74,000 of legal and accounting expenses. During the year ended December 31, 2001, Global Genomics Capital incurred losses of approximately $1,563,000. These losses primarily consisted of salary expenses, consulting expenses of approximately $520,000 and legal and accounting expenses of approximately $180,000. During the quarter ended March 31, 2002, Global Genomics Capital incurred losses of approximately $178,000, which consisted primarily of equity losses attributable to Blizzard Genomics.

Capital

During the period from inception through December 31, 2000, Global Genomics Capital sold stock for approximately $1.2 million and raised an additional $625,000 under short-term convertible notes. During the year ended December 31, 2001, Global Genomics Capital raised an additional $40,000 in equity financing and an additional $250,000 under short-term convertible notes.

Investments

During the period from inception to December 31, 2000, Global Genomics Capital acquired through a series of stock purchases a total of 1,300,444 shares of common stock of Blizzard Genomics, which as of the date of this proxy statement represents 40% of the outstanding common stock of Blizzard Genomics. Global Genomics

Capital paid a total of approximately $1.6 million for its interest in Blizzard Genomics. Global Genomics Capital accounts for its interest in Blizzard under the equity method. Blizzard Genomics is a development stage company that is developing exclusive and proprietary products for instrumentation, software and consumable supplies for the growing genomics industry. Blizzard Genomics’ technologies are applicable in areas such as drug development, gene discovery, toxicology, cancer detection, forensics and basic research.

On January 24, 2002, Global Genomics Capital acquired a total of 42,632 shares of the common stock of Psynomics, Inc., which as of the date of this proxy statement represents approximately 5% of Psynomics’ outstanding stock. Global Genomics Capital paid a total of approximately $900 for its interest in Psynomics. Psynomics is a development stage company focused on identification of the genes that cause common neuropsychiatric diseases, such as bipolar disorder, schizophrenia and depression, and the development of diagnostic tests for those diseases.

Liquidity and Capital Resources

Since its inception, Global Genomics Capital has incurred net losses of approximately $2.0 million and has not generated any cash from operations. All cash used for working capital and investing activities has been raised through sales of Global Genomics Capital stock and through short-term promissory notes. As of March 31, 2002, Global Genomics Capital had cash on hand of $15,777. In view of these matters, the continued operations of Global Genomics Capital is dependent upon its ability to continue to raise additional capital through equity or debt financing. There can be no assurances that either Global Genomics Capital, or, if the merger described below closes, CytRx will be able to obtain such financing on acceptable terms.

During the year ended December 31, 2001, approximately $938,000 of expenses incurred by Global Genomics Capital for services provided to it by its officers, directors and legal advisors was converted into shares of Global Genomics Capital common stock and warrants to purchase shares of such stock. The sum of the number of shares of Global Genomics Capital common stock issued upon the conversion plus the shares issuable upon the exercise of warrants issued in the conversion is 1,524,701.

Since March 31, 2002, Global Genomics Capital has entered into agreements with the holders of Global Genomics Capital’s short-term convertible notes having an aggregate principal amount of $875,000 under which the principal and all accrued but unpaid interest will convert into 1,823,077 shares of Global Genomics Capital common stock immediately prior to the effective time of the merger, except to the extent that Global Genomics Capital pays amounts owed under such notes prior to the effective time of the merger. For additional information, see Note 8 to the Global Genomics Capital financial statements included elsewhere in this proxy statement.

In addition, since March 31, 2002, Global Genomics Capital has raised an additional $380,000 through the sale of 760,000 shares of its common stock. The funds raised prior to the merger will be held in escrow until immediately prior to the closing of the merger. The funds will be used to pay off certain short-term convertible notes immediately prior to the effective time of the merger. If the merger does not close, GGC is obligated to return the funds to the investors.

On February 11, 2002, Global Genomics Capital entered into a merger agreement with CytRx. The parties anticipate closing the merger in third quarter 2002. The merger is contingent upon approval by the shareholders of both companies and other customary closing conditions. The terms of the merger agreement provide for CytRx to acquire all of the outstanding capital stock of Global Genomics Capital in exchange for the issuance or reservation for issuance of approximately 9,963,000 shares of CytRx common stock.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION

On June 7, 2002, the CytRx board of directors adopted a resolution approving an amendment to change the name of CytRx to “Global Therapeutics, Inc.”, if the merger closes. CytRx’s board of directors recommends that holders of CytRx common stock approve the adoption of that amendment to CytRx’s certificate of incorporation.

If approved by the stockholders, the proposed amendment will become effective after the closing of the merger and upon the filing of the amendment with the Secretary of State of Delaware, which will occur as soon as reasonably practicable after such stockholder approval.

The full text of the amendment to CytRx’s certificate of incorporation is attached to this proxy statement as Annex B.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE CYTRX’S NAME IF THE MERGER CLOSES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF PROPOSAL 2.

PROPOSAL 3

ELECTION OF DIRECTORS

CytRx’s board of directors has nominated Raymond C. Carnahan, Jr. and Herbert H. McDade, Jr. for election as Class II directors to hold office until the 2005 annual meeting of stockholders and until their successors have been elected and qualified. CytRx’s board of directors believes that the nominees will be available and able to serve as directors.

If the merger closes, Jack J. Luchese will resign as a director effective as of the closing date of the merger, the board of directors will increase the size of the board to seven members, and Steven A. Kriegsman, Louis J. Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D., individuals designated by Global Genomics Capital, will be appointed to fill the vacancies. Each of such appointed directors will serve until the annual meeting of stockholders at which that director’s class’s term expires and until his successor has been elected and qualified.

For more information about CytRx’s directors and director nominees and the individuals designated by Global Genomics Capital to serve as directors if the merger closes, see “CytRx Management—Current Nominees”, “—Continuing Directors” and “—Global Genomics Capital Designees” beginning on page 57.

CYTRX’S BOARD OF DIRECTORS RECOMMENDS THAT CYTRX STOCKHOLDERS VOTE FOR THE APPROVAL OF THE NOMINEES. THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF THE DIRECTOR NOMINEES.

PROPOSAL 4

APPROVAL OF AMENDMENTS TO THE
CYTRX CORPORATION 2000 LONG-TERM INCENTIVE PLAN

On August 24, 2000, the board of directors adopted the CytRx Corporation 2000 Long-Term Incentive Plan. On February 8, 2002, our board of directors adopted an amendment to the incentive plan to increase the number of shares of our common stock for issuance in connection with options and awards under the plan from 1,000,000 to 3,000,000, and on March 1, 2002, our board of directors adopted another amendment to the incentive plan to remove or revise certain restrictions regarding awards that may be granted under the incentive plan.

First Amendment to Plan

As of the date of this proxy statement, there are no shares available for issuance in connection with awards granted under the incentive plan. The increase in the number of available shares is required to (1) grant stock awards to some executive officers of CytRx in lieu of cash payments, including severance payments, which CytRx is or will be obligated to make in connection with the merger and (2) have adequate shares available (after the granting of the stock awards in (1) above) to grant options and other awards to CytRx’s executive officers and employees after the closing of the merger. This amendment to the incentive plan was effective as of its adoption by the board of directors, subject to stockholder approval. If the stockholders fail to approve this amendment to the incentive plan at the Annual Meeting there will be no increase in the number of shares issuable under the incentive plan. As a result, CytRx will not have shares available under this plan to grant stock options or other awards to its executive officers, directors or employees, and, if the merger closes, CytRx will have to pay the severance and other payments in cash.

If the stockholders approve this amendment, executive officers of CytRx may elect to receive all or a portion of severance and other payments due to them in connection with the merger in stock by means of a stock award. The stock subject to such stock award would be valued at 85% of the volume weighted average price for the 20 trading days ending immediately before February 11, 2002. If each executive officer elected to receive a stock award equal to the full cash payment due to them, up to 1,100,000 shares of the 2,000,000 share increase would be issued as stock awards to those executive officers. See “The Merger—Interests of Executive Officers and Directors” on page 18.

Second Amendment to Plan

The second amendment removed or revised certain restrictions regarding awards that could be granted under the incentive plan. Prior to this amendment, the incentive plan limited the number of shares of common stock that were permitted to be granted as awards of restricted stock or unrestricted stock awards to 10% of the total number of shares issuable under the plan. In addition, the incentive plan limited the number of shares subject to stock options and stock appreciation rights, or “SARs”, that could be granted to any participant in any calendar year to 200,000 shares and limited the maximum fair market value of any awards other than stock options and SARs that could be granted to any participant in any calendar year to $500,000.

In order to induce Jack J. Luchese and the other executive officers to agree to waive payment in cash of a portion of the payments that are or will be due to them in connection with the merger, our board of directors determined it was in the best interests of CytRx and its stockholders to adopt the second amendment to the incentive plan, which removed the 10% restriction and increased the 200,000 share and $500,000 value limitations to 500,000 shares and $1,000,000, respectively, to facilitate the granting of stock awards in lieu of a portion of those cash payments.

This amendment to the incentive plan was effective as of its adoption by the board of directors. This amendment is being presented to the stockholders in order to exclude certain performance-based awards made after the date hereof under the plan from the calculation of annual compensation for purposes of Section 162(m)

of the Internal Revenue Code. If the stockholders fail to approve this amendment, the amendment will still be effective and the plan will still be amended, but CytRx may not be able to deduct fully the compensation attributable to awards granted under the incentive plan. See “—General—Section 162(m)” below.

A summary of the incentive plan, as amended, is set forth below. The summary is qualified in its entirety by reference to the full text of the incentive plan and its amendments, which are attached to this proxy statement as Annex C.

General

The purpose of the incentive plan is to promote the success, and enhance the value, of CytRx by linking the personal interests of employees, officers, consultants and directors to those of the stockholders, and by providing such employees, officers, consultants and directors with an incentive for outstanding performance. As of May 23, 2002, there were five executive officers and four directors eligible to participate in the incentive plan.

The incentive plan authorizes the granting of awards to employees, officers, consultants and directors of CytRx, a parent or its subsidiaries in the following forms:

• options	to purchase shares of common stock, which may be incentive stock options or non-qualified stock options;

• stock	appreciation rights, or “SARs”;

• performance	units;

• restricted	stock;

• dividend	equivalents; or

• other	stock-based awards.

Section 162(m)

Pursuant to Section 162(m) of the Internal Revenue Code, CytRx may not deduct compensation in excess of $1,000,000 paid to the chief executive officer and the four next most highly compensated executive officers of CytRx. The incentive plan is designed to comply with Code Section 162(m) so that the grant of options and SARs under the plan, and other awards, such as performance units, that are conditioned on the performance goals described in Section 13.12 of the plan, will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by CytRx. The board of directors has approved the second amendment to the incentive plan for submission to the stockholders in order to permit the grant of awards thereunder to constitute deductible performance-based compensation for purposes of Code Section 162(m). If the stockholders do not approve the second amendment, the compensation attributable to some awards granted under the plan may not be fully deductible by CytRx to the extent the recipient’s total compensation during the year in which the awards were granted exceeds $1,000,000.

Subject to adjustment as provided in the incentive plan, as amended, the aggregate number of shares of common stock reserved and available for awards or which may be used to provide a basis of measurement for or to determine the value of an award (such as with a SAR or performance unit) is 3,000,000. The maximum number of shares of common stock with respect to one or more options and/or SARs that may be granted during any one calendar year under the incentive plan to any one participant is 500,000. The maximum fair market value of any awards (other than options and SARs) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the incentive plan is $1,000,000.

Administration

The incentive plan is and will continue to be administered by the compensation committee of the board of directors of CytRx. The compensation committee has the power, authority and discretion to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the incentive plan; and make all other decisions and determinations that may be required under, or as the compensation committee deems necessary or advisable to administer, the incentive plan.

Awards

Stock Options.    The compensation committee is authorized to grant options, which may be incentive stock options, or “ISOs”, or non-qualified stock options, or “NSOs”, to participants. All options will be evidenced by a written award agreement between CytRx and the participant, which will include such provisions as may be specified by the compensation committee. The terms of any ISO must meet the requirements of Section 422 of the Code.

Stock Appreciation Rights.    The compensation committee may grant SARs to participants. Upon the exercise of a SAR, the participant has the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the grant price of the SAR as determined by the compensation committee, which will not be less than the fair market value of one share of common stock on the date of grant. All awards of SARs will be evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the SAR, as determined by the compensation committee at the time of grant.

Performance Units.    The compensation committee may grant performance units to participants on such terms and conditions as may be selected by the compensation committee. The compensation committee will have the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units in its discretion which, depending on the extent to which they are met, will determine the number and value of performance units that will be paid to the participant.

Restricted Stock Awards.    The compensation committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

Dividend Equivalents.    The compensation committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the compensation committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an award, as determined by the compensation committee. The compensation committee may provide that dividend equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock, or otherwise reinvested.

Other Stock-Based Awards.    The compensation committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock, as deemed by the compensation committee to be consistent with the purposes of the incentive plan, including without limitation shares of common stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries of CytRx. The compensation committee will determine the terms and conditions of any such awards.

Performance Goals.    The compensation committee may determine that any award will be determined solely on the basis of (a) the achievement by CytRx or a parent or subsidiary of a specified target return, or target growth in return, on equity or assets, (b) CytRx’s stock price, (c) the achievement by an individual or a business unit of CytRx or a subsidiary of a specified target, or target growth in, revenues, net income or earnings per share, (d) the achievement of objectively determinable goals with respect to (i) product development milestones, (ii) corporate financings, (iii) merger and acquisition activities, (iv) licensing transactions, (v) development of strategic partnerships or alliances, or (vi) acquisition or development of new technologies, or (e) any combination of the goals set forth in (a) through (d) above. Furthermore, the compensation committee has the right for any reason to reduce (but not increase) any award, notwithstanding the achievement of a specified goal. If an award is made on such basis, the compensation committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m)). Any payment of an award granted with performance goals will be conditioned on the written certification of the compensation committee in each case that the performance goals and any other material conditions were satisfied.

Limitations on Transfer; Beneficiaries.    No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualified domestic relations order. However, the compensation committee may, in its discretion, permit other transfers if it deems them appropriate and desirable. A participant may, in the manner determined by the compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events.    Upon the participant’s death or disability, all outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or SARs will thereafter continue or lapse in accordance with the other provisions of the incentive plan and the award agreement. Unless otherwise provided in an award agreement, in the event of a change in control of CytRx, as defined in the incentive plan, generally, all outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding awards will lapse. In the event of the occurrence of any circumstance, transaction or event not constituting a change in control, but which the compensation committee deems likely to lead to a change in control, the compensation committee may in its sole discretion declare all outstanding options, SARs, and other awards in the nature of rights that may be exercised to become fully vested, and/or all restrictions on all outstanding awards to lapse, in each case as of such date as the compensation committee may, in its sole discretion, declare, which may be on or before the consummation of such tender offer or other transaction or event. In addition, the compensation committee may, in its sole discretion, accelerate vesting and remove restrictions with respect to awards, at any time and for any reason.

Termination and Amendment

The board of directors or the compensation committee may, at any time and from time to time, terminate, amend or modify the incentive plan without stockholder approval; provided, however, that the compensation committee may condition any amendment on the approval of CytRx stockholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the incentive plan may adversely affect any award previously granted under the incentive plan, without the written consent of the participant.

Certain Federal Income Tax Effects

Non-qualified Stock Options.    There will be no federal income tax consequences to either CytRx or the participant upon the grant of a non-discounted NSO. However, the participant will realize ordinary income on the exercise of the NSO in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and CytRx will receive a corresponding deduction. The gain, if any, realized upon the subsequent disposition by the participant of the common stock will constitute short-term or long-term capital gain, depending on the participant’s holding period.

Incentive Stock Options.    There will be no federal income tax consequences to either CytRx or the participant upon the grant or exercise of an ISO. If the participant holds the shares of common stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of common stock, the difference between the aggregate option price and the amount realized upon disposition of the shares of common stock will constitute long-term capital gain or loss, and CytRx will not be entitled to a federal income tax deduction. If the shares of common stock are disposed of in a sale, exchange or other “disqualifying disposition” during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise over the aggregate option price, and CytRx will be entitled to a federal income tax deduction equal to such amount, subject to the limitations under Code Section 162(m).

SARs.    While the exercise of an incentive stock option does not result in current taxable income, the excess of (1) the fair market value of the option shares at the time of exercise over (2) the exercise price, will be an item of adjustment for purposes of determining the participant’s alternative minimum tax income.

A participant receiving a SAR will not recognize income, and CytRx will not be allowed a tax deduction, at the time the award is granted. When a participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to CytRx, subject to limitations under Code Section 162(m). In addition, the compensation committee may at any time, in its discretion, declare any or all awards to be fully or partially exercisable and may discriminate among participants or among awards in exercising such discretion.

Performance Units.    A participant receiving performance units will not recognize income and CytRx will not be allowed a tax deduction at the time the award is granted. When a participant receives payment of performance units, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to CytRx, subject to the limitations under Code Section 162(m).

Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant, as described below, a participant receiving a restricted stock award will not recognize income, and CytRx will not be allowed a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock, and CytRx will be entitled to a corresponding tax deduction at that time, subject to the limitations under Code Section 162(m).

Additional Information

The closing price of CytRx’s common stock, as reported by the Nasdaq National Market on June 5, 2002, was $0.70. The affirmative vote of the holders of a majority of the votes cast will constitute approval of the amendments to the incentive plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE CYTRX CORPORATION 2000 LONG-TERM INCENTIVE PLAN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IS REQUIRED FOR APPROVAL OF PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF AUDITORS

CytRx’s consolidated financial statements for the year ended December 31, 2001 were audited by Ernst & Young LLP, as independent auditors, and the board of directors has recommended that the selection of Ernst & Young LLP as CytRx’s independent auditors for the year ending December 31, 2002 be ratified by the CytRx stockholders. Ernst & Young LLP has no financial interest, direct or indirect, in CytRx, and does not have any connection with CytRx except in its professional capacity as outside auditor.

Audit Fees.    The aggregate fees, including expenses reimbursed, billed by Ernst & Young LLP for professional services rendered for the audit of the consolidated financial statements of CytRx for fiscal year 2001 and the reviews of the financial statements included in CytRx’s quarterly reports on Form 10-Q during fiscal year 2001 were $75,500.

Financial Information Systems Design and Implementation Fees.    CytRx incurred no fees from Ernst & Young LLP during fiscal year 2001 for professional services for financial information systems design and implementation.

All Other Fees.    The aggregate fees, including expenses reimbursed, billed by Ernst & Young LLP for services rendered to CytRx, other than the services described above, for fiscal year 2001 were $35,900, which were comprised of audit-related services of $12,000 and non-audit services of $23,900. Audit-related services generally include fees incurred in connection with SEC registration statements.

The audit committee approves in advance all material non-audit services to be provided by Ernst & Young LLP and believes that these services have no effect on audit independence. The audit committee has considered whether the provision of the services described under “All Other Fees” above is compatible with maintaining Ernst & Young LLP’s independence and believes that those services have no effect on their independence.

Representatives of Ernst & Young LLP will not be present at the Annual Meeting.

The ratification by the holders of common stock of the selection of Ernst & Young LLP as outside auditors is not required by law or by the bylaws of CytRx. The board of directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to the holders of common stock. If this selection is not ratified at the Annual Meeting, the board of directors intends to reconsider its selection of outside auditors for the fiscal year ending December 31, 2002. Even if the selection is ratified, the board of directors in its sole discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the board determines that such a change would be in the best interests of CytRx and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST YOUNG LLP AS CYTRX’S OUTSIDE AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IS REQUIRED FOR APPROVAL OF PROPOSAL 5.

STOCKHOLDER PROPOSALS

Any proposal which a CytRx stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at the next annual meeting of stockholders to be held in 2003 must be received by CytRx on or before February 15, 2003. Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by CytRx after April 30, 2003. Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy statement and proxy.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than as described in this proxy statement. Should any other matters properly come before the Annual Meeting of which CytRx did not receive notice on or before May 31, 2002, the persons designated as proxies will vote in their sole discretion on such matters.

WHERE YOU CAN FIND MORE INFORMATION

CytRx files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that CytRx files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, Washington, D.C. 20549, or at the public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings made by issuers which file electronically are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Accompanying this proxy statement is a copy of CytRx’s Annual Report for the year ended December 31, 2001. In addition, copies of CytRx’s annual report on Form 10-K for the year ended December 31, 2001 and CytRx’s quarterly report on Form 10-Q for the three months ended March 31, 2002 filed with the Securities and Exchange Commission are available without charge, except for exhibits thereto. Stockholders who would like additional copies of the Annual Report or CytRx’s Form 10-K or Form 10-Q should direct their requests in writing to: CytRx Corporation, 154 Technology Parkway, Suite 200, Norcross, Georgia 30092, Attention: Mark W. Reynolds.

CytRx has supplied all information contained in this proxy statement relating to CytRx. Global Genomics Capital has supplied all information contained in this proxy statement relating to Global Genomics Capital and Blizzard Genomics, except for the Blizzard Genomics financial statements, which were supplied by Blizzard Genomics. All references in this proxy statement to the percentage interest held by Global Genomics Capital in each of Blizzard Genomics and Psynomics were determined as of the date of this proxy statement.

INDEX TO FINANCIAL STATEMENTS

CYTRX CORPORATION
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2001, 2000, 1999 and 1998	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999	F-6
Notes to Consolidated Financial Statements	F-7
Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2001, 2000 and 1999	F-17
Unaudited Condensed Balance Sheets as of March 31, 2002 and December 31, 2001	F-18
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2002 and 2001	F-19
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001	F-20
Notes to Condensed Financial Statements	F-21

GLOBAL GENOMICS CAPITAL, INC.
Independent Auditors’ Report	F-23
Balance Sheets as of December 31, 2001 and 2000	F-24
Statements of Operations for the Year Ended December 31, 2001 and the Periods from Inception (May 23, 2000) to December 31, 2000 and December 31, 2001	F-25
Statements of Shareholders’ Equity for the Period from Inception (May 23, 2000) to December 31, 2001	F-26
Statements of Cash Flows for the Year Ended December 31, 2001 and the Periods from Inception (May 23, 2000) to December 31, 2000 and December 31, 2001	F-27
Notes to Financial Statements	F-28
Unaudited Condensed Balance Sheets as of March 31, 2002 and December 31, 2001	F-34
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2002 and 2001 and the Period from Inception (May 23, 2000) to March 31, 2002	F-35
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001 and the Period from Inception (May 23, 2000) to March 31, 2002	F-36
Notes to Condensed Financial Statements	F-37

BLIZZARD GENOMICS, INC.
Independent Auditors’ Report	F-40
Balance Sheets as of December 31, 2001 and 2000	F-41
Statement of Operations for the Years Ended December 31, 2001 and 2000 and the Period from December 1, 1999 (Date of Inception) to December 31, 2001	F-42
Statement of Shareholders’ Equity for the Period from December 1, 1999 (Date of Inception) to December 31, 2001	F-43
Statement of Cash Flows for the Years Ended December 31, 2001 and 2000 and the Period from December 1, 1999 (Date of Inception) to December 31, 2001	F-44
Notes to Financial Statements	F-46
Unaudited Condensed Balance Sheets as of March 31, 2002 and December 31, 2001	F-53
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2002 and 2001 and the Period from December 1, 1999 (Date of Inception) to March 31, 2002	F-54
Unaudited Condensed Statement of Shareholders’ Equity for the Period from December 1, 1999 (Date of Inception) to March 31, 2002	F-55
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001 and the Period from December 1, 1999 (Date of Inception) to March 31, 2002	F-56
Notes to Condensed Financial Statements	F-58

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CytRx Corporation

We have audited the accompanying consolidated balance sheets of CytRx Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included Schedule II. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CytRx Corporation at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia
March 1, 2002

CYTRX CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$5,272,914	$3,779,376
Accounts receivable, less allowances of $39,050 in 2001 and $11,900 in 2000	28,000	54,160
Current portion of note receivable	122,467	110,859
Other current assets	23,238	34,171

Total current assets	5,446,619	3,978,566
Property and equipment, net	1,745,728	2,331,977
Other assets:
Note receivable	365,249	487,717
Other assets	53,000	60,978

Total other assets	418,249	548,695

Total assets	$7,610,596	$6,859,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$178,777	$298,236
Accrued expenses and other current liabilities	849,068	942,188

Total current liabilities	1,027,845	1,240,424
Commitments
Stockholders’ equity:
Preferred Stock, $.01 par value, 1,000 shares authorized, including 1,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized; 11,459,012 and 10,734,012 shares issued at December 31, 2001 and 2000, respectively	11,459	10,734
Additional paid-in capital	74,632,292	72,737,739
Treasury stock, at cost (633,816 shares held at December 31, 2001 and 2000)	(2,279,238)	(2,279,238)
Accumulated deficit	(65,781,762)	(64,850,421)

Total stockholders’ equity	6,582,751	5,618,814

Total liabilities and stockholders’ equity	$7,610,596	$6,859,238

See accompanying notes.

CYTRX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000	1999
Revenues:
Service revenues	$101,463	$451,031	$322,536
License fees	3,751,000	2,000,000	—
Interest income	162,284	170,433	462,634
Grant revenue	156,729	348,790	464,442
Other	227,934	357,604	141,848

	4,399,410	3,327,858	1,391,460
Expenses:
Cost of service revenues	70,501	267,915	239,840
Research and development	1,844,038	1,962,171	12,811,925
Selling, general and administrative	3,416,212	2,245,229	3,609,613

	5,330,751	4,475,315	16,661,378

Loss from continuing operations	(931,341)	(1,147,457)	(15,269,918)
Income (loss) from discontinued operations	—	799,355	236,730
Minority interest in discontinued operations	—	—	(3,897)

Net loss	$(931,341)	$(348,102)	$(15,029,291)

Basic and diluted income (loss) per common share:
Continuing operations	$(0.09)	$(0.12)	$(1.99)
Discontinued operations	—	0.08	0.03

Net loss	$(0.09)	$(0.04)	$(1.96)

Basic and diluted weighted average shares outstanding	10,358,381	9,423,787	7,652,227

See accompanying notes.

CYTRX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares Issued	Amount	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total
Balance at December 31, 1998	8,236,926	$8,237	$66,423,577	$(49,473,028)	$(2,270,238)	$14,688,548
Issuance of common stock	136,927	137	339,078	—	—	339,215
Issuance of stock options/warrants	—	—	1,043,216	—	—	1,043,216
Purchase of treasury stock	—	—	—	—	(9,000)	(9,000)
Net loss	—	—	—	(15,029,291)	—	(15,029,291)

Balance at December 31, 1999	8,373,853	8,374	67,805,871	(64,502,319)	(2,279,238)	1,032,688
Issuance of common stock	2,360,159	2,360	4,567,255	—	—	4,569,615
Issuance of stock options/warrants	—	—	364,613	—	—	364,613
Net loss	—	—	—	(348,102)	—	(348,102)

Balance at December 31, 2000	10,734,012	10,734	72,737,739	(64,850,421)	(2,279,238)	5,618,814
Issuance of common stock	725,000	725	453,619	—	—	454,344
Issuance of stock options/warrants	—	—	1,440,934	—	—	1,440,934
Net loss	—	—	—	(931,341)	—	(931,341)

Balance at December 31, 2001	11,459,012	$11,459	$74,632,292	$(65,781,762)	$(2,279,238)	$6,582,751

See accompanying notes.

CYTRX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net loss	$(931,341)	$(348,102)	$(15,029,291)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	586,249	317,850	68,377
Gain on sales of segment operations	—	(679,784)	(240,196)
Minority interest in net loss of subsidiary	—	—	(3,897)
Stock option and warrant expense	1,440,934	364,613	1,043,216
Changes in assets and liabilities:
Receivables	26,160	52,811	(91,043)
Inventories	—	3,585	4,455
Notes receivable	110,860	51,424	300,000
Other assets	18,911	198,454	(93,675)
Accounts payable	(119,459)	124,868	546,019
Other liabilities	(93,120)	(1,435,841)	1,950,233

Total adjustments	1,970,535	(1,002,020)	3,483,489

Net cash provided by (used in) operating activities	1,039,194	(1,350,122)	(11,545,802)
Cash flows from investing activities:
Maturities of held-to-maturity securities	—	—	6,417,066
Net proceeds from sales of segment operations	—	100,000	240,196
Net proceeds from sale of technology	—	—	600,000
Capital (expenditures) retirements, net	—	(28,032)	(2,515,157)

Net cash provided by investing activities	—	71,968	4,742,105
Cash flows from financing activities:
Net proceeds from issuance of common stock	454,344	2,225,637	339,215
Redemption/retirement of debt	—	(200,000)	—
Purchase of treasury stock	—	—	(9,000)
Proceeds from issuance of debt, net of issuance costs	—	—	650,000

Net cash provided by financing activities	454,344	2,025,637	980,215

Net increase (decrease) in cash and cash equivalents	1,493,538	747,483	(5,823,482)
Cash and cash equivalents at beginning of year	3,779,376	3,031,893	8,855,375

Cash and cash equivalents at end of year	$5,272,914	$3,779,376	$3,031,893

See accompanying notes.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

CytRx Corporation (“CytRx” or “the Company”) is a biopharmaceutical company focused on the development and commercialization of high-value human therapeutics. The Company’s current research and development include CRL-5861, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA-based vaccines. CytRx also has a research pipeline with opportunities in the areas of muscular dystrophy, cancer, spinal cord injury, vaccine delivery and gene therapy.

The Company’s sales relate to Spectrum Recruitment Research (“Spectrum”), through which the Company markets the services of its small group of human resources professionals as a way of offsetting the Company’s cost of maintaining this function. Spectrum’s services are marketed primarily within metropolitan Atlanta, Georgia. The Company’s operational focus is on the development and commercialization of pharmaceutical products; the Spectrum operations were formed as an ancillary activity. As more thoroughly discussed in Note 16, the operations of Spectrum were terminated in February 2002.

2. Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of CytRx together with those of its majority-owned subsidiaries. Certain prior year amounts have been reclassified to conform to the 2001 financial statement presentation. As more thoroughly discussed in Note 13, the operations of Vaxcel, Inc. and the Company’s TiterMax business segment are presented as discontinued operations for all periods presented.

Revenue Recognition—Service revenues are recognized at the time services are rendered. The Company does not require collateral or other securities for sales made on credit. Revenues from collaborative research arrangements and grants are generally recorded as the related costs are incurred. The costs incurred under such arrangements are recorded as research and development expense and approximate the revenues reported in the accompanying statements of operations. Non-refundable license fee revenue is recognized upon receipt when no continuing involvement of the Company is required and payment of the license fee represents the culmination of the earnings process. Non-refundable license fees received subject to future performance by the Company or that are credited against future payments due to the Company are deferred until services are performed, future payments are received or termination of the agreement, whichever is earlier.

Cash Equivalents—The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents consist primarily of commercial paper and amounts invested in money market accounts.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, notes receivable and accounts payable approximate their fair values.

Property and Equipment—Property and equipment are stated at cost and depreciated using the straight-line method based on the estimated useful lives (generally five years for equipment and furniture) of the related assets. Leasehold improvements are amortized over the term of the related lease or other contractual arrangement. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 121, Accounting for the Impairment of Long-Lived Assets, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Patents and Patent Application Costs—Although the Company believes that its patents and underlying technology have continuing value, the amount of future benefits to be derived therefrom is uncertain. Patent costs are therefore expensed rather than capitalized.

Accrued Expenses—Accrued expenses and other current liabilities at December 31 are summarized below (in thousands).

	2001	2000
Clinical research activities	$194	$378
Deferred revenue	303	256
Other miscellaneous	352	308

Total	$849	$942

Basic and Diluted Loss per Common Share—Basic and diluted loss per share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive.

Shares Reserved for Future Issuance—As of December 31, 2001, the Company has reserved approximately 3,566,000 of its authorized but unissued shares of common stock for future issuance pursuant to its employee stock option plans and warrants, and 5,612,000 shares pursuant to warrants issued to consultants and investors.

Stock-based Compensation—The Company grants stock options and warrants for a fixed number of shares to key employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants and warrants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, and, accordingly, recognizes no compensation expense for the stock option grants and warrants for which the terms are fixed. For stock option grants and warrants which vest based on certain corporate performance criteria, compensation expense is recognized to the extent that the quoted market price per share exceeds the exercise price on the date such criteria are achieved or are probable. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (“Statement 123”), which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. However, the Company has continued to account for stock-based compensation in accordance with APB 25 (See Note 8). The Company has also granted stock options and warrants to certain consultants and other third parties. Stock options and warrants granted to consultants and other third parties are accounted for in accordance with Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That Are Issued for Sales of Goods and Services to Other Than Employees, and are valued at the fair market value of the options and warrants granted or the services received, whichever is more reliably measurable. Expense is recognized in the period in which a performance commitment exists or the period in which the services are received, whichever is earlier.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and note receivable. The Company maintains cash and cash equivalents in large well-capitalized financial institutions and the Company’s investment policy disallows investment in any debt securities rated less than “investment-grade” by national ratings services. The Company generally does not require collateral from its customers. The Company is at risk to the extent accounts receivable and note receivable amounts become uncollectible.

Use of Estimates—The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recently Issued Accounting Standards—In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101”). SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. In March 2000, the SEC issued SAB 101A that delayed the original effective date of SAB 101 until the second quarter of 2000 for calendar year companies. In June 2000, the SEC issued SAB 101B that further delayed the effective date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The adoption of SAB 101 has not had a material impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS No. 141, Business Combinations (“SFAS 141”). This statement eliminates the pooling of interests method of accounting for all business combinations initiated after June 30, 2001, and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. On February 11, 2002, the Company entered into an agreement to acquire Global Genomics Capital, Inc., a privately held genomics company in Los Angeles, California, through a merger of a wholly owned subsidiary of the Company into Global Genomics Capital. The merger is subject to the shareholder approval of both companies and other customary closing conditions. See Note 16. The Company intends to account for the merger in accordance with the provisions of SFAS 141.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). This statement changes the accounting for goodwill from an amortization method to an impairment only approach. SFAS 142 is not expected to have a significant impact on the results of operations of the Company upon adoption.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company expects to adopt SFAS 144 as of January 1, 2002. In February 2002, the Company transferred all of its ownership rights in Spectrum Recruitment Research to Albert, Isaac & Alexander, Inc., a consulting firm comprised of former CytRx (Spectrum) employees. Since the disposal of Spectrum occurred after the balance sheet date, the Company has not restated its financial statements to reflect Spectrum as a discontinued operation in accordance with the transition provisions of SFAS 144. See Note 16.

3. Property and Equipment

Property and equipment at December 31 consist of the following (in thousands):

	2001	2000
Equipment and furnishings	$2,122	$2,122
Leasehold improvements	984	984

	3,106	3,106
Less accumulated depreciation	(1,360)	(774)

	$1,746	$2,332

4. Exchange of Common Stock for Cancellation of Accounts Payable, Accrued Expenses and Debt

During the first quarter of 2000, the Company reached agreements with certain trade creditors whereby an aggregate of $1,894,000 of trade payables was cancelled in exchange for the issuance of approximately 758,000 shares of CytRx’s Common Stock. The Company also cancelled $650,000 of Long-Term Debt in exchange for a cash payment of $200,000 and the issuance of 180,000 shares of CytRx’s Common Stock.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Private Placement of Common Stock

Effective March 24, 2000, the Company entered into a Stock Purchase Agreement with certain investors (the “Investors”) whereby the Investors agreed to purchase 800,000 shares of the Company’s Common Stock for an aggregate purchase price of $1,800,000 and the issuance of warrants to purchase an additional 330,891 shares at $2.25 per share. After consideration of offering expenses, net proceeds to the Company were approximately $1,649,000. The warrants expire March 31, 2003. The Investors were granted registration rights for the shares issued to them and the shares underlying the warrants. Subject to certain conditions, the Investors were also required, upon effective registration of the shares, to either (a) purchase an additional 286,000 shares at $2.25 per share and simultaneously receive an additional three-year warrant to purchase 143,000 shares at $2.25 per share, or (b) purchase 429,000 shares at a price equal to 75% of a trailing average market price of the Company’s Common Stock, as defined in the Stock Purchase Agreement. In July 2000, the Investors exercised their rights to purchase 429,000 additional shares at a net price of $.77 per share, resulting in net proceeds of $307,000 to the Company, after consideration of offering expenses.

6. Equity Line of Credit

In April 2000, the Company entered into a Private Equity Line of Credit Agreement (the “ELC Agreement”) with Majorlink Holdings Limited (“Majorlink”), pursuant to which the Company has the right to put shares of Common Stock to Majorlink from time to time during the “commitment period” to raise up to $5,000,000, subject to certain conditions and restrictions. The “commitment period” began on the effective date (May 3, 2001) of a registration statement filed by the Company to register the resale by Majorlink of the shares of Common Stock that Majorlink purchases under the ELC Agreement and ends on the earliest of (1) the date thirty months from such date, (2) the date on which Majorlink shall have purchased $5,000,000 of Common Stock under the ELC Agreement or (3) the date either party terminates the ELC Agreement in accordance with its terms. Each time the Company desires to raise a specific amount of cash under the ELC Agreement, the Company will issue to Majorlink a number of shares of Common Stock determined by dividing the amount of cash desired to be raised by the Company by 90% of a trailing market average price of the Company’s Common Stock, as defined in the ELC Agreement. No shares were purchased by Majorlink under the ELC Agreement in 2001 or 2000. In connection with the ELC Agreement, the Company issued Majorlink a warrant to purchase up to 150,000 shares of Common Stock at a per share exercise price of $2.25. The warrant is exercisable for a period of three years.

7. Commitments and Contingencies

Rental expense from continuing operations under operating leases during 2001, 2000 and 1999 approximated $154,000, $160,000 and $212,000, respectively. Minimum annual future obligations for operating leases are $172,000, $179,000, $185,000, $193,000, $200,000 and $285,000 in 2002, 2003, 2004, 2005, 2006 and 2007 and beyond, respectively. Aggregate minimum future subrentals the Company expects to receive under noncancellable subleases total approximately $106,000 at December 31, 2001.

8. Stock Options and Warrants

CytRx has stock option plans pursuant to which certain key employees, directors and consultants are eligible to receive incentive and/or non-qualified stock options to purchase shares of CytRx’s common stock. Fixed options granted under the plans generally become exercisable over a three year period from the dates of grant and have lives of ten years. Certain options granted to the Company’s executive officers and others contain alternative or additional vesting provisions based on the achievement of corporate objectives. Additionally, the Company has granted warrants to purchase shares of the Company’s common stock to its President and Chief Executive Officer subject to vesting criteria as set forth in his warrant agreements; such warrants have lives of ten years from the dates of grant. Exercise prices of all options and warrants for employees and directors are set at the fair market values of the common stock on the dates of grant. During 2001, 2000 and 1999, the vesting

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

criteria for certain options and warrants held by employees were achieved, resulting in $0, $115,000 and $689,000 of compensation expense, respectively.

The terms of certain employee stock options and warrants were modified during 2001 and 2000. As a result of the modifications, these certain employee options and warrants are required to be accounted for as variable options under APB 25 and related Interpretations. Depending on the ultimate vesting of these certain employee options and warrants, compensation expense of up to $56,000 may be recognized by the Company. No compensation expense related to these certain employee options and warrants was required to be recognized in 2001 and 2000.

In addition, the Company repriced certain outstanding employee options and warrants in the current year. As a result of the modification, these certain employee options and warrants are required to be accounted for as variable options under APB 25 and related Interpretations. Potential compensation expense is measured for each reporting period based on the intrinsic value of these employee options and warrants until the options or warrants are ultimately exercised, forfeited, cancelled or expire unexercised. No compensation expense was recognized for the year ended December 31, 2001 related to these employee options and warrants.

During 2001, 2000 and 1999, services were received in exchange for options and warrants issued to certain consultants, resulting in aggregate non-cash charges of $1,441,000, $249,000 and $355,000, respectively. Such charges for 2001 included $1,063,000 related to 1,272,492 warrants issued to Cappello Capital Corp. for financial advisory services. Alexander L. Cappello, a member of the Company’s Board of Directors, is Chairman and CEO of Cappello Group, Inc., an affiliate of Cappello Capital Corp.

A summary of the Company’s stock option and warrant activity and related information for the years ended December 31 is shown below.

	Options and Warrants			Weighted Average Exercise Price
	2001	2000	1999	2001	2000	1999
Outstanding—beginning of year	3,685,682	3,137,852	2,258,308	$1.57	$1.43	$1.17
Granted	2,404,297	1,416,803	961,750	1.03	2.04	2.25
Exercised	(500,000)	(106,567)	(12,103)	0.50	1.28	1.00
Forfeited	(7,501)	(741,989)	(70,103)	1.45	1.86	5.91
Expired	(50,000)	(20,417)	—	1.00	1.00	—

Outstanding—end of year	5,532,478	3,685,682	3,137,852	$1.22	$1.57	$1.43

Exercisable at end of year	4,764,137	2,917,674	2,170,107	$1.26	$1.47	$1.25
Weighted average fair value of options and warrants granted during the year	$0.66	$1.98	$1.59

The following table summarizes additional information concerning options and warrants outstanding and exercisable at December 31, 2001:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$0.81 – 1.50	4,785,675	6.6	$1.02	4,017,334	$1.03
2.00 – 3.438	741,803	1.2	2.45	741,803	2.45
7.75	5,000	3.2	7.75	5,000	7.75

	5,532,478	5.9	1.22	4,764,137	1.26

The Company has elected to follow APB 25 and related Interpretations in accounting for employee stock options and warrants because, as discussed below, the alternative fair value accounting provided for under Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

Pro forma information regarding net loss and loss per share is required by Statement 123, which also requires that the information be determined as if the Company had accounted for employee stock options granted and warrants issued subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for the Company’s options and warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2001	2000	1999
Weighted average risk free interest rate	5.29%	6.24%	6.27%
Dividend yields	0%	0%	0%
Volatility factors of the expected market price of the Company’s common stock	0.98	1.03	1.046
Weighted average life of the option (years)	7.2	8	8

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the employee options and warrants is amortized to expense over the options’ vesting periods. The Company’s pro forma information is as follows (in thousands, except per share data):

	2001	2000	1999
Pro forma net loss	$(1,594)	$(941)	$(16,505)
Pro forma net loss per share (basic and diluted)	$(0.15)	$(0.10)	$(2.16)

9. Shareholder Protection Rights Plan

Effective April 16, 1997, the Company’s Board of Directors declared a distribution of one Right for each outstanding share of the Company’s common stock to stockholders of record at the close of business on May 15, 1997 and for each share of common stock issued by the Company thereafter and prior to a Flip-in Date (as defined below). Each Right entitles the registered holder to purchase from the Company one-ten thousandth (1/10,000th) of a share of Series A Junior Participating Preferred Stock, at an exercise price of $30. The Rights are generally not exercisable until 10 business days after an announcement by the Company that a person or group of affiliated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the Company’s then outstanding shares of common stock (a “Flip-in Date”). In connection with the merger agreement with Global Genomics Capital, the Company’s Board of Directors amended the shareholders protection rights agreement to exempt the merger from triggering a Flip-in Date.

In the event the Rights become exercisable as a result of the acquisition of shares, each Right will enable the owner, other than the Acquiring Person, to purchase at the Right’s then current exercise price a number of shares of common stock with a market value equal to twice the exercise price. In addition, unless the Acquiring Person owns more than 50% of the outstanding shares of common stock, the Board of Directors may elect to exchange all outstanding Rights (other than those owned by such Acquiring Person) at an exchange ratio of one share of common stock per Right. All Rights that are owned by any person on or after the date such person becomes an Acquiring Person will be null and void.

The Rights have been distributed to protect the Company’s stockholders from coercive or abusive takeover tactics and to give the Board of Directors more negotiating leverage in dealing with prospective acquirors.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Retirement Plan

The Company maintained a defined contribution retirement plan (the “Plan”) covering employees of the Company until February 2000, at which time the Plan was terminated. Total expense for the Plan for the years ended December 31, 2001, 2000 and 1999 was approximately $0, $0 and $69,000, respectively.

11. Income Taxes

For income tax purposes, CytRx and its subsidiaries have an aggregate of approximately $54.1 million of net operating losses available to offset against future taxable income, subject to certain limitations. Such losses expire in 2003 through 2020 as of December 31, 2001. CytRx also has an aggregate of approximately $6.7 million of research and development and orphan drug credits available for offset against future income taxes that expire in 2003 through 2021.

Deferred income taxes reflect the net effect of temporary differences between the financial reporting carrying amounts of assets and liabilities and income tax carrying amounts of assets and liabilities. The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2001	2000
Deferred tax assets:
Net operating loss carryforward	$20,564	$20,590
Tax credit carryforward	6,667	6,652
Other	2,584	2,822

Total deferred tax assets	29,815	30,064
Deferred tax liabilities:
Depreciation and other	(2,727)	(2,882)

Total deferred tax liabilities	(2,727)	(2,882)

Net deferred tax assets	27,088	27,182
Valuation allowance	(27,088)	(27,182)

	$—	$—

Based on assessments of all available evidence as of December 31, 2001 and 2000, management has concluded that the respective deferred income tax assets should be reduced by valuation allowances equal to the amounts of the deferred income tax assets.

12. License Agreements

Ivy Animal Health, Inc.

In February 2001, CytRx entered into a license agreement with Ivy Animal Health, Inc. (“Ivy”) of Overland Park, Kansas, whereby CytRx granted to Ivy a worldwide exclusive license to its investigational agent, CRL-8761, a non-antibiotic feed additive that enhances growth performance in monogastric food animals such as poultry and pigs. As part of the license, CytRx received a nominal up-front payment, and will receive a milestone fee upon regulatory approval in the United States and an eventual royalty equal to 5% of net sales.

Vical, Incorporated

On December 7, 2001, CytRx entered into a license agreement (the “Vical License”) with Vical Incorporated (“Vical”) granting Vical exclusive, worldwide rights to use or sublicense CytRx’s TranzFect poloxamer technology to enhance viral or non-viral delivery of polynucleotides (such as DNA and RNA) in

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

all preventive and therapeutic human and animal health applications, except for (1) four infectious disease vaccine targets previously licensed by CytRx to Merck, and (2) DNA vaccines or therapeutics based on prostate-specific membrane antigen (PSMA). In addition, the Vical License permits Vical to use TranzFect poloxamer technology to enhance the delivery of proteins in prime-boost vaccine applications that involve the use of polynucleotides. Under the Vical License, CytRx received an up-front payment of $3,750,000 and has the potential to receive milestone and royalty payments in the future based on criteria described in the agreement. The Company has no commitment for continuing involvement to earn the up-front payment or the future milestone payments.

Merck & Co., Inc.

In November 2000, CytRx entered into an exclusive, worldwide license agreement with Merck & Co., Inc. (“Merck”) whereby CytRx granted to Merck rights to use its TranzFect technology in DNA-based vaccines targeted to four infectious diseases. In addition to an up-front payment of $2 million for the first disease target, in February 2002 Merck paid CytRx a $1 million milestone fee related to the commencement by Merck of the first U.S. Food and Drug Administration Phase I Study for the first product incorporating TranzFect designed for the prevention and treatment of HIV. In addition, Merck may pay CytRx milestone and product approval payments of up to $3 million as they develop the product. The Company has no commitment for continuing involvement to earn the up-front payment or the future milestone payments. Thus, the $2 million up-front payment was recognized as license fee revenue in 2000 and the $1 million milestone payment will be recognized as license fee revenue in 2002. Additionally, if certain conditions are met regarding patent protection and Merck’s competitive position, Merck may pay a royalty to CytRx of 1% on net sales of products incorporating TranzFect for the first disease target. For each of the licenses for the three additional disease targets, Merck will pay to CytRx a series of milestone and product approval payments totaling up to $2,850,000 each. If and when sales of products incorporating TranzFect for the three additional disease targets commence, CytRx will receive royalties of between 2 and 4% of the net sales from such products. Additionally, if certain conditions are met regarding patent protection and Merck’s competitive position, Merck may pay an additional royalty to CytRx of 1% on net sales of products incorporating TranzFect for these additional disease targets, in which case the total royalties may be up to 5%.

13. Discontinued Operations

Titermax

From 1987 to 2000 CytRx manufactured, marketed and distributed Titermax, an adjuvant used to produce immune responses in research animals. Effective June 15, 2000, the Company entered into a Purchase Agreement with Titermax USA, Inc. (an unaffiliated company) whereby Titermax USA purchased the worldwide rights to market and distribute Titermax, including all accounts receivable, inventory and other assets used in the Titermax business. The gross purchase price was $750,000, consisting of $100,000 in cash and a $650,000 five-year secured promissory note bearing interest of 10% annually. Net income associated with the Titermax activities included in income (loss) from discontinued operations was approximately $119,000 and $281,000 for 2000 and 1999, respectively. A gain related to the sale of $680,000 was recorded in 2000 and is also classified as discontinued operations.

Vaxcel, Inc.

On June 2, 1999, CytRx entered into a Stock Acquisition Agreement with A-Z Professional Consultants, Inc. (“A-Z”) for the sale of CytRx’s equity interest in Vaxcel, Inc. The sale was consummated on September 9, 1999. Pursuant to the agreement, A-Z purchased 9,625,000 shares of common stock of Vaxcel from CytRx for a cash purchase price of $319,000. Net loss (net of minority interest) associated with Vaxcel included in income (loss) from discontinued operations was approximately $40,000 for the year ended December 31, 1999.

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Segment Reporting

The Company has four reportable segments: Recruiting Services (Spectrum), Product Development (core business of development and commercialization of pharmaceutical-related products), Research Products (Titermax) and Vaccine Development (Vaxcel). See Notes 1 and 13 for additional information concerning these operations.

The Company adopted FASB Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, in 1998 which outlines the way the Company reports information about its operating segments. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company evaluates performance of its operating segments based primarily on profit or loss from operations before income taxes. Summarized financial information concerning the Company’s reportable segments is shown in the following table.

	Continuing Operations			Discontinued Operations
(in thousands)	Product Development	Recruiting Services	Total Continuing Operations	Research Products	Vaccine Development	Total Discontinued Operations
2001:
Sales to external customers	$—	$101	$101	$—	$—	$—
Intersegment sales	—	—	—	—	—	—
Collaborative, grant & other revenue	4,136	—	4,136	—	—	—
Interest income	162	—	162	—	—	—
Interest expense	—	—	—	—	—	—
Depreciation and amortization	586	—	586	—	—	—
Segment profit (loss)	(913)	(18)	(931)	—	—	—
Total assets	7,611	—	7,611	—	—	—
Capital expenditures	—	—	—	—	—	—
Stock option and warrant expense	1,441	—	1,441	—	—	—

2000:
Sales to external customers	$—	$451	$451	$170	$—	$170
Intersegment sales	—	—	—	—	—	—
Collaborative, grant & other revenue	2,706	—	2,706	—	—	—
Interest income	170	—	170	—	—	—
Interest expense	—	—	—	—	—	—
Depreciation and amortization	318	—	318	—	—	—
Segment profit (loss)	(1,293)	146	(1,147)	799	—	799
Total assets	6,859	—	6,859	—	—	—
Capital expenditures	20	—	20	—	—	—
Stock option and warrant expense	365	—	365	—	—	—

1999:
Sales to external customers	$—	$323	$323	$500	$—	$500
Intersegment sales	—	—	—	—	—	—
Collaborative, grant & other revenue	606	—	606	—	134	134
Interest income	463	—	463	—	7	7
Interest expense	—	—	—	—	4	4
Depreciation and amortization	62	—	62	—	6	6
Segment profit (loss)	(15,345)	75	(15,270)	281	(40)	241
Total assets	6,128	—	6,128	—	—	—
Capital expenditures	2,515	—	2,515	—	—	—
Stock option and warrant expense	1,043	—	1,043	—	—	—

CYTRX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Quarterly Financial Data (unaudited)

Summarized quarterly financial data for 2001 and 2000 is as follows (in thousands, except per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31
2001
Net sales	$26	$10	$28	$37
Gross profit	13	3	7	7
Income (loss) from continuing operations	(1,157)	(1,220)	(1,002)	2,448
Income from discontinued operations	—	—	—	—
Net income (loss)	(1,157)	(1,220)	(1,002)	2,448
Basic and diluted income (loss) per common share:
Continuing operations	(0.11)	(0.12)	(0.10)	0.23
Discontinued operations	—	—	—	—
Net income (loss)	(0.11)	(0.12)	(0.10)	0.23

2000
Net sales	$100	$85	$168	$98
Gross profit	48	41	86	8
Income (loss) from continuing operations	(940)	(762)	(606)	1,161
Income from discontinued operations	40	759	—	—
Net income (loss)	(900)	(3)	(606)	1,161
Basic and diluted income (loss) per common share:
Continuing operations	(0.12)	(0.08)	(0.06)	0.11
Discontinued operations	0.01	0.08	—	—
Net income (loss)	(0.11)	(0.00)	(0.06)	0.11

16. Subsequent Events

Transfer of Spectrum Operations

Since 1996 CytRx has marketed the services of its small group of human resources professionals under the name of Spectrum Recruitment Research (“Spectrum”) as a way of offsetting the Company’s cost of maintaining this function. In February 2002 the operations of Spectrum were terminated and the rights to use the Spectrum trade names were transferred to Albert, Isaac & Alexander, Inc., a consulting firm comprised of former CytRx (Spectrum) employees. Net income (loss) associated with the Spectrum activities included in income (loss) from operations was approximately $(18,000), $146,000 and $75,000 for 2001, 2000, and 1999, respectively.

The Company has accounted for the disposal of Spectrum in accordance with the provisions of SFAS 144. Accordingly, the results of operations of Spectrum are included in continuing operations for the years ended December 31, 2001, 2000 and 1999 since the criteria for assets held for sale for this disposal group as outlined in SFAS 144 were not met.

Pending Merger with Global Genomics Capital, Inc.

On February 11, 2002, the Company entered into an agreement whereby the Company will acquire Global Genomics Capital, Inc. (“GGC”), a privately held genomics holding company, through a merger of a wholly owned subsidiary of the Company into GGC. The terms of the merger provide for CytRx to acquire all outstanding shares of GGC in return for the issuance or reservation for issuance of a maximum of approximately 9,963,000 shares of CytRx Common Stock, subject to adjustment. The closing of the transaction is anticipated in the second quarter of 2002, and is contingent upon approval by the shareholders of each company and other customary closing conditions. If the merger with GGC is completed, the Company will become obligated under contracts with its officers to make cash payments of up to $1.2 million in the aggregate upon termination of their employment.

CYTRX CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Reserve Deducted in the Balance Sheet from the Asset to Which it Applies:
Allowance for Bad Debts
Year ended December 31, 2001	$11,900	$27,150	$—	$—	$39,050
Year ended December 31, 2000	—	11,900	—	—	11,900
Year ended December 31, 1999	—	—	—	—	—
Allowance for Deferred Tax Assets
Year ended December 31, 2001	$27,182,000	$—	$—	$94,000	$27,088,000
Year ended December 31, 2000	26,364,000	818,000	—	—	27,182,000
Year ended December 31, 1999	20,769,000	5,595,000	—	—	26,364,000

CYTRX CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,988,697	$5,272,914
Accounts receivable, net	18,610	28,000
Current portion of note receivable	125,555	122,467
Other current assets	128,914	23,238

Total current assets	5,261,776	5,446,619
Property and equipment, net	1,599,508	1,745,728
Other assets:
Note receivable	332,678	365,249
Deferred transaction costs	357,466	—
Other assets	53,000	53,000

Total other assets	743,144	418,249

Total assets	$7,604,428	$7,610,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,142	$178,777
Accrued liabilities	717,658	849,068

Total current liabilities	746,800	1,027,845
Commitments
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000 shares authorized, including 1,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized; 12,198,595 and 11,459,012 shares issued at March 31, 2002 and December 31, 2001, respectively	12,199	11,459
Additional paid-in capital	75,085,674	74,632,292
Treasury stock, at cost (633,816 shares held at March 31, 2002 and December 31, 2001)	(2,279,238)	(2,279,238)
Accumulated deficit	(65,961,007)	(65,781,762)

Total stockholders’ equity	6,857,628	6,582,751

Total liabilities and stockholders’ equity	$7,604,428	$7,610,596

See accompanying notes.

CYTRX CORPORATION

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Revenues:
Service revenues	$22,453	$26,014
License fees	1,000,000	—
Interest income	32,117	60,824
Grant income	31,313	45,752
Other	55,137	50,204

	1,141,020	182,794
Expenses:
Cost of service revenues	11,287	12,608
Research and development	318,801	448,673
Selling, general and administrative	990,177	878,745

	1,320,265	1,340,026

Net loss	$(179,245)	$(1,157,232)

Basic and diluted loss per common share	$(0.02)	$(0.11)

Basic and diluted weighted average shares outstanding	11,091,535	10,136,446

See accompanying notes.

CYTRX CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Cash flows from operating activities:
Net loss	$(179,245)	$(1,157,232)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	146,220	146,562
Stock option and warrant expense	89,000
Net change in assets and liabilities	(705,314)	(433,266)

Total adjustments	(470,094)	192,712

Net cash used in operating activities	(649,339)	(964,520)
Cash flows from financing activities:
Net proceeds from issuance of common stock	365,122	30,469

Net cash provided by financing activities	365,122	30,469

Net decrease in cash and cash equivalents	(284,217)	(934,051)
Cash and cash equivalents at beginning of period	5,272,914	3,779,376

Cash and cash equivalents at end of period	$4,988,697	$2,845,325

See accompanying notes.

CYTRX CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

March 31, 2002
(Unaudited)

1. Description of Company and Basis of Presentation

CytRx Corporation (“CytRx” or “the Company”) is a biopharmaceutical company focused on the development and commercialization of high-value human therapeutics. The Company’s current research and development activities include CRL-5861, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA-based vaccines. CytRx has licensed TranzFect to Merck & Co., Inc. for use in Merck’s efforts to develop DNA-based vaccines for HIV and three other infectious diseases. All other uses of TranzFect for enhancement of viral or non-viral delivery of polynucleotides (such as DNA and RNA) were recently licensed to Vical, Incorporated. CytRx also has a research pipeline with opportunities in the areas of muscular dystrophy, cancer, spinal cord injury, vaccine delivery, gene therapy and food animal feed additives.

The accompanying condensed financial statements at March 31, 2002 and for the three months ended  March 31, 2002 and 2001 are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2001.

2. Pending Merger with Global Genomics Capital, Inc.

On February 11, 2002, CytRx entered into an agreement whereby the Company will acquire Global Genomics Capital, Inc. (“GGC”), a privately-held genomics holding company, through a merger of a wholly owned subsidiary of CytRx into GGC. The terms of the merger provide for CytRx to acquire all outstanding shares and rights to acquire shares of GGC capital stock in return for the issuance or reservation for issuance of a maximum of approximately 9,963,000 shares of CytRx Common Stock, subject to adjustment. The closing of the transaction is anticipated in the third quarter of 2002, and is contingent upon approval by the shareholders of each company and other customary closing conditions. If the merger with GGC is completed, the Company will become obligated under contracts with its officers to make cash payments of up to $1.2 million in the aggregate upon termination of their employment subsequent to the merger.

3. Segment Reporting

	Product Development	Recruiting Services*	Total
	(in thousands)
Three Months Ended March 31, 2002
Sales to external customers	$—	$22	$22
Intersegment sales	—	—	—
License fee income	1,000	—	1,000
Interest income	32	—	32
Grant & other income	86	—	86
Interest expense	—	—	—
Depreciation and amortization	146	—	146
Stock option and warrant expense	89	—	89
Segment profit (loss)	(185)	5	(180)
Total assets	7,604		7,604
Capital expenditures	—	—	—

Three Months Ended March 31, 2001
Sales to external customers	—	26	26
Intersegment sales	—	—	—
License fee income	—	—	—
Interest income	61	—	61
Grant & other income	96	—	96
Interest expense	—	—	—
Depreciation and amortization	147	—	147
Stock option and warrant expense	479	—	479
Segment profit (loss)	(1,164)	7	(1,157)
Total assets	5,785	—	5,785
Capital expenditures	—	—	—

*The	activities of the Spectrum Recruitment Research segment were terminated effective February 1, 2002.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
of Global Genomics Capital, Inc.

We have audited the accompanying balance sheets of Global Genomics Capital, Inc., a California corporation (a development stage enterprise) as of December 31, 2001 and 2000, and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2001 and from the period from inception (May 23, 2000) to December 31, 2000 and the period from inception (May 23, 2000) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Blizzard Genomics, Inc., a 40% owned equity investment, whose assets reflect 100% and 97%, of the total assets, as of December 31, 2001 and 2000, respectively. Those statements were audited by other auditors, Silverman Olson Thorvilson & Kaufmann Ltd, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Blizzard Genomics, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Global Genomics Capital, Inc. as of December 31, 2001 and 2000, and the results of their operations and cash flows for the year ended December 31, 2001 and from the period from inception (May 23, 2000) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Good Swartz Brown & Berns LLP

Good Swartz Brown & Berns LLP
Los Angeles, California
March 26, 2002 (except for Note 8,
as to which the date is May 10, 2002)

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

	2001	2000
ASSETS
Current Assets
Cash and Cash Equivalents	$999	$4,827
Other Receivable	—	40,000
Prepaid Expenses	—	7,060

Total Current Assets	999	51,887
Investment in Blizzard Genomics	1,336,076	1,630,577

Total Assets	$1,337,075	$1,682,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$28,726	$117,700
Interest Payable	40,568	7,121
Notes Payable	875,000	625,000

Total Current Liabilities	944,294	749,821
Shareholders’ Equity
Preferred Stock: No Par Value; Authorized 1,000,000 shares; Issued and Outstanding 27,314 Shares	546,273	546,273
Common Stock: No Par Value; Authorized 20,000,000 shares; 9,709,353 and 9,456,019 Shares Issued and Outstanding as of December 31,2001 and 2000, respectively	820,785	637,227
Additional Paid in Capital	841,553	2,073
Deficit Accumulated During the Development Stage	(1,815,830)	(252,930)

Total Shareholders’ Equity	392,781	932,643

Total Liabilities and Shareholders’ Equity	$1,337,075	$1,682,464

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2000 AND 2001

	December 31,		Period From Inception (May 23, 2000) to December 31, 2001
	2001	2000
Revenue	$—	$—	$—
Costs and Operating Expenses:
General and Administrative Expenses	535,123	146,672	681,795
Consulting Fees	519,857	33,000	552,857
Accounting and Legal Fees	180,108	74,310	254,418

Total Costs and Operating Expenses	1,235,088	253,982	1,489,070

Loss Before Other Income (Expenses)	(1,235,088)	(253,982)	(1,489,070)
Equity Losses from Blizzard Genomics	(294,502)	—	(294,502)
Interest Income	37	8,173	8,210
Interest Expense	(33,347)	(7,121)	(40,468)

Total Other Income (Expenses)	(327,812)	1,052	(326,760)

Net Loss	$(1,562,900)	$(252,930)	$(1,815,830)

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2001

	Preferred Stock		Common Stock		Additional Shareholders’ Capital	Deficit Accumulated During the Development Stage	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at inception	—	$—	—	$—	$—	$—	$—
Sale of Preferred Stock; $20 per Share; August 2000	27,314	546,273	—	—	—	—	546,273
Sale of Common Stock; $.01 per Share;	—	—	8,722,686	87,227	2,073	—	89,300
Founders Shares: August - September 2000
Sale of Common Stock; $.75 per Share November 2000	—	—	733,333	550,000	—	—	550,000
Net Loss	—	—	—	—	—	(252,930)	(252,930)
Balance at December 31, 2000	27,314	546,273	9,456,019	637,227	2,073	(252,930)	932,643

Sale of Common Stock; $.75 per Share; January 2001	—	—	26,667	20,000	—	—	20,000
Sale of Common Stock; $.75 per Share; March 2001	—	—	26,667	20,000	—	—	20,000
Conversion of Liability to Common Stock; $.75 per Share; November 2001	—	—	60,000	45,000	—	—	45,000
Conversion of Liability for Legal Services to Common Stock; $.59 per Share; November 2001	—	—	40,000	23,558	—	—	23,558
Conversion of Liability for Wages to Common Stock; $.75 per Share; November 2001	—	—	100,000	75,000	—	—	75,000
Conversion of Liability to Related Party for Consulting Services and Rent to 599,701 5 Year Stock Warrants Converted at $.75 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	461,026	—	461,026
Conversion of Liability to Former Officer for Unpaid Wages for 125,000, 5 Year Stock Warrants Converted at $.80 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	100,205	—	100,205
Conversion of Liability to Former Officer for Unpaid Wages for 175,000, 5 Year Stock Warrants Converted at $.73 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	128,249	—	128,249
Conversion of Liability to Legal Counsel for Services Rendered for 250,000, 5 Year Stock Warrants Converted at $.75 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	150,000	—	150,000
Net Loss						(1,562,900)	(1,562,900)
Balance at December 31, 2001	27,314	$546,273	100,000	$820,785	$841,553	$(1,815,830)	$392,781

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2001
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2000 AND 2001

	December 31,		Period From Inception (May 23, 2000) to December 31, 2001
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,562,900)	$(252,930)	$(1,815,830)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Equity Losses from Blizzard Genomics	294,502	—	294,502
Fair Value of Equity Granted in Noncash Transactions	983,037	—	983,037
Changes in Assets and Liabilities Which Affect Net Income
Other Receivable	40,000	(40,000)	—
Prepaid Expenses	7,060	(7,060)	—
Accounts Payable and Accrued Expenses	(88,974)	117,700	28,726
Interest Payable	33,447	7,121	40,568

NET CASH USED IN OPERATING ACTIVITIES	(293,828)	(175,169)	(468,997)
CASH FLOWS USED IN INVESTING ACTIVITIES
Investment in Blizzard Genomics	—	(1,630,577)	(1,630,577)

NET CASH USED IN INVESTING ACTIVITIES	—	(1,630,577)	(1,630,577)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable	250,000	625,000	875,000
Proceeds from the Issuance of Common Stock	40,000	639,300	679,300
Proceeds from the Issuance of Preferred Stock	—	546,273	546,273

NET CASH PROVIDED BY FINANCING ACTIVITIES	290,000	1,810,573	2,100,573

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,828)	4,827	999
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	4,827	—	—
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$999	$4,827	$999

Supplemental Disclosures of Cash Flows Information Cash Paid During the Period
Interest	$—	$—	$—

Income Taxes	$—	$—	$—

Non Cash Transactions

The Company Converted $45,000 of Liabilities into 60,000 Shares of Common Stock

The Company Converted $23,558 of Legal Fees into 40,000 Shares of Common Stock

The Company Converted $75,000 of Consulting Fees into 100,000 Shares of Common Stock

The Company Converted $461,026 of Consulting Fees and Rental Charges into 599,701 5 Year Stock Warrants Exercisable at $.01 per Share

The Company Converted $228,454 of Wages to Former Company Officers into 300,000 5 Year Stock Warrants Exercisable at $.01 per Share

The Company Converted $150,000 of Legal Fees into 250,000 5 Year Stock Warrants Exercisable at $.01 per Share

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2001
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2000 AND 2001

NOTE 1—BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company:

Global Genomics Capital, Inc. (“GGC” or the “Company”) is a development stage enterprise incorporated in the state of California in 2000. The Company is principally engaged in the investing in and acquiring of genomics companies that will bring healthcare products driven by genomic technologies into the marketplace and reinventing drug development. The Company has one investment as of December 31, 2001, see note 2, subsequent to December 31, 2001, the Company acquired an equity interest in a second entity (see note 8).

Future Operations:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of approximately $1,800,000 from its inception and has provided no cash from operations. In view of the matters described above, recoverability of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of Estimates:

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Risks and Uncertainties:

GGC’s future profits are substantially dependent upon the genomic companies invested in and their ability to generate income.

Income Taxes:

Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) no. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets as management does not believe the Company has met the “more likely than not” realization standard imposed by SFAS no. 109 to allow recognition of such an asset.

Cash and Cash Equivalents:

Cash and cash equivalents consist primarily of funds invested in short-term interest-bearing accounts. GGC considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

Equity Method Investment:

At December 31, 2001 and 2000, the Company accounts for investments in businesses in which it owns more than 20 percent and less than 50 percent using the equity method, if the Company does not have the ability to control the investee. Under the equity method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earning or losses of the subsidiary as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee.

Accounting for Stock Based Compensation:

The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (“APB”) no. 25 “Accounting for Stock Issued to Employees” to account for compensation expense for its stock-based employee compensation plan and to furnish the pro forma disclosures required under SFAS no. 123 “Accounting for Stock-Based Compensation”. For stock issued to non-employees, the Company records the fair value of the equity granted in compliance with SFAS no. 123.

Recent Accounting Pronouncements:

On January 1, 2002, the Company adopted SFAS, no. 142, “Goodwill and Other Intangible Assets.” The impact of this pronouncement on the Company’s financial statements has not been completely determined by management.

NOTE 2—INVESTMENT IN BLIZZARD GENOMICS, INC.

Through a series of stock purchases, which concluded on December 27, 2000 the Company purchased a total of 40% of Blizzard Genomics, Inc. (“Blizzard”), for $1,630,577. Blizzard is developing exclusive and proprietary products for instrumentation, software and consumable supplies for the growing genomics industry. Blizzard technologies are applicable to drug development, gene discovery, toxicology, cancer detection, forensics and basic research.

The Company’s 40% interest in Blizzard is accounted for under the equity method.

At the date of acquisition, the Company’s investment in Blizzard exceeded its equity in the underlying net assets of Blizzard by $1,014,000. This excess relates to developed technology, which management believes has alternative future uses. Management believes that there is no impairment in its investment in Blizzard. The Company will commence amortizing the excess purchase price once Blizzard enters its production phase.

Summarized financial information for Blizzard is as follows:

	December 31, 2001		December 31, 2000
	Total	Company’s Share	Total	Company’s Share
Current Assets	$947,622	$379,049	$1,549,370	$619,748
Other Assets	76,288	30,515	49,290	19,716
Current Liabilities	192,797	77,119	57,228	22,891
Other Liabilities	—	—	—	—
Net Assets	831,113	332,445	1,541,432	616,573
Net Loss	(736,255)	(294,502)	(303,724)	—	*

* Blizzard operations were closed during the last week of December 2000 when the Acquisition was final. The Company did not recognize any portion of the 2000 loss.

NOTE 3—NOTES PAYABLE

	December 31,
	2001	2000
Note entered into July 2000, with interest payable at a rate of 8% per annum. (1) See note 8	$200,000	$200,000
Note entered into November 2000, with no stated rate of interest, convertible upon acquisition by a public company. No defined maturity date. See note 8	250,000	250,000
Note entered into December 2000, with no stated rate of interest, convertible upon acquisition by a public company. No defined maturity date. See note 8	175,000	175,000
Notes entered into April 2001, with interest payable at a rate of 10% per annum. (2) See note 8	250,000	—

	$875,000	$625,000

(1)
The July 2000 note for $200,000 matures at the discretion of the holder of the note on the later of October 2000 or upon the infusion of at least $6,000,000 of capital into the Company. On April 3, 2002, the note was modified. The principal and interest will be converted to Company stock immediately prior to the merger with CytRx Corporation. See note 8.

(2)
The Company entered into an agreement on February 1, 2001 to be acquired by a public entity. In April 2001, this entity entered into financing agreements with the Company for $250,000 evidenced by Company debt instruments. Under the terms of the various notes, the notes were to mature in August 2001, however the notes contained a provision specifying that if the Company did not breach the terms of the note, it had the right to convert the principal and all accrued and unpaid interest into shares of Company common stock at its discretion. The acquisition of the Company was eventually cancelled.

NOTE 4—FEDERAL INCOME TAXES

The Company has available at December 31, 2001 and 2000 unused operating loss carry-forwards of approximately $1,520,000 and $250,000, respectively, which may be applied against future taxable income and which expire in various years through 2021. The amount of and ultimate realization of the benefits from operating loss carry-forwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carry-forwards the Company has established a valuation allowance equal to the amount of the tax effect of the loss carry-forwards and, therefore, no deferred tax asset has been recognized for the loss. A portion of the carry-forwards may be lost if the Company merges (see note 8).

The Company’s net deferred tax assets (using a federal rate of 34%) consisted of the following:

	December 31, 2001	December 31, 2000
Deferred Tax Assets	$516,800	$85,000
Deferred Tax Asset Valuation	(516,800)	(85,000)

Net Deferred Tax Assets	$—	$—

The difference between the reported net loss and the unused operating loss carry-forwards pertains to the permanent book to tax difference recognized by the Company on its carrying value of its investment in Blizzard.

NOTE 5—RELATED PARTY TRANSACTIONS

The Company uses office space of an affiliated entity controlled by the Company’s Chairman. The entity charged the Company in 2001, a one-time fee for the use of the space, administrative fees and services of the

Chairman. During the year ended December 31, 2001 and 2000, the affiliated entity billed the Company $536,000 and $0, respectively. The amount billed to the Company was converted into 5 year warrants at $.75 per share, which are exercisable at $.01 per share to purchase common stock of the Company.

NOTE 6—COMMITMENTS AND CONTINGENCIES:

Management believes that it has the option to convert its debt to equity upon its acquisition by a company whose stock is publicly traded on a major stock exchange. However, if the Company is unable to reach agreeable terms on a conversion of debt to equity, it will actively seek to raise additional capital to repay the obligations (see note 8).

NOTE 7—SHAREHOLDERS’ EQUITY

Stock Option Plan:

In September 2000, the Company approved a qualified stock option plan the “Equity Ownership Plan of Global Genomics Capital, Inc.” (the “Plan”). As of December 31, 2000, approximately 1,500,000 shares of common stock were reserved for future issuance under this plan. The Plan allows for the Company to grant stock options to purchase shares of the Company’s authorized common stock for selected employees, directors of and consultants to the Company as determined by the Company’s Board of Directors. No options may be granted to any employee, director or consultant who, at the time such option is granted, owns shares of the Company’s outstanding capital stock of more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of the stock. For individuals owning less than 10% of the aggregate voting shares options are generally priced at the fair value of stock on the date of grant. Options generally vest monthly with unvested options held in escrow.

During the years ended December 31, 2001 and 2000 the following grants occurred:

•	Stock options for 680,000 shares of common stock, which are exercisable at $.43 per share, were issued in September 2000, which vest over a 21 month period commencing December 2000.

•	Stock options for 250,000 shares of common stock, which are exercisable at $1.00 per share, were issued in March 2001 over a 21 month period commencing April 2001.

Information relative to stock option activity is as follows (in thousands):

The following table summarizes information concerning activity associated with the Plan:

	Options	Weighted Average Exercisable Price
Options Outstanding at Inception	—	$—
Granted	680	0.43
Exercised	—	—
Cancelled	—	—

Options Outstanding at December 31, 2000	680	$0.43
Granted	250	1.00
Exercised	—	—
Cancelled	(930)	(0.58)

Options Outstanding at December 31, 2001	—	$—

All options associated with the Plan were cancelled by November 2001 as part of the merger agreement with CytRx Corporation (see note 8).

Stock Based Compensation:

The Company applies APB no. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for the Plan. Accordingly, no compensation expense would be recognized for its stock based compensation plan other than for the stock options granted to consultants. Under SFAS no. 123 “Accounting for Stock-Based Compensation” management applied the Blacks Scholes pricing model to the various stock option grants and determined that there was no value associated with the grants, since the exercise price of the stock options on the date of grant exceeded the fair value of the Company’s common stock. As such pro forma financial information is not provided.

Preferred Stock:

The Company authorized 1,000,000 shares of Preferred Stock of which 27,314 shares were issued and outstanding as of December 31, 2001 and 2000. The preferred stock contains the following preferential items.

•	Liquidation preferences specifying that each holder of preferred stock receive an amount equal to $20 for each outstanding share of preferred stock plus all accrued and unpaid dividends

•
The right to vote in all actions called by the Company’s Board of Directors, in matters which are other than usual and in the regular course of business, preferred stockholders ratification is needed for approval

•	The holders of preferred stock have the right to convert each share of preferred stock into common stock on a one for one basis

•	In the event of a merger or acquisition, the preferred stock is automatically converted to common stock

Non-Cash Equity Transactions:

The Company issued shares of its common stock and 5-year stock warrants in non-cash transactions. Management recorded the cost associated with the non-cash equity transactions based on the value of the service provided. Due to such transactions the Company expensed $983,000 and $0 as of December 31, 2001 and 2000 respectively. The warrants issued as a result of certain non-cash transactions were 1,324,701, which encompassed the entire number of stock warrants outstanding as of December 31, 2001. Of the 1,324,701 warrants outstanding at December 31, 2001, there were 50,000 granted for future legal services that the Company did not recognize any value associated with their issuance.

NOTE 8—SUBSEQUENT EVENTS

On January 24, 2002, the Company obtained an approximate 5% interest in Psynomics, Inc., a development stage psychiatric company, for $900. The Company previously incurred costs for legal fees and other expenses associated with the start-up costs of Psynomics. Psynomics’ focus is two fold:

•	identifying genes which cause common neuropsychiatic diseases such as bipolar disorder, schizophrenia and depression

•	developing diagnostic tests for the identified neuropsychiatic diseases

On February 8, 2002, the Company gave notice to the lender of the April 2001 notes for $250,000, informing it of the Company’s intent to convert the principal and all accrued and unpaid interest, into shares of Company common stock. On April 10, 2002, the Company came to terms with the lender whereby immediately prior to the effective time of the merger with CytRx Corporation (see the following paragraph of this section) all outstanding principal and accrued interest due from the Company will convert into 480,769 shares of Company common stock, subject to the provisions in the last paragraph of this section. If the merger is not consummated by September 30, 2002, or if the merger is abandoned, the Company will issue the holder a new promissory note which will be due and payable two years from the date of the new note or upon the receipt of any financing or proceeds from the sale of any assets of GGC.

On February 11, 2002, the Company entered into an agreement and plan of merger with CytRx Corporation (CytRx), a publicly traded company (NASDAQNM: CYTR). The parties executed a definitive agreement and plan of merger with the closing anticipated in July 2002. The transaction is contingent upon approval by the shareholders of both companies and other customary conditions. The terms of the merger agreement provide for CytRx to acquire all outstanding shares of the Company in return for the issuance of a maximum of approximately 9,963,000 shares of CytRx common stock.

On April 3, 2002, the Company reached a binding agreement with the holder of the July 2000 note payable, whereby immediately prior to the effective time of the merger with CytRx, all outstanding principal and accrued interest due from the Company will convert into 375,000 shares of Company common stock for full and complete settlement of the debt instrument. If the merger is not consummated by September 30, 2002 the Note shall remain outstanding under its original terms.

On April 10, 2002, the Company came to terms with the lender of the November and December 2000 notes, whereby immediately prior to the effective time of the merger with CytRx Corporation, all outstanding principal and accrued interest due from the Company will convert into 817,308 shares of Company common stock, subject to the provisions in the following paragraph. If the merger is not consummated by September 30, 2002, or if the merger is abandoned, the Company will issue the holder a new promissory note which will be due and payable two years from the date of the new note or upon the receipt of any financing or proceeds from the sale of any assets of GGC. Additionally, the lender will receive 150,000 shares of Company common stock regardless if the merger occurs.

Commencing in April 2002, the Company began the process of raising additional funds. The Company intends to obtain approximately $675,000 of financing which is earmarked to repay the November and December 2000 and April 2001 notes. Although the lenders have agreed to convert their respective notes to Company common stock, it is their desire to receive cash in lieu of equity for a portion, if not all, of their notes. The shares of Company common stock were offered at $.50 per share, all proceeds from the issuance will be placed in escrow until immediately prior to the effective time of the merger with CytRx. At that time, the funds will be used to payoff the debt and accrued interest, with the investors participating in the offering issued Company common stock. If the merger is not consummated, the proceeds from the offering will be returned to the participating investors.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED BALANCE SHEETS

	March 31, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets
Cash and Cash Equivalents	$15,777	$999

Total Current Assets	15,777	999
Investment in Blizzard Genomics and Others	1,195,427	1,336,076

Total Assets	$1,211,204	$1,337,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$45,193	$28,726
Interest Payable	50,793	40,568
Notes Payable	875,000	875,000

Total Current Liabilities	970,986	944,294
Shareholders’ Equity
Preferred Stock: No Par Value; Authorized 1,000,000 shares; 0 Shares and 27,314 Shares Issued and Outstanding at March 31, 2002 and December 31, 2001, Respectively	—	546,273
Common Stock: No Par Value; Authorized 20,000,000 shares; 9,769,999 and 9,709,353 Shares Issued and Outstanding as of March 31, 2002 and December 31, 2001, Respectively	1,392,058	820,785
Additional Paid in Capital	841,553	841,553
Deficit Accumulated During the Development Stage	(1,993,393)	(1,815,830)

Total Shareholders’ Equity	240,218	392,781

Total Liabilities And Shareholders’ Equity	$1,211,204	$1,337,075

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,		Period From Inception (May 23, 2000) to March 31, 2002
	2002	2001
Revenue	$—	$—	$—

Costs And Operating Expenses:
General and Administrative Expenses	11,015	145,231	725,068
Consulting Fees	—	120,000	552,857
Accounting and Legal Fees	25,000	53,797	279,418

Total Costs And Operating Expenses:	36,015	319,028	1,557,343
Loss Before Other Income (Expenses)	(36,015)	(319,028)	(1,525,085)

Equity Losses from Blizzard Genomics	(141,548)	(13,482)	(436,050)

Total Other Income (Expenses)	(141,548)	(13,482)	(436,050)

Net Loss	$(177,563)	$(332,510)	$(1,993,393)

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,		Period From Inception (May 23, 2000) To March 31, 2002
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(177,563)	$(332,510)	$(1,993,393)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Equity Losses from Blizzard Genomics	141,548	13,482	436,050
Fair Value of Equity Granted in Noncash Transactions	—	—	983,037
Changes in Assets and Liabilities Which Affect
Net Income	26,693	285,514	95,987

NET CASH USED IN OPERATING ACTIVITIES	(9,322)	(33,514)	(478,319)

CASH FLOWS USED IN INVESTING ACTIVITIES
Investment in Blizzard Genomics and Others	(900)	—	(1,631,477)

NET CASH USED IN INVESTING ACTIVITIES	(900)	—	(1,631,477)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable	—	—	875,000
Proceeds from the Issuance of Common Stock	571,273	40,000	1,250,573
Proceeds from the Issuance of Preferred Stock	(546,273)	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	25,000	40,000	2,125,573

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,778	6,486	15,777
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	999	4,827	—
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$15,777	$11,313	$15,777

Supplemental Disclosures of Cash Flows Information
Cash Paid During the Period
Interest	$—	$—	$—

Income Taxes	$—	$—	$—

Non Cash Transactions

The Company converted $45,000 of liabilities into 60,000 shares of common stock.

The Company converted $23,558 of legal fees into 40,000 shares of common stock.

The Company converted $75,000 of consulting fees into 100,000 shares of common stock.

The Company converted $461,026 of consulting fees and rental charges into 599,701 5-year stock warrants exercisable at $.01 per share.

The Company converted $228,454 of wages to former company officers into 300,000 5-year stock warrants exercisable at $.01 per share.

The Company converted $150,000 of legal fees into 250,000 5-year stock warrants exercisable at $.01 per share.

Holders of 27,314 shares of preferred stock, $546,273, converted their shares into 27,314 shares of common stock.

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO MARCH 31, 2002
(Unaudited)

NOTE 1—DESCRIPTION OF COMPANY AND BASIS OF PRESENTATION

Global Genomics Capital, Inc. (“GGC” or the “Company”) is a development stage enterprise incorporated in the state of California in 2000. The Company is principally engaged in the investing in and acquiring of genomics companies that will bring healthcare products driven by genomic technologies into the marketplace and reinventing drug development. The Company has two investments as of March 31, 2002, see note 2.

The accompanying condensed financial statements at March 31, 2002 and for the three month periods ended March 31, 2002 and 2001 are unaudited, but include all adjustments, consisting of normal recurring entries which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements should be read in conjunction with the Company’s audited financial statements. The accompanying condensed financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of approximately $1,993,000 from its inception and has provided no cash from operations. In view of the matters described above, recoverability of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

On January 1, 2002, the Company adopted SFAS, no. 142, “Goodwill and Other Intangible Assets.” The impact of this pronouncement on the Company’s financial statements has not been completely determined by management.

NOTE 2—INVESTMENT IN GENOMICS COMPANIES

Through a series of stock purchases, which concluded on December 27, 2000, the Company purchased a total of 40% of Blizzard Genomics, Inc. (“Blizzard”), for $1,630,577. The Company’s 40% interest in Blizzard is accounted for under the equity method.

At the date of acquisition, the Company’s investment in Blizzard exceeded its equity in the underlying net assets of Blizzard by $1,014,000. This excess relates to developed technology, which management believes has alternative future uses. Management believes that there is no impairment in its investment in Blizzard. The Company will commence amortizing the excess purchase price once Blizzard enters its production phase.

Summarized financial information for Blizzard that has been provided by Blizzard is as follows:

	March 31, 2002		December 31, 2001
	Total	Company’s Share	Total	Company’s Share
Current Assets	$567,599	$227,040	$947,622	$379,049
Other Assets	76,919	30,768	76,288	30,515
Current Liabilities	167,277	66,911	192,797	77,119
Other Liabilities	—	—	—	—
Net Assets	477,241	190,896	831,113	332,445
Net Loss	(353,872)	(141,549)	(736,255)	(294,502)

On January 24, 2002, the Company obtained an approximate 5% interest in Psynomics, Inc. for $900, a development stage psychiatric company. The Company previously incurred costs for legal fees and other expenses associated with the start-up costs of Psynomics. Psynomics’ focus is two fold:

•	identifying genes which cause common neuropsychiatric diseases such as bipolar disorder, schizophrenia and depression

•	developing diagnostic tests for the identified neuropsychiatric diseases

NOTE 3—NOTES PAYABLE

	March 31, 2002	December 31, 2001
Note entered into July 2000, with interest payable at a rate of 8% per annum. See note 6.	$200,000	$200,000
Note entered into November 2000, with no stated rate of interest, convertible upon acquisition by a public company. No defined maturity date. See note 6.	250,000	250,000
Note entered into December 2000, with no stated rate of interest, convertible upon acquisition by a public company. No defined maturity date. See note 6.	175,000	175,000
Notes entered into April 2001, with interest payable at a rate of 10% per annum. See note 6.	250,000	250,000

	$875,000	$875,000

NOTE 4—SHAREHOLDERS’ EQUITY:

On February 10, 2002, the holders of the 27,314 shares of preferred stock converted all of their shares into 27,314 shares of common stock. This was done in anticipation of the merger with CytRx Corporation, see note 5.

NOTE 5—MERGER AGREEMENT WITH CYTRX CORPORATION

On February 11, 2002, the Company entered into an agreement and plan of merger with CytRx Corporation (CytRx), a publicly traded company (NASDAQNM: CYTR). The parties executed a definitive agreement and plan of merger with the closing anticipated in July 2002. The transaction is contingent upon approval by the shareholders of both companies and other customary closing conditions. The terms of the merger agreement provide for CytRx to acquire all outstanding shares of the Company in return for the issuance of a maximum of approximately 9,963,000 shares of CytRx common stock.

NOTE 6—CONVERSION OF NOTES PAYABLE AND SUBSEQUENT EVENTS

On April 3, 2002, the Company reached a binding agreement with the holder of the July 2000 note payable, whereby immediately prior to the effective time of the merger with CytRx Corporation, all outstanding principal and accrued interest due from the Company will convert into 375,000 shares of Company common stock for full and complete settlement of the debt instrument. If the merger is not consummated by September 30, 2002 the note shall remain outstanding under its original terms.

On February 8, 2002, the Company gave notice to the lender of the April 2001 notes for $250,000, informing them of the Company’s intent to convert the principal and all accrued and unpaid interest, into shares of Company common stock. On April 10, 2002, the Company came to terms with the lender whereby immediately prior to the effective time of the merger with CytRx, all outstanding principal and accrued interest due from the Company will convert into 480,769 shares of Company common stock. If the merger is not consummated by September 30, 2002, or if the merger is abandoned, the Company will issue the holder a new promissory note which will be due and payable two years from the date of the new note or upon the receipt of any financing or proceeds from the sale of any assets of GGC. Payment will be secured by a first priority lien on all of GGC’s assets.

On April 10, 2002, the Company came to terms with the lender of the November and December 2000 notes, whereby immediately prior to the effective time of the merger with CytRx, all outstanding principal and accrued interest due from the Company will convert into 817,308 shares of Company common stock. If the merger is not consummated by September 30, 2002, or if the merger is abandoned, the Company will issue the holder a new promissory note which will be due and payable two years from the date of the new note or upon the receipt of any financing or proceeds from the sale of any assets of GGC. Additionally, the lender will receive 150,000 shares of Company common stock regardless if the merger occurs. Payment will be secured by a first priority lien on all of GGC’s assets.

NOTE 7—SUBSEQUENT EVENT

Commencing in April 2002, the Company began the process of raising additional funds. The Company intends to obtain, through private sales of its common stock, approximately $675,000 of financing which is earmarked to repay the November and December 2000 and April 2001 notes. Although the lenders have agreed to convert their respective notes into Company common stock, as discussed in note 6 above, the Company is endeavoring to satisfy the lenders desire to receive cash in lieu of equity for a portion, if not all, of their notes. The shares of Company common stock are being offered at $.50 per share with all proceeds from the offering placed in escrow until immediately prior to the effective time of the merger with CytRx. At that time, the funds will be used to pay off the debt and accrued interest under those notes and the investors participating in the offering will be issued Company common stock. The Company has raised approximately $300,000 through the end of April 2002. If the merger is not consummated, the proceeds from the private offering will be returned to the participating investors.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders
Blizzard Genomics, Inc.
St. Paul, Minnesota

We have audited the accompanying balance sheet of Blizzard Genomics, Inc. (A Development Stage Company) as of December 31, 2001 and 2000 and the related statements of operations, shareholders’ equity, and cash flows for the years then ended and the period from December 1, 1999 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blizzard Genomics, Inc. (A Development Stage Company) as of December 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended and the period December 1, 1999 (date of inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/    Silverman Olson Thorvilson & Kaufmann Ltd
SILVERMAN OLSON THORVILSON & KAUFMANN LTD
CERTIFIED PUBLIC ACCOUNTANTS
Minneapolis, Minnesota

March 26, 2002

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

BALANCE SHEET

December 31, 2001 and 2000

	2001	2000
ASSETS
Current Assets:
Cash	$947,622	$1,548,164
Prepaid expense	—	1,206

Total current assets	947,622	$1,549,370
Property and equipment, net (Note 2)	12,599	2,879
Patent costs (Note 3)	58,983	42,697
Lease deposit	1,920	—
Other assets, nets of accumulated amortization of $1,856 and $928, respectively	2,786	3,714

Total assets	$1,023,910	$1,598,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,434	$7,031
Accounts payable—shareholder (Note 4)	90,863	50,197
Other liabilities	2,500	—

Total current liabilities	192,797	57,228

Commitments and contingencies (Note 6)	—	—
Shareholders’ equity (Note 5):
Common stock, no par value; 10,000,000 shares authorized; 3,251,109 issued and outstanding	2,071,092	2,045,156
Deficit accumulated during the development stage	(1,239,979)	(503,724)

Total shareholders’ equity	831,113	1,541,432

Total liabilities and shareholders’ equity	$1,023,910	$1,598,660

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Years Ended December 31, 2001 and 2000 and the Period from December 1, 1999
(Date of Inception) to December 31, 2001

	Year Ended December 31		December 1, 1999 (Inception) to December 31, 2001
	2001	2000
Revenues	$—	$—	$—
Expenses:
Research and Development	493,590	200,000	893,590
Marketing	29,053	—	29,053
General and administrative	269,737	112,489	382,226

Total Expenses	792,380	312,489	1,304,869
Loss before income taxes	(792,380)	(312,489)	(1,304,869)
Other income—interest income	56,125	8,765	64,890

Net loss before income taxes	(736,255)	(303,724)	(1,239,979)
Income tax provision (Note 7)	—	—	—

Net loss	$(736,255)	$(303,724)	$(1,239,979)

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

STATEMENT OF SHAREHOLDERS’ EQUITY

Period from December 1, 1999
(Date of Inception) to December 31, 2001

	Common Stock		Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Initial capitalization	1,010,000	$1,112	$—	$1,112
Common stock issued in connection with December 1999 sublicense agreement (Note 3)	673,332	200,000	—	200,000
Net loss—1999	—	—	(200,000)	(200,000)

Balance at December 31, 1999	1,683,332	201,112	(200,000)	1,112
Common stock issued in November 2000 upon the exercise of stock warrants (Note 3)	67,333	13,467	—	13,467
Common stock issued in connection with December 2000 sublicense agreement (Note 3)	200,000	200,000	—	200,000
Common stock issued for cash during 2000	1,300,444	1,630,577	—	1,630,577
Net loss—2000	—	—	(303,724)	(303,724)

Balance at December 31, 2000	3,251,109	2,045,156	(503,724)	1,541,432
Issuance of compensatory stock options in 2001	—	25,936	—	25,936
Net loss—2001	—	—	(736,255)	(736,255)

Balance at December 31, 2001	3,251,109	$2,071,092	$(1,239,979)	$831,113

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2001 and 2000 and the Period from December 1, 1999
(Date of Inception) to December 31, 2001

	Year Ended December 31		December 1, 1999 (Inception) to December 31, 2001
	2001	2000
Cash flows from operating activities:
Net loss	$(736,255)	$(303,724)	$(1,239,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,085	1,648	3,733
Research and development from issuance of common stock	—	200,000	400,000
Write-off of sublicense agreement costs	31,880	—	31,880
Compensation from issuance of stock options	25,936	—	25,936
Decrease (increase) in assets:
Prepaid expense	1,206	(1,206)	—
Lease deposit	(1,920)	—	(1,920)
Increase (decrease) in liabilities:
Accounts payable	92,403	4,890	97,293
Accounts payable—shareholder	(7,500)	7,500	—
Other liabilities	2,500	—	2,500

Net cash used in operating activities	(589,665)	(90,892)	(680,557)

Cash flows from investing activities:
Purchase of property and equipment	(10,877)	(1,329)	(12,206)
Payment for other assets	—	(2,000)	(2,000)

Net cash used in investing activities	(10,877)	(3,329)	(14,206)

Cash flows from financing activities:
Payment on due to shareholder	—	(2,659)	(2,659)
Proceeds from issuance of common stock	—	1,644,044	1,645,044

Net cash provided by financing activities	—	1,641,385	1,642,385

Increase (decrease) in cash	(600,542)	1,547,164	947,622
Cash at beginning of year	1,548,164	1,000	—

Cash at end of year	$947,622	$1,548,164	$947,622

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—	$—	$—

Cash paid during the year for income taxes	$—	$—	$—

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS
(Continued)

For the Years Ended December 31, 2001 and 2000 and the Period from December 1, 1999
(Date of Inception) to December 31, 2001

Supplemental disclosures of non-cash flow transactions:

During the year ended December 31, 2001 and 2000, $48,166 and $42,697 of patent costs (Note 3 and 4) were capitalized and incurred through issuance of accounts payable-shareholder.

During the year ended December 31, 2001, the Company recognized $25,936 of compensation expense from the issuance of non-qualified stock options to non-employee consultants (Note 6).

In December 2000, the Company incurred $200,000 of research and development expense pursuant to the sublicense agreement by issuing 200,000 shares of common stock (Note 3).

In January 2000, in connection with initial capitalization, the Company recorded certain assets received and liabilities assumed as follows and recorded common stock as follows:

Property and equipment	$2,270
Sublicense costs	42,697
Other assets	2,642
Accounts payable	(2,141)
Accounts payable, shareholder	(42,697)
Due to shareholder	(2,659)
Common stock	(112)

$—

In December 1999, the Company incurred $200,000 of research and development expense pursuant to the sublicense agreement by issuing 673,332 shares of common stock (Note 3).

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2001 and 2000 and the Period from December 1, 1999
(Date of Inception) to December 31, 2001

Note 1: Summary of Significant Accounting Policies

Nature of Organization and Development Stage Operations:

Blizzard Genomics, Inc. (the “Company” or “Blizzard”) is a Minnesota Corporation incorporated on December 1, 1999. The Company, pursuant to an exclusive worldwide sublicense agreement, participates in the design, development and eventual marketing and selling of instrumentation used in genomics research.

Property and Equipment:

Property and equipment is stated at cost. Depreciation is computed using straight-line methods and is charged to expense based upon the estimated useful lives of the assets.

Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Patent Costs:

Costs incurred in connection with reimbursing all patent related costs incurred, as provided for in the sublicense agreement (Note 3), are capitalized and will be amortized on a straight-line basis over the remaining life of the related patents, once viable genomics products have been developed, or are written off as general and administrative expense immediately upon the abandonment of the related product or process subject to the patent work. As the genomics products are still in development, no amortization was recognized during the period from December 1, 1999 (date of inception) to December 31, 2001.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash. The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits (Note 6.) The Company believes it has its cash deposits at high quality financial institutions. The Company believes no significant credit risk exists with respect to these deposits.

Stock Based Compensation:

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The Company has accounted for the transactions based on the fair value of the equity instrument issued and has used the guidance in the Emerging Issues Task Force Abstract No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” to measure and record the compensation expense.

New Accounting Pronouncement:

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets (“SFAS 142”). SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company has not yet adopted SFAS 142 as it is effective for years beginning on or after January 1, 2002. The Company does not believe this pronouncement will have a material effect on its financial statements.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Note 2: Property and Equipment

	2001	2000	Estimated Useful Life in Years
Computer and office equipment	$8,192	$3,599	3–5
Furniture and fixtures	6,284	—	5

	14,476	3,599
Less: accumulated depreciation	(1,877)	(720)

Property and equipment, net	$12,599	$2,879

Depreciation expense was $1,157 and $720 in 2001 and 2000, respectively, and $1,877 for the period from December, 1999 (date of inception) to December 31, 2001.

Note 3: License and Sublicense Agreements and Rights

In December 1999, two of the Company’s shareholders, SOTA TEC Fund (“STF”) and the University of Minnesota (“U of M”) entered into a license agreement whereby STF was granted the exclusive worldwide right to sublicense the right to help develop, use, sell, lease or otherwise dispose of genomics products, services, and technology being developed by the U of M (“specified R&D activities”). In exchange for the license, STF is required to share with the U of M one half of any income generated by sublicensing the products, services and technology resulting from the specified R&D activities. In addition, STF granted $200,000 to the U of M to fund the on-going specified research and development. The U of M retains sole title to any patent and patent applications filed on the products, services and technology.

In December 1999, STF and the Company entered into a sublicense agreement whereby the Company was granted the worldwide right under the U of M’s and STF’s license to help develop, use, sell, lease or otherwise dispose of products, services, and technology being developed by the specified R&D activities. Pursuant to this sublicense agreement, the Company issued 673,332 shares of common stock valued at $200,000. This cost was expensed in 1999 as research and development. In addition, Blizzard issued warrants to purchase 67,333 shares of its common stock at $.20 per common share. These warrants were exercised during the year ended December 31, 2000.

In November 2000, STF and the U of M renegotiated the license agreement under substantially similar terms with STF granting an additional $200,000 to the U of M to fund the specified R&D activities. The agreement will expire on the later of the last expiration date of any patent ultimately issued as a result of the specified R&D activities (or should no patent be issued, on November 2015) or upon the termination of the last effective sublicense granted by STF.

In December 2000, STF and the Company renegotiated their sublicense agreement under substantially similar terms as the previous sublicense agreement. Pursuant to the renegotiated sublicense agreement, the Company issued an additional 200,000 shares of common stock valued at $200,000. This cost has been expensed in 2000 as research and development. The agreement will expire the later of the last expiration date of any patent subject to the agreement or December 2015, but in any case, no later than the termination of the STF and U of M license agreement.

Pursuant to both sublicense agreements, the Company agreed to reimburse the U of M for all reasonable out-of-pocket expenses incurred by the U of M for STF or the Company’s requested filing, maintenance, and prosecution of U.S. and foreign patents and patent applications. All such costs incurred by the U of M and reimbursable by the Company are being accumulated in the intangible asset “patent costs” on the accompanying balance sheet and will be amortized over the remaining life of the related patents, with amortization to commence upon an economically viable genomics product being developed, or are written off upon abandonment of the related product or process subject to the initial patent work. At December 31, 2001 and 2000, capitalized patent costs aggregated $58,983 and $42,697, respectively, net of $31,880, which was written off during 2001. No amortization of such capitalized costs has commenced as the underlying products or processes are not yet deemed to be at a stage of economic viability.

Note 4: Related Party Transactions

Consulting Agreements:

During 2000 and 2001, the Company entered into consulting agreements with various parties, including several related parties, including officers, directors and minority shareholders. These transactions are more fully discussed in Note 6.

Officer, Director and Minority Shareholder Stock Options:

The Company had outstanding the following stock options granted to officers, directors and minority shareholders as additional compensation under the terms of the related party consulting contracts (Note 6) as of December 31, 2001:

Common Shares Under Option	Exercise Price Per Share	Expiration Date
3,000	$1.30	March 2002
262,500	$1.30	December 2004
120,000	$1.30	February 2005
120,000	$1.30	April 2005
97,500	$1.30	May 2005

603,000

Of the total outstanding options granted under these consulting contracts as discussed above, options to acquire up to an aggregate of 123,000 shares of common stock are exercisable at December 31, 2001.

Patent Costs:

At December 31, 2001 and 2000, the Company is indebted to a shareholder for patent development costs incurred per the sublicense agreement totaling $90,863 and $42,697, respectively, (Note 3), which is included in accounts payable-shareholder on the accompanying balance sheet.

Rent:

During 2000 through October 2001, the Company rented office space from an officer/director/shareholder on a month-to-month basis. Rent expense for 2001 and 2000 aggregated $4,000 and $3,500, respectively. Rent expense for the period December 1, 1999 (date of inception) to December 31, 2001 aggregated $7,500.

Note 5: Shareholders’ Equity

Stock Options:

In November 2000, the Company adopted a stock option plan. Pursuant to the plan, a committee appointed by the Board of Directors may grant, at their discretion, qualified or non-qualified stock options to key individuals, including employees, non-employee directors and independent contractors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for non-qualified stock options issued under the plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of December 31, 2001, the Company has reserved 800,000 shares of common stock for issuance under the plan and has granted non-qualified options for up to 738,500 shares.

A summary of stock options granted through December 31 is as follows:

	2001		2000
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding—beginning of period	339,000	$1.30	—	$—
Granted	405,500	$1.30	339,000	$1.30
Exercised	—	$—	—	$—
Canceled	(6,000)	$1.30	—	$—

Outstanding at end of period	738,500	$1.30	339,000	$1.30

Options exercisable at end of period	159,000	$1.30	—	—

Weighted average fair value of options granted during the period	$.17

During 2001 and 2000, the non-qualified stock options granted to purchase 738,500 shares of the Company’s common stock were all issued to non-employee consultants, including certain related parties (Note 4). The Company has accounted for these options in accordance with SFAS Statement 123, “Accounting for Stock-Based Compensation” (SFAS 123) and the guidance provided in the Emerging Issues Task Force Abstract No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (EITF 96-18.) As a result, the Company recognized consulting expense equal to the fair market value of the stock options issued as determined at the measurement dates prescribed in EITF 96-18. The Company estimates fair value of each stock option at the measurement date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options as of December 31, 2001; no dividend yield; weighted average estimated option life 4 years; expected volatility of zero; and weighted average risk-free interest rates of 3.59%. As a result, the Company has recorded $25,936 of consulting expense relating to these options for the year ended December 31, 2001. No consulting expense was recognized for the year ended December 31, 2000.

The following table summarizes information about stock options outstanding, including the 603,000 options issued to related parties (Note 4), at December 31, 2001:

Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/01	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Outstanding at 12/31/01	Weighted- Average Exercise Price
$1.30	3,000	.2 years	$1.30	3,000	$1.30
$1.30	370,500	3.0 years	$1.30	123,500	$1.30
$1.30	120,000	3.1 years	$1.30	—	—
$1.30	120,000	3.2 years	$1.30	—	—
$1.30	120,000	3.3 years	$1.30	32,500	$1.30
$1.30	5,000	3.5 years	$1.30	—	—

	738,500			159,000

Of the 159,000 options which are exercisable at December 31, 2001, 123,000 relate to options granted to various officers, directors and minority shareholders pursuant to the underlying related party consulting agreements (Note 4).

Note 6: Commitments and Contingencies

Consulting Agreements:

During 2001 and 2000, the Company entered into consulting agreements with various individuals, including independent third parties (“third parties”) and several officers, directors and minority shareholders (“related parties”). Pursuant to the consulting agreements, the individuals provide the Company guidance and direction with the research and development and marketing plans for the genomics instrumentation and/or the overall business strategy and growth of the Company. The consulting agreements are for various terms expiring through March 2004 (or, if applicable, until such time the individual is no longer employed by the University of Minnesota) with the exception of one related party and one third party consulting agreement, both of which have month-to-month terms. Future minimum cash consulting payments for the consulting agreements are as follows for the year ended December 31:

	Third Parties	Related Parties	Total
2002	$15,200	$228,400	$243,600
2003	—	205,000	205,000
2004	—	15,000	15,000

	$15,200	$448,400	$463,600

In addition to the cash compensation paid to these individuals, stock options to purchase a total of 738,500 shares (603,000 and 135,500 shares to related parties and third parties, respectively) of common stock at $1.30 per share were also issued with varying vesting schedules to the consultants (Note 5). Along with the above future minimum cash consulting payments, the Company will recognize compensation expense on an annual basis over the consulting contracts’ terms for the fair value of such options as determined at that time.

During 2001 and 2000, consulting expense incurred, including expense recognized for the fair value of the portion of the stock options relating to the lapsed period of the contracts, was as follows:

	2001
	Third Parties	Related Parties	Total
Cash compensation	$33,850	$255,754	$289,604
Stock compensation	4,811	21,125	25,936

	$38,661	$276,879	$315,540

	2002
	Third Parties	Related Parties	Total
Cash compensation	$—	$37,000	$37,000
Stock compensation	$—	$—	$—

	$—	$37,000	$37,000

Total related party and third party consulting expense for the period December 1, 1999 (date of inception) to December 31, 2001 aggregated $313,879 and $38,661, respectively.

At December 31, 2001 and 2000, $0 and $7,500, respectively, was owing to related party consultants and included in accounts payable-shareholder on the accompanying balance sheet.

At December 31, 2001 and 2000, $5,000 and $0, respectively, was owing to independent third party consultants and included in accounts payable on the accompanying balance sheet.

Operating Lease:

The Company leases its current office space under an operating lease agreement beginning November 2001 and expiring in October 2003. The lease is non-cancelable through October 2002 after which time the Company has the option to terminate the lease at the end of any month, provided a four month notice is given. Monthly rent includes a base rent of approximately $1,100 plus operating expenses.

During 2000 through October 2001, the Company rented office space from an officer/director/shareholder on a month-to-month basis (Note 4.)

Future minimum lease payments are as follows for the years ending December 31:

2002	$10,817
2003	—
2004	—
2005	—
2005	—

$10,817

Total rent expense aggregated $9,759 and $3,500 for 2001 and 2000, respectively. Total rent expense for the period December 1, 1999 (date of inception) to December 31, 2001 rent expense aggregated $13,259.

Financial Instruments:

At December 31, 2001, the Company had deposits in excess of federally insured amounts aggregating $869,644 at two financial institutions.

Note 7: Income Taxes

Deferred taxes represent the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Temporary differences result primarily from the recording of tax benefits of net operating loss carryforwards and start-up costs that will be amortized for tax purposes once the Company begins doing business as defined by tax code.

As of December 31, 2001, the Company has an insufficient history to support the likelihood of ultimate realization of the benefit associated with the deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of the net deferred tax asset.

Deferred taxes consisted of the following at December 31:

	2001	2000
Net deferred tax asset before valuation allowance	$178,000	$76,000
Less valuation allowance	(178,000)	(76,000)

Net deferred tax asset	$—	$—

At December 31, 2001 the Company had net operating loss carryforwards aggregating approximately $820,000, expiring through 2021. The utilization of the carryforwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

Note 8: Subsequent Event

On February 1, 2002, options granted in 2001 to purchase an aggregate of 240,000 shares of Company stock at $1.30 per share owned by two officer/directors were cancelled by the Company. Also, on February 1, 2002, warrants to purchase an aggregate of 600,000 shares of the Company stock at $1.30 per share were issued to the two officer/directors. The warrants have an expiration date of January 2007.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

CONDENSED BALANCE SHEET

March 31, 2002 and December 31, 2001

	March 31, 2002	December 31, 2001
	( unaudited )
ASSETS
Current Assets
Cash	$562,484	$947,622
Prepaid Expense	$5,115	$—

Total Current Assets	$567,599	$947,622
Property and Equipment, net	$13,463	$12,599
Patent Costs	$58,983	$58,983
Lease Deposit	$1,920	$1,920
Other Assets, net of accumulated amortization of $2,089 and $1,856, respectively	$2,553	$2,786

Total Assets	$644,518	$1,023,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$73,914	$99,434
Account Payable—Shareholder	$90,863	$90,863
Other liabilities	$2,500	$2,500

Total Current Liabilities	$167,277	$192,797
Shareholder’s Equity
Common Stock, no par value; 10,000,000 shares authorized; 3,251,109 issued and outstanding	$2,071,092	$2,071,092
Deficit accumulated during the development stage	$(1,593,851)	$(1,239,979)

Total shareholder’s equity	$477,241	$831,113

Total liabilities and shareholders’ equity	$644,518	$1,023,910

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

CONDENSED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2002 and 2001 and the
Period from December 1, 1999 (Date of Inception) to March 31, 2002
(Unaudited)

	For the Three Months Ended		December 1, 1999 (Inception) to March 31, 2002
	March 31, 2002	March 31, 2001
Revenues	$—	$—	$—
Expenses:
Research & Development	$227,703	$10,000	$1,121,293
Marketing	$17,150	$—	$46,203
General and administrative	$112,163	$29,751	$494,389

Total expenses	$357,016	$39,751	$1,661,885
Loss before other income	$(357,016)	$(39,751)	$(1,661,885)
Other income—interest income	$(3,144)	$(20,168)	$(68,034)

Net loss before income taxes	$(353,872)	$(19,583)	$(1,593,851)
Income tax provision	$—	$—	$—

Net loss	$(353,872)	$(19,583)	$(1,593,851)

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
( A Development Stage Company )

CONDENSED STATEMENT OF SHAREHOLDERS’ EQUITY

Period from December 1, 1999 (Date of Inception)
to March 31, 2002
(Unaudited)

	Common Stock		Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Initial capitalization	1,010,000	$1,112	$—	$1,112
Common stock issued in connection with December, 1999 sublicense agreement	673,332	200,000	—	200,000
Net loss—1999	—	—	(200,000)	(200,000)

Balance at December 31, 1999	1,683,332	201,112	(200,000)	1,112
Common stock issued in November, 2000 upon the exercise of stock warrants	67,333	13,467	—	13,467
Common stock issued in connection with December, 2000 sublicense agreement	200,000	200,000	—	200,000
Common stock issued for cash during 2000	1,300,444	1,630,577	—	1,630,577
Net loss—2000	—	—	(303,724)	(303,724)

Balance at December 31, 2000	3,251,109	2,045,156	(503,724)	1,541,432
Issuance of compensatory stock options in 2001	—	25,936	—	25,936
Net loss—2001	—	—	(736,255)	(736,255)

Balance at December 31, 2001	3,251,109	2,071,092	(1,239,979)	831,113
Net loss for three months ending March 31, 2002	—	—	(353,872)	(353,872)

Balance at March 31, 2002	3,251,109	2,071,092	(1,593,851)	477,241

See accompanying notes to financial statements.

BLIZZARD GENOMICS, INC.
( A Development Stage Company )

CONDENSED STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2002 and 2001 and the
Period from December 1, 1999 (Date of Inception) to March 31, 2002
(Unaudited)

	For the Three Months Ended		December 1, 1999 (Inception) to March 31, 2002
	March 31, 2002	March 31, 2001
Cash flows from operating activities:
Net loss	$(353,872)	$(19,583)	$(1,593,851)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$1,110	$412	$4,843
Research and development from issuance of common stock	$—	$—	$400,000
Write-off of sublicense agreement costs	$—	$—	$31,880
Compensation from issuance of stock options	$—	$—	$25,936
Decrease (increase) in assets:
Prepaid expense	$(5,115)	$—	$(5,115)
Lease deposit	$—	$—	$(1,920)
Increase (decrease) in liabilities:
Accounts payable	$(25,520)	$(5,825)	$71,773
Accounts payable—shareholder	$—	$(7,500)	$—
Other liabilities	$—	$—	$2,500
Net cash used in operating activities	$(383,397)	$(32,496)	$(1,063,954)

Cash flows from investing activities:
Purchase of property and equipment	$(1,741)	$—	$(13,947)
Payment for other assets	$—	$—	$(2,000)

Net cash used in investing activities	$(1,741)	$—	$(15,947)
Cash flows from financing activities:
Payment on due to shareholder	$—	$—	$(2,659)
Proceeds from issuance of common stock	$—	$—	$1,645,044

Net cash provided by financing activities	$—	$—	$1,642,385

Increase (decrease) in cash	$(385,138)	$(32,496)	$562,484
Cash at beginning of period	$947,622	$1,548,164	$—

Cash at end of period	$562,484	$1,515,668	$562,484

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—	$—	$—

Cash paid during the year for income taxes	$—	$—	$—

Supplemental disclosures of non-cash flow transactions:

During the year ended December 31, 2001 and 2000, $48,166 and $42,697 of patent costs were capitalized and incurred through issuance of accounts payable–shareholder.

During the year ended December 31, 2001, the Company recognized $25,936 of compensation expense from the issuance of non-qualified stock options to non-employee consultants.

In December 2000, the Company incurred $200,000 of research and development expense pursuant to the sublicense agreement by issuing 200,000 shares of common stock.

In January 2000, in connection with initial capitalization, the Company recorded certain assets received and liabilities assumed as follows and recorded common stock as follows:

Property and equipment	$2,270
Sublicense costs	42,697
Other assets	2,642
Accounts payable	(2,141)
Accounts payable—shareholder	(42,697)
Due to shareholder	(2,659)
Common stock	(112)

$—

In December 1999, the Company incurred $200,000 of research and development expense pursuant to the sublicense agreement by issuing 673,332 shares of common stock.

See accompanying notes to financial statements.

Blizzard Genomics, Inc.
(A Development Stage Company)

Notes to Condensed Financial Statements
For Period from December 1, 1999 (Inception) to March 31, 2002
( Unaudited )

NOTE 1—OVERVIEW

Blizzard Genomics, Inc. ( the Company ) is a development-stage Minnesota corporation incorporated on December 1, 1999. The Company, pursuant to an exclusive worldwide sublicense agreement, participates in the design, development and eventual marketing and selling of instrumentation used in genomics research.

The accompanying condensed financial statements are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. The financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2001.

NOTE 2—SIGNIFICANT EVENT

On February 1, 2002, options granted in 2001 to purchase an aggregate of 240,000 shares of Company stock at $1.30 per share owned by two officers/directors were cancelled by the Company. Also, on February 1, 2002, warrants to purchase an aggregate of 600,000 shares of the Company stock at $1.30 per share were issued to the two officer/directors. The warrants have an expiration date of January 2007.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of February 11, 2002

AMONG

CYTRX CORPORATION,

GGC MERGER CORPORATION

AND

GLOBAL GENOMICS CAPITAL, INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of February 11, 2002, by and among CytRx Corporation, a Delaware corporation (“CytRx”), GGC Merger Corporation, a California corporation and a wholly-owned subsidiary of CytRx (“Merger Sub”), and Global Genomics Capital, Inc., a California corporation ( “GGC”) and is made with respect to the following facts:

A.    CytRx has proposed that CytRx acquire all of the issued and outstanding shares of GGC capital stock (collectively, the “Shares”) pursuant to the merger of Merger Sub with and into GGC, with GGC continuing as the surviving corporation (the “Merger”), in accordance with the California Corporation Code (the “CCC”) and upon the terms and subject to the conditions set forth herein;

B.    The board of directors of CytRx (the “Board”) has received (i) the opinion of Sanli Pastore & Hill, Inc. (the “Independent Advisor”), an independent financial advisor to the Board, that, as of February 8, 2002, the Merger is fair to CytRx and its stockholders from a financial point of view and (ii) the opinion of A.M. Pappas & Associates regarding the technology of Blizzard Genomics, Inc.;

C.    The Board, has, after consultation with the Independent Advisor, and in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger is fair to CytRx and its stockholders from a financial point of view, and (y) the Merger is advisable and in the best interests of CytRx and its stockholders, (ii) adopted and approved this Agreement, and (iii) determined to recommend that the stockholders of CytRx vote to approve the issuance of the Merger Consideration in accordance with this Agreement and the amendment to CytRx’s certificate of incorporation as contemplated in this Agreement;

D.    The board of directors and sole shareholder of Merger Sub have adopted and approved this Agreement, and the board of directors of GGC has adopted and approved this Agreement and has determined to recommend that the shareholders of GGC approve this Agreement;

E.    Concurrently with the execution and delivery of this Agreement by the Parties hereto, (i) each Designated GGC Shareholder (as defined in Section 9.2) and CytRx have entered into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which each Designated GGC Shareholder has agreed to vote the Shares held by them at the GGC Shareholders Meeting in favor of the Merger and has granted CytRx an irrevocable proxy to vote such Shares at the GGC Shareholders Meeting in favor of the Merger, (ii) CytRx and Steven A. Kriegsman entered into an Employment Agreement effective as of the Effective Time in the form attached hereto as Exhibit B (the “Employment Agreement”), (iii) each of Elliott J. Cody and Leonard P. Ruiz, Jr. entered into consulting agreements in the forms attached hereto as Exhibits C and D with CytRx that will be effective as of the Effective Time, (iv) each of Elliott J. Cody, Leonard P. Ruiz, Jr. and Steven A. Kriegsman have entered into termination and release agreements in the forms attached hereto as Exhibit E with GGC that will be effective as of the Effective Time, (v) Wasserman, Comden, Casselman & Pearson LLP and GGC have entered into an agreement in the form attached hereto as Exhibit F (the “Letter Agreement”), pursuant to which Wasserman, Comden, Casselman & Pearson LLP have agreed, promptly after the

Effective Time, to receive shares of CytRx Common Stock in lieu of cash to satisfy all fees, expenses and costs owed to it by GGC at the Effective Time and (vi) Kriegsman Capital Group, LLC and CytRx have entered into an agreement in the form attached hereto as Exhibit G regarding certain post-Effective Time rent and other overhead expenses to be paid by CytRx;

F.    GGC, CytRx and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the Merger.

Certain capitalized terms used in this Agreement are defined in Section 9.2 of this Agreement

Now, therefore, upon the above premises and in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1  THE MERGER.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCC, Merger Sub shall be merged with and into the GGC at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and GGC shall continue as the surviving corporation (the “Surviving Corporation”) and shall amend its articles of incorporation to change its name to “GGC, Inc.” At the Effective Time, CytRx will amend its certificate of incorporation to change its name to “Global Genomics, Inc.”

1.2  CLOSING.    Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place on the date occurring two business days following satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), but in no event later than July 31, 2002, at 10:00 a.m., Eastern standard time, at the offices of Wasserman, Comden, Casselman & Pearson LLP, 11755 Wilshire Boulevard, Suite 1230, Los Angeles, California 90025, unless another date, time or place is agreed to in writing by the parties hereto.

1.3  EFFECTIVE TIME OF THE MERGER.    On the Closing Date, the Surviving Corporation shall file a certificate of merger conforming to the requirements of the CCC (the “Certificate of Merger”) with the Secretary of State of the State of California and make all other filings or recordings required by the CCC in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of California (the “Effective Time”).

1.4  EFFECTS OF THE MERGER.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC.

1.5  ARTICLES OF INCORPORATION; BY-LAWS.

(a)  The articles of incorporation of Merger Sub, which are attached as Exhibit 1.5(a) hereto, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I of the articles of incorporation of the Surviving Corporation shall be amended by the Certificate of Merger to read as follows: “The name of the corporation is GGC, Inc.”

(b)  The by-laws of Merger Sub, which are attached as Exhibit 1.5(b) hereto, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6  DIRECTORS; OFFICERS.

(a)  The directors of GGC immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)  The officers of GGC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7  FURTHER ACTIONS.    At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, without limitation, the execution and delivery of any instruments, certificates or other documents as are necessary or desirable to carry out the provisions of this Agreement

ARTICLE II
CANCELLATION OF THE CAPITAL STOCK OF GGC
AND EXCHANGE WITH RESPECT THERETO

2.1  EFFECT ON CAPITAL STOCK.    At the Effective Time, by virtue of the Merger, and without any action on the part of CytRx, GGC or Merger Sub or the shareholders of GGC or Merger Sub thereof:

(a)  subject to the other provisions of Article II, each share of common stock of GGC issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive a number of shares of CytRx Common Stock equal to the quotient of (i) 9,962,881 divided by (ii) the sum of the total number of shares of GGC common stock outstanding at the Effective Time (including those shares issued between the date hereof and the Effective Time upon the exercise of GGC Stock Options outstanding on the date hereof), plus the number of shares of GGC common stock issuable upon the exercise of any Converting Options (as defined in Section 2.4) and any other GGC Stock Options that are outstanding at the Effective Time (such quotient, the “Exchange Ratio”). No fractional shares will be issued in the Merger. Each fractional share less than one-half of share shall be rounded down to the nearest whole share and each fractional share equal to or greater than one-half of a share shall be rounded up to the nearest whole share. The total number of shares of CytRx Common Stock issued pursuant to Section 2.1(a) above are collectively referred to herein as, the “Merger Consideration”. In no event will the aggregate number of shares of CytRx Common Stock issued in the Merger as Merger Consideration (including shares of CytRx Common Stock issuable upon the exercise of Converting Options) exceed 9,962,881 shares, unless increased in accordance with Article VIII hereof.

(b)  each share of GGC capital stock issued and held in GGC’s treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

(c)  each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

(d)  notwithstanding anything in this Agreement to the contrary, to the extent required by the CCC, CytRx will not make any payment of Merger Consideration with respect to Shares held by any person (a “Dissenting Stockholder”) who elects to demand appraisal of such Dissenting Stockholder’s Shares and duly and timely complies with all the provisions of the CCC concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”), but such Dissenting Stockholders shall have the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the dissenters’ rights/shareholder appraisal laws of the State of California after such Dissenting Stockholder has surrendered his or her Certificate or Certificates representing Shares for which payment is being made and has complied with all other requirements of the CCC. If, after the Effective Time, a Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise is no longer entitled to such Dissenting Stockholder’s right of appraisal and payment for such holder’s Shares, in any case pursuant to the CCC, such Dissenting Stockholder’s Shares will be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.1(a) and the Payment Agent shall issue and deliver the applicable portion of the Merger Consideration to which such Dissenting Stockholder is entitled under Section 2.1(a) upon surrender by such holder of the Certificate or Certificates representing the Shares of GGC held by such Dissenting Stockholder immediately prior to the Effective Time, in accordance with Section 2.2(b). GGC will give CytRx prompt notice of any demands for appraisal of Dissenting Shares received by GGC.

2.2  DELIVERY OF MERGER CONSIDERATION.

(a)  PAYMENT AGENT.    Promptly after the Effective Time, CytRx shall deposit with CytRx’s transfer agent or another exchange agent selected by CytRx (the “Payment Agent”), for the benefit of the holders of the Shares, for payment in accordance with this Article II through the Payment Agent, a number of shares of CytRx Common Stock equal to the Merger

Consideration, reduced by (i) the Secondary Merger Consideration (as defined below) and (ii) the number of shares of CytRx Common Stock issuable upon the exercise of Converting Options and any other GGC Stock Options outstanding at the Effective Time (the “Initial Merger Consideration”). Five percent (5%) of the Merger Consideration, or 498,144 shares of CytRx Common Stock (the “Secondary Merger Consideration”) will be held by CytRx (the “Escrow Agent”) in escrow in accordance with Section 2.3 and the Escrow Agreement.

(b)  PAYMENT PROCEDURES.    As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which at the Effective Time represented Shares (the “Certificates”), the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as GGC, CytRx and the Payment Agent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled, subject to Section 2.3, to receive in exchange therefor the Merger Consideration payable with respect to the Shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event that a holder has lost or misplaced a Certificate, or a Certificate has been destroyed or stolen, an affidavit of loss thereof (together with an appropriate indemnity and bond and any other document necessary to evidence and effect such bona fide transfer, if CytRx so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to CytRx and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of GGC, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Dissenting Shares to which statutory dissenters’ rights have been perfected as provided in Section 2.1(d)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto subject to Sections 2.3 and Article VIII. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. CytRx and the Payment Agent shall not be obligated to deliver any Merger Consideration until a holder of Shares surrenders such holder’s Certificate or Certificates of Shares for exchange in accordance with this Section 2.2(b).

(c)  NO FURTHER OWNERSHIP RIGHTS IN THE SHARES.    The Merger Consideration (as may be adjusted by Sections 2.3, 2.5 and Article VIII) paid with respect to the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares. No dividend or other distribution payable to the holders of record of CytRx Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in this Article II.

(d)  NO LIABILITY.    If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Regulatory Authority), any cash or other property payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, CytRx or the Payment Agent shall be liable to any holder of a Certificate or the Shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the Shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

(e)  WITHHOLDING RIGHTS.    CytRx or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Shares represented thereby such amounts (if any) as CytRx or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by CytRx or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by CytRx or the Payment Agent.

2.3  ESCROW AGREEMENT.    At Closing, CytRx, the Escrow Agent and the GGC Shareholder Representative shall enter into an escrow agreement in the form attached hereto as Exhibit 2.3 (the “Escrow Agreement”). Promptly after the Effective Time, each GGC Escrowee will be deemed to have received and consented to the deposit of the Secondary Merger Consideration with the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement.

2.4  STOCK OPTIONS AND WARRANTS WITH RESPECT TO SHARES.

(a)  GGC shall take all actions necessary pursuant to the terms and provisions of any outstanding options or warrants to acquire shares of its capital stock, or otherwise, to cause the following: (i) all outstanding options or warrants to acquire shares of GGC capital stock granted by GGC (the “GGC Stock Options”) shall be exercisable in full immediately prior to the Effective Time and (ii) all GGC Stock Options that are not exercised one day prior to the Effective Time will terminate and expire as of the Effective Time, except for those options or warrants granted by GGC to Steven A. Kriegsman, Clifford H. Pearson, Steve K. Wasserman, David B. Casselman, Leonard J. Comden, Leonard P. Ruiz, Jr., Elliott J. Cody and Jeffrey L. Davidson (copies of which are attached hereto as Exhibit 2.4) (the “Converting Options”), which shall be treated as set forth in subparagraph (b) below. GGC shall give written notice to the holders of all GGC Stock Options of the foregoing. All actions required to be taken pursuant to this Section 2.4 with respect to GGC Stock Options has been, or prior to the Effective Time will be, taken by GGC.

(b)  At the Effective Time, the Converting Options shall be converted into and become an option to purchase CytRx Common Stock, and CytRx shall assume each Converting Option, in accordance with its terms, except that from and after the Effective Time, (i) each

Converting Option assumed by CytRx hereunder may be exercised solely for shares of CytRx Common Stock, (ii) the number of shares of CytRx Common Stock subject to such Converting Option shall be equal to the number of shares of GGC common stock subject to such Converting Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Converting Option shall be adjusted by dividing the per share exercise price under each such Converting Option by the Exchange Ratio and rounding up to the nearest cent. CytRx shall not be obligated to issue any fraction of a share of CytRx Common Stock upon exercise of Converting Options and any fraction of a share of CytRx Common Stock that otherwise be subject to a Converting Option shall rounded to the nearest whole share.

2.5  ACCRUED GGC LIABILITIES; ADJUSTMENT TO MERGER CONSIDERATION.    At Closing, GGC shall deliver a certificate (the “Closing Liabilities Certificate”) signed by the chief executive officer and chief financial officer of GGC, certifying as to GGC’s good faith estimate as to the amount of liabilities of GGC accrued but unpaid at Closing (other than liabilities for (i) the Audit Expenses (as defined in Section 5.1(b)) and (ii) the fees, costs and expenses of Wasserman, Comden, Casselman & Pearson LLP, which will be handled in accordance with the Letter Agreement). To the extent that such estimate exceeds $5,000, the number of shares of CytRx Common Stock issuable as Merger Consideration hereunder at Closing shall be reduced by a number of shares (rounded to the nearest whole share) that, when multiplied by the Average Closing Price (as defined in Section 8.5(c)) equals the amount of such accrued but unpaid liabilities. If the Merger Consideration is adjusted downwards in accordance with this Section 2.5, the reduced number of shares (instead of 9,962,881) shall be the number used to determine the Exchange Ratio in Section 2.1(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1  REPRESENTATIONS AND WARRANTIES OF GGC.    GGC represents and warrants to CytRx and Merger Sub that, except as specifically disclosed in the letter dated the date hereof and delivered by GGC to CytRx simultaneously with the execution and delivery of this Agreement (the “GGC Disclosure Letter”):

(a)  ORGANIZATION, STANDING AND POWER.    GGC is a corporation duly organized, validly existing and in good standing under the laws of the state of California, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on GGC. Blizzard is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. GGC has made available to CytRx true and complete copies of its articles of incorporation and by-laws, each as amended and in effect as of the date of this Agreement. Such articles of incorporation and by-laws are in full force and effect, and GGC is not in violation of any provision of its articles of incorporation or by-laws. The minute book of GGC has been made available to CytRx for its review and the minutes contained therein are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the board of directors (including any and all committees of the board of directors) and the shareholders of GGC.

(b)  CAPITAL STRUCTURE.

(i) The authorized capital stock of GGC consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”). There are no shares of Preferred Stock issued or outstanding. There are (A) 12,206,853 shares of GGC common stock outstanding, (B) 1,274,701 shares of GGC common stock authorized and reserved for issuance upon the exercise of outstanding GGC Stock Options and (C) no shares of GGC common stock held by GGC in its treasury. Schedule 3.1(b)(i) to the GGC Disclosure Letter sets forth a true and complete list of all granted or outstanding GGC Stock Options (including the Converting Options), including the holders thereof, the exercise prices and the vesting schedules therefor.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of GGC may vote (“Voting Debt”) are issued or outstanding.

(iii) All outstanding shares of GGC’s capital stock are validly issued, fully paid and nonassessable and were issued free of preemptive rights (contractual or otherwise) and in compliance with applicable securities Laws. All shares of GGC common stock subject to issuance upon the exercise of GGC Stock Options will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

(iv) Except as set forth in Section 3.1(b)(i), there are no shares of capital stock or other equity securities of GGC outstanding and no Equity Rights relating to the capital stock of GGC.            Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of GGC.

(v) The authorized capital stock of Blizzard consists of (i) 10,000,000 shares of common stock, of which 3,251,109 shares are issued and outstanding as of the date of this Agreement and not more than 3,251,109 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Blizzard are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Blizzard has been issued in violation of any preemptive rights (contractual or otherwise) of the current or past shareholders of Blizzard. Except as set forth in Schedule 3.1(b)(v) to the GGC Disclosure Letter, there are no shares of capital stock or other equity securities of Blizzard outstanding and no outstanding Equity Rights relating to the capital stock of Blizzard. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or

Equity Right for the purchase, subscription or issuance of any securities of Blizzard. As of the date hereof, GGC holds, of record and beneficially, 1,300,444 shares of Blizzard common stock.

(c)  AUTHORITY.

(i) GGC has all requisite corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of GGC, subject to approval of the GGC shareholders. This Agreement has been duly executed and delivered by GGC and constitutes a valid and binding obligation of GGC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(ii) Neither the execution and delivery of this Agreement by GGC, nor the consummation by GGC of the transactions contemplated hereby, nor compliance by GGC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or bylaws of any GGC Entity or any resolution adopted by the board of directors or the shareholders of any GGC Entity, or (ii) except as disclosed in Schedule 3.1(c )(ii) of the GGC Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GGC Entity under, any Contract or Permit of any GGC Entity, or (iii) subject to receipt of the requisite Consents referred to in subsection (iii) below, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any GGC Entity or any of their respective material Assets (including CytRx or any GGC Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by CytRx or any GGC Entity being reassessed or revalued by any Regulatory Authority).

(iii) No notice to, Consent of or filing with, any Regulatory Authority is required by or with respect to GGC in connection with the execution and delivery of this Agreement and the Certificate of Merger by GGC, the consummation by GGC of the transactions contemplated hereby and thereby, and compliance of GGC with any of the provisions hereof or thereof, except the filing of the Certificate of Merger as contemplated by Section 1.3.

(d)  INVESTMENT.    There are no more than thirty-five holders of capital stock of GGC (each a “GGC Shareholder”) that fail to qualify as an “accredited investors” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. To the Knowledge of GGC, each GGC Shareholder is acquiring CytRx Common Stock pursuant to this Agreement for investment for such GGC Shareholder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Neither GGC nor, to the Knowledge of GGC, any GGC Shareholder, owns any right, title or interest (legal or beneficial) to any securities of a CytRx or any Equity Rights or right of any kind to have any such security issued.

(e)  ABSENCE OF CERTAIN CHANGES OR EVENTS.    Except as disclosed in Schedule 3.1(e) to the GGC Disclosure Letter, since December 31, 2001, GGC has conducted its business only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GGC. None of the GGC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GGC provided in this Agreement.

(f)  LITIGATION.    There is no Litigation pending against, nor, to GGC’s Knowledge, threatened against or affecting any GGC Entity or any GGC Entity’s Assets, or to which any GGC Entity, or any director, officer or employee of any GGC Entity in his or her capacity as such, is a party, before or by any federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing nor, to the Knowledge of GGC, threatened orders, judgments or decrees of any court or other Regulatory Authority which specifically apply to GGC or any GGC Entity.

(g)  FINANCIAL STATEMENTS.    Attached as Schedule 3.1(g)-1 to the GGC Disclosure Letter are the unaudited financial statements of GGC for the year ended December 31, 2001, which reflect the results of operations and financial condition of GGC for such period and at such date (the “GGC Financial Statements”). The GGC Financial Statements have been prepared in accordance with GAAP consistently applied other than as indicated in Schedule 3.1(g)-2 to the GGC Disclosure Letter and except for the omission of notes thereto. The GGC Financial Statements present fairly the financial position of GGC as of the date indicated and present fairly the results of GGC’s operations for the period then ended, and are in accordance with the books and records of GGC, which have been properly maintained and are complete and correct in all material respects. Attached as Schedule 3.1(g)-3 to the GGC Disclosure Letter are the unaudited financial statements of Blizzard for the year ended December 31, 2001, which, to the Knowledge of GGC, reflect the results of operations and financial condition of Blizzard for such period and at such date (the “Blizzard Financial Statements”). To the Knowledge of GGC, the Blizzard Financial Statements have been prepared in accordance with GAAP consistently applied other than as indicated in Schedule 3.1(g)-4 to the GGC Disclosure Letter and except for the omission of notes thereto. To the Knowledge of GGC, the Blizzard Financial Statements have been prepared from and in accordance with GGC’s books and records. To the Knowledge of GGC, the Blizzard Financial Statements present fairly the financial position of Blizzard as of the date indicated and present fairly the results of Blizzard’s operations for the period then ended, and are in accordance with the books and records of Blizzard, which have been properly maintained and are complete and correct in all material respects.

(h)  ABSENCE OF UNDISCLOSED LIABILITIES.    GGC has no, and, to the Knowledge of GGC, no other GGC Entity has any, Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GGC, except Liabilities which are accrued or reserved against in the balance sheet of GGC as of December 31, 2001 included in the GGC Financial Statements or the balance sheet of Blizzard as of December 31, 2001, included in the Blizzard Financial Statements delivered prior to the date of this Agreement. Neither GGC nor, to the Knowledge of GGC, any other GGC Entity has incurred or paid any Liability since December

31, 2001, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GGC or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.1(h) to the GGC Disclosure Letter, neither GGC nor, to the Knowledge of GGC, any other GGC Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $10,000.

(i)  COMPLIANCE WITH LAWS.    Neither GGC nor, to the Knowledge of GGC, any other GGC Entity has been or currently is in violation of any applicable local, state or federal Law, Order or any other requirement of any Regulatory Authority, affecting or relating to any GGC Entity or any GGC Entity assets. Neither GGC nor, to the Knowledge of GGC, any other GGC Entity is subject to any fine, penalty, Liability or disability as the result of a failure to comply with any requirement of federal, state or local Law nor has any GGC Entity received any notice of such noncompliance, affecting or relating to any GGC Entity.

(j)  Tax Matters.

(i)  GGC and, to the Knowledge of GGC, each other GGC Entity have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. All Taxes of GGC and, to the Knowledge of GGC, of each other GGC Entity, whether or not shown on any Tax Return, have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of GGC and, to the Knowledge of GGC, there are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any other GGC Entity. No claim has ever been made by an authority in a jurisdiction where GGC does not file a Tax Return that GGC may be subject to Taxes by that jurisdiction and, to the Knowledge of GGC, no claim has ever been made by an authority in a jurisdiction where any other GGC Entity does not file a Tax Return that such GGC Entity may be subject to Taxes by that jurisdiction.

(ii)  GGC has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of GGC or the Assets of GGC. None of the other GGC Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any other GGC Entity or the Assets of any other GGC Entity. No officer or employee responsible for Tax matters of GGC or, to the Knowledge of GGC, of any other GGC Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither GGC nor, to the Knowledge of GGC, any other GGC Entity has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(iii)  GGC, and, to the Knowledge of GGC, each other GGC Entity, has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(iv)  The unpaid Taxes of GGC, and, to the Knowledge of GGC, each other GGC Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such GGC Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the GGC Entities in filing their Tax Returns.

(v)  Neither GGC nor, to the Knowledge of GGC, any other GGC Entity, is a party to any Tax allocation or sharing agreement and neither GGC nor, to the Knowledge of GGC, any other GGC Entity has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was GGC) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which GGC is parent), or as a transferee or successor, by contract or otherwise.

(vi)  During the five-year period ending on the date hereof, neither GGC nor, to the Knowledge of GGC, any other GGC Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(vii)  Neither GGC nor, to the Knowledge of GGC, any other GGC Entity has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Neither GGC nor, to the Knowledge of GGC, any other GGC Entity has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii). None of the GGC Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(viii)  GGC and, to the Knowledge of GGC, each of the other GGC Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.

(ix)  Neither GGC nor, to the Knowledge of GGC, any GGC Entity, has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(k)  ASSETS.

(i)  Except as disclosed in Schedule 3.1(k) to the GGC Disclosure Letter or as disclosed or reserved against in the GGC Financial Statements or Blizzard Financial Statements, the GGC Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on GGC. All tangible properties used in the GGC’s businesses, and, to the Knowledge of GGC, all tangible properties used in the businesses of each of the other GGC Entities, are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such GGC Entity’s past practices.

(ii)  All Assets which are material to GGC’s business held under leases or subleases by GGC, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. To the Knowledge of GGC, all Assets which are material to each other GGC Entity’s business held under leases or subleases by such GGC Entity, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(iii)  GGC and, to the Knowledge of GGC, each other GGC Entity, have maintained and currently maintain insurance in amounts, scope, and coverage that are deemed adequate by such GGC Entity’s board of directors or executive management. Neither GGC nor, to the Knowledge of GGC, any other GGC Entity, has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. To the Knowledge of GGC, there are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any GGC Entity under such policies.

(iv)  The Assets of GGC include all Assets required to operate the business of GGC as presently conducted.

(l)  ENVIRONMENTAL MATTERS.

(i)  Each GGC Entity and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(ii)  During the period of (i) each GGC Entity’s ownership or operation of any of its current properties or (ii) each GGC Entity’s holding of a security interest in any Operating Property, to the Knowledge of GGC, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any GGC Entity’s ownership or operation of any of their respective current properties or (ii) any GGC Entity’s holding of a security interest in any Operating Property, to the Knowledge of GGC, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or Operating Property.

(m)  LABOR RELATIONS.

(i)  Neither GGC nor, to the Knowledge of GGC, any other GGC Entity, is the subject of any Litigation asserting that it or any other GGC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other GGC Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is GGC nor, to the Knowledge of GGC, any other GGC Entity, party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to GGC’s or any other GGC Entity’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving GGC nor, to the Knowledge of GGC, any other GGC Entity, pending or threatened and there has been no such actions or disputes in the past five years. To the Knowledge of GGC, in the past five years, there has not been any attempt by any GGC Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any GGC Entity. The employment of each employee and the engagement of each independent contractor of GGC is terminable at will by GGC without any penalty, liability or severance obligation incurred by GGC. GGC will not owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.

(ii)  All of GGC’s employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(n)  EMPLOYEE BENEFIT PLANS.    GGC has never had and currently does not have any Employee Benefit Plans.

(o)  MATERIAL CONTRACTS.    Except as disclosed on Schedule 3.1(o) of the GGC Disclosure Letter or otherwise reflected in the GGC Financial Statements, neither GGC, nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by GGC or the guarantee by GGC of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts GGC from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among GGC and the other GGC Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course), (vii) any Contract material to GGC’s business or (viii) any Contract relating to GGC’s capital stock (collectively, the “GGC Contracts”). With respect to each GGC Contract and except as disclosed in Schedule 3.1(o) to the GGC Disclosure Letter: (A) the Contract is in full force and effect; (B) GGC is not in Default thereunder; (C) GGC has not repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of GGC, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of GGC for money borrowed is prepayable at any time by GGC without penalty or premium.

(p)  INTELLECTUAL PROPERTY.

(i)    To the Knowledge of GGC, Schedule 3.1(p)(i) to the GGC Disclosure Letter contains a true and complete list of all Intellectual Property owned by, registered in the name of or used by any GGC Entity in its business or for which application has been made. To GGC’s Knowledge, each GGC Entity owns or has a license to use all of the Intellectual Property used by such GGC Entity in the course of its business, including sufficient rights in each copy possessed by each GGC Entity. To the Knowledge of GGC, each GGC Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such GGC Entity in connection with such GGC Entity’s business operations, and such GGC Entity has the right to convey by sale or license any Intellectual Property so conveyed. To GGC’s Knowledge, no GGC Entity is in Default under any of its Intellectual Property licenses. To the Knowledge of GGC, no proceedings have been instituted or are pending or threatened, which challenge the rights of any GGC Entity with respect to Intellectual Property used, sold or licensed by such GGC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To GGC’s Knowledge, the conduct of the business of the GGC Entities does not infringe any Intellectual Property of any other person. To GGC’s Knowledge, except as disclosed in Schedule 3.1(p)(i) to the GGC Disclosure Letter, every officer, director, or employee of any GGC Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a GGC Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a GGC Entity. GGC and, to GGC’s Knowledge, each other GGC Entity has taken all reasonable precautions to preserve and document its trade secrets and to protect the secrecy, confidentiality and value of its trade secrets.

(ii)  Blizzard is the sole owner or has the exclusive perpetual right to use, without consideration, all Intellectual Property necessary to conduct its business as currently conducted and as currently contemplated to be conducted in the future (the “Blizzard Intellectual Property”), free and clear of any Lien or Liability. Blizzard has not granted or licensed to any person or entity any rights with respect to any Blizzard Intellectual Property and no other Person has any rights in or to any of the Blizzard Intellectual Property. The rights of Blizzard in and to any of the Blizzard Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby. To GGC’s Knowledge, the Blizzard Intellectual Property does not infringe and is not alleged to have infringed any trademark, copyright, patent or other proprietary right of any person. To GGC’s Knowledge, each item of Blizzard Intellectual Property is valid and enforceable and there are no infringements of Blizzard’s rights in and to the Blizzard Intellectual Property by any person or entity. To GGC’s Knowledge, Blizzard has not entered into any consent, indemnification, forbearance to sue or settlement agreement with any person or entity relating to any item of Blizzard Intellectual Property or those of any person or entity.

(q)  REPORTS.    Since the date of organization, GGC and, to the Knowledge of GGC, each other GGC Entity, has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. To GGC’s Knowledge, as of their respective dates, each of such reports complied in all material respects with all applicable Laws.

(r)  STATEMENTS TRUE AND CORRECT.

(i)  To GGC’s Knowledge, no statement, certificate, instrument, or other writing furnished or to be furnished by any GGC Entity or any Affiliate thereof to CytRx pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)  None of the information supplied or to be supplied by any GGC Entity or any Affiliate thereof for inclusion in (i) the Proxy Statement to be mailed to CytRx stockholders in connection with the CytRx Stockholders’ Meeting, (ii) any materials to be delivered to GGC Shareholders in connection with the GGC Shareholders Meeting, or (iii) any other documents to be filed by a GGC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed or delivered, and with respect to the Proxy Statement, when first mailed to the stockholders of CytRx, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the CytRx Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CytRx Stockholders’ Meeting.

(iii)  All documents that any GGC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

(s)  GGC SUBSIDIARIES.    Except as set forth in Schedule 3.1(s) to the GGC Disclosure Letter, GGC has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth in Schedule 3.1(s) to the GGC Disclosure Letter is a listing of all predecessor companies of GGC, including the names of any entities from whom GGC previously acquired material assets, and any other entity of which GGC has been a subsidiary or division. Except as listed on Schedule 3.1(s) to the GGC Disclosure Letter, GGC has not sold or disposed of, by way of asset sale, stock sale, spin-off or otherwise, any material assets or business of GGC.

(t)  BLIZZARD STOCK PURCHASE AGREEMENT.    Blizzard is not in breach of or in Default under that certain Stock Purchase Agreement dated November 15, 2000 between GGC and Blizzard.

3.2  REPRESENTATIONS AND WARRANTIES OF CYTRX AND MERGER SUB.    CytRx and Merger Sub, jointly and severally, represent and warrant to GGC that, except as disclosed in (i) the letter dated the date hereof and delivered by CytRx and Merger Sub to GGC simultaneously with the execution and delivery of this Agreement (the “CytRx Disclosure Letter”) or (ii) the CytRx SEC Documents (as defined in Section 3.2(g)):

(a)  ORGANIZATION, STANDING AND POWER.    CytRx is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the state of California. Each of CytRx and Merger Sub has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified or licenses would not, individually or in the aggregate, have a Material Adverse Effect on CytRx or Merger Sub.

(b)  AUTHORITY.

(i)  CytRx and Merger Sub have all requisite corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the issuance of the Merger Consideration by the CytRx stockholders. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CytRx or Merger Sub, as the case may be, subject to the approval of the issuance of the Merger Consideration by the CytRx stockholders. Subject to such stockholder approval, this Agreement has been duly executed and delivered by CytRx and Merger Sub and constitutes a valid and binding obligation of CytRx or Merger Sub, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(ii)  Neither the execution and delivery of this Agreement by CytRx or Merger Sub, nor the consummation by CytRx or Merger Sub of the transactions contemplated hereby, nor compliance by CytRx or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of any CytRx Entity’s certificate or articles of incorporation or bylaws or any resolution adopted by the board of directors or the shareholders of any CytRx Entity, or (ii) except as disclosed in Schedule 3.2(b)(ii) of the CytRx Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CytRx Entity, any Contract or Permit of any CytRx, or, (iii) subject to receipt of the requisite Consents referred to in subsection (iii) below, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CytRx Entity or any of their respective material Assets (including any CytRx Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CytRx Entity being reassessed or revalued by any Regulatory Authority).

(iii)  No notice to, Consent of or filing with, any Regulatory Authority is required by or with respect to CytRx or Merger Sub in connection with the execution and delivery of this Agreement by CytRx and Merger Sub, the consummation by CytRx or Merger Sub, as the case may be, of the transactions contemplated hereby, and compliance by CytRx and Merger Sub with any of the provisions hereof, except (A) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of the Nasdaq National Market, and notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (B) the filing of the Certificate of Merger as contemplated by Section 1.3.

(c)  INTERIM OPERATIONS OF MERGER SUB.    Merger Sub was incorporated on February 6, 2002, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d)  ABSENCE OF CERTAIN CHANGES OR EVENTS.    Except as contemplated by this Agreement or as disclosed in Schedule 3.2(d) to the CytRx Disclosure Letter, since December 31, 2001, CytRx has conducted its businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CytRx. None of the CytRx Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CytRx provided in this Agreement.

(e)  LITIGATION.    Except as set forth on Schedule 3.2(e) to the CytRx Disclosure Letter, there is no Litigation pending against, or, to CytRx’s Knowledge, threatened against or affecting any CytRx Entity or any CytRx Entity’s Assets, or to which any CytRx Entity, or any director, officer or employee of any CytRx Entity in his or her capacity as such, is a party, before or by any federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing or, to the Knowledge of CytRx, threatened orders, judgments or decrees of any court or other Regulatory Authority which specifically apply to CytRx.

(f)  INTELLECTUAL PROPERTY.    Except as set forth on Schedule 3.2(f) to the CytRx Disclosure Letter, CytRx is the sole owner or has the exclusive perpetual right to use, without consideration,

all Intellectual Property and any other intangible asset listed on Schedule 3.2(f) of the CytRx Disclosure Letter (collectively, the “CytRx Intellectual Property”), free and clear of any Lien or Liability. Except as set forth on Schedule 3.2(f) to the CytRx Disclosure Letter, CytRx has not granted or licensed to any person or entity any rights with respect to the CytRx Intellectual Property and no other Person has any rights in or to any of the CytRx Intellectual Property (including, without limitation, any rights to market or distribute any of the CytRx Intellectual Property). The rights of CytRx in and to any of the CytRx Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby. To the Knowledge of CytRx, the CytRx Intellectual Property does not infringe and is not alleged to have infringed any trademark, copyright, patent or other proprietary right of any person. To the Knowledge of CytRx, each item of CytRx Intellectual Property is valid and enforceable and there are no infringements of CytRx’s rights in and to the CytRx Intellectual Property by any person or entity. To the Knowledge of CytRx, CytRx has not entered into any consent, indemnification, forbearance to sue or settlement agreement with any person or entity relating to any item of CytRx Intellectual Property or those of any person or entity. CytRx has taken all reasonable precautions to preserve and document its trade secrets and to protect the secrecy, confidentiality and value of its trade secrets.

(g)  SEC DOCUMENTS.

(i)  CytRx has made available to GGC (through reference to documents filed by EDGAR or otherwise), accurate and complete copies of each report, schedule, registration statement and definitive proxy statement filed by CytRx with the SEC between December 31, 1997 and the date hereof (as such documents have since the time of their filing been amended, the “CytRx SEC Documents”), which are all the documents (other than preliminary material) that CytRx was required to file with the SEC since such date until the date hereof. As of their respective dates, (i) CytRx SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CytRx SEC Documents, and (ii) none of the CytRx SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)  Except as disclosed in Schedule 3.2(g)(ii) to the CytRx Disclosure Letter, the consolidated financial statements of CytRx included in the CytRx SEC Documents, (A) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (C) fairly presented, in all material respects, the consolidated financial position of CytRx as at the dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the periods then ended, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Since December 31, 2001, except as and to the extent set forth in CytRx SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, CytRx has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on CytRx. All agreements, contracts and other documents required to be filed as exhibits to any of CytRx SEC Documents have been so filed.

(h)  COMPLIANCE WITH LAWS.    Neither CytRx nor any CytRx Entity has been or currently is in violation of any applicable local, state or federal law, order, injunction or decree, or any other requirement of any governmental body, agency or other Regulatory Authority or court, affecting or relating to any CytRx Entity or any CytRx Entity assets. No CytRx Entity is subject to any fine, penalty, Liability or disability as the result of a failure to comply with any requirement of federal, state or local Law nor has any CytRx Entity received any notice of such noncompliance, affecting or relating to any CytRx Entity.

(i)  TAX MATTERS.

(i)  Except as disclosed in Schedule 3.2(i)(i) to the CytRx Disclosure Letter, all CytRx Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. All Taxes of the CytRx Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the CytRx Entities. No claim has ever been made by an authority in a jurisdiction where any CytRx Entity does not file a Tax Return that such CytRx Entity may be subject to Taxes by that jurisdiction.

(ii)  None of the CytRx Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any CytRx Entity or the assets of any CytRx Entity. No officer or employee responsible for Tax matters of any CytRx Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the CytRx Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(iii)  Each CytRx Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(iv)  The unpaid Taxes of each CytRx Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such CytRx Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the CytRx Entities in filing their Tax Returns.

(v)  None of the CytRx Entities is a party to any Tax allocation or sharing agreement and none of the CytRx Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CytRx) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which CytRx is parent), or as a transferee or successor, by contract or otherwise.

(vi)  During the five-year period ending on the date hereof, none of the CytRx Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(vii)  None of the CytRx Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. CytRx has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the CytRx Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(viii)  Each of the CytRx Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(ix)  No CytRx Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(j)    ENVIRONMENTAL MATTERS.

(i)  Each CytRx Entity and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(ii)  During the period of (i) any CytRx Entity’s ownership or operation of any of their respective current properties or (ii) any CytRx Entity’s holding of a security interest in any Operating Property, to the Knowledge of CytRx, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any CytRx Entity’s ownership or operation of any of their respective current properties or (ii) any CytRx Entity’s holding of a security interest in any Operating Property, to the Knowledge of CytRx, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or Operating Property.

(k)  EMPLOYEE BENEFIT PLANS.

(i)  CytRx has disclosed in Schedule 3.2(k)(i) to the CytRx Disclosure Letter, and has delivered or made available to GGC prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CytRx Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “CytRx Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the CytRx Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the CytRx Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “CytRx ERISA Plan.” Each CytRx ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “CytRx Pension Plan.”

(ii)  Each CytRx Benefit Plan is in compliance with the terms of such CytRx Benefit Plan, in compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. CytRx has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any CytRx Benefit Plan with applicable Laws. No CytRx Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

(iii)  There has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the CytRx which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. There are no unresolved claims or disputes under the terms of, or in connection with, the CytRx Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any CytRx Benefit Plan.

(iv)  All CytRx Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the CytRx Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the CytRx Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(v)  No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any CytRx Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(vi)  No Liability under Title IV of ERISA has been or is expected to be incurred by CytRx or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by CytRx or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of CytRx or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of CytRx or of an ERISA Affiliate.

(vii)  Except as disclosed in Schedule 3.1(k)(vii) to the CytRx Disclosure Letter, no CytRx Entity has any Liability for retiree health and life benefits under any of the CytRx Benefit Plans and there are no restrictions on the rights of such CytRx Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any CytRx Benefit Plan and no circumstance exists which could give rise to such Taxes.

(viii)  Except as disclosed in Schedule 3.1(k)(viii) to the CytRx Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any CytRx Entity from any CytRx Entity under any CytRx Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CytRx Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(ix)  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CytRx Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the CytRx Financial Statements to the extent required by and in accordance with GAAP.

(x)  All individuals who render services to any CytRx Entity and who are authorized to participate in a CytRx Benefit Plan pursuant to the terms of such CytRx Benefit Plan are in fact eligible to and authorized to participate in such CytRx Benefit Plan. All individuals participating in (or eligible to participate in) any CytRx Benefit Plan are common-law employees of a CytRx Entity.

(xi)  On or after September 26, 1980, neither CytRx nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

l.  MATERIAL CONTRACTS.    With respect to each Contract filed as an exhibit to the CytRx Annual Report on Form 10-K filed for the year ending December 31, 2000 or any CytRx SEC Document filed between the date thereof and the date hereof, (A) such Contract is in full force and effect; (B) no CytRx Entity is in Default thereunder; (C) no CytRx Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of CytRx, in Default in any respect or has repudiated or waived any material provision thereunder.

m.  STATEMENTS TRUE AND CORRECT.

(i)  To CytRx’s Knowledge, no statement, certificate, instrument, or other writing furnished or to be furnished by any CytRx Entity or any Affiliate thereof to CytRx pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)  None of the information supplied or to be supplied by any CytRx Entity or any Affiliate thereof for inclusion in (i) the Proxy Statement to be mailed to CytRx stockholders in connection with the CytRx Stockholders’ Meeting, (ii) any materials to be delivered to GGC Shareholders in connection with the GGC Shareholder Meeting, and (iii) any other documents to be filed by a CytRx Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed or delivered, and with respect to the Proxy Statement, when first mailed to the stockholders of CytRx, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the CytRx Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CytRx Stockholders’ Meeting.

(iii)  All documents that any CytRx Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

n.   RIGHTS AGREEMENTS.     CytRx has taken all necessary action (including, if required, redeeming all of the outstanding CytRx Rights or amending or terminating the CytRx Rights Agreement) so that the entering into of this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any CytRx Rights under the CytRx Rights Agreement or enabling or requiring the CytRx Rights to be separated from the shares of CytRx Common Stock to which they are attached or to be triggered or to become exercisable.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1  COVENANTS OF GGC.    During the period from the date of this Agreement and continuing until the Effective Time, GGC agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that CytRx shall otherwise consent in writing):

(a)  ORDINARY COURSE.    GGC shall conduct its business in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact its present business organization, maintain its rights and preserve its relationships with employees, officers, customers, suppliers and others having business dealings with them. GGC shall maintain in force all insurance policies and Consents with respect to GGC and shall maintain all assets and properties in customary repair, order and condition, reasonable wear and tear excepted. GGC shall not (i) enter into any new material line of business or (ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the GGC Disclosure Letter. GGC will comply with all applicable Laws wherever its business is conducted.

(b)  DIVIDENDS; CHANGES IN STOCK.    GGC shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)  ISSUANCE OF SECURITIES.    GGC shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of GGC common stock pursuant to exercises of GGC Stock Options that are outstanding as of the date hereof and set forth in Section 3.1(b)(i).

(d)  GOVERNING DOCUMENTS.    GGC shall not amend or propose to amend its articles of incorporation, by-laws or other governing instruments except in furtherance of the consummation of the transactions contemplated in this Agreement and to the extent such amendment or proposed amendment does not have a Material Adverse Effect on GGC.

(e)  NO ACQUISITIONS.    GGC shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to GGC.

(f)  NO DISPOSITIONS.    GGC shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including any shares of capital stock of Blizzard), except as disclosed in the GGC Disclosure Letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

(g)  INDEBTEDNESS.      GGC shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of GGC or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, or (y) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

(h)   OTHER ACTIONS.     GGC shall not take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of the parties hereto to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e) and GGC shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to CytRx, and GGC shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

(i)   ADVICE OF CHANGES.     GGC shall confer on a regular basis with CytRx, report on operational matters and promptly advise CytRx, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of GGC contained herein.

(j)   ACCOUNTING METHODS.     GGC shall not change its methods of accounting in effect at January 1, 2002.

(k)   BENEFIT PLANS.     During the period from the date of this Agreement and continuing until the Effective Time, GGC agrees that it will not, without the prior written consent of CytRx except as set forth in GGC Disclosure Letter, (i) enter into or adopt any employee benefit plan or any agreement, arrangement, plan or policy between GGC, on the one hand, and one or more of its employees, directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to GGC, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of GGC of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

(l)  TAX ELECTIONS.    Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, GGC shall not make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax claim or liability or amend any previously filed Tax Return in any respect.

(m)  NO ACQUISITIONS OF CYTRX COMMON STOCK.    GGC shall not acquire any shares of CytRx Common Stock prior to the Effective Time. If GGC has Knowledge that any GGC Shareholder acquires shares of CytRx Common Stock prior to the Effective Time, GGC shall promptly notify CytRx of such fact in writing.

4.2  COVENANTS OF CYTRX AND MERGER SUB.    Except as expressly contemplated by this Agreement, as set forth in the CytRx Disclosure Letter or as may be required for the Board to discharge its fiduciary duties to its stockholders under applicable Law, after the date hereof and prior to the Effective Time, without the prior written consent of GGC:

(a)  ORDINARY COURSE.    CytRx shall conduct its business in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact its present business organization, maintain its rights and preserve its relationships with customers, suppliers and others having business dealings with them. CytRx shall maintain in force all insurance policies and Consents with respect to CytRx and shall maintain all assets and properties in customary repair, order and condition, reasonable wear and tear excepted. CytRx shall not (i) enter into any new material line of business or (ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the CytRx Disclosure Letter. CytRx will comply with all applicable Laws wherever its business is conducted.

(b)  DIVIDENDS; CHANGES IN STOCK.    CytRx shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)  ISSUANCE OF SECURITIES.    CytRx shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of CytRx Common Stock (i) pursuant to exercises of CytRx warrants and stock options that are outstanding as of the date hereof, (ii) in satisfaction of severance obligations to employees and officers or (iii) to pay the fees and expenses of Cappello Capital Corp.

(d)  GOVERNING DOCUMENTS.     Except as expressly contemplated hereby, CytRx shall not amend or propose to amend its certificate of incorporation, by-laws or other governing instruments, except in furtherance of the consummation of the transactions contemplated in this Agreement and to the extent such amendment or proposed amendment does not have a Material Adverse Effect on CytRx.

(e)   NO ACQUISITIONS.     CytRx shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to CytRx.

(f)   NO DISPOSITIONS.     CytRx shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of its Subsidiaries), except as disclosed in the CytRx Disclosure Letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

(g)   INDEBTEDNESS.     CytRx shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of CytRx or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, or (y) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

(h)   OTHER ACTIONS.     CytRx shall not take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of the parties hereto to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e) and CytRx shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to GGC, and CytRx shall use commercially reasonable efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

(i)  ADVICE OF CHANGES.    CytRx shall confer on a regular basis with GGC, report on operational matters and promptly advise GGC, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of CytRx contained herein.

(j)  ACCOUNTING METHODS.    CytRx shall not change its methods of accounting in effect at January 1, 2002, except as required by changes in GAAP as concurred on by CytRx’s independent auditors.

(k)  BENEFIT PLANS.    During the period from the date of this Agreement and continuing until the Effective Time, CytRx agrees that it will not, without the prior written consent of GGC except as set forth in CytRx Disclosure Letter, (i) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between CytRx, on the one hand, and one or more of its employees, directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to CytRx, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of CytRx of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

(l)  TAX ELECTIONS.    Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, CytRx shall not make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax claim or liability or amend any previously filed Tax Return in any respect.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1  PREPARATION OF THE PROXY STATEMENT; FINANCIAL STATEMENTS AND OTHER INFORMATION; PREPARATION OF GGC SHAREHOLDER MATERIALS.

(a)  CytRx shall as promptly as practicable (but subject to the completion of the GGC Proxy Statement Financial Statements) prepare and file a proxy or information statement relating to the CytRx Stockholders’ Meeting (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) with the SEC and will use commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to CytRx’s stockholders at the earliest practical time. CytRx will notify GGC promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply GGC with copies of all correspondence between CytRx or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the CytRx Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, CytRx will promptly prepare and mail to its stockholders such an amendment or supplement. CytRx will not mail any Proxy Statement, or any amendment or supplement thereto, to which GGC reasonably objects. GGC shall cooperate with CytRx in the preparation of the Proxy Statement and will provide any information or documents reasonably requested by CytRx for inclusion in the Proxy Statement. CytRx shall include in the Proxy Statement reasonable disclosure regarding the anticipated cash balance of CytRx at Closing (assuming that the Closing occurs on May 31, 2002) and the assumptions made by CytRx in determining such anticipated cash balance.

(b)  GGC shall prepare, and cooperate with CytRx and its accountants and other representatives in the preparation of, all financial statements and other financial information required by the Exchange Act and the proxy statement rules to be included in the Proxy Statement (the “GGC Proxy Statement Financial Statements”). At Closing, CytRx shall pay up to $25,000 of the costs, fees and expenses incurred by GGC for any audit (the “Audit Expenses”) of GGC required to be conducted to prepare the GGC Proxy Statement Financial Statements.

(c)  GGC shall as promptly as practicable prepare materials to be provided to the GGC Shareholders in connection with the GGC Shareholders Meeting and cause such materials to be mailed to the GGC Shareholders at the earliest practical time. Such materials shall include, without limitation: (i) copies of certain CytRx SEC Documents as requested by CytRx, (ii) copies of this Agreement and the other agreements contemplated hereby and (iii) investor questionnaires and other documents that CytRx reasonably requests the GGC Shareholders to execute and deliver in connection with the Merger. If at any time prior to the GGC Shareholders Meeting there shall occur any event that requires additional or revised materials to be sent to the GGC Shareholders, GGC and CytRx will promptly prepare and mail to the GGC Shareholders such additional or revised materials. GGC will not mail any materials to the GGC Shareholders to which CytRx reasonably objects. GGC will take all actions reasonably requested by CytRx, including delivering documents to and gathering responses from the GGC Shareholders in connection with satisfying CytRx of the availability of applicable securities Laws exemptions from registration for the issuance of the Merger Consideration hereunder.

5.2  MEETINGS.

(a)  CytRx shall call a stockholders’ meeting to be held as promptly as practicable for the purpose of voting upon (i) the issuance of the Merger Consideration, (ii) the amendment of CytRx’s certificate of incorporation as contemplated in this Agreement and (iii) all ordinary annual meeting matters, including, but not limited to, election of directors and ratification of auditors (the “CytRx Stockholders’ Meeting”). CytRx will, through its Board, recommend to its stockholders approval of such matters, including the composition of the post-Effective Time Board as set forth in Section 5.7 herein, unless the taking of such action would be inconsistent with the Board’s fiduciary duties to its stockholders under applicable Laws. CytRx shall solicit from its stockholders entitled to vote at the CytRx Stockholders’ Meeting proxies in favor of issuance of the Merger Consideration and shall take all other action necessary or, in the judgment of CytRx, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(b)  GGC shall call the GGC Shareholders Meeting to be held as promptly as practicable for the purpose of voting upon the Merger. GGC will, through its board of directors, recommend to its shareholders approval of the Merger. GGC shall take all action necessary or, in the judgment of GGC, helpful to (i) secure the vote or consent of the GGC Shareholders required by the CCC or this Agreement to effect the Merger and (ii) cause its shareholders to execute and deliver to CytRx any documents reasonably requested by CytRx to be executed by the GGC Shareholders in connection with the Merger.

5.3  LEGAL CONDITIONS TO MERGER.    Each of GGC and CytRx shall use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the approval of stockholders of CytRx described in Section 6.1(a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and of any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement.

5.4  BROKERS OR FINDERS.    Except as disclosed to the other party in writing prior to the date hereof, each of CytRx and GGC represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor and Cappello Capital Corp., whose fees and expenses will be paid by CytRx in accordance with CytRx’s agreement with such firm(s) (a copy of each of which has been delivered to GGC by CytRx prior to the date of this Agreement).

5.5  INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE.

(a)  As of the Effective Time, the articles of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation of GGC, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of GGC. From and after the Effective Time, for a period of six years, CytRx shall (i) cause the Surviving Corporation to indemnify the directors and officers of GGC and (ii) indemnify the members of the CytRx board of directors and the officers of CytRx immediately prior to the Effective Time (the “Existing CytRx Directors and Officers”), on terms no less favorable than the provisions with respect to indemnification that are set forth in the certificate of incorporation of CytRx as of the Effective Time.

(b)  The provisions of CytRx’s certificate of incorporation and bylaws with respect to indemnification of CytRx directors and officers shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of GGC or who were Existing CytRx Directors and Officers.

(c)  From and after the date hereof and for three (3) years from the Effective Time, CytRx shall maintain continuously in effect directors’ and officers’ liability insurance covering the Existing CytRx Directors and Officers for actions taken or omissions occurring at or prior to the Effective Time on terms which in the aggregate are not less favorable than the more favorable of (1) the terms of CytRx’s current insurance coverage or (2) the directors’ and officers’ liability insurance provided by CytRx after the Effective Time to directors or officers of CytRx who are not Existing CytRx Directors and Officers. In addition, CytRx shall take all actions necessary to add Jack J. Luchese and Mark W. Reynolds as additional notice parties with respect to termination, renewal and other notices regarding all of such policies of directors’ and officers’ liability insurance. If at any time prior to the expiration of such three year period CytRx elects to change its insurance carrier with respect to its directors’ and officers’ liability insurance, CytRx shall purchase tail coverage. Notwithstanding any of the above, prior to the Effective Time, CytRx may purchase a prepaid extended reporting (or tail) binder on its existing directors’ and officers’ liability insurance policy.

(d)  CytRx and GGC agree that the Existing CytRx Directors and Officers and the directors and officers of GGC immediately prior to the Effective Time covered hereby are intended to be third party beneficiaries under this Section 5.5 and shall have the right to enforce the obligations of the Surviving Corporation and CytRx.

5.6  STOCK CERTIFICATES; SHAREHOLDER LISTS.    Within ten (10) business days after the date hereof, GGC shall issue and deliver to each GGC Shareholder set forth in Schedule 3.1(b)(i) of the GGC Disclosure Schedule a stock certificate evidencing the shares of GGC common stock owned of record by each such GGC Shareholder and as reflected in Schedule 3.1(b)(i) of the GGC Disclosure Schedule. GGC shall promptly upon request of CytRx furnish CytRx with mailing labels containing the names and addresses of all record holders of GGC capital stock and with security position listings of GGC capital stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of GGC capital stock. GGC shall furnish CytRx with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as CytRx or its agents may reasonably request.

5.7  POST-EFFECTIVE TIME BOARD.    At the CytRx Stockholders’ Meeting and for a period of two (2) years thereafter, CytRx agrees to propose to its stockholders that the post-Effective Time Board consist of (i) three directors who have been members of CytRx’s board of directors at any time during the three year period ending on the date immediately preceding the Effective Time (collectively, “Eligible CytRx Directors”), who initially shall be Max Link, Herbert H. McDade, Jr. and Alexander L. Cappello, (ii) three directors from the pre-Effective Time GGC board, initially two of which shall be Steven A. Kriegsman and Louis Ignarro, Ph.D., and a third member shall be determined by GGC prior to the date of the filing of the Proxy Statement, subject to the reasonable approval of the CytRx board of directors, and (iii) a seventh director who shall be determined by a majority of the three CytRx-designated directors and a majority of the three GGC-designated directors. CytRx and GGC hereby agree that, for a period of two years after the Effective Time, at least three (3) members of the Board must be Eligible CytRx Directors.

5.8  INVESTMENT BANKING; CONSULTING AGREEMENTS.    At the Closing, CytRx will enter into the following:

(a)  an extension of the existing investment banking agreement with Cappello Capital Corp.;

(b)  a consulting agreement with Leonard Ruiz in the form attached hereto as Exhibit 5.8(b); and

(c)  a consulting agreement with Elliott Cody in the form attached hereto as Exhibit 5.8(c).

5.9  REGISTRATION RIGHTS AGREEMENT.    At the Closing, CytRx will, and GGC will cause each GGC Escrowee to enter into a registration rights agreement in the form attached hereto as Exhibit 5.9.

5.10  INVESTIGATION AND CONFIDENTIALITY.

(a)  Prior to the Effective Time, each party shall permit the other to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as may be reasonably requested, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by either party shall affect the ability of that party to rely on the representations and warranties of the other party.

(b) In addition to the parties’ respective obligations under that certain Mutual Non-Disclosure Agreement entered into by the parties hereto and dated December 3, 2001 (the “Confidentiality Agreement), which is hereby reaffirmed and adopted, and incorporated by reference herein, each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

5.11  PRESS RELEASES.    Prior to the Effective Time, CytRx and GGC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 5.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law.

5.12  BUSINESS PLAN.    Promptly after the date hereof, GGC and CytRx jointly shall finalize and mutually agree upon a business plan for CytRx and the Surviving Corporation which shall (i) be based substantially on the presentation made to the CytRx board of directors during its February 8, 2002 meeting, (ii) cover a five year period commencing at the Effective Time, and (iii) include, without limitation, annual operating budgets and the intended business, growth and acquisition strategies of CytRx and the Surviving Corporation (the “CytRx Business Plan”). The Parties agree that the CytRx Business Plan may not be materially amended or deviated from without the approval of a majority of the Eligible CytRx Directors, if any, then serving on the CytRx board of directors.

5.13 GGC SHAREHOLDER REPRESENTATIVE.    GGC, and by virtue of their approval of the Merger, each GGC Escrowee, hereby appoints Dean Ader (the “GGC Shareholder Representative”) as agent and attorney-in-fact for GGC and the GGC Escrowees for and on behalf of GGC and each such GGC Escrowee with full power and authority to represent GGC and the GGC Escrowees and their respective successors, heirs and representatives with respect to all matters arising under (i) Article VIII and Section 2.3 of this Agreement and (ii) the Escrow Agreement. All actions taken by the GGC Shareholder Representative hereunder shall be binding upon GGC and the GGC Escrowees and their respective successors, heirs and representatives as if expressly ratified and confirmed in writing by each of them. The GGC Shareholder Representative, or any successor hereafter approved, may resign and shall be discharged of all duties hereunder upon the appointment of a successor GGC Shareholder Representative as provided hereby. In case of such resignation, or in the event of the death of, or inability to act as, the GGC Shareholder Representative, a successor shall be named from among the GGC Escrowees by a majority of the members of the board of directors of the Surviving Corporation. Each successor GGC Shareholder Representative shall have all the power, authority, rights and privileges hereby conferred upon the original GGC Shareholder Representative and the term “GGC Shareholder Representative” as used herein shall be deemed to include such successor GGC Shareholder Representative. In performing his/her duties under this Agreement, or upon the claimed failure to perform his/her duties hereunder, the GGC Shareholder Representative shall not be liable to GGC or the GGC Escrowees or any other Person for any Damages which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the GGC Shareholder Representative shall be liable for actions taken or omitted in bad faith or which constitute willful default or gross negligence. CytRx shall indemnify and hold the GGC Shareholder Representative harmless from and against all Damages incurred by the GGC Shareholder Representative arising out of or related to its performance hereunder (unless such Damages arise out of actions taken or omitted by the GGC Shareholder Representative in bad faith or which constitute willful default or gross negligence). In addition, to the extent that the GGC Shareholder Representative brings a claim hereunder in his/her capacity as GGC Shareholder Representative, CytRx shall advance and pay all costs, fees and expenses incurred by the GGC Shareholder Representative in connection with such claim as such costs, fees and expenses are incurred, including, without limitation, any costs, fees and expenses of accountants, attorneys or other representatives or consultants engaged by the GGC Shareholder Representative in the course of his/her performance hereunder. CytRx and GGC hereby waive any conflicts of interests that may arise with respect to the GGC Shareholder Representative’s actions in his/her capacity as GGC Shareholder Representative.

5.14  CYTRX REPRESENTATIVE.    CytRx hereby appoints Jack J. Luchese (the “CytRx Representative”) as agent and attorney-in-fact for CytRx for and on behalf of CytRx with full power and authority to represent CytRx and its successors with respect to all matters arising under (i) Article VIII and Section 2.3 of this Agreement and (ii) the Escrow Agreement. All actions taken by the CytRx Representative hereunder shall be binding upon CytRx and its successors as if expressly ratified and confirmed in writing by each of them. The CytRx Representative, or any successor hereafter approved, may resign and shall be discharged of all duties hereunder upon the appointment of a successor CytRx Representative as provided hereby. In case of such resignation, or in the event of the death of, or inability to act as, the CytRx Representative, a successor shall be named by a majority of the Eligible CytRx Directors. Each successor CytRx Representative shall have all the power, authority, rights and privileges hereby conferred upon the original CytRx Representative and the term “CytRx Representative” as used herein shall be deemed to include such successor CytRx Representative. In performing its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the CytRx Representative shall not be liable to CytRx or any other Person for any Damages which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the CytRx Representative shall be liable for actions taken or omitted in bad faith or which constitute willful default or gross negligence. CytRx shall indemnify and hold the CytRx Representative harmless from and against all Damages incurred by the CytRx Representative arising out of or related to his performance hereunder (unless such Damages arise out of actions taken or omitted by the CytRx Representative in bad faith or which constitute willful default or gross negligence). In addition, to the extent that the CytRx Representative brings a claim hereunder in his capacity as CytRx Representative, CytRx shall advance and pay all costs, fees and expenses incurred by the CytRx Representative in connection with such claim as such costs, fees and expenses are incurred, including, without limitation, any costs, fees and expenses of accountants, attorneys or other representatives or consultants engaged by the CytRx Representative in the course of his performance hereunder. CytRx and GGC hereby waive any conflicts of interests that may arise with respect to the CytRx Representative’s actions in his capacity as CytRx Representative.

5.15  CYTRX OPTIONS AND WARRANTS.    CytRx and GGC hereby acknowledge and agree that, from and after the Effective Time, neither will amend the terms of any outstanding stock options or warrants to purchase CytRx Common Stock without the prior written consent of the holder of such outstanding stock option or warrant. CytRx and GGC hereby acknowledge and agree that the Merger will constitute a change in control under all outstanding stock options to purchase CytRx Common Stock and the warrants described on Exhibit 5.15, which will accelerate the vesting terms of those stock options and warrants and make each of them fully exercisable upon the Effective Time. From and after the Effective Time, neither CytRx nor GGC shall take any actions to withdraw the effectiveness of any registration statements effective as of the Effective Time that covers the issuance and/or resale of CytRx Common Stock (i) issuable or issued upon the exercise of outstanding options and warrants to purchase CytRx Common Stock or (ii) issuable or issued as an award under any stock option plan or long-term incentive plan described in the CytRx Disclosure Letter, except pursuant to contractual rights that exist as of the date hereof with the holders of such stock options and warrants. From and after the Effective Time, CytRx shall, and shall use its best efforts to cause its employees, agents and representatives to, process expeditiously (i) exercises of options and warrants to purchase CytRx Common Stock and (ii) sales of and other transactions involving CytRx Common Stock.

ARTICLE VI
CONDITIONS PRECEDENT

6.1  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  CYTRX STOCKHOLDER APPROVAL.    The issuance of the Merger Consideration shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of CytRx Common Stock entitled to vote thereon.

(b)  REGULATORY APPROVALS.    All Consents of, filings and registrations with, and notifications to all Regulatory Authorities which are necessary for the consummation of the Merger (the “Requisite Regulatory Approvals”) shall have been filed, occurred or been obtained and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c)  NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Authority seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2  CONDITIONS TO OBLIGATIONS OF CYTRX AND MERGER SUB     The obligations of CytRx and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by CytRx and Merger Sub pursuant to Section 9.13:

(a)  REPRESENTATIONS AND WARRANTIES.    The representations and warranties of GGC set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on GGC. Notwithstanding the foregoing, the representations and warranties set forth in Section 3.1(b) shall be true and correct in all respects as of the Effective Time, except for inaccuracies which are de minimis in amount. At Closing, GGC shall deliver an officer’s certificate certifying that the above is true as of the Closing Date.

(b)  PERFORMANCE OF OBLIGATIONS OF GGC.    GGC shall have performed and complied with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and CytRx shall have received a certificate signed on behalf of GGC by the President and Chief Executive Officer of GGC and by the Chief Financial Officer of GGC to such effect.

(c)  APPRAISAL RIGHTS.    Dissenting Shares shall constitute less than five percent (5%) of all Shares outstanding immediately prior to the Effective Time.

(d)  CONSENTS UNDER AGREEMENTS.    GGC shall have obtained the consent or approval of each Person whose consent or approval shall be required for consummation of the Merger or for the prevention of any Default under or breach of any Contract of any GGC Entity, except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GGC.

(e)  BURDENSOME CONDITION.    There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Regulatory Authority which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon CytRx or any GGC Entity which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require CytRx to dispose of any asset which is material to CytRx prior to the Effective Time.

(f)  MATERIAL ADVERSE EFFECT.    Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to CytRx, GGC or any other GGC Entity, and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to CytRx or the Surviving Corporation.

(g)  PROCEEDINGS.    All proceedings to be taken on the part of GGC in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to CytRx, and CytRx shall have received copies of all such documents and other evidences as CytRx may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(h)  NO ACTION.    No action, suit or proceeding shall have been instituted, or shall be pending or threatened (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from any GGC Entity, CytRx or Merger Sub any damages which would result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (e) above.

(i)  STOCK OPTIONS.    All actions required to be taken pursuant to Section 2.4 with respect to GGC Stock Options (other than Converting Options) shall have been taken.

(j)  CLOSING DELIVERIES.    CytRx shall have received the following:

(1)  a legal opinion of outside counsel to GGC in substantially the form attached hereto as Exhibit 6.2(j)(2);

(2)  a copy of the final CytRx Business Plan;

(3)  the Closing Liabilities Certificate; and

(4)  the Escrow Agreement executed by GGC and the GGC Shareholder Representative.

6.3  CONDITIONS TO OBLIGATIONS OF GGC.    The obligation of GGC to effect the Merger is subject to the satisfaction of the following conditions unless waived by GGC pursuant to Section 9.13:

(a)  REPRESENTATIONS AND WARRANTIES.    The representations and warranties of CytRx and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CytRx. At Closing, CytRx will deliver an officer’s certificate to GGC certifying that the above is true as of the Closing Date.

(b)  PERFORMANCE OF OBLIGATIONS OF CYTRX AND MERGER SUB.    CytRx and Merger Sub shall have performed and complied with all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and GGC shall have received a certificate signed on behalf of CytRx by the President and Chief Executive Officer of CytRx to such effect.

(c)  LEGAL OPINION.    GGC shall have received the legal opinion of outside counsel to CytRx in substantially the form attached hereto as Exhibit 6.3(c).

ARTICLE VII
TERMINATION

7.1  TERMINATION.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of CytRx or the GGC Shareholders:

(a)  by the mutual consent of CytRx and GGC in a written instrument, whether or not the Merger has been approved by the stockholders of CytRx or the GGC Shareholders;

(b)  by CytRx on behalf of itself and Merger Sub, upon a material breach of any representation, warranty, covenant or agreement on the part of GGC set forth in this Agreement,

or if any representation or warranty of GGC shall have become untrue such that the conditions set forth in Section 6.2, would be incapable of being satisfied by July 31, 2002;

(c)  by GGC, upon a material breach of any representation, warranty, covenant or agreement on the part of CytRx or Merger Sub set forth in this Agreement, or if any representation or warranty of CytRx or Merger Sub shall have become untrue such that the conditions set forth in Section 6.3 would be incapable of being satisfied by July 31, 2002;

(d)  by either CytRx or GGC, if (i) any Consent of any Regulatory Authority required for the consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any injunction or action by any Regulatory Authority permanently restraining, enjoining or otherwise preventing the consummation of the Merger shall have become final and nonappealable;

(e)  by either CytRx or GGC if the Merger shall not have been consummated on or prior to July 31, 2002 (or such later date as may be agreed to in writing by GGC and CytRx) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

(f)  by either CytRx or GGC, if any approval of the stockholders of CytRx required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the CytRx Stockholders’ Meeting or at any adjournment thereof.

7.2  EFFECT OF TERMINATION.    In the event of termination of this Agreement and abandonment of the Merger by either GGC or CytRx as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of CytRx, Merger Sub or GGC or their respective officers or directors except with respect to Sections 5.5, 5.10, 9.9 and 9.11; provided, however, that nothing herein shall relieve any party of liability for any breach hereof. Notwithstanding the foregoing, termination of this Agreement shall not affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF FRAUD CLAIMS.

(a)  The representations and warranties of the parties hereto contained herein shall survive the Closing and Effective Time and shall remain in full force and effect until the first anniversary of the Effective Time. Any right of indemnification pursuant to this Article VIII with respect to a claimed breach of (i) a representation or warranty shall expire on the first anniversary of the Effective Time and (ii) any covenant or agreement shall expire one year after the date on which performance of such covenant or agreement was required (in each case, the “Indemnification Expiration Date”), unless in each case on or prior to the Indemnification

Expiration Date an Indemnification Claim (as defined below) has been delivered to the Party from whom indemnification is sought. Provided that an Indemnification Claim is timely made, such Indemnification Claim may continue to be asserted beyond the Indemnification Expiration Date of the representation, warranty, covenant or agreement to which such Indemnification Claim relates. An “Indemnification Claim” means a written notice asserting a breach of a representation, warranty, covenant, agreement or obligation specified in this Agreement, which shall reasonably set forth, in light of the information then known to the party giving such notice, a reasonably detailed description of and estimate (but only if then reasonable to make) of the amount involved in such breach.

(b)  Any right of a Party to bring a claim against another Party hereto based on fraud in connection with this Agreement or the transactions contemplated hereby must be brought on or before the second annual anniversary of the Effective Time, or such claim shall be deemed to have expired and be forever waived by the Party alleging such fraud.

8.2  INDEMNIFICATION.

(a)  After the Effective Time and until the applicable Indemnification Expiration Date, CytRx or the CytRx Representative, on behalf of CytRx, may deliver an Indemnification Claim to the GGC Shareholder Representative on behalf of GGC and the GGC Escrowees for all Damages asserted against, imposed upon or incurred by CytRx by reason of or resulting from (i) a breach of any representation, warranty, covenant or agreement of GGC contained in this Agreement or any certificate delivered pursuant hereto or (ii) the termination by GGC of the GGC Stock Options as contemplated by Section 2.4.

(b)  After the Effective Time and until the applicable Indemnification Expiration Date, the GGC Shareholder Representative on behalf of GGC and the GGC Escrowees may deliver an Indemnification Claim to CytRx and the CytRx Representative on behalf of CytRx for all Damages asserted against, imposed upon or incurred by GGC by reason of or resulting from a breach of any representation, warranty, covenant or agreement of CytRx contained in this Agreement or any certificate delivered pursuant hereto.

8.3  THIRD PARTY CLAIMS.    Indemnification Claims made in respect of any claims made or asserted by a third party (“Third Party Claims”) shall be governed in accordance with the following procedures:

(a)  The Party making the Indemnification Claim through its respective Representative (the “Indemnified Party”) shall give the GGC Shareholder Representative or CytRx Representative, as the case may be, (the “Indemnifying Party”) written notice as promptly as reasonably practicable after the written assertion of any Third Party Claim describing in reasonable detail the nature of the Third Party Claim to the extent then known to the Indemnified Party (a “Third Party Claim Notice”).

(b)  Upon receipt of any Third Party Claim Notice from the Indemnified Party, (i) the CytRx Representative, on behalf of CytRx, or (ii) the GGC Shareholder Representative, on behalf of GGC and the GGC Escrowees, as the case may be, may (unless the anticipated

Damages exceed the maximum amount of indemnification under Section 8.4) undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnified Party, the expenses, fees and costs of which shall be added to the Damages amount included in the Recoverable Amount pursuant to Section 8.5 of (i) GGC if the CytRx Representative undertakes such defense or (ii) CytRx if the GGC Shareholder Representative undertakes such defense. The assumption of the defense, compromise and settlement of any such Third Party Claim by a Representative will not be an acknowledgment by an Indemnifying Party of the obligation to indemnify the Indemnified Party with respect to such claim. If, however, a Representative fails or refuses to undertake the defense of such Third Party Claim within ten business days after notice of such Third Party Claim has been given to the Representative, the Indemnified Party will have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. If an Indemnifying Party undertakes the defense of a Third Party Claim and if in the reasonable opinion of counsel to the Indemnified Party there may exist defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the Indemnified Party otherwise believes that its interests would be adversely affected by the Indemnifying Party assuming sole control of the defense of such Third Party Claim, the Indemnified Party shall be entitled to retain separate counsel to participate in the defense of such Third Party Claim at its sole expense.

(c)  No settlement of a Third Party Claim involving the asserted liability of the Indemnifying Party under this Section shall be made without the prior written consent by the respective Representative on behalf of such the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of law by or on behalf of the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such Third Party Claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof affected without its consent.

(d)  Each Party will provide the other Party with access to all records, documents and personnel of such Party to the extent reasonably related to any Third Party Claim.

8.4  LIMITATION OF LIABILITY.

(a)  No Indemnification Claim may be made by any Party unless the aggregate amount of Damages indemnified against hereunder exceeds $25,000 in the aggregate, after which the Party may make an Indemnification Claim for the entire amount of Damages (including the first $25,000).

(b)  In no event may the CytRx Representative on behalf of CytRx recover Damages under this Article VIII in excess of the Secondary Merger Consideration.

(c)  In no event may the GGC Shareholder Representative on behalf of GGC and the GGC Escrowees recover Damages under this Article VIII in excess of the number of shares of CytRx Common Stock comprising the Secondary Merger Consideration at the Effective Time.

8.5  PAYMENT OF INDEMNIFICATION CLAIMS.

(a)  All Damages recovered under this Article VIII shall be recovered in shares of CytRx Common Stock as set forth below. Although Indemnification Claims may be delivered at any time prior to the applicable Indemnification Expiration Date (subject to Section 8.4 above), no recovery of Damages shall be made by either party hereto until the first business day after the first anniversary date of the Effective Time (the “Recovery Date”). Upon the Recovery Date, or if any Indemnification Claim is still pending on the Recovery Date, on the first business day after final resolution of all pending Indemnification Claim(s), the parties shall add the aggregate amount of Damages recoverable by each party pursuant to Indemnification Claims properly made and resolved under this Article VIII (each a “Recoverable Amount”). The Party with the greater Recoverable Amount shall be entitled to recover an amount equal to the excess of such Party’s Recoverable Amount minus the other Party’s Recoverable Amount (the “Final Recoverable Amount”).

(b)  If CytRx has a greater Recoverable Amount on the Recovery Date, CytRx shall, in accordance with the Escrow Agreement, cancel a number of shares of CytRx Common Stock included in the Secondary Merger Consideration that when multiplied by the Average Closing Price equals the Final Recoverable Amount. For purposes of this Section 8.5(b), all fractional shares shall be rounded up to the nearest whole share. The remaining shares of CytRx Common Stock included in the Secondary Merger Consideration held in escrow, if any, shall be distributed to the GGC Escrowees in accordance with the Escrow Agreement.

(c)  If the GGC Escrowees have a greater Recoverable Amount on the Recovery Date, CytRx shall issue a number of additional shares of CytRx Common Stock to the GGC Escrowees equal to the quotient of (A) the Final Recoverable Amount, divided by (B) the Average Closing Price (as defined below) of the CytRx Common Stock (the “Additional Merger Consideration”). No fractional shares will be issued as Additional Merger Consideration. All such fractional shares shall be rounded up to the nearest whole share. Each GGC Escrowee will receive a percentage of the Additional Merger Consideration, which percentage shall be calculated by dividing (i) the number of shares of CytRx Common Stock included in the Initial Merger Consideration that were received by such GGC Escrowee by (ii) the total number of shares of CytRx Common Stock included in the Initial Merger Consideration that were received by all GGC Escrowees. No fractional shares will be issued to the GGC Escrowees. Each fractional share less than one-half of share shall be rounded down to the nearest whole share and each fractional share equal to or greater than one-half of a share shall be rounded up to the nearest whole share. In no event will the shares of CytRx Common Stock issued to the GGC Escrowees after such rounding exceed the number of shares calculated above as the Additional Merger Consideration. The “Average Closing Price” means the average of the daily last sale prices for the shares of the CytRx Common Stock on the Nasdaq National Market (as reported by Bloomberg’s Financial Service) for the twenty consecutive trading days ended on the trading day immediately prior to the date of this Agreement.

8.6  EXCLUSIVE REMEDY.    After the Effective Time, except for Claims relating to actual fraud and except for equitable remedies, the remedies provided in this Article VIII constitute the sole and exclusive remedies between the parties for Damages or any other Claims arising under this Agreement, including Claims based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty contained in this Agreement or based upon the failure to perform any covenant, agreement or undertaking contained in this Agreement.

8.7  REPRESENTATIVES.

(a)  CytRx and the CytRx Representative are entitled to rely upon all actions taken and documents provided by the GGC Shareholder Representative as the actions of GGC and the GGC Escrowees and neither CytRx nor the CytRx Representative shall have any liability or obligation to GGC or the GGC Escrowees other than as provided in this Article VIII.

(b)  GGC and the GGC Shareholder Representative are entitled to rely upon all actions taken and documents provided by the CytRx Representative as the actions of CytRx and neither GGC nor the GGC Shareholder Representative shall have any liability or obligation to CytRx other than as provided in this Article VIII.

8.8  DISPUTE RESOLUTION.    Except for Claims (i) relating to temporary, preliminary or emergency injunctive or other equitable relief pending resolution of an arbitration proceeding hereunder and (ii) enforcing the provisions of this Section 8.8 or an arbitration award, if the Parties are unable to resolve any disputes hereunder, such dispute shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings. The Parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section 8.8 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all Damages to be paid by the Party against whom enforcement is ordered.

ARTICLE IX
GENERAL PROVISIONS

9.1  NOTICES.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or overnight courier to the Persons at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to CytRx or Merger Sub, to:

CytRx Corporation
154 Technology Parkway
Suite 200
Norcross, Georgia 30092
Attention: Chief Executive Officer
Facsimile: (770) 368-0622

With a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Steven L. Pottle
Facsimile: (404) 881-7777

(b)  if to the CytRx Representative, to:

Jack J. Luchese
3915 River Hollow Run
Duluth, Georgia 30092

With a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Steven L. Pottle
Facsimile: (404) 881-7777

(c)  if to GGC, to:

GGC
11726 San Vicente Boulevard
Suite 650
Los Angeles, California 90049
Attention:
Facsimile: (310) 826-5529

With a copy to:

Wasserman, Comden, Casselman & Pearson LLP
11755 Wilshire Boulevard
Suite 1230
Los Angeles, California 90025
Attention: Jeffrey L. Davidson and/or Clifford Pearson
Facsimile: (310) 473-0158

(d)  if to the GGC Shareholder Representative, to:

Steven A. Kriegsman
c/o Kriegsman Capital Group LLC
11726 San Vicente Blvd., Suite 650
Los Angeles, California 90049
Facsimile: (310) 826-5529

With a copy to:

Wasserman, Comden, Casselman & Pearson LLP
11755 Wilshire Boulevard
Suite 1230
Los Angeles, California 90025
Attention: Jeffrey L. Davidson and/or Clifford Pearson
Facsimile: (310) 473-0158

9.2  CERTAIN DEFINITIONS.

(a)  FOR PURPOSES OF THIS AGREEMENT:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Blizzard” means Blizzard Genomics, Inc.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CytRx Common Stock” means the $0.001 par value common stock of CytRx.

“CytRx Entities” means, collectively, CytRx and all CytRx Subsidiaries.

“CytRx Rights” means the Equity Rights issued pursuant to the CytRx Rights Agreement.

“CytRx Rights Agreement” means that certain Shareholder Protection Rights Agreement, dated April 16, 1997, between CytRx and American Stock Transfer and Trust Company as Rights Agent.

“Damages” means all past, present and future demands, claims, suits, actions or causes of action, assessments, losses, damages, liabilities, fines, judgments, costs and expenses, including interest, penalties and reasonable attorneys’ and consultants’ fees, disbursements and expenses.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GGC or CytRx, as applicable.

“Designated GGC Shareholders” means the following holders of Shares, who in the aggregate own a majority of the voting interests of GGC: Steven A. Kriegsman, Corporate Consulting International Group, Michael R. Hayden, Clifford H. Pearson, Steve K. Wasserman, David B. Casselman, Leonard J. Comden, Leonard Ruiz, Jr., Elliott J. Cody and Wasserman, Comden, Casselman & Pearson LLP.

“DGCL” means the Delaware General Corporation Law.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response

Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a GGC Entity would be treated as a single employer under Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GGC Entities” means, collectively, GGC, all GGC Subsidiaries and Blizzard.

“GGC Escrowees” means the holders of Shares who surrender Certificates for Shares in the Merger and receive Merger Consideration, but shall not include any holder of Shares who exercised his/her appraisal rights under the CCC and received consideration for his/her Dissenting Shares in accordance with the CCC.

“GGC Shareholders Meeting” means the meeting of the holders of the Shares that has been called by GGC to vote on whether to approve the Merger.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Knowledge” as used with respect to any Party means the actual knowledge of such Party’s chairman, president, chief financial officer, treasurer or any senior, executive or other vice president or any other executive officer of such party. In addition, with respect to GGC, “Knowledge” shall also include the actual knowledge of Steven A. Kriegsman, Elliott J. Cody and Leonard Ruiz, Jr.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means:

(i)  with respect to CytRx, an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (1) the financial position, business, or results of operations of CytRx and its Subsidiaries, taken as a whole, or (2) the ability of CytRx to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” with respect to CytRx shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of CytRx (or any of its Subsidiaries) taken with the prior informed written Consent of GGC in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of CytRx, including expenses incurred by CytRx in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, licensees, investors or employees of CytRx to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of CytRx to meet the revenue or earnings predictions of equity analysts (as reflected in the First Call consensus estimate), or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, (G) changes in the market price or trading volume of CytRx Common Stock, or (H) delisting of CytRx Common Stock from the Nasdaq National Market; and

(ii)  with respect to GGC, an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (1) the financial position, business, or results of operations of GGC and its Subsidiaries, taken as a whole, or (2) the ability of GGC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” with respect to GGC shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) actions and omissions of GGC (or any of its Subsidiaries) taken with the prior informed written Consent of CytRx in contemplation of the transactions contemplated hereby, or (C) the direct effects of compliance with this Agreement on the operating performance of GGC, including expenses incurred by GGC in consummating the transactions contemplated by this Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Party” means either any of GGC, Merger Sub or CytRx, and “Parties” means GGC, Merger Sub and CytRx.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq National Market, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiary” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b)  Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP.

9.3  INTERPRETATION.    The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be deemed made in and shall be construed in accordance with the laws of the state of Delaware without giving effect to its provisions on the conflicts of Law.

9.4  COUNTERPARTS.    This Agreement may be executed in two or more counterparts, all of which shall be considered originals and together shall be one and the same agreement.

9.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and, except for the Confidentiality Agreement, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than (i) as provided in Section 5.5 hereto, (ii) with respect to Eligible CytRx Directors regarding Sections 5.12, 5.14, 9.12 and 9.13, (iii) with respect to the CytRx Representative regarding Sections 5.14 and Article VIII and (iv) with respect to the GGC Shareholder Representative regarding Sections 5.13 and Article VIII.

9.6  [INTENTIONALLY OMITTED]

9.7  SEVERABILITY.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8  PUBLICITY.    Except as otherwise required by any applicable law or rules or regulations promulgated thereunder, so long as this Agreement is in effect, neither GGC nor CytRx shall, or shall permit their respective Subsidiaries, Affiliates, employees, directors, officers or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.9  ASSIGNMENT.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.10  ADJUSTMENT.    All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event between the date of this Agreement and the Effective Time, to the extent appropriate.

9.11  FEES, EXPENSES AND OTHER PAYMENTS.    Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the Party which has incurred such costs and expenses.

9.12  AMENDMENTS.    To the extent permitted by Law and subject to the last sentence of this Section 9.12, this Agreement may be amended by a subsequent writing signed by each Party hereto upon the approval of each Party, whether before or after GGC Shareholder approval of the Merger or CytRx stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the GGC Shareholders, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by the GGC Shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of CytRx Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of GGC capital stock will be exchanged for shares of CytRx Common Stock shall not be amended after the CytRx Stockholders’ Meeting in a manner adverse to the holders of CytRx Common Stock without any requisite approval of the holders of the issued and outstanding shares of CytRx Common Stock entitled to vote thereon. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Notwithstanding any of the above, after the Effective Time, CytRx may not amend this Agreement (including this provision) or take any actions inconsistent with this Agreement, unless a majority of the Eligible CytRx Directors then serving on the CytRx board of directors approves in advance of such amendment or action.

9.13  EXTENSION; WAIVER.    At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective boards of directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. After the Effective Time, any such waiver or extension must be approved by a majority of the Eligible CytRx Directors then serving on the CytRx board of directors.

IN WITNESS WHEREOF, CytRx, Merger Sub and GGC have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CYTRX CORPORATION		GLOBAL GENOMICS CAPITAL, INC.

By:	/s/ Jack J. Luchese	By:	/s/ Steven A. Kriegsman
	Name: Jack J. Luchese Title: President and CEO		Name: Steven A. Kriegsman Title: Chairman

GGC MERGER CORPORATION

By:	/s/ Jack J. Luchese
Name: Jack J. Luchese Title: President and CEO

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

Dated as of May 22, 2002

AMONG

CYTRX CORPORATION,

GGC MERGER CORPORATION

AND

GLOBAL GENOMICS CAPITAL, INC.

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 22, 2002, by and among CytRx Corporation, a Delaware corporation (“CytRx”), GGC Merger Corporation, a California corporation and a wholly-owned subsidiary of CytRx (“Merger Sub”), and Global Genomics Capital, Inc., a California corporation (“GGC”).

A.  The parties hereto are parties to the Agreement and Plan of Merger dated as of February 11, 2002 (the “Merger Agreement”), pursuant to which CytRx will acquire GGC through the merger of Merger Sub with and into GGC (the “Merger”);

B.  The parties have agreed to amend certain terms of the Merger Agreement as set forth herein;

C.  Concurrently with the execution and delivery of this Amendment by the parties hereto, CytRx and Steven A. Kriegsman entered into an Amended and Restated Employment Agreement effective as of the Effective Time (the “Amended Employment Agreement”);

Capitalized terms used, but not defined, in this Amendment shall have the meaning ascribed to such terms in the Merger Agreement.

Now, therefore, upon the above premises and in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.  Except as expressly amended hereby, the terms and provisions of the Merger Agreement will continue in full force and effect. The representations and warranties contained in Article III of the Merger Agreement shall continue to be deemed to be made as of February 11, 2002 and shall not, by reason of this Amendment or otherwise, be deemed to have been made or remade at any later date.

2.  GGC hereby represents and warrants to CytRx and Merger Sub that:

(i)  GGC has all requisite corporate power and authority to enter into, deliver and perform this Amendment. The execution, delivery and performance of this Amendment have been duly and validly authorized by all necessary corporate action on the part of GGC. This Amendment has been duly executed and delivered by GGC and constitutes a valid and binding obligation of GGC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(ii)  Neither the execution and delivery of this Amendment by GGC, nor compliance by GGC with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of the certificate or articles of incorporation or bylaws of any GGC Entity or any resolution adopted by the board of directors or the shareholders of any GGC Entity, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GGC Entity under, any Contract or Permit of any GGC Entity, or (C) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any GGC Entity or any of their respective material Assets.

3.  CytRx and Merger Sub, jointly and severally, hereby represent and warrant to GGC that:

(i)  CytRx and Merger Sub have all requisite corporate power and authority to enter into, deliver and perform this Amendment . The execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate action on the part of CytRx or Merger Sub, as the case may be. This Amendment has been duly executed and delivered by CytRx and Merger Sub and constitutes a valid and binding obligation of CytRx or Merger Sub, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(ii)  Neither the execution and delivery of this Amendment by CytRx or Merger Sub, nor compliance by CytRx or Merger Sub with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of any CytRx Entity’s certificate or articles of incorporation or bylaws or any resolution adopted by the board of directors or the shareholders of any CytRx Entity, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CytRx Entity, any Contract or Permit of any CytRx, or (C) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CytRx Entity or any of their respective material Assets.

4.  Section 5.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“5.7  POST-EFFECTIVE TIME BOARD.    At the CytRx Stockholders’ Meeting and for a period of two (2) years thereafter, CytRx agrees to propose to its stockholders that the post-Effective Time Board consist of (i) four directors who have been members of CytRx’s board of directors at any time during the three year period ending on the date immediately preceding the Effective Time (collectively, “Eligible CytRx Directors”), who initially shall be Max Link, Herbert H. McDade, Jr., Raymond C. Carnahan, Jr. and Alexander L. Cappello and (ii) three directors from the pre-Effective Time GGC board (the “GGC Directors”), who initially shall be Steven A. Kriegsman, Joseph Rubinfeld, Ph.D. and Louis Ignarro, Ph.D. CytRx and GGC hereby agree that, for a period of two years after the Effective Time, at least four (4) members of the Board must be Eligible CytRx Directors.”

5.  The following section shall be added to the end of Article V:

“5.16  REPLACEMENT CEO.    CytRx and GGC hereby acknowledge and agree that, pursuant to the Employment Agreement, Steven A. Kriegsman shall be CytRx’s Chief Executive Officer immediately after the Effective Time of the Merger; provided, however, that after the Effective Time, CytRx and Steven A. Kriegsman will search for a replacement full-time Chief Executive Officer. The Board, in its sole discretion, shall appoint such replacement Chief Executive

Officer; provided, however, that if a majority of the GGC Directors have a reasonable objection to any proposed replacement Chief Executive Officer, those GGC Directors shall provide written notice to the other Board members stating their objection and the reasonable grounds for such objection and, if such objection is reasonable, the Board shall not appoint such proposed replacement as Chief Executive Officer. The rights granted under this Section 5.16 shall terminate automatically upon the earlier of: (1) one year after the Effective Time or (2) immediately after the GGC Directors exercise their rights under this Section 5.16 for the second time.”

6.  The Merger Agreement is hereby amended so that each reference to “Employment Agreement” in the Merger Agreement with respect to Steven A. Kriegsman shall mean the Restated Employment Agreement.

7.  Section 6.2 of the Merger Agreement is hereby amended by adding the following subsection to the end of Section 6.2:

“(k)  GGC NOTES.    The promissory notes made by GGC in favor of Jybe Group, Unidel Corp. and Bepariko Biocom, Inc. in the aggregate principal amount of $875,000 shall be (i) fully converted into shares of GGC common stock, (ii) paid in full (including all accrued but unpaid interest) or (iii) partially repaid with the remaining principal and accrued but unpaid interest converted into shares of GGC common stock.”

8.  Sections 1.2, 7.1(b), 7.1(c) and 7.1(e) of the Merger Agreement are hereby amended so that each reference to “July 31” in such Sections is deleted and replaced with “September 30.”

9.  This Amendment may be executed in two or more counterparts, each of which shall be considered originals and all of which together shall be one and the same agreement.

10.  Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.  This Amendment may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding any of the above, after the Effective Time, CytRx may not amend this Amendment (including this provision) or take any actions inconsistent with this Amendment, unless a majority of the Eligible CytRx Directors then serving on the CytRx board of directors approves in advance of such amendment or action.

IN WITNESS WHEREOF, CytRx, Merger Sub and GGC have caused this Amendment, to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CYTRX CORPORATION		GLOBAL GENOMICS CAPITAL, INC.

By:	/s/ Jack J. Luchese	By:	/s/ Steven A. Kriegsman
	Name: Jack J. Luchese Title: President and CEO		Name: Steven A. Kriegsman Title: Chairman

GGC MERGER CORPORATION

By:	/s/ Jack J. Luchese
Name: Jack J. Luchese Title:

ANNEX B

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF CYTRX CORPORATION

CytRx Corporation, a Delaware corporation (the “Company”), hereby certifies that:

1.    The following resolution has been adopted by the Company’s Board of Directors and has been approved by the holders of a majority of the Company’s outstanding common stock in accordance with the Delaware General Corporation Law for the purpose of amending the Company’s Restated Certificate of Incorporation:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting in its entirety the First Article and by replacing it with the following:

“FIRST: The name of the corporation (hereinafter called the “corporation”) is Global Therapeutics,  Inc.”

2.    The above amendment was duly adopted by the Company in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, CytRx Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this         day of                , 2002.

CytRx Corporation

By:

Name:

Title:

B-1

ANNEX C

CYTRX CORPORATION

2000 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1    General. The purpose of the CytRx Corporation 2000 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of CytRx Corporation (the “Company”), by linking the personal interests of its employees, officers, consultants and directors to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, consultants and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, consultants and directors.

ARTICLE 2

EFFECTIVE DATE

2.1    Effective Date. The Plan shall be effective as of the date upon which it shall be approved by the Board (the “Effective Date”). However, the Plan shall be submitted to the shareholders of the Company for approval within 12 months of the Board’s approval thereof. No Incentive Stock Options granted under the Plan may be exercised prior to approval of the Plan by the shareholders and if the shareholders fail to approve the Plan within 12 months of the Board’s approval thereof, any Incentive Stock Options previously granted hereunder shall be automatically converted to Non-Qualified Stock Options without any further act. In the discretion of the Committee, Awards may be made to Covered Employees which are intended to constitute qualified performance-based compensation under Code Section 162(m).

ARTICLE 3

DEFINITIONS

3.1    Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)    “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit Award, Dividend Equivalent Award, or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(b)    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Change in Control” means and includes each of the following:

(1)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on April 1, 2000 the beneficial owner of 25% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2)    Individuals who, as of April 1, 2000, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 1, 2000 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)    “Committee” means the committee of the Board described in Article 4.

(g)    “Company” means CytRx Corporation, a Delaware corporation.

(h)    “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(i)    “Disability” shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

(j)    “Dividend Equivalent” means a right granted to a Participant under Article 11.

(k)    “Effective Date” has the meaning assigned such term in Section 2.1.

(l)    “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(m)    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(n)    “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(o)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(p)    “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(q)    “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. For Incentive Stock Options, the term shall have the same meaning as set forth in Code Section 424(e).

(r)    “Participant” means a person who, as an employee, officer, consultant or director of the Company or any Subsidiary, has been granted an Award under the Plan.

(s)    “Performance Unit” means a right granted to a Participant under Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(t)    “Plan” means the CytRx Corporation 2000 Long-Term Incentive Plan, as amended from time to time.

(u)    “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(v)    “Retirement” means a Participant’s voluntary termination of employment with the Company, Parent or Subsidiary after attaining age 55.

(w)    “Stock” means the $0.001 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(x)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(y)    “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. For Incentive Stock Options, the term shall have the meaning set forth in Code Section 424(f).

(z)    “1933 Act” means the Securities Act of 1933, as amended from time to time.

(z)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4

ADMINISTRATION

4.1    Committee. The Plan shall be administered by the Compensation Committee of the Board or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of two or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m) and the regulations thereunder) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Code Section 162(m) and such relief is sought by the Company, Code Section 162(m), respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2    Action by the Committee. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Parent or Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3    Authority of Committee. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)    Designate Participants;

(b)    Determine the type or types of Awards to be granted to each Participant;

(c)    Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)    Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(f)    Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g)    Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h)    Decide all other matters that must be determined in connection with an Award;

(i)    Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)    Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)    Amend the Plan or any Award Agreement as provided herein; and

(l)    Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Parent or Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Not withstanding the above, the Board or the Committee may expressly delegate to a special committee consisting of one or more directors who are also officers of the Company some or all of the Committee’s authority under subsections (a) through (g) above with respect to those eligible Participants who, at the time of grant are not, and are not anticipated to be become, either (i) Covered Employees or (ii) persons subject to Section 16 of the 1934 Act.

4.4.    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1.    Number of Shares. Subject to adjustment as provided in Section 14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be 1,000,000, of which not more than 10% may be granted as Awards of Restricted Stock or unrestricted Stock Awards.

5.2.    Lapsed Awards. To the extent that an Award is canceled, terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

5.3.    Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4.    Limitation on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 14.1), the maximum number of shares of Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 200,000; provided, however, that in connection with his or her initial employment with the Company, a Participant may be granted Options or SARs with respect to up to an additional 200,000 shares of Stock, which shall not count against the foregoing annual limit. The maximum fair market value (measured as of the date of grant) of any Awards other than Options and SARs that may be received by any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $500,000.

ARTICLE 6

ELIGIBILITY

6.1.    General. Awards may be granted only to individuals who are employees, officers, consultants or directors of the Company or a Parent or Subsidiary.

ARTICLE 7

STOCK OPTIONS

7.1.    General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)    Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee, provided that the exercise price for any Option shall not be less than the Fair Market Value as of the date of the grant.

(b)    Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exerciseable at an earlier date.

(c)    Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including

“cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants; provided, however, that if shares of Stock are used to pay the exercise price of an Option, such shares shall have been held by the Participant for at least six months.

(d)    Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

(e)    Exercise. In no event may any Option be exercisable for more than ten years from the date of its grant.

7.2.    Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a)    Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

(b)    Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)    Lapse of Option. An Incentive Stock Option shall lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if Option is exercised after the dates specified in paragraphs (3), (4) and (5) below, it will automatically become a Non-Qualified Stock Option:

(1)    The Incentive Stock Option shall lapse as of the option expiration date set forth in the Award Agreement.

(2)    The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

(3)    If the Participant terminates employment for any reason other than as provided in paragraph (4) or (5) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant’s termination of employment; provided, however, that if the Participant’s employment is terminated by the Company for cause (as determined by the Company), the Incentive Stock Option shall (to the extent not previously exercised) lapse immediately.

(4)    If the Participant terminates employment by reason of his Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant’s termination of employment.

(5)    If the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses, the Option shall lapse one year after the Participant’s death. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 13.5.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 13, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Participant’s termination of employment.

(d)    Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(e)    Ten Percent Owners. No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five years after the date of grant.

(f)    Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date.

(g)    Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(h)    Directors. The Committee may not grant an Incentive Stock Option to a non-employee director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Company or Parent or Subsidiary but only in that individual’s position as an employee and not as a director.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1.    Grant of Stock Appreciaion Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)    Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)    The Fair Market Value of one share of Stock on the date of exercise; over

(2)    The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the date of grant.

(b)    Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

ARTICLE 9

PERFORMANCE UNITS

9.1.    Grant of Performance Units. The Committee is authorized to grant Performance Units to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Units granted to each Participant, subject to Section 5.4. All Awards of Performance Units shall be evidenced by an Award Agreement.

9.2.    Right to Payment. A grant of Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Units are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Units that will be paid to the Participant.

9.3.    Other Terms. Performance Units may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

ARTICLE 10

RESTRICTED STOCK AWARDS

10.1.    Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

10.2.    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3.    Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

10.4.    Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11

DIVIDEND EQUIVALENTS

11.1    Grant of Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested.

ARTICLE 12

OTHER STOCK-BASED AWARDS

12.1.    Grant of Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

13.1.    Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

13.2.    Term of Award. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant (or, if Section 7.2(e) applies, five years from the date of its grant).

13.3.    Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Parent or Subsidiary on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

13.4.    Limits on Transfer. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Parent or Subsidiary. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable Awards.

13.5.    Beneficiaries. Notwithstanding Section 13.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

13.6.    Stock Certificates. All Stock issued under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.7.    Acceleration Upon Death or Disability. Notwithstanding any other provision in the Plan or any Participant’s Award Agreement to the contrary, upon the Participant’s death or Disability during his employment or service as a director, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

13.8.    Acceleration Upon a Change in Control. Except as otherwise provided in the Award Agreement, upon the occurrence of a Change in Control, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse; provided, however that such acceleration will not occur if, in the opinion of the Company’s accountants, such acceleration would preclude the use of “pooling of interest” accounting treatment for a Change in Control transaction that (a) would otherwise qualify for such accounting treatment, and (b) is contingent upon qualifying for such accounting treatment. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

13.9.    Acceleration Upon Certain Events Not Constituting a Change in Control. In the event of the occurrence of any circumstance, transaction or event not constituting a Change in Control (as defined in Section 3.1) but which the Board of Directors deems to be, or to be reasonably likely to lead to, an effective change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act, the Committee may in its sole discretion declare all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised to be fully exercisable, and/or all restrictions on all outstanding Awards to have lapsed, in each case, as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such transaction or event. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

13.10.    Acceleration For Any Other Reason. Regardless of whether an event has occurred as described in Section 13.8 or 13.9 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.10.

13.11.    Effect of Acceleration. If an Award is accelerated under Section 13.8 or 13.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

13.12.    Performance Goals. The Committee may (but need not) determine that any Award granted pursuant to this Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely on the basis of

(a) the achievement by the Company or a Parent or Subsidiary of a specified target return, or target growth in return, on equity or assets, (b) the Company’s, Parent’s or Subsidiary’s stock price, (c) the achievement by an individual or a business unit of the Company, Parent or Subsidiary of a specified target, or target growth in, revenues, net income or earnings per share, (d) the achievement of objectively determinable goals with respect to (i) product development milestones, (ii) corporate financings, (iii) merger and acquisition activities, (iv) licensing transactions, (v) development of strategic partnerships or alliances, or (vi) acquisition or development of new technologies, or (e) any combination of the goals set forth in (a) through (d) above. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m) or the regulations thereunder) and the Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

13.13.    Termination of Employment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Company, or transfers from one Parent or Subsidiary to another Parent or Subsidiary.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1.    General. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Stock, the authorization limits under Section 5.1 and 5.4 shall be increased proportionately, and the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1.    Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

15.2.    Awards Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that, subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 16

GENERAL PROVISIONS

16.1.    No Rights to Awards. No Participant or employee, officer, consultant or director shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees, officers, consultants or directors uniformly.

16.2.    No Shareholder Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

16.3.    Withholding. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

16.4.    No Right to Employment or Other Status. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or status as a consultant or director at any time, nor confer upon any Participant any right to continue as an employee, officer, consultant or director of the Company or any Parent or Subsidiary.

l6.5.    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

16.6.    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

16.7.    Expenses. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

16.8.    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.9.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.10.    Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

16.11.    Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock issued in connection with the Plan. The shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.12.    Governing Law. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Georgia.

16.13.    Additional Provisions. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

The foregoing is hereby acknowledged as being the CytRx Corporation 2000 Long-Term Incentive Plan as adopted by the Board of Directors of the Company on August 24, 2000.

CYTRX CORPORATION

By:	/S/ MARK W. REYNOLDS

Its:	Vice President, Finance

Amendment No. 1 to the
CytRx Corporation 2000 Long-Term Incentive Plan

This Amendment No. 1 (“Amendment”) to the CytRx Corporation 2000 Long-Term Incentive Plan (the “Plan”) is made and executed this 8th day of February, 2002, to be subject to, and effective as of the date of, stockholder approval of this Amendment.

WHEREAS, the Board of Directors of CytRx Corpration (the “Company”) has determined that it would be desirable and in the best interests of the Company and its stockholders to amend the Plan to increase by 2,000,000 the number of shares available for issuance thereunder, which amendment requires stockholder approval; and

NOW, THEREFORE, in accordance with Section 15.1 of the Plan, the Plan is hereby amended as follows:

1. Authorized Shares. The number “1,000,000” in the first sentence of Section 5.1 of the Plan is hereby deleted and replaced with the number “3,000,000.”

2. Effect of Amendment. As modified hereby, the provisions of the Plan shall remain in full force and effect, and the Plan may be restated, as amended hereby, in its entirety.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

CYTRX CORPORATION

By:	/S/ MARK W. REYNOLDS

Name: Mark W. Reynolds
Title: Vice President, Finance

Amendment No. 2 to the
CytRx Corporation 2000 Long-Term Incentive Plan

This Amendment No. 2 (“Amendment”) to the CytRx Corporation 2000 Long-Term Incentive Plan (the “Plan”) is made, executed and effective as of this 1st day of March, 2002.

WHEREAS, CytRx Corporation (the “Company”), GGC Merger Corporation (“Merger Sub”) and Global Genomics Capital, Inc. (“GGC”) are parties to an Agreement and Plan of Merger dated as of February 11, 2002 (the “Merger Agreement”), under which Merger Sub will merge with and into GGC (the “Merger”);

WHEREAS, the signing of the Merger Agreement and the consummation of the Merger will trigger certain cash payments (the “Cash Payments”) from the Company to its executive officers under employment and other agreements between each executive officer of the Company and the Company;

WHEREAS, the Board of Directors of the Company previously determined that it is in the best interests of the Company for the Company to offer to grant stock awards to the executive officers under the Plan (the “Stock Awards”) in lieu of paying, partially or in full, the Cash Payments;

WHEREAS, the Plan contained certain limitations that would prohibit the Company from granting the Stock Awards; and

WHEREAS, the Compensation Committee of the Company has determined that it would be desirable and in the best interests of the Company and its stockholders to amend the Plan to remove or increase such limitations to effectuate the granting of the Stock Awards.

NOW, THEREFORE, in accordance with Section 15.1 of the Plan, the Plan is hereby amended as follows:

1. The text of Section 5.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in Section 14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be 3,000,000.”

2. The text of Section 5.4 of the Plan is amended by deleting each reference to “200,000” and replacing it with “500,000” and by deleting “$500,000” and replacing it with “1,000,000”.

3. As modified hereby, the provisions of the Plan shall remain in full force and effect, and the Plan may be restated, as amended hereby, in its entirety.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

CYTRX CORPORATION

By:	/S/ MARK W. REYNOLDS

	Name:	Mark W. Reynolds

	Title:	Vice President, Finance

PROXY

CYTRX CORPORATION
154 Technology Parkway
Suite 200
Norcross, Georgia 30092
Annual Meeting of Stockholders

The undersigned stockholder of CytRx Corporation, hereby constitutes and appoints Jack J. Luchese and Mark W. Reynolds or either one of them, each with full power of substitution, to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Riviera Country Club, 1250 Capri Drive, Pacific Palisades, California, on July 16, 2002, at 9:00 a.m., local time, or at any postponements or adjournments thereof, upon the proposals described in the notice of annual meeting of stockholders and proxy statement, both dated June 13, 2002, the receipt of which is acknowledged, in the manner specified below.

1.	Approval of Issuance of Shares in the Merger. On the proposal to approve the issuance of the shares of CytRx common stock in the merger:

For ☐	Against ☐	Abstain ☐

2.
Approval of Amendment to Certificate of Incorporation. On the proposal to approve the amendment to CytRx’s certificate of incorporation to change its name to “Global Therapeutics, Inc.”, if the merger closes:

For ☐	Against ☐	Abstain ☐

3.
Election of Directors. On the proposal to elect the following two nominees for Class II directors to serve until the 2005 annual meeting of stockholders of CytRx and until their successors are elected and qualified:

Raymond C. Carnahan, Jr.	Herbert H. McDade, Jr.

For ☐	Withhold Authority ☐	For ☐	Withhold Authority ☐

4.	Approval of the Amendments to the CytRx Corporation 2000 Long-Term Incentive Plan. On the proposal to approve the amendments to the CytRx Corporation 2000 Long-Term Incentive Plan:

For ☐	Against ☐	Abstain ☐

5.	Selection of Auditors. On the proposal to ratify the selection of Ernst & Young LLP as CytRx’s outside auditors for the fiscal year ending December 31, 2002:

For ☐	Against ☐	Abstain ☐

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 through 5 and with discretionary authority on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof and of which CytRx did not have notice on or before May 31, 2002.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shares Held:                    ________

____________________________                                          _____________________________
Signature of Stockholder                                                          Signature of Stockholder (if held jointly)

Dated:________________ , 2002                                            Dated: _______________, 2002

THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION’S BOARD OF DIRECTORS
AND MAY BE REVOKED BY THE STOCKHOLDER AT ANY TIME PRIOR TO ITS EXERCISE.